As filed with the Securities and Exchange Commission on November 9, 2010
Registration No. 333-170151
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-effective Amendment No. 1 to the
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Old National Bancorp
(Exact name of registrant as specified in its charter)

Indiana	6021	35-1539838
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

ONE MAIN STREET, EVANSVILLE, INDIANA 47708, (812) 464-1294
(Address, including zip code and telephone number, including area code, of principal executive offices)

Jeffrey L. Knight, Esq.
Executive Vice President,
Corporate Secretary and Chief Legal Counsel
Old National Bancorp
One Main Street
Evansville, Indiana 47708
(812) 464-1294
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Timothy M. Harden, Esq. Michael J. Messaglia, Esq. Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 (317) 636-4341	Claudia V. Swhier, Esq. Barnes & Thornburg, LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 231-7231

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of Monroe Bancorp with and into Registrant pursuant to the Agreement and Plan of Merger described in the proxy statement/prospectus included in Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee(3)
Common Stock, no par value	8,277,655	$11.475	$74,498,890	$5,311.77

(1)	This registration statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the merger based upon applying an exchange ratio of 1.275 to the number of shares of Monroe Bancorp common stock outstanding or reserved for issuance upon the exercise of outstanding stock options.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f), based on the average of the high and low prices of a share of Monroe Bancorp’s common stock on October 20, 2010, multiplied by 6,492,278 shares of common stock of Monroe that may be received by the Registrant and/or cancelled upon consummation of the merger.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS
DATED NOVEMBER 10, 2010

PROXY STATEMENT FOR THE SPECIAL MEETING OF
MONROE BANCORP SHAREHOLDERS

and

PROSPECTUS OF
OLD NATIONAL BANCORP

The Boards of Directors of Monroe Bancorp (“Monroe”) and Old National Bancorp (“Old National”) have approved an agreement to merge (the “Merger”) Monroe with and into Old National (the “Merger Agreement”). If the Merger is approved by the shareholders of Monroe and all other closing conditions are satisfied, each shareholder of Monroe shall receive 1.275 shares of Old National common stock for each share of Monroe common stock owned before the Merger, subject to certain adjustments as described in the Merger Agreement. Each Monroe shareholder will also receive cash in lieu of any fractional shares of Old National common stock that such shareholder would otherwise receive in the Merger, based on the market value of Old National common stock determined shortly before the closing of the Merger. The board of directors of Monroe believes that the Merger is in the best interests of Monroe and its shareholders.

This document is a proxy statement that Monroe is using to solicit proxies for use at its special meeting of shareholders to be held on December 16, 2010, to vote on the Merger. It is also a prospectus relating to Old National’s issuance of up to 8,277,655 shares of Old National common stock in connection with the Merger.

Old National common stock is traded on the New York Stock Exchange under the trading symbol “ONB.” On October 5, 2010, the date of execution of the Merger Agreement, the closing price of a share of Old National common stock was $10.47. On November 5, 2010, the closing price of a share of Old National common stock was $10.33.

Monroe common stock is traded on the NASDAQ Global Market under the trading symbol “MROE.” On October 5, 2010, the date of execution of the Merger Agreement, the closing price of a share of Monroe common stock was $5.38. On November 5, 2010, the closing price of a share of Monroe common stock was $11.73.

For a discussion of certain risk factors relating to the Merger Agreement, see the section captioned “Risk Factors” beginning on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated November 10, 2010, and it is first being mailed to Monroe shareholders on or about November 15, 2010.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about Old National from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

Old National Bancorp
One Main Street
P.O. Box 718
Evansville, Indiana 47705
Attn: Jeffrey L. Knight, Executive Vice President,
Corporate Secretary and Chief Legal Counsel
(812) 464-1294

In order to ensure timely delivery of these documents, you should make your request by December 9, 2010, to receive them before the special meeting.

You can also obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

MONROE BANCORP
210 East Kirkwood Avenue
Bloomington, Indiana 47408
(812) 336-0201

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 16, 2010

To the Shareholders of Monroe Bancorp:

We will hold a special meeting of the shareholders of Monroe Bancorp (“Monroe”) on Thursday, December 16, 2010, at 10:00 a.m., Eastern Standard Time, at the Bloomington/Monroe County Convention Center, 302 South College Avenue, Bloomington, Indiana, to consider and vote upon:

1. Merger Proposal.  To approve the Agreement and Plan of Merger dated October 5, 2010 (the “Merger Agreement”), by and between Old National Bancorp (“Old National”) and Monroe, pursuant to which Monroe will merge with and into Old National (the “Merger”). As a result of the Merger, Monroe Bank will become a wholly-owned subsidiary of Old National. In connection with the Merger, you will receive in exchange for each of your shares of Monroe common stock:

•	1.275 shares of Old National common stock (the “Exchange Ratio”), subject to adjustment as provided in the Merger Agreement; and

•	in lieu of any fractional share of Old National common stock, an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Old National common stock as quoted on the NYSE during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger.

2. Adjournment Proposal.  To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger.

3. Other Matters.  To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 13 of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the Merger Agreement and the Merger.

The board of directors of Monroe recommends that Monroe shareholders vote “FOR” adoption of the Merger Agreement and “FOR” adjournment of the special meeting, if necessary.

The board of directors of Monroe fixed the close of business on November 3, 2010, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

YOUR VOTE IS VERY IMPORTANT.  The Merger Agreement must be adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of Monroe common stock in order for the proposed Merger to be consummated. If you do not vote your proxy or do not vote in person at the special meeting, the effect will be a vote against the proposed Merger. Whether or not you expect to attend the special meeting in person, Monroe urges you to submit your proxy as promptly as possible (1) by accessing the internet website specified on your enclosed proxy card, (2) by calling the telephone number specified on your enclosed proxy card or (3) by completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

By Order of the Board of Directors

R. Scott Walters
Corporate Secretary
Bloomington, Indiana

November 10, 2010

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I voting on?

A:	Old National is proposing to acquire Monroe. You are being asked to vote to approve and adopt the Merger Agreement. In the Merger, Monroe will merge into Old National. Old National would be the surviving entity in the Merger, and Monroe would no longer be a separate company.

Q:	What will I receive in the Merger?

A:	If the Merger is completed, each share of Monroe common stock will be converted into the right to receive 1.275 shares of Old National common stock (the “Exchange Ratio”), subject to adjustment as provided below (as adjusted, the “Merger Consideration”). The Exchange Ratio is subject to adjustment as follows:

•	if the average closing price of a share of Old National common stock (computed in accordance with the terms of the Merger Agreement) exceeds $10.98 per share, then the Exchange Ratio will be decreased such that each share of Monroe common stock is converted into $14.00 of Old National common stock;

•	if, as of end of the month prior to the effective time, the Monroe shareholders’ equity (computed in accordance with the terms of the Merger Agreement) is less than $55.64 million, the Exchange Ratio will be decreased as provided in the Merger Agreement;

•	if, as of the tenth day prior to the effective time, the aggregate amount of Monroe delinquent loans (computed in accordance with the terms of the Merger Agreement) is $59.72 million or greater, the Exchange Ratio will be decreased as provided in the Merger Agreement; and

•	if the average closing price of a share of Old National common stock (computed in accordance with the terms of the Merger Agreement) decreases by more than 20% in relation to a prescribed bank index, Monroe will have the right to terminate the Merger Agreement unless Old National elects to increase the Exchange Ratio.

In lieu of any fractional shares of Old National common stock, Old National will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Old National common stock as quoted on the NYSE during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger.

If the Merger closed as of October 31, 2010, no adjustments to the Merger Consideration would be required as a result of the shareholders’ equity or delinquent loan provisions, or the price of Old National common stock.

Q:	What risks should I consider before I vote on the Merger Agreement?

A:	You should review “Risk Factors” beginning on page 13.

Q:	Will Old National shareholders receive any shares or cash as a result of the Merger?

A:	No. Old National shareholders will continue to own the same number of Old National shares they owned before the effective time of the Merger.

Q:	When is the Merger expected to be completed?

A:	We are working to complete the Merger as quickly as possible. We first must obtain the necessary regulatory approvals and the approval of the Monroe shareholders at the special meeting being held for its shareholders to vote on the Merger. We currently expect to complete the Merger on January 1, 2011, or early in the first quarter of 2011.

Q:	What are the tax consequences of the Merger to me?

A:	We have structured the Merger so that Old National, Monroe, and their respective shareholders will not recognize any gain or loss for federal income tax purposes on the exchange of Monroe shares for Old National shares in the Merger. Taxable income will result, however, to the extent a Monroe shareholder receives cash in lieu of fractional shares of Old National common stock and the cash received exceeds the shareholder’s adjusted basis in the surrendered stock. At the closing, Monroe is to receive an opinion confirming these tax consequences. See “Material Federal Income Tax Consequences” beginning on page 83.

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:	What happens if I do not vote?

A:	Because the required vote of Monroe shareholders is based upon the number of outstanding shares of Monroe common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and “broker non-votes” will have the same practical effect as a vote AGAINST approval and adoption of the Merger Agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the Merger Agreement.

Q:	Will I have dissenters’ rights?

A:	No. Because Monroe’s common stock is traded on a national exchange, shareholders are not entitled to dissenters’ rights under the Indiana Business Corporation Law.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, you are requested to vote by mail, by telephone, through the internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote your Monroe shares at the special meeting as you direct. If you sign and send a proxy card and do not indicate how you wish to vote, the proxy will be voted FOR both of the special meeting proposals.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes. Your broker will vote your shares on the Merger Agreement, but only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the Merger Agreement, your broker will not be able to vote your shares, and this will have the effect of voting against the Merger Agreement.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can file a written notice of revocation with the Corporate Secretary no later than the beginning of the special meeting. Second, you can submit a new proxy card or vote again by telephone or internet (any earlier proxies will be revoked automatically). Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	Should I send in my stock certificates now?

A:	No. As soon as practicable after the completion of the Merger, you will receive a letter of transmittal describing how you may exchange your shares for the Merger Consideration. At that time, you must send your completed letter of transmittal to Old National in order to receive the Merger Consideration. You should not send your share certificate until you receive the letter of transmittal.

Q:	Can I elect the form of payment that I prefer in the Merger?

A:	No. Only shares of Old National common stock (along with cash in lieu of fractional shares) are to be issued in the Merger. The number of shares of Old National common stock to be issued in the Merger has been determined, subject to adjustments set forth herein.

Q:	Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A:	If you have more questions about the Merger Agreement or the Merger, you should contact:

Old National Bancorp One Main Street Evansville, Indiana 47708 (812) 464-1294 Attn: Jeffrey L. Knight

You may also contact:

Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, Indiana 47408
(812) 331-3455
Attn: Mark D. Bradford

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information” on page 96.

The Companies (page 20)

Old National Bancorp
One Main Street
Evansville, Indiana 47708
(812) 464-1294

Old National Bancorp is a bank holding company, incorporated under Indiana law and headquartered in Evansville, Indiana. Old National, which celebrated its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $7.5 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. Old National’s common stock is traded on the New York Stock Exchange under the symbol “ONB”.

Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, Indiana 47408
(812) 336-0201

Monroe Bancorp, headquartered in Bloomington, Indiana, is an Indiana bank holding company with Monroe Bank as its wholly owned subsidiary. Monroe Bank was established in Bloomington in 1892, and offers a full range of financial, trust and investment services through its locations in central and south central Indiana. Monroe’s common stock is traded on the NASDAQ Global Market under the symbol “MROE”.

Special Meeting of Shareholders; Required Vote (page 18)

The special meeting of Monroe shareholders is scheduled to be held at the Bloomington/Monroe County Convention Center, 302 South College Avenue, Bloomington, Indiana, at 10:00 a.m., local time, on Thursday, December 16, 2010. At the Monroe special meeting, you will be asked to vote to approve the Merger Agreement and the Merger of Monroe into Old National contemplated by that agreement. Only Monroe shareholders of record as of the close of business on November 3, 2010, are entitled to notice of, and to vote at, the Monroe special meeting and any adjournments or postponements of the Monroe special meeting.

As of the record date, there were 6,229,778 shares of Monroe common stock outstanding. The directors and officers of Monroe (and their affiliates), as a group, owned with power to vote 706,467 shares of Monroe common stock, representing approximately 11.3% of the outstanding shares of Monroe common stock as of the record date.

Adoption of the Merger Agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of Monroe common stock. Approval of the proposal to adjourn the special meeting to allow extra time to solicit proxies requires more votes cast in favor of the proposal than are cast against it. No approval by Old National shareholders is required.

The Merger and the Merger Agreement (pages 21 and 33)

Old National’s acquisition of Monroe is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, Monroe will be merged with and into Old National, with Old National surviving. Simultaneous with the Merger or, if required regulatory approval has not been received as of the date of closing of the Merger, as soon thereafter as possible, Monroe Bank will be merged with and into Old National Bank, a wholly-owned subsidiary of Old National, with Old National Bank surviving. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

What Monroe Shareholders Will Receive in the Merger (page 33)

If the Merger is completed, each share of Monroe common stock will be converted into the right to receive 1.275 shares of Old National common stock, subject to the following adjustments (as adjusted, the “Merger Consideration”):

•	if the average closing price of a share of Old National common stock (computed in accordance with the terms of the Merger Agreement) exceeds $10.98 per share, then the Exchange Ratio will be decreased such that each share of Monroe common stock is converted into $14.00 of Old National common stock;

•	if, as of end of the month prior to the effective time, the Monroe shareholders’ equity (computed in accordance with the terms of the Merger Agreement) is less than $55.64 million, the Exchange Ratio will be decreased;

•	if, as of the tenth day prior to the effective time, the aggregate amount of Monroe delinquent loans (computed in accordance with the terms of the Merger Agreement) is $59.72 million or greater, the Exchange Ratio will be decreased; and

•	if the average closing price of a share of Old National common stock (computed in accordance with the terms of the Merger Agreement) decreases, Monroe may have the right to terminate the Merger Agreement unless Old National elects to increase the Exchange Ratio.

In lieu of any fractional shares of Old National common stock, Old National will distribute an amount in cash equal to such fraction multiplied by the average per share closing price of a share of Old National common stock as quoted on the NYSE during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger.

If the Merger closed as of October 31, 2010, no adjustments to the Merger Consideration would be required as a result of the shareholders’ equity or delinquent loan provisions, or the price of Old National common stock.

Treatment of Options to Acquire Shares of Monroe Common Stock (page 35)

The Merger Agreement provides that each option to acquire shares of Monroe common stock outstanding as of the effective date of the Merger will be converted into options to acquire shares of Old National common stock.

Recommendation of Monroe Board of Directors (pages 19 and 25)

The Monroe board of directors approved the Merger Agreement and the proposed Merger. The Monroe board believes that the Merger Agreement, including the Merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, Monroe and its shareholders, and therefore recommends that Monroe shareholders vote “FOR” the proposal to adopt the Merger Agreement. In reaching its decision, the Monroe board of directors considered a number of factors, which are described in the section captioned “Proposal 1 — The Merger — Monroe’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 25. Because of the wide variety of factors considered, the Monroe board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

The Monroe Board also recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger.

No Dissenters’ Rights (page 50)

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided in the Indiana Business Corporation Law. Because shares of Monroe common stock are sold on a national exchange, holders of Monroe common stock will not have dissenters’ rights in connection with the Merger.

Voting Agreements (page 50)

As of the record date, the directors of Monroe beneficially owned approximately 9.5% of the outstanding shares of Monroe common stock, excluding shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, the directors of Monroe each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the Merger.

Opinion of Monroe’s Financial Advisor (page 27)

In connection with the Merger, the Monroe board of directors received an oral and a written opinion, dated October 5, 2010, from Monroe’s financial advisor, Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the consideration to be paid to holders of Monroe common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders. The full text of Howe Barnes’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Howe Barnes in rendering its opinion, is attached to this document as Annex B. We encourage you to read the entire opinion carefully. The opinion of Howe Barnes is directed to the Monroe board of directors and does not constitute a recommendation to any Monroe shareholder as to how to vote at the Monroe special meeting or any other matter relating to the proposed Merger.

Reasons for the Merger (page 25)

The Monroe board of directors determined that the Merger Agreement and the Merger Consideration were in the best interests of Monroe and its shareholders and recommends that Monroe shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

In its deliberations and in making its determination, the Monroe board of directors considered many factors including, but not limited to, the following:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both Old National and Monroe;

•	the increased regulatory burdens on financial institutions, the effects of the expected continued operation of Monroe Bank under the regulatory restrictions imposed by its memorandum of understanding, and the uncertainties in the regulatory climate going forward;

•	challenges created by the restrictions on dividend declarations in the memorandum of understanding of Monroe Bank in light of the debt obligations of Monroe at the holding company level;

•	the limited capital raising alternatives available to Monroe, especially because its shares were trading below book value and any likely equity raise would be very dilutive to Monroe’s shareholders;

•	Old National’s access to capital and managerial resources relative to that of Monroe;

•	the board’s desire to provide Monroe shareholders with the prospects for greater future appreciation on their investments in Monroe common stock than the amount the board of directors believes Monroe could achieve independently;

•	the financial and other terms and conditions of the Merger Agreement, including the fact that the exchange ratio (assuming no adjustments) represents a premium of approximately 149% to Monroe’s tangible book value as of the date of the Merger Agreement; and

•	the financial analyses prepared by Howe Barnes, Monroe’s financial advisor, and the opinion dated as of October 5, 2010, delivered to the Monroe board by Howe Barnes, to the effect that the Merger Consideration is fair, from a financial point of view, to Monroe’s shareholders.

Old National’s board of directors concluded that the Merger Agreement is in the best interests of Old National and its shareholders. In deciding to approve the Merger Agreement, Old National’s board of directors considered a number of factors, including, but not limited to, the following:

•	Monroe’s community banking orientation and its compatibility with Old National and its subsidiaries;

•	a review of the demographic, economic, and financial characteristics of the markets in which Monroe operates, including existing and potential competition and the history of the market areas with respect to financial institutions;

•	management’s review of regulatory restrictions affecting Monroe and Monroe Bank and management’s assessment of the conditions giving rise to such restrictions; and

•	management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of Monroe and Monroe Bank.

Regulatory Approvals (page 49)

Under the terms of the Merger Agreement, the Merger cannot be completed until Old National receives necessary regulatory approvals. The Merger of Old National and Monroe requires the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Indiana Department of Financial Institutions. The merger of Old National Bank and Monroe Bank requires the approval of the Office of the Comptroller of the Currency. Old National has filed applications with each regulatory authority to obtain the appropriate approvals. Although Old National does not know of any reason why it would not obtain regulatory approvals in a timely manner, Old National cannot be certain when such approvals will be obtained or if they will be obtained.

New Old National Shares Will be Eligible for Trading (page 50)

The shares of Old National common stock to be issued in the Merger will be eligible for trading on the New York Stock Exchange.

Conditions to the Merger (page 44)

The obligation of Old National and Monroe to consummate the Merger is subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

•	approval of the Merger Agreement at the special meeting by a majority of the issued and outstanding shares of Monroe common stock;

•	approval of the transaction by the appropriate regulatory authorities;

•	the representations and warranties made by the parties in the Merger Agreement must be true and correct in all material respects as of the effective date of the Merger or as otherwise required in the Merger Agreement unless the inaccuracies do not or will not result in a Material Adverse Effect (as defined below in “The Merger Agreement— Conditions to the Merger”);

•	the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time of the Merger;

•	the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

•	the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the Old National shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

•	Old National and Monroe must have received an opinion from Krieg DeVault LLP, counsel to Old National, dated as of the effective date, to the effect that the Merger constitutes a tax-free “reorganization” for purposes of Section 368 and related sections of the Internal Revenue Code, as amended;

•	Old National must have received a letter of tax advice, in a form satisfactory to Old National, from Monroe’s independent certified public accounting firm to the effect that any amounts that are paid by Monroe or Monroe Bank before the effective time of the Merger, or required under Monroe’s employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to Monroe, Monroe Bank or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

•	the shares of Old National common stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange;

•	there shall be no legal proceedings initiated or threatened seeking to prevent completion of the Merger;

•	Monroe shall not have delinquent loans (computed in accordance with the Merger Agreement) in excess of $76.72 million; and

•	Monroe’s consolidated shareholders’ equity (computed in accordance with the Merger Agreement) shall not be less than $50.64 million.

We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination (page 47)

Old National or Monroe may mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if the Monroe shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the Merger is not consummated by April 30, 2011, if the required regulatory approvals are not received or if the Monroe shareholders do not approve the Merger Agreement at the Monroe special meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the agreement by the other party that would cause the failure of conditions to the terminating party’s obligation to close, unless the breach is capable of being cured and is cured within thirty (30) days of notice of the breach. Monroe also has the right to terminate the Merger Agreement if it receives a proposal which its board of directors determines is superior to the Merger with Old National.

Additionally, Monroe has the right to terminate the Merger Agreement if Old National’s average common stock closing price during the ten trading days preceding the date on which all regulatory approvals approving the Merger are received is below $8.38 per share, and the decrease in stock price is more than 20% greater than decrease in the Nasdaq Bank Index during the same time; provided, however, that Old National will have the right to prevent Monroe’s termination by agreeing to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page 49)

Monroe is required to pay Old National a $3 million termination fee in the following circumstances:

•	if Old National terminates the Merger Agreement because the Monroe board of directors fails to include its recommendation to approve the Merger in the proxy statement/prospectus delivered to shareholders, or makes an adverse recommendation as to the Merger, or approves or publicly recommends another acquisition proposal to the Monroe shareholders, or Monroe enters into or publicly announces its intent to enter into a written agreement in connection with another acquisition proposal;

•	if either party terminates the Merger Agreement because the Monroe shareholders fail to approve the Merger Agreement or by Old National because a quorum could not be convened at Monroe’s shareholder meeting called to approve the Merger, and, within the twelve months following the termination, Monroe or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition; or

•	if either party terminates the Merger Agreement because the Merger is not consummated by April 30, 2011 and either prior to the date of termination an acquisition proposal was made for Monroe and within the next twelve months Monroe or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition.

Interests of Officers and Directors in the Merger That are Different From Yours (page 82)

You should be aware that some of Monroe’s directors and officers may have interests in the Merger that are different from, or in addition to, their interests as shareholders. Monroe’s board of directors was aware of these interests and took them into account in approving the Merger Agreement. For example, Mark Bradford, the President of Monroe, will receive a change of control and severance agreement from Old National, several Monroe officers and employees will be paid retention bonuses and/or severance payments, and options held by certain officers and directors of Monroe will immediately vest upon consummation of the Merger.

Additionally, Old National is obligated under the Merger Agreement to provide continuing indemnification to the officers and directors of Monroe and Monroe Bank for a period of six years and to provide such directors and officers with directors’ and officers’ liability insurance for a period of three years.

Accounting Treatment of the Merger (page 50)

The Merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger (page 85)

When the Merger is completed, Monroe shareholders, whose rights are governed by Monroe’s articles of incorporation and bylaws, will become Old National shareholders, and their rights then will be governed by Old National’s articles of incorporation and bylaws. Both Old National and Monroe are organized under Indiana law. To review the differences in the rights of shareholders under each company’s governing documents, see “Comparison of the Rights of Shareholders” beginning on page 85.

Tax Consequences of the Merger (page 83)

Old National and Monroe expect the Merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the Merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•	Neither Monroe nor its shareholders will recognize gain or loss with respect to the shares of Old National common stock received in the merger; and

•	a Monroe shareholder will recognize gain or loss, if any, on any fractional shares of Old National common stock for which cash is received equal to the difference between the amount of cash received and the Monroe shareholder’s allocable tax basis in the fractional shares.

To review the tax consequences of the Merger to Monroe shareholders in greater detail, please see the section “Material Federal Income Tax Consequences” beginning on page 83.

Comparative Per Share Data

The following table shows information about our book value per share, cash dividends per share, and diluted earnings (loss) per share, and similar information as if the Merger had occurred on the date indicated, all of which is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions.

The information listed as “Pro Forma Equivalent Monroe Share” was obtained by multiplying the Pro Forma Combined amounts by an exchange ratio of 1.275, using $10.47 per share of Old National stock, the closing price on October 5, 2010. We present this information to reflect the fact that Monroe shareholders will receive shares of Old National common stock for each share of Monroe common stock exchanged in the Merger. We also anticipate that the combined company will derive financial benefits from the Merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Old			Pro Forma
	National	Monroe	Pro Forma	Equivalent
	Historical	Historical	Combined	Monroe Share

Book value per share:
at September 30, 2010	$10.27	$8.98	$10.29	$13.12
at December 31, 2009	$9.68	$9.03	$9.75	$12.43
Cash dividends per share:
Nine months ended September 30, 2010	$0.21	$0.03	$0.21	$0.27
Year ended December 31, 2009	$0.44	$0.16	$0.44	$0.56
Diluted earnings (loss) per common share:
Nine months ended September 30, 2010	$0.37	$(0.08)	$0.41	$0.52
Year ended December 31, 2009	$0.14	$0.32	$0.26	$0.33

Market Prices and Share Information

The following table presents quotation information for Old National common stock on the New York Stock Exchange and Monroe common stock on the NASDAQ Global Market on October 5, 2010, and November 5, 2010. October 5, 2010, was the last business day prior to the announcement of the signing of the Merger Agreement. November 5, 2010, was the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus.

	Old National Common Stock			Monroe Common Stock
	High	Low	Close	High	Low	Close
	(Dollars per share)

October 5, 2010	10.53	10.21	10.47	5.60	4.89	5.38
November 5, 2010	10.60	9.90	10.33	12.40	11.44	11.73

SELECTED CONSOLIDATED FINANCIAL DATA OF OLD NATIONAL

The selected consolidated financial data presented below for the nine months ended September 30, 2010 and 2009, is unaudited. The information for each of the years in the five-year period ended December 31, 2009, is derived from Old National’s audited historical financial statements. Per share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	September 30,		December 31,
	2010	2009	2009	2008	2007	2006	2005
	(unaudited)		(Dollar amounts in thousands except per share data)

Results of Operations
Net interest income	$164,439	$176,376	$231,399	$243,325	$219,191	$212,717	$219,152
Provision for loan losses	23,681	41,459	63,280	51,464	4,118	7,000	23,100
Noninterest income	127,945	126,844	163,460	166,969	155,138	153,920	161,602
Noninterest expense	231,033	248,181	338,956	297,229	277,998	264,690	263,811
Income (loss) before income tax and discontinued operations	37,670	13,580	(7,377)	61,601	92,213	94,947	93,843
Income tax (benefit)	5,182	(9,477)	(21,114)	(877)	17,323	15,574	15,254
Net income	32,488	23,057	13,737	62,478	74,890	79,373	63,764
Net income available to common shareholders	32,488	19,165	9,845	62,180	74,890	79,373	63,764
Dividends paid on common stock	18,268	24,400	30,380	45,710	72,931	55,574	51,690
Per Common Share
Earnings per share (basic)	0.37	0.29	0.14	0.95	1.14	1.20	0.94
Earnings per share (diluted)	0.37	0.29	0.14	0.95	1.14	1.20	0.93
Dividends paid	0.21	0.37	0.44	0.69	1.11	0.84	0.76
Book value — end of period	10.27	9.93	9.68	9.56	9.86	9.66	9.61
Market value — end of period	10.50	11.20	12.43	18.16	14.96	18.92	21.64
At Period End
Total assets	7,506,114	7,973,492	8,005,335	7,873,890	7,846,126	8,149,515	8,492,022
Investment securities	2,944,639	2,924,353	2,882,228	2,224,687	2,267,410	2,337,301	2,466,865
Loans, excluding held for sale	3,703,140	4,035,666	3,835,486	4,760,359	4,686,356	4,700,003	4,893,827
Allowance for loan losses	72,149	69,551	69,548	67,087	56,463	67,790	78,847
Total deposits	5,439,437	5,694,355	5,903,488	5,422,287	5,663,383	6,321,494	6,465,636
Long-term debt	578,282	808,611	699,059	834,867	656,722	747,545	954,925
Shareholders’ equity	895,684	865,413	843,826	730,865	652,881	642,369	649,898
Financial Ratios
Return on average assets	0.57%	0.38%	0.17%	0.82%	0.94%	0.97%	0.74%
Return on average common shareholders’ equity	5.02%	4.00%	1.41%	9.49%	11.67%	12.43%	9.31%
Allowance for loan losses to total loans (period end) (excluding held for sale)	1.95%	1.72%	1.81%	1.41%	1.20%	1.44%	1.61%
Shareholders’ equity to total assets (period end)	11.93%	10.85%	10.54%	9.28%	8.32%	7.88%	7.65%
Average equity to average total assets	11.25%	8.40%	9.06%	8.67%	8.04%	7.81%	7.94%
Dividend payout ratio	56.23%	127.32%	308.59%	73.51%	97.38%	70.02%	81.06%

SELECTED CONSOLIDATED FINANCIAL DATA OF MONROE

The selected consolidated financial data presented below for the nine months ended September 30, 2010 and 2009, is unaudited. The information for each of the years in the five-year period ended December 31, 2009, is derived from Monroe’s audited historical financial statements. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto appearing elsewhere in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	September 30,		December 31,
	2010	2009	2009	2008	2007	2006	2005
	{(unaudited)		(Dollar amounts in thousands except per share data)

Results of Operations
Net interest income	$17,056	$18,071	$23,837	$23,601	$23,039	$22,665	$20,824
Provision for loan losses	10,900	7,000	11,850	8,880	2,035	1,200	1,140
Noninterest income	8,751	8,861	11,983	10,033	10,251	9,492	9,258
Noninterest expense	16,473	16,755	21,930	20,732	20,626	20,098	18,054
Income before income tax	(1,566)	3,157	2,040	4,022	10,629	10,859	10,888
Income tax	(1,056)	565	65	43	2,823	3,273	3,665
Net income	(510)	2,592	1,975	3,979	7,806	7,586	7,223
Dividends paid on common stock	187	933	996	3,232	3,061	3,150	3,132
Per Common Share
Earnings per share (basic)	(0.082)	0.417	0.317	0.640	1.240	1.154	1.094
Earnings per share (diluted)	(0.082)	0.417	0.317	0.639	1.235	1.150	1.091
Dividends paid(1)	0.03	0.15	0.16	0.52	0.49	0.48	0.47
Book value — end of period	8.98	9.19	9.03	8.99	8.76	8.24	7.64
Market price — end of period	4.60	7.67	6.24	8.01	16.00	16.76	16.00
At Period End
Total assets	838,122	823,881	802,451	819,799	778,080	748,193	713,060
Total securities (not including trading securities)	127,541	104,989	117,865	118,549	122,011	116,693	115,836
Loans, excluding held for sale	539,454	604,942	584,139	629,702	581,857	556,918	524,158
Allowance for loan losses	16,082	13,181	15,256	11,172	6,654	6,144	5,585
Total deposits	666,201	654,807	634,254	665,179	619,717	589,328	576,181
Federal Home Loan Bank advances	17,272	17,430	17,371	25,523	18,273	19,430	33,781
Subordinated debentures	21,248	21,248	21,248	8,248	8,248	3,093	—
Other Borrowings	67,147	64,710	67,437	59,432	69,900	75,556	42,981
Shareholders’ equity	55,947	57,221	56,202	55,921	54,452	53,505	50,514
Financial Ratios
Return on average assets(2)	(0.08)%	0.42%	0.24%	0.50%	1.04%	1.04%	1.09%
Return on average common shareholders’ equity(2)	(1.21)%	6.14%	3.49%	7.11%	14.79%	14.59%	14.93%
Allowance for loan losses to total loans (period end) (excluding held for sale)	2.98%	2.18%	2.61%	1.77%	1.14%	1.10%	1.07%
Shareholders’ equity to total assets (period end)	6.68%	6.95%	7.00%	6.82%	7.00%	7.15%	7.08%
Average equity to average total assets	6.57%	6.97%	6.87%	7.06%	7.00%	7.12%	7.30%
Dividend payout ratio(3)	(36.67)%	36.00%	50.43%	81.23%	39.21%	41.52%	43.36%

(1)	Common shares are adjusted by unreleased ESOP shares.

(2)	September 30, 2010 and 2009 ratios have been annualized.

(3)	Dividends declared on common shares divided by net income available to shareholders.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see “Where You Can Find More Information”), including the risk factors included in Old National’s Annual Report on Form 10-K for the year ended December 31, 2009, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Caution About Forward-Looking Statements.”

Monroe shareholders cannot be certain of the value of the Merger Consideration they will receive, because the market price of Old National common stock will fluctuate and the Exchange Ratio is subject to adjustment as a result of changes in the price of Old National common stock and Monroe’s shareholders’ equity and delinquent loans.

Upon completion of the merger, each share of Monroe common stock will be converted into 1.275 shares of Old National common stock. This exchange ratio is subject to downward adjustment, as described in the Merger Agreement and in this document, in the event that Monroe’s delinquent loans are $59.72 million or greater as of the ten days prior to closing date of the Merger, or in the event that Monroe’s consolidated shareholders’ equity is less than $55.64 million. See “The Merger Agreement — Merger Consideration” for a more complete discussion of the Merger Consideration to be paid in this proposed transaction. The exchange ratio is also subject to downward adjustment if the average market price of Old National’s common stock during the ten trading days preceding the fifth calendar day prior to the effective time of the Merger exceeds $10.98 per share.

Additionally, the market value of the Merger Consideration may vary from the closing price of Old National common stock on the date it announced the merger, on the date that this document was mailed to Monroe shareholders, on the date of the special meeting of the Monroe shareholders and on the date it completes the Merger and thereafter. Any change in exchange ratio or the market price of Old National common stock prior to completion of the Merger will affect the amount of and the market value of the Merger Consideration that Monroe shareholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Monroe shareholders will not know or be able to calculate with certainty the amount nor the market value of the Merger Consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in its respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond Old National’s or Monroe’s control. You should obtain current market quotations for shares of Old National common stock and for shares of Monroe common stock before you vote.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated in the Merger Agreement may be completed, various approvals must be obtained from the Federal Reserve Board, the Office of the Comptroller of the Currency and the Indiana Department of Financial Institutions. These governmental entities may impose conditions on the completion of the Merger or require changes to the terms of the Merger Agreement. Although Old National and Monroe do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated in the Merger Agreement or imposing additional costs on or limiting Old National’s revenues, any of which might have a material adverse effect on Old National following the Merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on Monroe.

The Merger Agreement with Old National is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: Monroe shareholder approval, regulatory approval, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In particular, Old National is not obligated to close the Merger transaction if Monroe has delinquent loans in excess of $76.72 million as of the tenth day prior to the effective date of the Merger, or if Monroe’s consolidated shareholders’ equity was less than $50.64 million, subject to adjustments in the Merger Agreement, as of the end of the month prior to the effective time of the Merger. As of September 30, 2010, Monroe’s delinquent loans were $53.12 million and its consolidated shareholders’ equity, as adjusted pursuant to the Merger Agreement, was approximately $56.99 million. In addition, certain circumstances exist where Monroe may choose to terminate the Merger Agreement, including the acceptance of a superior proposal or the decline in Old National’s share price to below $8.38 as of the first date when all regulatory approvals for the Merger have been received combined with such decline being at least 20% greater than a corresponding price decline of the Nasdaq Bank Index. Under such circumstances, Old National may, but is not required to, increase the exchange ratio in order to avoid termination of the Merger Agreement. Old National has not determined whether it would increase the exchange ratio in order to avoid termination of the Merger Agreement by Monroe. See “The Merger Agreement — Merger Consideration” for a more complete discussion of the Merger Consideration to be paid in this proposed transaction and “— Termination” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to Monroe, including:

•	Monroe’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger;

•	Monroe may have incurred substantial expenses in connection with the Merger, without realizing any of the anticipated benefits of completing the Merger; and

•	the market price of Monroe common stock might decline to the extent that the current market price reflects a market assumption that the Merger will be completed.

If the Merger Agreement is terminated and Monroe’s board of directors seeks another merger or business combination, under certain circumstances Monroe may be required to pay Old National a $3 million termination fee, and Monroe shareholders cannot be certain that Monroe will be able to find a party willing to pay an equivalent or more attractive price than the price Old National has agreed to pay in the Merger.

Monroe shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Monroe’s shareholders currently have the right to vote in the election of the Monroe board of directors and on other matters affecting Monroe. When the Merger occurs, each Monroe shareholder will become a shareholder of Old National with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of Monroe. Because of this, Monroe’s shareholders will have less influence on the management and policies of Old National than they now have on the management and policies of Monroe.

Old National may be unable to successfully integrate Monroe Bank’s operations and retain Monroe Bank’s employees.

Simultaneous with, or as soon as possible following, the closing of the Merger, Monroe Bank will be merged with and into Old National Bank. The difficulties of merging the operations of Monroe Bank with Old National Bank include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of Old National, Old National Bank and Monroe Bank, and the loss of key personnel. The merger of Monroe Bank with Old National Bank will require the experience and expertise of certain key employees of Monroe Bank who are expected to be retained by Old National. However, there can be no assurances that Old National will be successful in retaining these employees for the time period necessary to successfully merge Monroe Bank into Old National Bank. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger of Monroe Bank into Old National Bank could have an adverse effect on the business and results of operations of Old National or Old National Bank.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Monroe.

Until the completion of the Merger, with some exceptions, Monroe is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than Old National. In addition, Monroe has agreed to pay a termination fee of $3 million to Old National if the board of directors of Monroe withdraws, modifies or changes its approval or recommendation of the Merger Agreement and approves or recommends an acquisition transaction with a third party. These provisions could discourage other companies from trying to acquire Monroe even though such other companies might be willing to offer greater value to Monroe’s shareholders than Old National has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on Monroe’s financial condition.

Certain of Monroe’s officers and directors have interests that are different from, or in addition to, the interests of Monroe’s shareholders generally.

Certain of Monroe’s officers and directors have interests in the Merger that are in addition to, or different from, the interests of Monroe’s shareholders. Monroe’s board of directors was aware of these conflicts of interest when it approved the Merger Agreement. These interests include:

•	the accelerated vesting of certain stock options pursuant to Monroe’s stock option plan as a result of the consummation of the Merger;

•	certain retention bonuses to be paid to selected employees in connection with those employees reaching certain milestones;

•	the change of control and severance agreement to be entered into by Mark Bradford, the President of Monroe, with Old National for his services as a Region President of Old National following the Merger; and

•	the continuation of indemnification and insurance coverage for acts and omissions in their capacities as Monroe and Monroe Bank officers and directors.

For a more detailed discussion of these interests, see “Interests of Certain Directors and Officers of Monroe in the Merger.”

The fairness opinion obtained by Monroe will not reflect changes in the relative values of Old National and Monroe between the time the opinion was obtained and the effective time of the Merger.

The fairness opinion of Howe Barnes was delivered as of October 5, 2010. Monroe does not intend to obtain any further update of the Howe Barnes fairness opinion. Changes in the operations and prospects of Old National and Monroe, general market and economic conditions, and other factors both within and outside of Old National’s and Monroe’s control, on which the opinion of Howe Barnes is based, may alter the relative value of the companies. Therefore, the Howe Barnes opinion does not address the fairness of the Merger Consideration as of the date hereof or at the time the Merger will be completed.

The Merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your Monroe shares.

Monroe intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service will not provide a ruling on the matter, Old National and Monroe will, as a condition to closing, obtain an opinion from Old National’s legal counsel that the Merger will constitute a reorganization for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of Monroe common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the Old National common stock received in exchange for that share upon completion of the Merger.

The shares of Old National common stock to be received by Monroe shareholders as a result of the Merger will have different rights from the shares of Monroe common stock.

The rights associated with Monroe common stock are different from the rights associated with Old National common stock. See the section of this proxy statement/prospectus entitled “Comparison of the Rights of Shareholders” for a discussion of the different rights associated with Old National common stock.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This filing contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) notwithstanding that such statements are not specifically identified.

In addition, certain statements may be contained in the future respective filings of Old National and Monroe with the SEC, in press releases and in oral and written statements made by or with the approval of Old National that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

•	statements about the benefits of the Merger between Old National and Monroe, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

•	statements of plans, objectives and expectations of Old National or Monroe or their managements or boards of directors;

•	statements of future economic performance; and

•	statements of assumptions underlying such statements.

Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	the risk that the businesses of Old National and Monroe will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

•	revenues following the Merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

•	the failure of Monroe’s shareholders to approve the Merger;

•	local, regional, national and international economic conditions and the impact they may have on Old National and Monroe and their customers and Old National’s and Monroe’s assessment of that impact;

•	changes in the level of non-performing assets, delinquent loans, and charge-offs;

•	material changes in the stock market value of Old National common stock;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	inflation, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations and credit losses;

•	sources of liquidity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which Old National and Monroe must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	Old National’s and Monroe’s common shares outstanding and common stock price volatility;

•	legislation affecting the financial services industry as a whole, and/or Old National and Monroe and their subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	financial resources in the amounts, at the times and on the terms required to support Old National’s and Monroe’s future businesses; and

•	the impact on Old National’s or Monroe’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that could cause Old National’s and Monroe’s results to differ materially from those described in the forward-looking statements can be found in Old National’s and Monroe’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to Old National or Monroe or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. Old National and Monroe undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

We caution you not to place undue reliance on the forward-looking statements.

SPECIAL MEETING OF MONROE’S SHAREHOLDERS

Date, Place, Time, and Purpose

Old National’s and Monroe’s Boards of Directors are sending you this proxy statement/prospectus and proxy to use at the special meeting. At the special meeting, the Monroe board of directors will ask you to vote on a proposal to approve the Merger Agreement. The special meeting will be held on Thursday, December 16, 2010, at 10:00 a.m., Eastern Standard Time, at the Bloomington/Monroe County Convention Center, 302 South College Avenue, Bloomington, Indiana.

Record Date, Voting Rights, Quorum, and Required Vote

Monroe has set the close of business on November 3, 2010, as the record date for determining the holders of Monroe common stock entitled to notice of and to vote at the special meeting. Only Monroe shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 6,229,778 shares of Monroe common stock outstanding and entitled to vote at the special meeting. There must be a majority of Monroe’s issued and outstanding shares present in person or by proxy at the special meeting in order for the vote on the Merger Agreement to occur.

Approval of the Merger Agreement and the related Merger will require the affirmative vote of at least a majority of Monroe’s issued and outstanding shares. Broker non-votes and abstentions from voting will have the same effect as a vote against the Merger Agreement. The directors and officers of Monroe (and their affiliates), as a group, owned with power to vote 706,467 shares of Monroe common stock, representing approximately 11.3% of the outstanding shares of Monroe common stock as of the record date. In connection with the execution of the Merger Agreement, the directors of Monroe each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the Merger.

The proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the Merger Agreement requires more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as “NO” votes and, therefore, will have no effect on this proposal.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your proxy vote at the special meeting.

Monroe shareholders whose shares are held in “street name” by their broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement and the adjournment of the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” approval of the Merger Agreement and, if necessary, “FOR” adjournment of the special meeting.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of Monroe a duly executed revocation of proxy;

•	submitting a new proxy card with a later date or voting again by telephone or internet (any earlier proxies will be revoked automatically); or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Monroe Bancorp, 210 East Kirkwood Avenue, Bloomington, Indiana 47408, Attention: Corporate Secretary.

Participants in Monroe’s ESOP

If you participate in the Monroe Bancorp Employee Stock Ownership Plan (the “ESOP”), you will receive a confidential voting instruction card that reflects all shares you may instruct the ESOP trustee to vote under the ESOP. Under the ESOP’s terms, all shares held in the ESOP will be voted by the ESOP trustee, but each participant in the ESOP may confidentially instruct the ESOP trustee how to vote the shares of Monroe common stock allocated to his or her ESOP account. Shares of Monroe common stock held by the ESOP trust for which no timely voting instructions are received will be voted by the ESOP trustee, as directed by the Benefits Committee appointed by Monroe’s board of directors, in the same proportion as shares for which the ESOP trustee has timely received confidential voting instructions, subject to the exercise of its fiduciary duties. The deadline for submitting your confidential voting instructions to the ESOP trustee is December 9, 2010. Monroe has engaged an independent fiduciary to serve as the independent discretionary trustee of the ESOP. The trustee intends to obtain a written opinion from a qualified independent financial advisor that the Merger Consideration constitutes adequate consideration under the Employee Retirement Income Security Act of 1974 (“ERISA”) and is fair to the ESOP participants from a financial point of view.

Solicitation of Proxies

Monroe and Old National will divide the costs of the distribution of this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers, and employees of Monroe may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. Monroe will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

In addition, Monroe has made arrangements with Phoenix Advisory Partners, LLC to assist in soliciting proxies for the special meeting and has agreed to pay them $6,000, plus out-of-pocket expenses, for these services. In addition to these charges, Phoenix Advisory Partners, LLC will be paid $4.50 per call placed to solicit proxies.

Recommendation of Monroe’s Board of Directors

The board of directors of Monroe unanimously voted in favor of the Merger Agreement and the Merger. The Monroe board of directors believes that these items and the transactions they contemplate are in the best interests of Monroe and its shareholders, and recommends that Monroe shareholders vote “FOR” adoption of the Merger Agreement and approval of the Merger and the transactions contemplated thereby. The board of directors of Monroe also recommends a vote “FOR” the adjournment of the special meeting, if such adjournment becomes necessary.

See “The Merger — Background of the Merger” and “Monroe’s Reasons for the Merger and Recommendation of the Board of Directors” for a more detailed discussion of the Monroe Board of Directors’ recommendation with regard to the Merger Agreement, the Merger and the transactions contemplated thereby.

INFORMATION ABOUT THE COMPANIES

Old National Bancorp
One Main Street
Evansville, Indiana 47708
(812) 464-1294

Old National Bancorp, which celebrated its 175th anniversary in 2009, is the largest financial services holding company headquartered in Indiana and, with $7.5 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. Old National common stock is traded on the New York Stock Exchange under the trading symbol: “ONB”.

Additional information about Old National and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled “Where You Can Find More Information” beginning on page 96.

Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, Indiana 47408
(812) 336-0201

Monroe Bancorp, headquartered in Bloomington, Indiana, is an Indiana bank holding company with Monroe Bank as its wholly owned subsidiary. Monroe Bank was established in Bloomington in 1892, and offers a full range of financial, trust and investment services through its locations in central and south central Indiana. Monroe’s common stock is traded on the NASDAQ Global Market under the trading symbol “MROE”.

Additional information about Monroe and Monroe Bank is included elsewhere in this proxy statement/prospectus.

PROPOSAL 1 — THE MERGER

Background of the Merger

As part of the ongoing consideration and evaluation of its long-term prospects and strategies, the board of directors of Monroe have periodically discussed and reviewed strategic opportunities as part of its goal to maximize value for its shareholders. These opportunities have included, among other alternatives, continuing as an independent institution, growing internally and through branch acquisitions, or acquiring, affiliating, or merging with other institutions.

Until 2010, Monroe’s board of directors had concluded that Monroe’s shareholders, customers, and employees were best served by Monroe remaining as an independent financial institution. However, due in large part to the continuing weakness in the regional and national economies and the related stress this has caused in residential housing and commercial real estate markets, during the fourth quarter of 2008 and through 2009, Monroe experienced deterioration in its loan portfolio leading to increased loan loss provisions, declining financial performance, a deteriorating liquidity position, and increased pressures on its capital adequacy. Recognizing the need to strengthen its capital position, Monroe began exploring potential public and private capital-raising transactions in the first three quarters of 2009, and completed a public offering of $13,000,000 original principal amount of 10-year subordinated debentures in July 2009.

For the balance of 2009 and into the first two quarters of 2010, the board of directors and management of Monroe continued to explore various methods to improve its capital position and financial performance. On April 29, 2010, the board of directors of Monroe Bank entered into an informal memorandum of understanding with the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions addressing, among other things, the maintenance of prescribed capital levels, capital planning, and dealing with certain criticized assets. Additionally, on July 22, 2010, at the direction of the FRB, Monroe’s board adopted a resolution requiring Monroe to obtain the written approval of the FRB prior to the declaration or payment of dividends, any increase in debt, the issuance of trust preferred obligations, or the redemption of any of Monroe’s stock. In light of these regulatory actions and in response to Monroe’s challenging capital position, Monroe’s board of directors during the first three quarters of 2010 implemented initiatives to increase earnings and capital by decreasing operating expenses, including a reduction in executive officer and senior management salaries, while maintaining the quarterly dividend on Monroe’s common stock unchanged at $0.01 per share. Despite these efforts, the operating environment for Monroe continued to be challenging, and the directors and senior management of Monroe began to more closely consider potential strategic alternatives involving the merger of Monroe with another financial institution.

Howe Barnes, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Howe Barnes is familiar with the market for common stocks of publicly and privately traded banks, thrifts, and bank and thrift holding companies. Howe Barnes also acted as the sole underwriter in Monroe’s subordinated debentures offering in July 2009.

As a result of Howe Barnes’ experience and capabilities related to business combinations of financial institutions and its familiarity with Monroe stemming from the July 2009 subordinated debentures offering, in July 2010 Monroe contacted Howe Barnes and requested that it review possible strategic alternatives and provide advice regarding a possible business combination with another entity. Initial discussions with Howe Barnes included an analysis of Monroe’s and Monroe Bank’s competition and the status of the merger market, the condition of the banking industry as a whole, possible prices that could be achieved in a sale of control, and a list of potential merger partners. All of these issues were analyzed in conjunction with Monroe’s goal to maximize shareholder value.

On August 5, 2010, Monroe formally retained Howe Barnes as its financial advisor in connection with a possible business combination with another financial institution. Howe Barnes, working with Monroe’s management and Monroe’s legal counsel, Krieg DeVault LLP (“Krieg DeVault”), then began a confidential inquiry and contacted potential business combination candidates. By mid-August, three financial institutions submitted preliminary non-binding proposals to engage in a business combination with Monroe, one of which was Old National.

The first potential acquirer expressed interest to pay consideration within a range of 100% to 140% of Monroe’s tangible book value subject to further due diligence. Based on Monroe’s tangible book value per share of $8.93 as of June 30, 2010, this equated to consideration per share in the range of $8.93 to $12.50. The second potential acquirer expressed interest to pay consideration within a range of 90% to 120% of tangible book value. Based on Monroe’s tangible book value per share of $8.93 as of June 30, 2010, this equated to consideration per share in the range of $8.04 to $10.72. Alternatively, Old National indicated a willingness to pay consideration based on an exchange ratio of between 1.0-1.4 Old National shares for each share of Monroe. Based on Old National’s closing price of $10.16 on August 17, 2010, this exchange ratio range equated to consideration per share of between $10.16 to $14.22 and a tangible book value range of 114% to 159%. In connection with these initial proposals, Monroe exchanged mutual confidentiality agreements with each of the potential acquirers, including Old National, bearing customary terms.

Following up on Old National’s initial expression of interest, on August 13, 2010, Robert G. Jones, Jr., the President and Chief Executive Officer of Old National, submitted a letter to Howe Barnes describing in general terms why a combination with Old National may be the best alternative for Monroe to consider. Upon receipt of this letter and the other preliminary indications of interest, Monroe held a special meeting of its board of directors on August 19, 2010 at which representatives of Howe Barnes and Krieg DeVault were present. At this meeting, Howe Barnes reviewed the terms of the three initial proposals and provided the board with an update on the status of the merger and capital markets. Also at this meeting, the board noted that Krieg DeVault also served as legal counsel to Old National and determined that if Monroe was to pursue a transaction with Old National, Monroe would need to secure separate legal counsel for the transaction, with which Krieg DeVault concurred.

Subsequent to the August 19, 2010 meeting, Monroe’s management and Howe Barnes continued evaluating the benefits and drawbacks of the three preliminary proposals received, including the proposal submitted by Old National. After further discussion, Monroe’s board of directors and management concluded that Old National’s initial proposal was superior to the proposals of the other two interested parties and agreed to invite Old National to conduct an initial round of on-site due diligence in order to refine or strengthen its proposal, while at the same time holding open the possibility of considering additional indications of interest from the two other parties.

During the remainder of August, Old National engaged in documentary due diligence and performed extensive due diligence on Monroe Bank’s loan portfolio. As a result of its due diligence, on September 3, 2010, Old National refined its initial proposal and indicated to Monroe a willingness to pay consideration based on an exchange ratio of between 1.10-1.20 Old National shares for each share of Monroe. Following receipt of Old National’s refined proposal, Monroe’s management analyzed the proposal and, while determining that Old National’s offer still was superior to those of the other potential acquirers, deemed it inadequate to justify exclusive negotiations with Old National at that time and authorized Howe Barnes to contact Old National’s financial advisor, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), to further negotiate the purchase price. Also on September 3, 2010, Monroe retained Barnes & Thornburg LLP (“Barnes & Thornburg”) as its legal counsel in connection with a potential business combination transaction.

After conducting additional due diligence between September 3-6, 2010, on September 7, 2010, Old National further refined its expression of interest and proposed an exchange ratio of between 1.15-1.20 Old National shares for each Monroe share, equating to a transaction value in the range of $10.87 to $11.34 per Monroe share, based on Old National’s closing price of $9.45 on September 7, 2010. Upon receipt of the refined proposal, on September 9, 2010, Monroe held a special meeting of its board of directors at which representatives of Barnes & Thornburg and Howe Barnes were present. At this meeting, Mark D. Bradford, Monroe’s President and Chief Executive Officer, provided the board with details regarding the revised informal expression of interest from Old National. Representatives of Barnes & Thornburg also advised the board regarding the legal standards and fiduciary duties applicable to dealing with acquisition offers, factors to consider when evaluating offers, actions that can be taken when responding to offers, and legal considerations related to maintaining the confidentiality of any potential transaction being considered by the board. At this meeting, Howe Barnes also presented the board with a financial analysis of Old National’s revised proposal and contrasted it with the expressions of interest received from the other two potential acquirers and also with recent comparable merger transactions in the Midwest, South, and East. Howe Barnes also conveyed to the board that pursuant to discussions with Sandler O’Neill, Old National may further revise its offer by proposing a floating exchange ratio with price caps and collars and potentially introduce a cash consideration component. After further discussion, the board determined that Monroe should pursue further negotiations with Old National on the condition that, among other things, any transaction provide for consideration consisting of all stock with a fixed exchange ratio of 1.275 shares of Old National for each Monroe share, without price caps or collars, and that Old National document the terms of the transaction with a non-binding written indication of interest. The board authorized Howe Barnes and Barnes & Thornburg to communicate these terms to Old National’s legal and financial advisers as the conditions upon which Monroe would agree to negotiate exclusively with Old National on a business combination.

After these terms were communicated to Old National, on September 13, 2010 Old National’s board of directors held a special meeting to review the proposal resulting from Monroe’s September 9th board meeting. After discussion, Old National’s board authorized a written non-binding indication of interest to be delivered to Monroe proposing to offer an exchange ratio of 1.275 shares of Old National common stock for each share of Monroe common stock pursuant to a merger transaction in which Monroe would merge with Old National followed by the merger of Monroe Bank with Old National Bank. The indication of interest also would propose that the final exchange ratio and form of consideration would be mutually agreed upon by the parties subject to further due diligence. After the meeting, on September 13, 2010, Mr. Jones, on behalf of Old National, submitted the written non-binding letter of interest to Monroe, as instructed by the board. Old National’s written proposal represented a value of approximately $80 million for Monroe and a premium of approximately 143% to Monroe’s tangible book value. Along with the letter, Old National delivered a draft exclusivity agreement pursuant to which Monroe would be restricted from soliciting, negotiating, or encouraging any alternative proposals through October 22, 2010.

Following receipt of the written letter of interest from Old National, Old National and its advisors continued to conduct additional due diligence on Monroe, and Monroe and Barnes & Thornburg continued analyzing various issues relating to a potential transaction, including various employee benefits issues. After a thorough review of Old National’s written letter of interest, on September 15, 2010 Monroe presented changes to Old National’s letter providing for a fixed exchange ratio in an all-stock consideration deal with no price caps or collars, among other terms. Old National and its advisors reviewed this counter-proposal and sent a revised letter back to Monroe later that day proposing a fixed exchange ratio of 1.275 shares of Old National common stock for each share of Monroe common stock in an all-stock deal with no price caps or collars.

On September 16, 2010, Monroe’s board of directors held another special meeting to discuss Old National’s revised letter of interest, at which representatives of Barnes & Thornburg and Howe Barnes were present. At the meeting, Howe Barnes presented the board with an updated financial analysis of a Monroe-Old National combination and the financial terms of the proposed transaction, and provided an updated comparison of a possible transaction with Old National with recent comparable merger transactions. After further discussions, the Monroe board of directors determined that Old National’s revised proposal was acceptable and authorized Mr. Bradford and Monroe’s legal and financial advisors to pursue further negotiations with Old National and its legal counsel, on an exclusive basis, in an effort to reach a definitive merger agreement embodying the terms of Old National’s revised offer. In this regard, on September 16, 2010, Monroe and Old National executed the exclusivity agreement substantially in the form delivered to Monroe on September 13th.

Between September 16 and 27, 2010, Old National continued with additional due diligence and conducted additional interviews with management and directors of Monroe. At about the same time, Old National’s legal counsel, Krieg DeVault, began drafting a definitive merger agreement, and on September 24, 2010 delivered a first draft of the definitive merger agreement to Barnes & Thornburg. As a result of Old National’s additional due diligence, the first draft of the merger agreement provided for an exchange ratio of 1.275 shares of Old National stock for each Monroe share, subject to a cap of $14.00 per Monroe share. Additionally, the draft merger agreement contained exchange ratio adjustments based upon the level of Monroe’s delinquent loans and shareholders’ equity prior to closing. Between September 24 and 27, 2010, Monroe, Barnes & Thornburg, and Howe Barnes conducted a thorough review of the first draft of the merger agreement. At this time, Monroe, Old National, and their respective legal counsels also began preparing the disclosure schedules to the merger agreement.

On September 27, 2010, Barnes & Thornburg delivered a revised draft of the definitive merger agreement to Krieg DeVault, reflecting negotiations between the parties and their legal counsel on a variety of issues, including the nature of the exchange ratio and the purchase price adjustment provisions, to name a few. Between September 27 and 29, Old National discussed the revised draft of the merger agreement with Krieg DeVault and proposed further revisions. On September 30, 2010, Monroe’s board of directors held another special meeting, at which Barnes & Thornburg and Howe Barnes participated. At this meeting, Barnes & Thornburg reviewed the terms of the current draft of the definitive merger agreement, and Howe Barnes provided the board with an update on negotiations regarding the financial terms of the transaction, including the exchange ratio. After a thorough discussion, the board of directors instructed Barnes & Thornburg and Howe Barnes to propose to Old National’s representatives, among other things, that the definitive agreement contain a fixed exchange ratio with no price caps or collars.

Between September 30 and October 3, 2010, Monroe, Old National, and their respective legal counsels, along with Howe Barnes and Sandler O’Neill continued to negotiate the terms of the final definitive agreement. Pursuant to these negotiations, the parties discussed a number of terms in the definitive agreement, including providing for an all-stock deal with an exchange ratio of 1.275 shares of Old National common stock for each share of Monroe common stock, subject to adjustment if the average of the per-share closing prices of Old National’s stock during the 10 trading days preceding the 5th day preceding the closing of the merger exceeds $10.98 per share, thus providing that the purchase price for each share of Monroe common stock would be capped at $14.00. The parties also discussed the concept of the exchange ratio being subject to further adjustment based on prescribed levels of Monroe’s delinquent loans and shareholder’s equity prior to closing, which was embodied in the original draft of the definitive agreement. The parties also discussed the possibility of an uncapped exchange ratio of 1.20 shares of Old National common stock for each share of Monroe common stock. On October 3, 2010, Monroe’s board of directors held a special meeting, at which representatives of Barnes & Thornburg and Howe Barnes were present, to discuss the status of these negotiations. After further discussions, the board authorized Monroe’s management and Barnes & Thornburg to proceed toward the execution of the definitive merger agreement on the basis of the 1.275 exchange ratio capped at $14.00 per share. On October 4, 2010, Barnes & Thornburg conferred with Krieg DeVault to finalize the terms of the definitive merger agreement and discuss a public announcement of the transaction, and both Monroe, Old National, and their respective legal counsels began finalizing their disclosure schedules.

On October 4, 2010, the board of directors of Old National met with legal counsel and its investment banker, Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), and reviewed and discussed the draft of the Merger Agreement that had been distributed to the Board prior to the meeting. Old National management and legal counsel summarized the terms of the Merger Agreement and responded to questions from the Board, and Sandler O’Neill discussed the consideration to be paid by Old National to Monroe. Following a lengthy discussion, the Board voted to approve management’s finalization and execution of the Merger Agreement and all related documents.

On October 5, 2010, Monroe’s board of directors held a special meeting, at which Barnes & Thornburg and Howe Barnes participated. Representatives of Barnes & Thornburg led a discussion regarding the provisions of the latest merger agreement draft and responded to numerous questions from directors. In addition, representatives of Howe Barnes provided a detailed analysis of the financial aspects of the proposed Merger and orally delivered its opinion (subsequently confirmed in writing) that the Merger Consideration was fair, from a financial point of view, to Monroe’s shareholders. After final discussion of the proposed transaction and the merger agreement terms, Monroe’s board of directors approved the Merger Agreement and authorized the execution of the Merger Agreement and all related documents.

Monroe and Old National executed the definitive Merger Agreement after the close of business on Tuesday, October 5, 2010. Old National and Monroe issued a joint press release publicly announcing the transaction prior to the opening of the financial markets on the morning of Wednesday, October 6, 2010.

Monroe’s Reasons for the Merger and Recommendation of the Board of Directors

Monroe’s board of directors determined that the Merger Agreement and the Merger were in the best interests of Monroe and its shareholders and recommends that Monroe’s shareholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

In its deliberations and in making its determination, Monroe’s board of directors considered many factors including, without limitation, the following:

•	the business, earnings, operations, financial condition, management, prospects, capital levels, and asset quality of both Old National and Monroe;

•	the current and prospective business and economic environments in which Monroe operates, including challenging national, regional, and local economic conditions, the competitive environment for Indiana financial institutions characterized by intensifying competition from out-of-state financial institutions, the continuing consolidation of the financial services industry, the increased regulatory burdens on financial institutions, the effects of the expected continued operation of Monroe Bank under the extensive regulatory restrictions imposed by its memorandum of understanding, and the uncertainties in the regulatory climate going forward;

•	Old National’s ability and resources to negotiate, execute, and close, and conduct due diligence in connection with, a definitive merger agreement on an expedited basis;

•	challenges created by the restrictions on dividend declarations in the memorandum of understanding to Monroe Bank in light of the debt obligations of Monroe at the holding company level;

•	the limited capital raising alternatives available to Monroe, especially because its shares were trading below book value and any likely equity raise would be very dilutive to Monroe’s shareholders;

•	Old National’s access to capital and managerial resources relative to that of Monroe;

•	the benefits of being part of a larger and more diversified combined financial institution and the risks of continuing to be an independent company, given the limited liquidity of Monroe’s common stock and Monroe’s access to capital relative to Old National;

•	the perceived compatibility of the business philosophies and cultures of Monroe and Old National, which the Monroe board believed would facilitate the integration of the operations of the two companies;

•	the board’s desire to provide Monroe shareholders with the prospects for greater future appreciation on their investments in Monroe common stock than the amount the board of directors believes Monroe could achieve independently;

•	the financial and other terms and conditions of the Merger Agreement, including the fact that the exchange ratio (assuming no adjustments) represents a premium of approximately 149% to Monroe’s tangible book value as of the date of the Merger Agreement, the provision giving Monroe the right to terminate the Merger Agreement in the event of a specified decline in the market value of Old National common stock relative to a designated market index unless Old National agrees to pay additional Merger Consideration, and provisions providing for the payment of a $3 million termination fee if the Merger Agreement is terminated under certain circumstances;

•	the overall greater scale that will be achieved by the Merger that will better position the combined company for future growth;

•	Old National’s long-term growth strategy in Central and Southern Indiana;

•	the complementary geographic locations of Monroe and Old National branch networks in Central and Southern Indiana, Illinois, and Kentucky;

•	the historical and current market prices of Old National and Monroe common stock;

•	the amount of dividends paid by Old National to its shareholders;

•	the fact that Monroe’s shareholders would own approximately 8.35% of the issued and outstanding shares of common stock of the combined company, on a pro forma basis;

•	the financial analyses prepared by Howe Barnes, Monroe’s financial advisor, and the opinion dated as of October 5, 2010, delivered to the Monroe board by Howe Barnes, to the effect that the Merger Consideration is fair, from a financial point of view, to Monroe’s shareholders;

•	the interests of Monroe’s directors and executive officers in the merger, in addition to their interests generally as shareholders, as described under “— Interests of Certain Directors and Officers of Monroe in the Merger;”

•	the likelihood that the regulatory approvals necessary to complete the transaction would be obtained;

•	the effect of the Merger on Monroe’s and Monroe Bank’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Old National to Monroe employees; and

•	the effect of the Merger on Monroe’s and Monroe Bank’s customers and the communities in which they conduct business.

The foregoing discussion of the factors considered by the Monroe board of directors is not intended to be exhaustive, but rather includes the material factors considered by the Monroe board of directors. In reaching its decision to approve the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement, the Monroe board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Monroe board of directors considered all these factors as a whole, including discussions with, and questioning of, Monroe’s management and Monroe’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Monroe board of directors also relied on the experience of Howe Barnes, as its financial advisor, for analyses of the financial terms of the Merger and for its opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Monroe common stock.

For the reasons set forth above, the Monroe board of directors unanimously determined that the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Monroe and its shareholders, and unanimously approved and adopted the Merger Agreement. The Monroe board of directors unanimously recommends that Monroe shareholders vote “FOR” approval of the Merger Agreement.

Old National’s Reasons For the Merger

Old National’s board of directors concluded that the Merger Agreement is in the best interests of Old National and its shareholders. In deciding to approve the Merger Agreement, Old National’s board of directors considered a number of factors, including, without limitation, the following:

•	Monroe’s community banking orientation and its compatibility with Old National and its subsidiaries;

•	a review of the demographic, economic and financial characteristics of the markets in which Monroe operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•	management’s review of regulatory restrictions affecting Monroe and Monroe Bank and management’s assessment of the conditions giving rise to such restrictions; and

•	management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality, of Monroe and Monroe Bank.

Effects of the Merger

The respective Boards of Directors of Old National and Monroe believe that, over the long-term, the Merger will be beneficial to Old National shareholders, including the current shareholders of Monroe who will become Old National shareholders if the Merger is completed. The Old National board of directors believes that one of the potential benefits of the Merger is the cost savings that may be realized by combining the two companies and integrating Monroe Bank as a banking subsidiary of Old National, which savings are expected to enhance Old National’s earnings.

Old National expects to reduce expenses by consolidating certain locations and combining accounting, data processing, retail and lending support, and other administrative functions after the Merger, which will enable Old National to achieve economies of scale in these areas. Promptly following the completion of the Merger, which is expected to occur during the fourth quarter of 2010 or early in the first quarter of 2011, Old National plans to begin the process of eliminating redundant functions, and eliminating duplicative expenses.

The amount of any cost savings Old National may realize in 2011 will depend upon how quickly and efficiently Old National is able to implement the processes outlined above during the year.

Old National believes that it will achieve cost savings based on the assumption that it will be able to:

•	reduce data processing costs;

•	reduce staff;

•	achieve economies of scale in advertising and marketing budgets;

•	consolidate branches;

•	reduce legal and accounting fees; and

•	achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

Old National has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

Old National also believes that the Merger will be beneficial to the customers of Monroe as a result of the additional products and services offered by Old National and its subsidiary banks and because of the increased lending capability.

Opinion of Financial Advisor to Monroe

Monroe retained Howe Barnes to serve as its financial advisor and provide a fairness opinion in connection with the Merger. As part of its investment banking business, Howe Barnes is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes.

On October 5, 2010, the board of directors of Monroe met to evaluate the proposed Merger and the terms of the Merger Agreement. At this meeting, Howe Barnes rendered its oral opinion, which was subsequently confirmed in writing, that, as of that date and based upon and subject to various assumptions, matters considered, and limitations on Howe Barnes’ review described in the opinion, the Merger Consideration to be received by the holders of the outstanding common stock of Monroe, was fair, from a financial point of view, to the existing shareholders of Monroe. Howe Barnes’ opinion was based on their experience as investment bankers, their activities as described below, and all other factors Howe Barnes deemed relevant.

No limitations were imposed by Monroe on Howe Barnes with respect to the investigations made or the procedures followed in rendering its opinion. The opinion was approved by Howe Barnes’ fairness opinion committee.

The full text of Howe Barnes’ written opinion to Monroe’s board of directors, dated October 5, 2010, which sets forth the assumptions made, matters considered and extent of review by Howe Barnes, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. You should read the fairness opinion carefully and in its entirety. The following summary of Howe Barnes’ opinion is qualified in its entirety by reference to the full text of the opinion. Howe Barnes’ opinion is directed to Monroe’s board of directors and does not constitute a recommendation to any shareholder of Monroe as to how a shareholder should vote with regard to the Merger at the Monroe shareholders’ meeting described in this proxy statement/prospectus. The opinion addresses only the fairness to existing Monroe shareholders, from a financial point of view, of the Merger Consideration to be received by the holders of the outstanding common stock of Monroe in connection with the Merger. The opinion does not address the relative merits of the Merger or any alternatives to the Merger, the underlying decision of Monroe’s board of directors to approve or proceed with or effect the Merger, or any other aspect of the Merger. No opinion was expressed by Howe Barnes as to whether any alternative transaction might produce consideration for the holders of Monroe’s common stock in an amount in excess of that contemplated in the Merger.

Howe Barnes has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this proxy statement/prospectus. In giving such consent, Howe Barnes does not concede that it comes within the category of persons whose consent is required under the Securities Act of 1933, as amended (“Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder with respect to any part of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

In connection with rendering its opinion, Howe Barnes reviewed and considered, among all other things considered and deemed relevant:

•	Discussions with representatives of Old National and Monroe concerning Old National’s and Monroe’s financial condition, business, assets, earnings, prospects, and such management’s views as to its future financial performance;

•	drafts of the Merger Agreement, most recently dated October 5, 2010 and negotiated amendments and revisions thereto;

•	certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Old National and Monroe;

•	certain financial forecasts and projections of Old National and Monroe, with their respective management teams, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger;

•	reported market prices and historical trading activity of Old National and Monroe common stock;

•	certain aspects of the financial performance of Old National and Monroe and compared such financial performance of Old National and Monroe, together with stock market data relating to Old National common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

•	the proposed financial terms of the Merger and compared them with financial terms of certain other transactions that Howe Barnes deemed to be relevant;

•	discussions and negotiations among representatives of Old National and Monroe and their financial and legal advisors;

•	the potential pro forma financial impact of the Merger; and

•	such other information and performed such other studies and analyses as Howe Barnes considered relevant.

The written opinion was necessarily based upon economic, financial market and other relevant conditions as of the date the opinion was rendered.

In connection with its review and arriving at its opinion, with the consent of Monroe’s board of directors, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by Monroe to Howe Barnes and Howe Barnes relied on publicly available information of Old National as well as financial information provided by Old National and its representatives for purposes of rendering its opinion. Howe Barnes did not assume any obligation to independently verify any of the information discussed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including financial projections it received from Monroe, Howe Barnes assumed that this information reflected the best available estimates and good faith judgments of management as to Monroe’s future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. Monroe does not publicly disclose internal management forecasts or projections of the type utilized by Howe Barnes in connection with Howe Barnes’ role in serving as financial advisor to Monroe, and those forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions faced by Monroe. Accordingly, actual results could vary significantly from those set forth in the forecasts and projections.

Howe Barnes does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that Old National’s and Monroe’s allowances were adequate to cover any losses at June 30, 2010. Howe Barnes was not retained to and did not conduct a physical inspection of any of the properties or facilities of Old National or Monroe, did not make an independent evaluation, appraisal, or physical inspection of the assets, liabilities or prospects of Old National or Monroe and was not furnished with any such evaluation or appraisal.

In connection with rendering its opinion to Monroe’s board of directors, Howe Barnes performed a variety of financial and comparative analyses, which are summarized below. Such summaries do not purport to be a complete description of the analyses performed by Howe Barnes. The fact that any specific analysis has been referred to in the summaries below is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of values resulting from any particular analysis described below should not be taken to be Howe Barnes’ view of Monroe’s actual value. Moreover, Howe Barnes believes that the analyses must be considered as a whole and that selecting any portions of the analyses and the factors considered, including information presented in tabular form, without considering all of the analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of its opinion as to the fairness, from a financial point of view, of the Merger Consideration that is based on those analyses.

Transaction Overview

In providing an overview of the Merger, Howe Barnes noted that each share of Monroe common stock issued and outstanding immediately prior to the effective time of the Merger shall become and be converted into the right to receive 1.275 shares of common stock of Old National. The Merger Consideration is subject to adjustment if the Average Old National Closing Price at the effective time of the Merger exceeds $10.98 per share, in which case the Exchange Ratio will be reduced by such an amount that Monroe common stock shareholders receive $14.00 per share in Old National common stock. The Merger Consideration also is subject to adjustment if as of the end of the month prior to the effective time of the Merger, the Monroe consolidated shareholders’ equity, as adjusted pursuant to the Merger Agreement, is less than $55.64 million, in which case the Exchange Ratio (calculated after any adjustment pursuant to the preceding sentence) shall be decreased to a quotient determined by dividing the Adjusted Purchase Price by the total number of shares of Monroe common stock outstanding at closing, and further dividing that number by the Average Old

National Closing Price (as such terms are defined below on pages 33-34). The Merger Consideration is subject to further adjustment if the aggregate amount of Monroe delinquent loans as of the tenth day prior to the effective time of the Merger is $59.72 million or greater, in which case the Exchange Ratio shall be decreased, following any adjustments set forth above, by the percentages identified in the Merger Agreement. The terms of the Merger are more fully set forth in the Merger Agreement attached hereto as Annex A. Using the Average Old National Closing Price as of October 4, 2010 of $10.46, the Merger Consideration would equal $13.34 per share.

Howe Barnes calculated the following transaction multiples based on the June 30, 2010 financial data of Monroe:

Transaction Multiples

Price / Tangible Book Value Per Share(1)	149.3%
Tangible Book Premium / Core Deposits	4.8%
Market Premium (Price / Monroe’s Current Stock Price)(2)	175.5%

(1)	Tangible book value per share was $8.93 as of June 30, 2010

(2)	Monroe’s current stock price was $4.84 as of October 4, 2010

Net Present Value Analysis

Howe Barnes performed a net present value analysis to generate a range of present values per share of Monroe common stock assuming continued independence. The range was determined by adding the present value of future Monroe dividends and the present value of the terminal value of Monroe common stock. Present value refers to the current value of future cash flows obtained by discounting such future cash flows by a discount rate that takes into account risk, the opportunity cost of capital, expected returns and other factors. Terminal value refers to the capitalized value of future earnings or tangible book value.

In this analysis, Howe Barnes used management projections for the full years of 2011 through 2014 as a basis for forecasting the future dividends and earnings capacity of Monroe. Howe Barnes applied price-to-earnings multiples of 8.0x to 20.0x to estimated 2014 earnings per share and price-to-tangible book multiples of 100.0% to 220.0% of year end 2014 estimated tangible book value per share to establish terminal values of Monroe. The range of terminal multiples applied was based on numerous factors, including the range of price-to-earnings and price-to-tangible book multiples of banks comparable to Monroe that would be expected to trade over the longer term, Monroe’s historic trading multiples, and its projected financial performance. The future dividends and terminal values of Monroe were then discounted using discount rates of 10.0% to 16.0%, which Howe Barnes viewed as an appropriate range of discount rates for banks with the risk characteristics of Monroe.

Based on these assumptions, the implied per share present value of Monroe common stock using a price-to-earnings multiple ranged from $4.23 to $12.53 and using a price-to-tangible book multiple ranged from $6.11 to $16.16. Howe Barnes noted that the net present value analysis was considered because it is a widely used valuation methodology, but that the results are highly dependent upon the numerous assumptions that must be made, including asset and earnings growth rates, discount rates, and projected terminal valuation multiples.

Pro Forma Merger Analysis

Howe Barnes analyzed certain pro forma effects of the Merger to determine the financial impact on Monroe’s shareholders once their shares are converted to Old National common stock. Specifically, Howe Barnes calculated the estimated accretion/dilution to earnings per share, tangible book value per share and dividends per share Monroe and Old National could potentially realize from 2011 through 2014. As part of its analysis, Howe Barnes assumed the following:

•	the Merger closes on December 31, 2010;

•	100% of Monroe’s common stock is exchanged for common stock of Old National at an Exchange Ratio of 1.275x;

•	earnings per share estimates for Old National from 2010 through 2014;

•	earnings per share estimates for Monroe from 2010 through 2014; and

•	purchase accounting adjustments, transaction expenses, and cost savings determined by senior management of Monroe and Old National.

Based upon those assumptions, Howe Barnes’ analysis indicated that the Merger would be accretive to Old National’s earnings per share for the year ended December 31, 2011 and thereafter. Additionally, Howe Barnes’ analysis indicated that the Merger would be dilutive to Old National’s tangible book value per share for the years ended December 31, 2011 through December 31, 2013, but accretive thereafter.

From the perspective of Monroe’s shareholders, Howe Barnes’ analysis indicated that the Merger would be accretive to Monroe’s earnings per share for the year ended December 31, 2011 and thereafter. Howe Barnes’ analysis indicated that the Merger would be accretive to Monroe’s tangible book value per share for the year ended December 31, 2011 and thereafter. Additionally, Howe Barnes’ analysis indicated the Merger would be accretive to Monroe’s dividends per share for the year ended December 31, 2011 and thereafter. The estimates of cost savings and purchase accounting adjustments and the timing and realization of such cost savings and purchase accounting adjustments are based on numerous estimates, assumptions, and judgments and are subject to significant uncertainties. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Pro Forma Net Present Value Analysis

Howe Barnes performed a pro forma net present value analysis to generate a range of present values per share of pro forma Monroe common stock as adjusted for the Exchange Ratio. The range was determined by adding the present value of future pro forma Monroe dividends as adjusted for the Exchange Ratio and the present value of the terminal value of pro forma Monroe common stock as adjusted for the Exchange Ratio.

In this analysis, Howe Barnes used Old National’s and Monroe’s management projections for the full years of 2011 through 2014 as a basis for forecasting the future dividends and earnings capacity of the pro forma organization. Howe Barnes applied price-to-earnings multiples of 8.0x to 20.0x to estimated 2014 earnings per share and price-to-tangible book multiples of 100.0% to 220.0% of year end 2014 estimated tangible book value per share to establish terminal values of the pro forma organization. The range of terminal multiples applied was based on numerous factors, including the range of price-to-earnings and price-to-tangible book multiples banks comparable to the pro forma organization would be expected to trade over the longer term and its projected financial performance. The future dividends and terminal values of the pro forma organization were then discounted using discount rates of 10.0% to 16.0%, which Howe Barnes viewed as an appropriate range of discount rates for banks with the risk characteristics of the pro forma organization.

Based on these assumptions, the implied per share present value of pro forma Monroe common stock as adjusted for the Exchange Ratio using a price-to-earnings multiple ranged from $5.85 to $15.50 and using a price-to-tangible book multiple ranged from $7.87 to $19.32. Again, Howe Barnes noted that the net present value analysis was considered because it is a widely used valuation methodology, but that the results are highly dependent upon the numerous assumptions that must be made, including asset and earnings growth rates, merger adjustments, discount rates, and projected terminal valuation multiples.

Comparable Precedent Transactions Analysis

Howe Barnes conducted a review of two groups of recent comparable precedent transactions. Howe Barnes then compared median pricing ratios for each group to those of the Merger. The two groups used in the analysis consisted of the following:

•	Group 1: all transactions involving banks or thrifts as sellers announced since December 31, 2009 with a transaction value greater than $15 million;

•	Group 2: all transactions involving banks or thrifts as sellers announced since December 31, 2009 with a transaction value greater than $15 million and where the seller had a ratio of non-performing assets to assets of between 3% and 6% at the time of announcement.

	Median Transaction Multiples			Imputed Per Share Valuation
	Price /	Premium /	Market	Price /	Premium /	Market
	TBVPS	Core Deps.	Premium	TBVPS	Core Deps.	Premium

Group 1	126.4%	4.6%	64.1%	$11.29	$13.16	$7.94
Group 2	110.1%	2.5%	64.1%	$9.83	$11.22	$7.94
The Merger	149.3%	4.8%	175.5%		$13.34

Comparable Public Company Analysis

Howe Barnes compared the financial and market performances of Monroe to those of comparable publicly traded banks deemed similar to Monroe. Howe Barnes then compared median pricing ratios of the group to the current valuation of Monroe as well as the proposed transaction. The comparable group used in the analysis consisted of publicly traded banks located in the Midwest with assets between $500 million and $1.5 billion and a ratio of non-performing assets to assets of between 3% and 6%.

	Median Comparable Results					Imputed Value Per
		TCE / Tg.	Market Cap.	NPAs /	Price /	Share (TBVPS
	Assets (MM)	Assets	(MM)	Assets	TBVPS	Mult.)

Comparable Group	$936	6.23%	$27.2	4.19%	56.4%	$5.04
Monroe	$846	6.58%	$28.7	4.30%	51.5%	—

Conclusion

Based on the above analyses, Howe Barnes concluded that, as of the date of the opinion, the Merger Consideration was fair, from a financial point of view, to the holders of Monroe common stock. In performing its various analyses, Howe Barnes made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Monroe’s and Old National’s control. The analyses performed by Howe Barnes are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Howe Barnes does not assume any responsibility if future results are materially different from those projected.

The preparation of a fairness opinion is a complex process involving subjective judgment and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Howe Barnes also included assumptions with respect to general economic, market, and other financial conditions. Furthermore, Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Howe Barnes’ analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. An estimate of Monroe’s valuation does not purport to be appraisals or to necessarily reflect the prices at which Monroe or their respective securities actually may be sold.

Howe Barnes’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the outstanding common stock of Monroe in connection with the Merger. Howe Barnes does not express any opinion with respect to any other class of Monroe stock, warrant, or option issued and outstanding. In rendering the opinion, Howe Barnes expressed no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of Monroe, or any class of such persons, relative to the consideration to be received by the holders of the common stock of Monroe in the Merger or with respect to the fairness of any such compensation.

In rendering this fairness opinion, Howe Barnes acted on behalf of the board of directors of Monroe and received a fee for its services. Monroe also has agreed to reimburse Howe Barnes for certain reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Howe Barnes and its affiliates and their respective directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under federal securities laws. Under the terms of its financial advisory agreement dated September 29, 2010, Howe Barnes will be paid 1.00% of the total consideration received by Monroe shareholders in connection with the Merger, or $820,508 based upon the value of the Merger Consideration as of November 5, 2010, with $150,000 having been previously paid upon the delivery of the fairness opinion.

During the two years preceding the date of the opinion, Howe Barnes has had a material relationship with Monroe in which compensation was received. In July 2009, Howe Barnes served as sole underwriter on Monroe’s offering of redeemable subordinated debentures, for which Howe Barnes received compensation in the amount of $377,525. Except as disclosed above, there are no other material relationships that existed during the two years prior to the date of the opinion or that are mutually understood to be contemplated in which any compensation was received or intended to be received as a result of the relationship between Howe Barnes and any party to the Merger. As a market maker in securities, Howe Barnes may also actively trade the equity securities of Monroe and Old National for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

As described above, Howe Barnes’ opinion and presentation to Monroe’s board of directors were among the many factors taken into consideration by Monroe’s board of directors in making its determination to approve the Merger Agreement, and to recommend that Monroe’s shareholders approve the Merger Agreement.

THE MERGER AGREEMENT

Structure of the Merger

Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, Monroe will merge with and into Old National, with Old National as the surviving corporation of such Merger. The separate existence of Monroe will terminate and the Monroe common stock will cease to be listed on the NASDAQ Global Market and will be cancelled as a consequence of the Merger. The Old National common shares will continue to be listed on the NYSE under the symbol “ONB”. Simultaneous with the Merger or, if required regulatory approval has not been received as of the date of closing of the Merger, as soon thereafter as possible, Monroe Bank will be merged with and into Old National Bank, a wholly-owned subsidiary of Old National, with Old National Bank surviving.

Under the Merger Agreement, the officers and directors of Old National serving at the effective time of the Merger will continue to serve as the officers and directors of Old National after the Merger is consummated.

Merger Consideration

If the Merger is completed, your shares of Monroe common stock will be converted into the right to receive 1.275 shares of Old National common stock (the “Exchange Ratio”), subject to adjustment as provided below (as adjusted, the “Merger Consideration”). No fractional shares of Old National common stock will be issued in the Merger. Instead, Old National will pay to each holder of Monroe common stock who otherwise would be entitled to a fractional share of Old National common stock an amount in cash (without interest) determined by multiplying such fraction by the average of the per-share closing prices of a share of Old National common stock during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger (the “Average Old National Closing Price”).

The Exchange Ratio is subject to adjustment as follows:

•	Increase in market price of Old National common stock. If the Average Old National Closing Price exceeds $10.98 per share, then the Exchange Ratio shall be adjusted such that each share of Monroe common stock shall be converted into the number of shares of Old National common stock resulting from dividing $14.00 by the Average Old National Closing Price. As of November 5, the market price of Old National common stock was $10.33.

•	Decrease in consolidated shareholders’ equity. If as of the end of the month prior to the effective time the Monroe consolidated shareholders’ equity is less than $55.64 million, the Exchange Ratio (calculated after any adjustment required as a result of the increase in market price of Old National common stock) shall be decreased to a quotient determined by dividing the Adjusted Purchase Price by the total number of shares of Monroe common stock outstanding, and further dividing that number by the Average Old National Closing Price. For purposes of the computation, the Adjusted Purchase Price shall be equal to (x) the total Purchase Price less (y) the difference between $55.64 million and the Monroe consolidated shareholders’ equity as of the end of the month prior to the effective time of the Merger multiplied by 150%. The Purchase Price shall be the Exchange Ratio in effect at the time of the adjustment multiplied by the Average Old National Closing Price multiplied by the total number of shares of Monroe common stock outstanding at the effective time of the Merger.

The Monroe consolidated shareholders’ equity shall be determined in accordance with generally accepted accounting principles, to which shall be added the following:

i. any accruals, reserves or charges taken by Monroe as a result of the anticipated termination of its data processing agreement with Fidelity National Information Services, Inc.;

ii. any accruals, reserves or charges resulting from expenses of the Merger; and

iii. any accruals, reserves or charges taken by Monroe at the request of Old National; and

iv. $1,000,000, representing the estimated built-in gains on two Monroe Bank parking lots located at two locations in Bloomington, Indiana.

As of September 30, 2010, the consolidated shareholders’ equity of Monroe, as adjusted pursuant to the Merger Agreement, was $56.99 million.

•	Increase in Monroe delinquent loans. If the aggregate amount of Monroe delinquent loans as of the tenth day prior to the effective time is $59.72 million or greater, the Exchange Ratio (following any adjustments required as a result of an increase in the market price of Old National common stock or decrease in consolidated shareholders’ equity) shall be decreased by the following percentage:

Monroe Delinquent Loans	Percentage Decrease
(dollars in millions)	to Exchange Ratio (%)

$59.72 or more, less than or equal to $60.72	0.4748%
Greater than $60.72, less than or equal to $61.72	0.9496%
Greater than $61.72, less than or equal to $62.72	1.4245%
Greater than $62.72, less than or equal to $63.72	1.8993%
Greater than $63.72, less than or equal to $64.72	2.3741%
Greater than $64.72, less than or equal to $65.72	2.8489%
Greater than $65.72, less than or equal to $66.72	3.3238%
Greater than $66.72, less than or equal to $67.72	3.7986%
Greater than $67.72, less than or equal to $68.72	4.2734%
Greater than $68.72, less than or equal to $69.72	4.7482%
Greater than $69.72, less than or equal to $70.72	10.4461%
Greater than $70.72, less than or equal to $71.72	11.3957%
Greater than $71.72, less than or equal to $72.72	12.3454%
Greater than $72.72, less than or equal to $73.72	13.2950%
Greater than $73.72, less than or equal to $74.72	14.2447%
Greater than $74.72, less than or equal to $75.72	15.1943%
Greater than $75.72, less than or equal to $76.72	16.1439%

The term “Monroe delinquent loans” means the total of (i) all loans with principal or interest that are 30 to 89 days past due, (ii) all loans with principal or interest that are at least 90 days past due and still accruing, (iii) all loans with principal or interest that are nonaccruing, (iv) restructured and impaired loans, (v) other real estate owned, (vi) net charge offs from the date of the Merger Agreement through the last day of the month immediately preceding the closing date of the Merger, and (vii) write-downs of other real estate owned from the date of the Merger Agreement through the last day of the month immediately preceding the closing date of the Merger. As of September 30, 2010, the Monroe delinquent loans were $53.12 million.

•	Decrease in market price of Old National common stock. Additionally, Monroe may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) (the “determination date”), such termination to be effective on the tenth day following such determination date if both of the following conditions are satisfied:

•	the average of the daily closing price of Old National common stock as reported on the New York Stock Exchange for the ten consecutive trading days immediately preceding the determination date (the “ONB Market Value”) is less than $8.38; and

•	the number obtained by dividing the ONB Market Value by $10.47 (the “Initial ONB Market Value,” which may be adjusted to account for certain transactions involving the stock of Old National, such as a stock dividend, reclassification or similar transaction between the date of the Merger Agreement and the determination date) (the “ONB Ratio”) is less than the quotient (such quotient, the “Index Ratio”) obtained by dividing the average of the daily closing value for the five consecutive trading days immediately preceding the determination date of a group of financial institution holding companies comprising the Nasdaq Bank Index (the “Final Index Price”) by the closing value of the Nasdaq Bank Index on October 5, 2010 (the “Initial Index Price”), minus 0.20.

If Monroe elects to exercise its termination right as described above, it must give prompt written notice thereof to Old National. During the five-business day period commencing with its receipt of such notice, Old National shall have the option to increase the consideration to be received by the holders of Monroe common stock by adjusting the exchange ratio to the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial ONB Market Value, the exchange ratio (as then in effect), and the Index Ratio, minus 0.20, and the denominator of which is equal to ONB Market Value on the determination date; or (ii) the quotient determined by dividing the Initial ONB Market Value by the ONB Market Value on the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.80. If Old National elects, it shall give, within such five-business day period, written notice to Monroe of such election and the revised exchange ratio, whereupon no termination shall be deemed to have occurred and the Merger Agreement shall remain in full force and effect in accordance with its terms (except as the exchange ratio shall have been so modified). Because the formula is dependent on the future price of Old National’s common stock and that of the index group, it is not possible presently to determine what the adjusted Merger Consideration would be at this time, but, in general, more shares of Old National common stock would be issued, to take into account the extent by which the average price of Old National’s common stock exceeded the decline in the average price of the common stock of the index group.

Treatment of Options to Acquire Shares of Monroe Common Stock

The Merger Agreement provides that each option to acquire shares of Monroe common stock outstanding as of the effective date of the Merger will be converted into an option to purchase a number of shares of Old National common stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Monroe common stock subject to the Monroe stock option and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such Monroe stock option divided by (2) the Exchange Ratio. Each Monroe stock option will become fully vested following the effective time of the Merger and will otherwise continue to be governed by the same terms and conditions as were applicable under the related Monroe stock Option immediately prior to the effective time of the Merger.

The officers and directors of Monroe hold options to purchase 262,500 shares of Monroe common stock.

Treatment of Monroe’s ESOP

Prior to the effective time of the Merger, all Monroe employees and former employees who are participants in the ESOP will have the opportunity to complete a confidential voting instruction card to instruct the ESOP trustee to vote Monroe stock allocated to their ESOP accounts with respect to the Merger. Shares of Monroe common stock held by the ESOP for which no timely voting instructions are received will be voted by the ESOP trustee, as directed by the Benefits Committee appointed by Monroe’s board of directors, in the same proportion as shares for which the ESOP trustee has received confidential voting instructions, subject to the exercise of its fiduciary duties. The deadline for returning your confidential voting instructions to the ESOP trustee is December 9. Monroe has engaged an independent fiduciary to serve as the independent discretionary trustee of the ESOP. The trustee intends to obtain a written opinion from a qualified independent financial advisor that the Merger Consideration constitutes adequate consideration under ERISA and is fair to the ESOP participants from a financial point of view.

As soon as administratively feasible after the effective time of the Merger, the Monroe ESOP will be merged with and into the Old National ESOP.

Treatment of Monroe’s 401(k) Plan

The Monroe 401(k) plan (“Thrift Plan”) will be terminated no later than the day prior to the effective time of the Merger, and as soon as administratively feasible thereafter the individual account balances of all participants in the Thrift Plan will be distributed or rolled over to another eligible plan, or to an individual retirement account or annuity, as each participant elects.

Exchange and Payment Procedures

At and after the effective time of the Merger, each certificate representing shares of Monroe common stock will represent only the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. Old National will reserve a sufficient number of shares of Old National common stock to be issued as a part of the Merger Consideration. Promptly after the effective time of the Merger, but in no event more than five business days thereafter, Old National will mail a letter of transmittal to each holder of Monroe common stock that will include detailed instructions on how such holder many exchange such holder’s Monroe common shares for the Merger Consideration.

Old National will cause a certificate representing the number of whole shares of Old National common stock that each holder of Monroe common stock has the right to receive and a check in the amount of any cash that such holder has the right to receive in lieu of fractional shares of Old National common stock to be delivered to such shareholder upon delivery to Old National of certificates representing such shares of Monroe common stock and a properly completed letter of transmittal. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive.

No dividends or other distributions on Old National common stock with a record date occurring after the effective time of the Merger will be paid to the holder of any unsurrendered old certificate representing shares of Monroe common stock converted into the right to receive shares of Old National common stock until the holder surrenders such old certificate in accordance with the Merger Agreement.

The stock transfer books of Monroe will be closed immediately at the effective time of the Merger and after the effective time there will be no transfers on the stock transfer records of Monroe of any shares of Monroe common stock. Old National will be entitled to rely on Monroe’s stock transfer books to establish the identity of those persons entitled to receive Merger Consideration. If any old certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such old certificate to be lost, stolen, or destroyed and, if required by Old National, the posting by such person of a bond or other indemnity as Old National may reasonably direct as indemnity against any claim that may be made with respect to the old certificate, Old National will issue the Merger Consideration in exchange for such lost, stolen or destroyed certificate.

Dividends and Distributions

Until Monroe common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the Merger with respect to Old National common shares into which shares of Monroe common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, Old National will pay any unpaid dividends or other distributions, without interest. After the effective time of the Merger, there will be no transfers on the stock transfer books of Monroe of any shares of Monroe common stock. If certificates representing shares of Monroe common stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the Merger Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of Monroe, on the one hand, and Old National, on the other hand, to each other, as to, among other things:

•	the corporate organization and existence of each party;

•	the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement and make it valid and binding;

•	the fact that the Merger Agreement does not conflict with or violate:

•	the articles of incorporation and bylaws of each party,

•	applicable law, and

•	agreements, instruments or obligations of each party;

•	the capitalization of Monroe and Old National;

•	each party’s compliance with applicable law;

•	the accuracy of statements made and materials provided to the other party;

•	the absence of material litigation;

•	each party’s financial statements and filings with applicable regulatory authorities;

•	the absence of undisclosed obligations or liabilities;

•	title to its assets;

•	the adequacy of its loan loss reserves;

•	the status of its loans and investments and the provisions for loan losses;

•	employee benefit plans and related matters;

•	the filing and accuracy of tax returns;

•	the adequacy of each party’s deposit insurance and other policies of insurance;

•	books and records;

•	payments to be made to any brokers or finders in connection with the Merger;

•	Securities and Exchange Commission filings;

•	Community Reinvestment Act; and

•	compliance with the Bank Secrecy Act.

In addition, the Merger Agreement contains representations and warranties of Monroe to Old National as to:

•	material contracts;

•	loans and investments;

•	the inapplicability to the Merger and the transactions contemplated thereby of the anti-takeover provisions in Monroe’s articles of incorporation and bylaws;

•	obligations to employees;

•	events occurring since June 30, 2010;

•	insider transactions;

•	indemnification agreements;

•	shareholder approval;

•	intellectual property;

•	agreements with regulatory agencies;

•	internal controls;

•	fiduciary accounts; and

•	the receipt of a fairness opinion from Monroe’s financial advisor.

None of the representations and warranties of the parties will survive the consummation of the Merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules which were separately delivered by each party to the other party to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

Monroe Restrictions

Under the Merger Agreement, Monroe has agreed to certain restrictions on its activities until the Merger is completed or terminated. In general, Monroe and its subsidiary, Monroe Bank, are required to conduct their business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business.

The following is a summary of the more significant restrictions imposed upon Monroe, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of Old National, Monroe and Monroe Bank may not:

•	make any change in the capitalization or the number of issued and outstanding shares of Monroe or Monroe Bank;

•	authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to its issued and outstanding common stock as of the date of the Merger Agreement;

•	distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; except that Monroe Bank may pay cash dividends to Monroe in the ordinary course of business for payment of Monroe’s reasonable and necessary business and operating expenses (including payments on Monroe’s subordinated debt obligations) and to provide funds for Monroe’s dividends to its shareholders, and, in addition, Monroe may pay to its shareholders its usual and customary cash dividend of no greater than $0.01 per share for any quarterly period, provided that no dividend may be paid by Monroe for the quarterly period in which the Merger is scheduled to be consummated or consummated if, during such period, Monroe shareholders will become entitled to receive dividends on their shares of Old National common stock received pursuant to the Merger Agreement;

•	redeem any of its outstanding shares of common stock;

•	merge, combine, consolidate, or effect a share exchange with, or sell its assets or any of its securities to any other person, corporation, or entity, or enter into any other similar transaction not in the ordinary course of business;

•	purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation, or other entity, except in the ordinary course of business necessary in managing its investment portfolio, and then only to the extent such securities have a quality rating of “AAA;”

•	make, renew or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of Monroe or Monroe Bank and classified as “Substandard”, “Doubtful” or “Loss” or such loan is in an amount in excess of $250,000 and classified as “special mention”, or make, renew or otherwise modify any loan if immediately after making such loan such person would be directly indebted to Monroe or Monroe Bank in an aggregate amount in excess of $1 million, or make, renew or otherwise modify any loan secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $417,000 (except for such loans which Monroe originates for sale into the secondary market, in which case such dollar threshold shall be $750,000), or in any event if such loan does not conform with Monroe Bank’s credit policies and exceeds 120 days to maturity;

•	except as otherwise permitted under the Merger Agreement and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $100,000 individually or $250,000 in the aggregate;

•	make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Monroe or Monroe Bank to dispose freely of such investment at any time, or subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest, or encumbrance, except for tax and other liens that arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, and except for pledges or liens required to be granted in connection with acceptance by Monroe or Monroe Bank of government deposits and pledges or liens in connection with Federal Home Loan Bank borrowings;

•	except as contemplated by the Merger Agreement, promote to a new position or increase the rate of compensation, or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer, or employee of Monroe or Monroe Bank, or modify, amend, or institute new employment policies or practices, or enter into, renew, or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers, or employees of Monroe or Monroe Bank;

•	except as contemplated by the Merger Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right, or profit sharing plans; any employment, deferred compensation, consulting, bonus, or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare, or employee welfare benefit plan, agreement, or understanding for current or former directors, officers, or employees of Monroe or Monroe Bank; or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

•	amend, modify, or restate Monroe’s or Monroe Bank’s respective organizational documents;

•	give, dispose of, sell, convey, or transfer, assign, hypothecate, pledge, or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets (other than in the ordinary course consistent with past practice) of Monroe or Monroe Bank, or enter into any agreement or commitment relative to the foregoing;

•	fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

•	issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of Monroe or Monroe Bank;

•	except for obligations disclosed pursuant to the Merger Agreement, Federal Home Loan Bank advances, Federal Funds purchased by Monroe Bank, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge, or satisfaction in the ordinary course of business of liabilities reflected in the Monroe financial statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation in an aggregate amount exceeding $100,000;

•	open, close, move, or, in any material respect, expand, diminish, renovate, alter, or change any of its offices or branches other than as contemplated in the Merger Agreement;

•	pay or commit to pay any management or consulting or other similar type of fees other than as contemplated in the Merger Agreement;

•	change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax laws requirements, changes in GAAP or regulatory accounting principles or as required by Monroe’s independent auditors or its regulatory authorities;

•	change in any material respects its underwriting, operating, investment or risk management or other similar policies of Monroe or Monroe Bank except as required by applicable law or policies imposed by any regulatory authority or governmental entity;

•	make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes; or

•	enter into any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation, other than as specifically contemplated under the Merger Agreement, requiring payments by Monroe or Monroe Bank that exceed $100,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

Old National Restrictions

The following is a summary of the more significant restrictions imposed upon Old National, subject to the exceptions set forth in the Merger Agreement. In particular, Old National may not knowingly:

•	take any action that is intended or reasonably likely to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any respect at or prior to the effective time of the Merger, any of the conditions to the Merger not being satisfied, a material violation of any provision of the Merger Agreement, or a delay in the consummation of the Merger, except, in each case, as may be required by applicable law or regulation.

Covenants

In addition to the restrictions noted above, Monroe and Old National have agreed to take several other actions, such as:

•	in the case of Monroe, to submit the Merger Agreement to its shareholders at a meeting to be called and held at the earliest possible reasonable date;

•	in the case of Monroe, to proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist Old National in procuring all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger, and to ensure that any materials or information provided by Monroe to Old National for use by Old National in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

•	in the case of Monroe, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents;

•	in the case of Monroe, to use commercially reasonable efforts to maintain insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as were insured by Monroe as of the date of the Merger Agreement;

•	in the case of Monroe, to continue to accrue reserves for employee benefits and Merger related expenses, and to consult and cooperate in good faith with Old National on (i) conforming the loan and accounting policies and practices of Monroe to those policies and practices of Old National for financial accounting and/or income tax reporting purposes; (ii) determining the amount and timing for recognizing Monroe’s expenses of the Merger; provided, that no such modifications need be effected prior to the 5th day preceding the closing date of the Merger and until Old National has certified to Monroe that all conditions to the obligation of Old National to consummate the Merger have been satisfied;

•	to coordinate with each other prior to issuing any press releases;

•	in the case of Monroe and Old National, to supplement, amend and update the disclosure schedules to the Merger Agreement as necessary;

•	in the case of Monroe and Old National, to give the other party’s representatives and agents, including investment bankers, attorneys or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the Merger to the other party’s properties, facilities operations, books and records;

•	in the case of Monroe, to allow Old National’s President, or his designees, notice of and access to all regular and special meetings of the board of directors or committees of the board of directors of Monroe and Monroe Bank;

•	in the case of Monroe and Old National, to deliver updated financial statements, any reports, notices or proxy statements sent by either party to any governmental authority, and any orders issued by any governmental authority, to the other party when available;

•	in the case of Monroe, to cooperate with an environmental consulting firm designated by Old National in the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by Monroe or Monroe Bank as of the date of the Merger Agreement, and any real property acquired or leased by Monroe or Monroe Bank after the date of the Merger Agreement;

•	in the case of Monroe and Old National, to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger

Agreement being or becoming untrue in any material respect, (ii) any of the conditions to the Merger not being satisfied, (iii) a material violation of any provision of the Merger Agreement, or (iv) a material delay in the consummation of the Merger;

•	in the case of Monroe, except with respect to the Severance and Change of Control Agreement of Mark D. Bradford, not to create any employment contract, agreement or understanding with or employment rights for any of the officers or employees of Monroe or Monroe Bank, or prohibit or restrict Old National from changing, amending or terminating any employee benefits provided to its employees from time to time;

•	in the case of Monroe, to take such actions as necessary to terminate the Monroe Bancorp Thrift Plan as of the day prior to the effective time of the Merger, and to thereafter to distribute or otherwise transfer the account balances of participants in accordance with the applicable plan termination provisions;

•	in the case of Monroe, to continue to make employer contributions to the ESOP for each plan year quarter ending prior to the effective time, and in addition to take all actions necessary to implement a confidential voting procedure pursuant to which ESOP participants shall instruct the trustee to vote the shares of Monroe common stock in their ESOP accounts with respect to the Merger and to hire a qualified independent fiduciary to implement such procedures and, if deemed necessary by the independent fiduciary, to obtain a written opinion from a qualified independent financial advisor that the Merger Consideration constitutes “adequate consideration” under the Employee Retirement Income Security Act of 1974, as amended, and is “fair to the ESOP participants from a financial point of view”;

•	in the case of Monroe, to take all actions necessary to assign any Monroe group insurance policies to Old National as of the effective time of the Merger and to provide Old National with all necessary financial, enrollment, eligibility, contractual and other information related to Monroe’s welfare benefit and cafeteria plans to assist Old National in the administration of such plans after the effective time of the Merger;

•	in the case of Monroe, through the effective time of the Merger, to continue to allow participants under the Monroe Bancorp Directors’ 2005 Deferred Compensation Plan, the Monroe Bancorp Directors’ Deferred Compensation Plan, the Monroe Bancorp Executives’ 2005 Deferred Compensation Plan and the Monroe Bancorp Executives’ Deferred Compensation Plan to elect and defer compensation pursuant to the provisions of such plans;

•	in the case of Monroe, to ensure that no further grants of stock options are awarded under Monroe’s stock option plans;

•	in the case of Monroe to terminate the Monroe Bancorp Dividend Reinvestment and Common Stock Purchase Plan effective no later than the effective time of the Merger;

•	in the case of Monroe and Old National, to take such actions that will cause any shares of Monroe common stock owned by executive officers and directors of Monroe and canceled in the Merger to qualify for the short-swing trading exemptions provided in Rule 16b-3(d) under the 1934 Act;

•	in the case of Old National, to take such actions as necessary to assume all of the obligations of Monroe relating to the $13 million of 10% Redeemable Subordinated Debentures due 2019;

•	in the case of Old National, to take such actions as are necessary for Old National to assume the obligations of Monroe under any indenture or other agreement to which Monroe is a party with respect to trust preferred securities;

•	in the case of Monroe and Monroe Bank, to cooperate with Old National to reconstitute the directors and officers of Monroe Bank to be the same as Old National Bank and, if requested by Old National, to amend the articles of incorporation and bylaws of Monroe Bank effective at the time of the Merger;

•	in the case of Monroe, to receive within ten days of the date of the Merger Agreement the written fairness opinion of Howe Barnes that the Exchange Ratio is fair to the shareholders of Monroe from a financial point of view;

•	in the case of Old National, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

•	in the case of Old National, to file a registration statement with the SEC covering the shares of Old National common stock to be issued to Monroe shareholders pursuant to the Merger Agreement;

•	in the case of Old National, to make available to the officers and employees of Monroe who continue as employees after the effective time, substantially the same benefits, including severance benefits, as Old National offers to similarly situated officers and employees, including credit for prior service with Monroe and Monroe bank for purposes of eligibility and vesting;

•	in the case of Old National, to provide severance benefits to those employees of Monroe or Monroe Bank as of the effective time of the Merger whose employment is terminated by Old National or Old National Bank after the effective time, with such changes as are necessary to Old National’s severance policy to allow for (i) each employee to be given full credit for prior years of employment with Monroe or Monroe Bank; (ii) the pay rate for Gordon Dyott, Christopher Tietz, Scott Walters and J. Scott Davidson (“Monroe Executives”) shall be equal to the greater of their respective rates of pay on January 1, 2010 or as of the date of their termination; and (iii) each Monroe Executive shall receive severance of no less than one year of salary at the greater of the rate effective on January 1, 2010 or the rate effective as of the date of their termination;

•	in the case of Old National, authorize the payment of and pay retention bonuses upon reaching certain milestones to selected employees of Monroe identified by Monroe and Old National, in amounts agreed to by Monroe and Old National; and

•	in the case of Old National, maintain a directors’ and officers’ liability insurance policy for three years after the effective time of the Merger to cover the present and former officers and directors of Monroe and Monroe Bank with respect to claims against such directors and officers arising from facts or events which occurred before the effective time, and for six years after the effective time, continue the indemnification and exculpation rights of the present and former officers and directors of Monroe and Monroe Bank against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring on or prior to the effective time to the full extent then permitted under the articles of incorporation or bylaws of Monroe or Monroe Bank or any indemnification arrangement or agreement disclosed to Old National.

The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement — Employee Benefit Matters” and “Interests of Certain Directors and Officers of Monroe in the Merger.”

Acquisition Proposals by Third Parties

Until the Merger is completed or the Merger Agreement is terminated, Monroe has agreed that it, and its officers, directors and representatives, and those of Monroe Bank, will not:

•	Solicit, initiate or knowingly encourage or facilitate, any inquiries, offers or proposals to acquire Monroe; or

•	Initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire Monroe.

Monroe may, however, furnish information regarding Monroe to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal, or change or withhold its recommendation to Monroe’s shareholders regarding the Merger if:

•	Monroe’s board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal may be or could be superior to the Merger for Monroe’s shareholders and the failure to consider such proposal would likely result in a breach of the fiduciary duties of Monroe’s board of directors;

•	Monroe provides any information to Old National that it intends to provide to a third party; and

•	Monroe notifies Old National that it is prepared to change or withhold its recommendation to Monroe’s shareholders in response to a superior proposal, and provides Old National with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and Old National fails, within five days, to make a proposal that would, in the reasonable good faith judgment of the Monroe board of directors (after consultation with financial advisors and outside legal counsel) cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

For purposes of the Merger Agreement, the term “superior proposal” means any acquisition proposal relating to Monroe or Monroe Bank, or to which Monroe or Monroe Bank may become a party, that the Monroe board of directors determines in good faith (after having received the advice of its financial advisors) to be (i) more favorable to the shareholders of Monroe from a financial point of view than the Merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the $3 million termination fee) and (ii) reasonably capable of being completed without undue delay.

Conditions to the Merger

The obligation of Old National and Monroe to consummate the Merger is subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

•	The Merger Agreement must receive the approval of Monroe’s shareholders;

•	The representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects as of the effective date of the Merger unless the inaccuracies do not or will not have a Material Adverse Effect (as defined below) on the party making the representations and warranties. For purposes of the Merger Agreement, Material Adverse Effect is defined to mean any effect which is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of Monroe and its subsidiaries, taken as a whole, or Old National and its subsidiaries, taken as a whole, or which would materially impair the ability of Monroe or Old National to perform its obligations under the Merger Agreement or otherwise materially threaten or impede the consummation of the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that a Material Adverse Effect shall not include the impact of: (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken by Monroe with the prior written consent of Old National, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated therein, (e) the impact of the announcement of the Merger Agreement and the transactions contemplated thereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of Monroe and its subsidiaries or Old National and its subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of Monroe common stock, by itself, or Old National common stock, by itself, be considered to constitute a Material Adverse Effect on Monroe and its subsidiaries or Old National and its subsidiaries, taken as a whole (the foregoing proviso does not however prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect); and provided further, that without regard to any other provision of the Merger Agreement, a Material Adverse Effect shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against Monroe or Monroe Bank following the date of the Merger Agreement;

•	Old National shall have registered its shares of Old National common stock to be issued to shareholders of Monroe in the Merger with the SEC, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received, the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, shall have been declared effective by the Securities and Exchange Commission and no stop order suspending the effectiveness of the Registration Statement can have been issued or threatened;

•	All regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Old National or Monroe board of directors reasonably determines in good faith would either (i) have a Material Adverse Effect on Monroe (or in the case of Monroe, on Old National) or (ii) reduce the benefits of the Merger to such a degree that Old National (or in the case of Monroe, that Monroe) would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known; and

•	None of Old National, Monroe or Monroe Bank, or any of Old National’s subsidiaries shall be subject to any statute, rule, regulation, injunction, order or decree which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Merger Agreement or the Merger.

The obligation of Old National to consummate the Merger also is subject to the fulfillment of other conditions, including:

•	Monroe and Monroe Bank must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

•	Old National must have received from Monroe at the closing of the Merger all the items, documents, and other closing deliveries of Monroe, in form and content reasonably satisfactory to Old National, required by the Merger Agreement;

•	Old National must have received an opinion from Krieg DeVault LLP that the Merger constitutes a tax free “reorganization” for purposes of Section 368 of the Internal Revenue Code, as amended;

•	Old National must have received a letter of tax advice, in a form satisfactory to Old National, from Monroe’s outside, independent certified public accountants to the effect that any amounts that are paid by Monroe or Monroe Bank before the effective time of the Merger, or required under Monroe’s employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are “disqualified individuals” under Section 280G of the Internal Revenue Code with respect to Monroe, Monroe Bank, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code;

•	The Old National common stock to be issued to Monroe shareholders must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	As of ten days prior to the closing of the Merger, Monroe shall not hold Monroe delinquent loans in excess of $76.72 million; and

•	As of the end of the month prior to the effective time, the Monroe consolidated shareholders’ equity (as adjusted under the Merger Agreement) shall not be less than $50.64 million.

The obligation of Monroe to consummate the Merger also is subject to the fulfillment of other conditions, including:

•	Old National must have performed, in all material respects, all of its covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

•	Monroe must have received from Old National at the closing of the Merger all the items, documents, and other closing deliveries of Old National, in form and content reasonably satisfactory to Monroe, required by the Merger Agreement;

•	The shares of Old National common stock to be issued as part of the Merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

•	Monroe must have received an opinion from Krieg DeVault LLP that the Merger constitutes a “reorganization” for purposes of Section 368 of the Code, as amended.

Expenses

Except as otherwise provided in the Merger Agreement, Monroe and Old National will be responsible for their respective expenses incidental to the Merger.

Employee Benefit Matters

The Merger Agreement requires Old National to make available to the officers and employees of Monroe and Monroe Bank who continue as employees of Old National or any subsidiary substantially the same employee benefits on substantially the same terms and conditions as Old National offers to similarly situated officers and employees. Monroe and Monroe Bank employees will receive full credit, after the Merger, for all prior service with Monroe, Monroe Bank, or their predecessors for purposes of any applicable eligibility and vesting service requirements under any of Old National’s employee benefit plans, and for determining benefits under Old National’s severance policy. Monroe and Monroe Bank employees who become employees of Old National or any of its subsidiaries will become eligible to participate in Old National’s employee benefit plans as soon as reasonably practicable after the effective time of the Merger, or if later, as of the termination of the corresponding Monroe benefit plan. Continuing employees, if they initially become covered under Old National’s medical, dental, and health plans for less than a full calendar year, will not be subject to any deductibles, co-pays, waiting periods or pre-existing condition limitations under such plans of Old National or its subsidiaries other than those to which they otherwise would have been subject under the medical, dental and health plans of Monroe or Monroe Bank for the calendar year in which they cease to be covered under such plan of Monroe or Monroe Bank.

As of the effective time, Old National shall amend the Old National Bancorp Employee Stock Ownership and Savings Plan (Old National KSOP) so that from and after the effective time continuing employees will accrue benefits pursuant to the Old National KSOP and continuing employees shall receive credit for eligibility and vesting purposes for the service of such employees with Monroe and its subsidiaries or their predecessors prior to the effective time, as if such service were with Old National or its subsidiaries.

After the effective time, Old National shall continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the effective time until such time as Old National determines to modify or terminate any or all of those plans.

If the effective time of the Merger is on or before December 31, 2010, Monroe’s vacation policy shall terminate as of December 31, 2010 and all continuing employees shall be subject to Old National’s vacation policy as of January 1, 2011 and shall receive credit for prior service years with Monroe. If the effective time of the Merger is after December 31, 2010, Monroe employees will receive the pro rata amount of unused vacation days under Monroe’s vacation policy for the period before the closing of the Merger and the vacation days that would be credited under Old National’s vacation policy for the post-closing period in 2011. Additionally, at the effective time, continuing employees shall be entitled to reimbursement for business related travel pursuant to Old National’s reimbursement policy and sick time pursuant to Old National’s sick time policy. Notwithstanding the foregoing, all accrued and unpaid sick time of Monroe employees at the effective time of the Merger, up to 160 hours per employee, will be carried over to ONB’s sick time policy.

At the effective time, Old National will assume all obligations under Monroe’s deferred compensation plans, and shall continue to maintain and administer those plans in accordance with their provisions, until such time as all benefits accrued under the plans have been paid or distributed to the participants or beneficiaries thereof. Also after the effective time Old National shall continue to maintain and administer Monroe’s stock option plans until such time as all options granted or awarded under such plans have been exercised or lapse.

After the Merger Old National shall provide COBRA continuation coverage for each qualified beneficiary entitled to such coverage under applicable federal law.

Termination

Subject to conditions and circumstances described in the Merger Agreement, either Old National or Monroe may terminate the Merger Agreement if, among other things, any of the following occur:

•	Monroe shareholders do not approve the Merger Agreement at the Monroe special meeting;

•	any governmental authority shall have issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order shall have become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the Merger has been denied;

•	the Merger has not been consummated by April 30, 2011 (provided the terminating party is not then in willful breach of the Merger Agreement); or

•	the respective Boards of Directors of Old National and Monroe mutually agree to terminate the Merger Agreement.

Additionally, Old National may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

•	any event shall have occurred which is not capable of being cured prior to April 30, 2011 and would result in a condition to the Merger not being satisfied;

•	Monroe breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by April 30, 2011, or has not been cured by Monroe within 20 business days after Monroe’s receipt of written notice of such breach from Old National;

•	there has been a Material Adverse Effect on Monroe on a consolidated basis as of the effective time, as compared to that in existence as of October 5, 2010;

•	Old National elects to exercise its right of termination pursuant to the Merger Agreement regarding certain environmental matters (see “Environmental Inspections”); or

•	Monroe’s board of directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus related to Monroe’s special shareholders’ meeting;

•	Monroe’s board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition proposal with a third party;

•	Monroe shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to an acquisition proposal; or

•	a quorum could not be convened at the meeting of the shareholders of Monroe or at a reconvened meeting held at any time prior to April 30, 2011.

Monroe may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

•	any event shall have occurred which is not capable of being cured prior to April 30, 2011 and would result in a condition to the Merger not being satisfied;

•	Old National breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by April 30, 2011, or has not been cured by Old National within 20 business days after Old National’s receipt of written notice of such breach from Monroe; or

•	there has been a Material Adverse Effect on Old National on a consolidated basis as of the effective time, as compared to that in existence as of October 5, 2010.

Additionally, Monroe may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) (the “determination date”), such termination to be effective the tenth day following such date if both of the following conditions are satisfied:

•	the average of the daily closing prices of Old National common stock as reported on the New York Stock Exchange for the ten consecutive trading days immediately preceding the determination date (the “Old National Market Value”) is less than $8.38; and

•	the number obtained by dividing the Old National Market Value by $10.47 (the “Initial Old National Market Value,” which may be adjusted to account for certain transactions involving the stock of Old National, such as a stock dividend, reclassification or similar transaction between October 5, 2010 and the determination date) (the “Old National Ratio”) is less than the number (such number, the “Index Ratio”) obtained by dividing the average of the daily closing value for the five consecutive trading days immediately preceding the determination date of a group of financial institution holding companies comprising the Nasdaq Bank Index (the “Final Index Price”) by the closing value of a group of financial institution holding companies comprising the Nasdaq Bank Index on October 5, 2010 (the “Initial Index Price”), minus 0.20.

If Monroe elects to exercise its termination right as described above, it must give prompt written notice thereof to Old National. During the five business day period commencing with its receipt of such notice, Old National shall have the option to increase the consideration to be received by the holders of Monroe common stock by adjusting the exchange ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of the Initial Old National Market Value, the exchange ratio (as then in effect), and the Index Ratio, minus 0.20, and the denominator of which is equal to Old National Market Value on the determination date; or (ii) the quotient determined by dividing the Initial Old National Market Value by the Old National Market Value on the determination date, and multiplying the quotient by the product of the exchange ratio (as then in effect) and 0.80. If Old National elects, it shall give, within such five business day period, written notice to Monroe of such election and the revised exchange ratio, whereupon no termination shall be deemed to have occurred and the Merger Agreement shall remain in full force and effect in accordance with its terms (except as the exchange ratio shall have been so modified). Because the formula is dependent on the future price of Old National’s common stock and that of the index group, it is not possible presently to determine what the adjusted Merger Consideration would be at this time, but, in general, more shares of Old National common stock would be issued, to take into account the extent by which the average price of Old National’s common stock exceeded the decline in the average price of the common stock of the index group.

Under certain circumstances described in the Merger Agreement, a $3 million termination fee may be payable by Monroe to Old National if the Merger Agreement is terminated and the Merger is not consummated. See “The Merger Agreement — Termination Fee.”

Termination Fee

Monroe shall pay Old National a $3 million termination fee if the Merger Agreement is terminated for any of the following reasons:

•	If Old National terminates the Merger Agreement because Monroe’s board of directors fails to include its recommendation to approve the Merger in the proxy statement/prospectus delivered to shareholders or has withdrawn, modified or changed its approval or recommendation of the Merger Agreement or approves or publicly recommends an acquisition proposal with a third party, or Monroe has entered into or publicly announced an intention to enter into another acquisition proposal;

•	If either party terminates the Merger Agreement because it is not approved by the requisite vote of the shareholders of Monroe at the meeting called for such purpose or by Old National because a quorum could not be convened at Monroe’s shareholder meeting called to approve the Merger and, prior to the date that is twelve months after such termination Monroe or Monroe Bank enters into any acquisition agreement with a third party or an acquisition proposal is consummated; or

•	If either party terminates the Merger Agreement because the consummation of the Merger has not occurred by April 30, 2011 and (A) prior to the date of such termination an acquisition proposal was made by a third party and (B) prior to the date that is twelve months after such termination, Monroe or Monroe Bank enters into any acquisition agreement or any acquisition proposal is consummated.

Management and Operations After the Merger

Old National’s officers and directors serving at the effective time of the Merger shall continue to serve as Old National’s officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. Old National’s Articles of Incorporation and Bylaws in existence as of the effective time of the Merger shall remain Old National’s Articles of Incorporation and Bylaws following the effective time, until such Articles of Incorporation and Bylaws are further amended as provided by applicable law.

Environmental Inspections

Under the Merger Agreement, Old National has the right to terminate the Merger Agreement and not consummate the transaction if any of the real estate owned by Monroe or Monroe Bank is determined to be contaminated and the cost to remediate such contamination would be estimated in good faith to exceed $1.5 million. In order for Old National to avail itself of this termination provision, it is required to request that Phase I environmental investigations be commenced with respect to such real estate. Old National is currently in the process of obtaining such environmental investigations.

Effective Time of Merger

Unless otherwise mutually agreed to by the parties, the effective time of the Merger will occur on the last business day of the month following the fulfillment of all conditions precedent to the Merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger. Notwithstanding the foregoing, if the conditions precedent to the Merger are fulfilled and the waiting periods have expired prior to December 31, 2010, the effective time of the Merger will occur on December 31, 2010, or on such other date as the parties mutually agree. The parties currently anticipate closing the Merger on January 1, 2011.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the Merger cannot be completed until Old National receives necessary regulatory approvals. The Merger of Old National and Monroe requires the approval of the Federal Reserve Board and the Indiana Department of Financial Institutions. The merger of Old National Bank and Monroe Bank requires the approval of the Office of the Comptroller of the Currency. Old National has filed applications with each regulatory authority to obtain the applicable approvals. Although Old National does not know of any reason why it would not obtain regulatory approvals in a timely manner, Old National cannot be certain when such approvals will be obtained or if they will be obtained.

Voting Agreements

As of the record date, the directors of Monroe beneficially owned 592,688 shares or approximately 9.5% of the outstanding shares of Monroe common stock, excluding shares subject to options currently exercisable but not exercised. In connection with the execution of the Merger Agreement, the directors of Monroe each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director’s spouse to be voted, in favor of the Merger.

Accounting Treatment of the Merger

Old National will account for the Merger under the “purchase” method of accounting in accordance with United States’ generally accepted accounting principles. Using the purchase method of accounting, the assets (including identified intangible assets) and liabilities of Monroe will be recorded by Old National at their respective fair values at the time of the completion of the Merger. The excess of Old National’s purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

New York Stock Exchange Listing

Old National common stock currently is listed on the New York Stock Exchange under the symbol “ONB.” The shares to be issued to the Monroe shareholders in the Merger will be eligible for trading on the NYSE.

No Dissenters’ Rights of Appraisal

Dissenters’ rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided in the Indiana Business Corporation Law. Because shares of Monroe common stock are sold on a national exchange, holders of Monroe common stock will not have dissenters’ rights in connection with the Merger.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

In addition to the proposal to approve the Merger Agreement, the shareholders of Monroe also are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Agreement.

Under the Indiana Business Corporation Law (the “IBCL”) and the Articles of Incorporation of Monroe, the holders of a majority of the outstanding shares of common stock of Monroe are required to approve the Merger. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of common stock of Monroe are required to be represented at the special meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the special meeting is lower than expected, Monroe would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If Monroe desires to adjourn the special meeting, Monroe will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve and adopt the Merger Agreement until the special meeting is reconvened. If Monroe adjourns the special meeting for 30 days or less, Monroe will not set a new record date or will announce prior to adjournment the date, time and location at which the special meeting will be reconvened; no other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with your instructions and, if no contrary instructions are given, for the proposal to approve and adopt the Merger Agreement.

Any adjournment will permit Monroe to solicit additional proxies and will permit a greater expression of the views of Monroe shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve and adopt the Merger Agreement because an adjournment will give Monroe additional time to solicit favorable votes and increase the chances of approving that proposal. Monroe has no reason to believe that an adjournment of the special meeting will be necessary at this time.

Monroe’s board of directors recommends that shareholders vote FOR the proposal to adjourn or postpone the special meeting. Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies (Proposal 2 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as “NO” votes and, therefore, will have no effect on this proposal.

DESCRIPTION OF MONROE

BUSINESS

General

Monroe Bancorp is a one-bank holding company formed as a general corporation under Indiana law in 1984. At December 31, 2009, on a consolidated basis Monroe had total assets of $802,451,000, total loans including loans held for sale of $587,365,000 and total deposits of $634,254,000. Monroe holds all of the outstanding stock of Monroe Bank, which was formed in 1892. The primary business activity of Monroe is commercial banking which is conducted through its wholly-owned subsidiary, Monroe Bank.

Monroe Bank, headquartered in Bloomington, Indiana, conducts business from 17 locations in Monroe, Hamilton, Hendricks, Jackson and Lawrence Counties in Indiana. Approximately 77 percent of Monroe Bank’s deposits are in Monroe County and are concentrated in and around the city of Bloomington. However, Monroe’s anticipated continued development of its existing and additional banking business in Hamilton County, Hendricks County and other counties in the greater Indianapolis area, is expected to gradually reduce this concentration.

As of December 31, 2009, Monroe Bank had 204 full-time equivalent employees.

At September 30, 2010 and December 31, 2009, Monroe and Monroe Bank were categorized as well capitalized and met all applicable capital adequacy requirements. Effective April 29, 2010, Monroe Bank entered into a memorandum of understanding (“MOU”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the Indiana Department of Financial Institutions (the “DFI”). The MOU is an informal administrative agreement in which Monroe Bank has agreed to take various actions and comply with certain requirements to facilitate improvement in its financial condition. In accordance with the MOU, Monroe Bank agreed among other things to maintaining a leverage capital ratio (tier 1 capital to average assets) of not less than 8.00 percent and a total risk-based capital ratio of not less than 12.00 percent. On July 22, 2010, the board of directors of Monroe adopted a resolution requiring Monroe to obtain the written approval of the Federal Reserve prior to the declaration or payment of corporate dividends, any increase in debt or issuance of trust preferred obligations, or the redemption of any Monroe common stock.

Monroe Bank is a traditional community bank, which provides a variety of financial services to its customers, including:

•	accepting deposits;

•	making commercial, mortgage and installment loans;

•	originating residential mortgage loans that are generally sold into the secondary market;

•	providing personal and corporate trust services;

•	providing investment advisory and brokerage services; and

•	providing fixed and variable annuities.

The majority of Monroe Bank’s revenue is derived from interest and fees on loans and investments, and the majority of its expense is interest paid on deposits and general and administrative expenses related to its business.

Based upon a closing price of $11.73 for Monroe’s stock on November 5, 2010, Monroe’s $.04 per share provided a dividend yield of 0.34 percent. Monroe’s stock trades on the NASDAQ Global Market under the symbol MROE.

Management believes that Monroe’s culture of community involvement, service quality, and customer focus has played a significant role in Monroe’s growth and success over the years. Management also believes that other significant factors contributing to Monroe’s growth include, but are not limited to, the attractiveness of Monroe’s primary markets, an involved Board that sets high performance standards and the increased use of incentive and commission compensation plans.

Company Goals

Monroe’s business strategies are focused on five major areas:

•	improving asset quality and strengthening credit processes;

•	increasing Monroe’s net interest margin;

•	managing interest rate risk;

•	increasing the ratio of noninterest income to net interest income; and

•	increasing operating efficiency.

Achievement of Monroe’s financial objectives will require continued moderate loan and deposit growth from Monroe Bank’s initiatives in Hendricks County and Hamilton County, two attractive markets in the greater Indianapolis area, as well as from its core markets in and around Monroe County.

Management will measure its overall success in terms of earnings per share growth rate, return on equity, the ratio of non-performing loans to total loans, service quality and staff retention rates.

Competition

Monroe’s market area is highly competitive. In addition to competition from commercial banks (including certain larger regional banks) and savings associations, Monroe also competes with numerous credit unions, finance companies, insurance companies, mortgage companies, securities and brokerage firms, money market mutual funds, loan production offices and other providers of financial services. Monroe competes with these firms in terms of pricing, delivery channels, product features, service quality, responsiveness and other factors.

Monroe also competes directly with a large number of financial service providers who do not have a physical presence in our markets (e.g., Capital One, Wells Fargo) but have been successful in selling their services using technology and sophisticated target marketing techniques. We fully expect these companies to increase their future efforts to attract business from our customers.

Monroe’s success, in view of the substantial competition, is felt to be a result of factors such as its history of community involvement and support, commitment to outstanding customer service, awareness of and responsiveness to customer needs, and its attractive mix of high touch and high tech delivery channels. The impact of these factors can be seen in the success Monroe has had in increasing its share of deposits in Monroe County.

Monroe has been able to increase its deposit market share in the Monroe County market through competitive pricing, marketing and an emphasis on service. Deposit growth over the last five years has been consistent with Monroe’s growth in loans. In 2009, Monroe addressed short-term liquidity needs by borrowing federal funds (short-term borrowings from other banks) and acquiring brokered and short-term public fund certificates of deposit.

PROPERTIES

Monroe, through Monroe Bank, currently operates its business from its main office in downtown Bloomington, Indiana and from 16 additional locations in Monroe, Hamilton, Hendricks, Jackson and Lawrence Counties in Indiana. Monroe opened banking centers (included in the aforementioned totals) in Avon, Hendricks County, Indiana in January 2008, in Noblesville, Hamilton County, Indiana in September 2008, and also has an operations center located in Bloomington, Monroe County, Indiana. Information about those locations is set forth in the table which follows.

NAME OF OFFICE	LOCATION	OWNED/LEASED

Downtown Main Office	210 East Kirkwood Avenue Bloomington, IN 47408	Owned
Business Center	111 South Lincoln Street Bloomington, IN 47408	Owned
Ellettsville Banking Center	4616 West Richland Plaza Bloomington, IN 47404	Owned
Highland Village Banking Center	4191 West Third Street Bloomington, IN 47404	Owned
Kinser Crossing Banking Center	1825 North Kinser Pike Bloomington, IN 47404	Leased
Kirkwood Auto Branch	306 East Kirkwood Avenue Bloomington, IN 47408	Owned
Mall Road Banking Center	2801 Buick-Cadillac Boulevard Bloomington, IN 47401	Owned
Walnut Park Banking Center	2490 South Walnut Street Bloomington, IN 47403	Owned
Brownstown Banking Center	1051 West Spring Street Brownstown, IN 47220	Owned
Avon Banking Center	9720 East US Highway 36 Avon, IN 46123	Owned
Brownsburg Banking Center	1490 North Green Street Brownsburg, IN 46112	Owned
Plainfield Banking Center	802 Edwards Drive Plainfield, IN 46168	Owned
Noblesville Banking Center	15941 Cumberland Road Noblesville, IN 46060	Owned
Bedford Banking Center	Limestone Business Center, 2119 West 16th Street Bedford, IN 47421	Leased
Bell Trace Banking Center	800 Bell Trace Circle Bloomington, IN 47408	Leased
Meadowood Banking Center	2455 Tamarack Trail Bloomington, IN 47408	Leased
Redbud Hills Banking Center	3211 East Moores Pike Bloomington, IN 47401	Leased
Operations Center	5001 North State Road 37-Business Bloomington, IN 47404	Leased

Monroe owns its main office. It owns 11 of its other banking center locations and leases space for five banking centers. Monroe also leases its Operations Center. The main office contains approximately 18,656 square feet of space, and is occupied solely by Monroe. Monroe’s data processing center, bookkeeping, loan operations and deposit operations departments are located at the Operations Center.

LEGAL PROCEEDINGS

There are no material pending legal proceedings, other than routine litigation incidental to the business of Monroe or Monroe Bank, to which Monroe or Monroe Bank is a party or of which any of its property is subject. Further, there is no material legal proceeding in which any director, officer, principal shareholder, or affiliate of Monroe, or any associate of such director, officer, principal shareholder or affiliate is a party, or has a material interest, adverse to Monroe.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED SHAREHOLDER MATTERS
AND ISSUER PURCHASES OF EQUITY SECURITIES

Monroe’s common stock is quoted on the NASDAQ Global Market under the symbol “MROE.” The following table sets forth, for the periods indicated, the high and low sales prices for Monroe’s common stock as reported by the NASDAQ Global Market:

	Price Per Share
	2010		2009		2008		Dividends Declared
Quarter	High	Low	High	Low	High	Low	2009	2008

First Quarter	$8.90	$4.69	$9.23	$5.50	$16.25	$13.13	$0.13	$0.13
Second Quarter	8.07	5.80	9.50	7.16	14.83	11.75	0.01	0.13
Third Quarter	6.22	4.20	8.03	6.17	12.99	10.49	0.01	0.13
Fourth Quarter			7.75	5.50	12.00	6.00	0.01	0.13

In each quarter during 2009 and 2008, Monroe declared and paid the cash dividends listed in the table above for a per share total of $0.16 and $0.52 for 2009 and 2008, respectively. Monroe has paid a regular cash dividend for over 28 consecutive years.

Effective April 29, 2010, Monroe Bank entered into a memorandum of understanding with the FDIC and DFI pursuant to which it agreed to refrain from paying cash dividends without prior regulatory approval. On July 22, 2010, the board of directors of Monroe adopted a resolution requiring Monroe to obtain the written approval of the Federal Reserve prior to the declaration or payment of corporate dividends, any increase in debt or issuance of trust preferred obligations, or the redemption of any Company stock. In June 2009, Monroe reduced its quarterly dividend to $.01 per share. Monroe currently expects, but can give no assurance, that its cash dividend of $.01 will continue to be paid in the future. Monroe also can give no assurance as to when in the future the dividend will be raised to an amount comparable to amounts paid in recent years.

Were it not for the FDIC and DFI Memorandum of Understanding, current regulations would allow Monroe Bank to pay dividends to Monroe not exceeding net profits (as defined) for the current year plus those for the previous two years without prior approval. Monroe Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders’ equity of Monroe Bank at December 31, 2009 was $73,257,000 of which $71,889,000 was restricted from dividend distribution to Monroe. Monroe does not anticipate that this regulatory limitation will affect the future payment of dividends, but must still comply with the restrictions in the FDIC and DFI Memorandum of Understanding.

As of November 3, 2010, there were approximately 243 shareholders of record.

During 2009, no stock options were exercised and there were no sales of unregistered securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

This Management’s Discussion and Analysis should be read with the consolidated financial statements included elsewhere in this proxy statement/prospectus. The financial statements reflect the consolidated financial condition and results of operations of Monroe Bancorp and its wholly-owned subsidiary, Monroe Bank and Monroe Bank’s wholly-owned subsidiaries, Sycamore Property Investments, LLC (formed in 2009 to manage certain troubled real estate loans and foreclosed properties), HIE Enterprises, LLC (holds foreclosed properties), MB Portfolio Management, Inc. (investment portfolio management), Monroe Bank’s majority owned subsidiary CBAI CDE III, LLC (community investment corporation), and MB Portfolio Management’s majority owned subsidiary, MB REIT, Inc. (a real estate investment trust).

Non-GAAP Financial Measures

In January 2003, the United States Securities and Exchange Commission (“SEC”) issued Regulation G, “Conditions for Use of Non-GAAP Financial Measures.” A non-GAAP financial measure is a numerical measure of a company’s historical or future performance, financial position, or cash flow that excludes (includes) amounts or adjustments that are included (excluded) in the most directly comparable measure calculated in accordance with generally accepted accounting principles (“GAAP”). Regulation G and Item 10 to Regulation SK require companies that present non-GAAP financial measures in filed documents to disclose (i) with equal or greater prominence, the most directly comparable GAAP financial measure, (ii) quantitative reconciliation to the most directly comparable GAAP financial measure, (iii) a statement of the reasons why Management believes the non-GAAP measure provides useful information to investors about financial condition or results of operations of Monroe, and (iv) any additional purposes for which Management uses the non-GAAP measure. Management has used the following non-GAAP financial measure throughout this Management’s Discussion and Analysis:

•	In the “Net Interest Income” section, the discussion is focused on tax-equivalent rates and margin. Municipal bond and municipal loan interest has been converted to a tax-equivalent rate using a federal tax rate of 34 percent. Management believes a discussion of the changes in tax-equivalent rates and margin is more relevant because it better explains changes in after-tax net income.

•	In the “Noninterest Income/ Noninterest Expense” section of this Management’s Discussion and Analysis, we report noninterest income and noninterest expense without the effect of unrealized gains and losses on securities in a grantor trust (“rabbi trust”) which is a non-GAAP financial measure. Other income includes realized and unrealized securities gains and losses and capital gain dividends on trading securities (mutual funds) held in a rabbi trust in connection with Monroe’s Directors’ and Executives’ Deferred Compensation Plans. These securities are held as trading securities, and hence, unrealized gains and losses are recognized on the income statement. Any unrealized or realized loss on securities held in the rabbi trust net of any dividend, interest and capital gain dividend income earned on the securities in the rabbi trust (included in net interest income) are directly offset by a decrease to directors’ fee/deferred executive compensation expense (included in other expense), and conversely, any net realized or unrealized gain combined with interest, dividends and capital gain dividends earned on the securities in the rabbi trust are directly offset by an increase to directors’ fee/deferred executive compensation expense. These offsets are included in the line item identified on pages F-4, F-32 and F-33 of the consolidated financial statements as “Appreciation in directors’ and executives’ deferred compensation plans.” The activity in the rabbi trust has no effect on Monroe’s net income, therefore, Management believes a more accurate comparison of current and prior year noninterest income and noninterest expense can be made if the trustee fees and rabbi trust realized and unrealized gains, losses, capital gain dividends and offsetting appreciation (depreciation) are removed.

Overview for the Nine Months Ended September 30, 2010

Monroe had net income for the third quarter of 2010 of $239,000, a 66.3 percent decrease from net income of $710,000 for the same quarter last year. Basic and diluted earnings per share for the third quarter of

2010 were $0.038, down 66.7 percent from $0.114 basic and diluted earnings per share for the third quarter of 2009. Annualized return on average equity (“ROAE”) for the third quarter of 2010 decreased to 1.69 percent compared to 4.95 percent for the third quarter of 2009. The annualized return on average assets (“ROAA”) was 0.11 percent for the third quarter of 2010 compared to 0.34 percent for the same period of 2009.

Net loss for the first nine months of 2010 was $510,000, a 119.7 percent decrease from net income of $2,592,000 for the same period last year. Basic and diluted (loss) share for the first nine months of 2010 were $(0.082), down 119.7 percent from $0.417 basic and diluted earnings per share for the same period of 2009. Annualized ROAE for the nine months ended September 30, 2010 decreased to (1.21) percent compared to 6.14 percent for the first nine months of 2009. The annualized ROAA was (0.08) percent for the nine months ended September 30, 2010 compared to 0.42 percent for the first nine months of 2009.

The decline in net income for the third quarter of 2010 compared to the third quarter of 2009 resulted primarily from an increase in the provision for loan losses and a decrease in loan interest income. The provision for loan losses totaled $3,200,000 for the third quarter of 2010 compared to $2,200,000 for the same period of 2009. Loan interest income totaled $7,353,000 for the third quarter of 2010 compared to $8,535,000 for the same period of 2009 due primarily to a $65,488,000 decrease in loans. Net interest income for the third quarter of 2010, after the provision for loan losses, decreased $1,343,000 or 34.6 percent from the third quarter of 2009.

The decline in net income for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 resulted primarily from an increase in the provision for loan losses, a decrease in gains from the sale of available for sale (“AFS”) securities and interest expense on the subordinated debt that was issued in July 2009. The provision for loan losses totaled $10,900,000 for the nine months ended September 30, 2010 compared to $7,000,000 for the same period of 2009. Gains from the sale of AFS securities totaled $640,000 for the nine months ended September 30, 2010 compared to $1,656,000 for the same period of 2009. The interest expense on the subordinated debt (including amortization of debt issuance costs) totaled $1,033,000 for the nine months ended September 30, 2010 compared to $287,000 for the nine months ended September 30, 2009. Net interest income for the nine months ended September 30, 2010, after the provision for loan losses, decreased $4,915,000, or 44.4 percent from the same period in 2009.

The following items affected third quarter and year-to-date results:

•	General Economic Conditions in the Real Estate Markets — Among the primary areas of Management focus during 2009 and 2010 were managing the deterioration of asset quality resulting from slowing economic activity and stresses in the residential housing markets. Nonperforming assets and 90-day past due loans totaled $40,548,000 (4.8 percent of total assets) at September 30, 2010 compared to $38,451,000 (4.5 percent of total assets) at June 30, 2010 and $21,622,000 (2.6 percent of total assets) at September 30, 2009. The provision for loan losses for the nine months ended September 30, 2010 totaled $10,900,000, a $3,900,000 increase over the $7,000,000 provision made during the same period of 2009 due to Management’s assessment of potential losses in the Bank’s loan portfolio.

•	Securities Gains — Securities gains of $640,000 were realized from sales of AFS securities during the first nine months of 2010 compared to $1,656,000 in the same period of 2009.

•	Subordinated debt interest expense — Subordinated debt interest expense (including amortization of debt issuance costs) incurred in the first nine months of 2010 totaled $1,033,000 compared to $287,000 in the same period of 2009. Monroe issued $13,000,000 of subordinated debt on July 17, 2009.

•	Compensation Expenses — Total compensation expenses (salaries, incentive compensation and benefits) decreased by $471,000 or 5.3 percent to $8,413,000 for the first nine months of 2010 compared to $8,884,000 for the first nine months of 2009 due primarily to a reduction in staff levels and changes to some of the Bank’s incentive compensation plans.

Results of Operation for the Nine Months Ended September 30, 2010

Net Interest Income / Net Interest Margin

The following table presents information to assist in analyzing net interest income. The table of Average Balance Sheets and Interest Rates presents the major components of interest-earning assets and interest-bearing liabilities, related interest income and expense and the resulting yield or cost. Interest income presented in the table has been adjusted to a tax-equivalent basis assuming a 34 percent tax rate. The tax-equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets.

	Average Balance Sheets and Interest Rates
	Nine Months Ended September 30, 2010			Nine Months Ended September 30, 2009
	Average		Average Rate	Average		Average Rate
	Balance	Interest	(annualized)	Balance	Interest	(annualized)
	(dollar amounts in thousands)

ASSETS

Interest earning assets
Securities
Taxable	$127,151	$1,977	2.08%	$81,724	$1,577	2.58%
Tax-exempt(1)	5,864	88	2.00%	24,004	795	4.43%

Total securities	133,015	2,065	2.08%	105,728	2,372	3.00%
Loans(2)	562,470	22,396	5.32%	625,883	25,544	5.46%
FHLB Stock	2,353	32	1.82%	2,339	27	1.54%
Federal funds sold	34,340	32	0.12%	25,709	28	0.15%
Interest-earning deposits	36,431	95	0.35%	6,495	33	0.68%
Interest-bearing time deposits	5,547	59	1.42%	—	—	—

Total interest earning assets	774,156	24,679	4.26%	766,154	28,004	4.89%

Noninterest earning assets
Allowance for loan losses	(16,241)			(12,798)
Premises and equipment & other assets	64,308			55,714
Cash and due from banks	13,879			14,008

Total assets	$836,102			$823,078

LIABILITIES AND SHAREHOLDERS’ EQUITY

Interest-bearing liabilities
Total interest-bearing deposits	$571,492	5,491	1.28%	$584,635	8,294	1.90%
Borrowed funds	98,977	2,098	2.83%	89,203	1,365	2.05%

Total interest-bearing liabilities	670,469	7,589	1.51%	673,838	9,659	1.92%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	93,328			82,560
Other liabilities	16,066			10,211
Shareholders’ equity	56,239			56,469

Total liabilities and shareholders’ equity	$836,102			$823,078

Interest margin recap
Net interest income and interest rate spread
Net interest margin			2.95%			3.15%
Tax-equivalent net interest income spread		17,090	2.75%		18,345	2.97%
Tax-equivalent net interest margin as a percent of total average earning assets			2.95%			3.20%
Tax-equivalent adjustment(1)		34			274

Net interest income		$17,056			$18,071

(1)	Interest income on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal income tax rate of 34%.

(2)	Nonaccrual loans are included in average loan balances and loan fees are included in interest income.

	Average Balance Sheets and Interest Rates
	Three Months Ended			Three Months Ended
	September 30, 2010			September 30, 2009
	Average		Average Rate	Average		Average Rate
	Balance	Interest	(annualized)	Balance	Interest	(annualized)
	(dollar amounts in thousands)

ASSETS

Interest earning assets
Securities
Taxable	$139,101	$655	1.87%	$87,679	$511	2.31%
Tax-exempt(1)	4,742	23	1.90%	13,912	135	3.85%

Total securities	143,843	678	1.87%	101,591	646	2.52%
Loans(2)	551,073	7,354	5.29%	616,125	8,537	5.50%
FHLB Stock	2,353	9	1.52%	2,353	19	3.20%
Federal funds sold	38,664	13	0.13%	33,927	11	0.13%
Interest-earning deposits	43,391	27	0.25%	6,953	10	0.57%
Interest-bearing time deposits	7,750	27	1.38%	—	—	—

Total interest earning assets	787,074	8,108	4.09%	760,949	9,223	4.81%

Noninterest earning assets
Allowance for loan losses	(16,559)			(13,769)
Premises and equipment & other assets	64,415			55,994
Cash and due from banks	16,098			13,182

Total assets	$851,028			$816,356

LIABILITIES AND SHAREHOLDERS’ EQUITY

Interest-bearing liabilities
Total interest-bearing deposits	$577,120	1,661	1.14%	$565,264	2,430	1.71%
Borrowed funds	103,464	697	2.67%	98,339	661	2.67%

Total interest-bearing liabilities	680,584	2,358	1.37%	663,603	3,091	1.85%

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	94,521			85,037
Other liabilities	19,989			10,797
Shareholders’ equity	55,934			56,919

Total liabilities and shareholders’ equity	$851,028			$816,356

Interest margin recap
Net interest income and interest rate spread
Net interest margin			2.89%			3.17%
Tax-equivalent net interest income spread		$5,750	2.72%		$6,132	2.96%
Tax-equivalent net interest margin as a percent of total average earning assets			2.90%			3.20%
Tax-equivalent adjustment(1)		9			48

Net interest income		$5,741			$6,084

(1)	Interest income on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal income tax rate of 34%.

(2)	Nonaccrual loans are included in average loan balances and loan fees are included in interest income.

Net interest income is the primary source of Monroe’s earnings. It is a function of the net interest margin and the volume of average earning assets. The net interest margin as a percent of average earning assets was 2.95 percent for the first nine months of 2010, down from 3.15 percent for the same period in 2009 and was 2.89 percent for the third quarter of 2010, down from 3.17 percent for the same period in 2009. Adjusting for tax-exempt income and expense, as discussed in the “Non-GAAP Financial Measures” section, the tax-equivalent net interest margin as a percent of average earning assets was 2.95 percent for the first nine months of 2010, down from 3.20 percent for the same period last year and was 2.90 percent for the quarter ended September 30, 2010, down from 3.20 percent for the same quarter last year. The 25 basis point drop in the tax-equivalent net interest margin during the first nine months of 2010 compared to the same period in 2009 and the 30 basis point drop in the third quarter of 2010 compared to 2009 were primarily the result of higher balances of nonperforming assets and the increased investment in Federal Funds Sold and interest bearing deposits that Monroe has maintained as part of its liquidity risk management program in 2010.

Net interest income was $17,056,000 for the nine months ended September 30, 2010 compared to $18,071,000 for the same period in 2009, a decrease of 5.6 percent. Adjusting for tax-exempt income and expense, as discussed in the “Non-GAAP Financial Measures” section, tax-equivalent net interest income was $17,090,000 for the nine months ended September 30, 2010 compared to $18,345,000 for the same period in 2009, a decrease of 6.8 percent, primarily due to $746,000 of additional subordinated debt interest expense in the first nine months of 2010 compared to 2009.

Net interest income was $5,741,000 for the three months ended September 30, 2010 compared to $6,084,000 for the same period in 2009, a decrease of 5.6 percent. Adjusting for tax-exempt income and expense, as discussed in the “Non-GAAP Financial Measures” section, tax-equivalent net interest income was $5,750,000 for the three months ended September 30, 2010 compared to $6,132,000 for the same period in 2009, a decrease of 6.6 percent.

Noninterest Income / Noninterest Expense

Total noninterest income for the first nine months of 2010 was $8,751,000 compared to $8,861,000 for the same period in 2009. Excluding the effect of Monroe’s deferred compensation plan, discussed in the “Non-GAAP Financial Measures” section, noninterest income for the nine months ended September 30, 2010 was $8,682,000 compared to $8,595,000 for the same period of 2009, an increase of $87,000 or 1.0 percent. The effect of Monroe’s deferred compensation plan for the first nine months of 2010 was a $69,000 increase in noninterest income compared to a $266,000 increase in the same period of 2009.

Significant changes in noninterest income occurred primarily in the following areas:

•	Securities gains of $640,000 were realized from sales of AFS securities during the first nine months of 2010 compared to $1,656,000 in the same period of 2009.

•	Bank Owned Life Insurance (“BOLI”) income was $1,005,000 in the first nine months of 2010 compared to $477,000 in the same period of 2009 due to the receipt of death benefit proceeds under that program. Monroe did not purchase additional BOLI during 2010.

Total noninterest income for the third quarter of 2010 was $3,249,000, an $836,000 or 34.6 percent increase from $2,413,000 for the same period in 2009. Excluding the effect of Monroe’s deferred compensation plan, discussed in the “Non-GAAP Financial Measures” section, noninterest income totaled $3,108,000 for the third quarter of 2010 compared to $2,237,000 for the same period of 2009, an increase of $871,000 or 38.9 percent largely due to a $724,000 decrease in net loss on foreclosed assets. Net loss on foreclosed assets totaled $37,000 in the third quarter of 2010 compared to a net loss of $761,000 loss in the same period in 2009. The increased loss in the third quarter of 2009 resulted primarily from declines in market values in the residential housing market and declining general economic conditions during Monroe’s holding period for these assets.

Total noninterest expense was $16,473,000 for the first nine months of 2010 compared to $16,775,000 for the same period in 2009. Excluding the effect of Monroe’s deferred compensation plan, discussed in the “Use of Non-GAAP Financial Measures” section, total noninterest expense for the first nine months of 2010 was

$16,225,000, a $237,000 or 1.4 percent decrease from $16,462,000 for the same period in 2009, resulting primarily from total compensation expenses (salaries, incentive compensation and benefits) decreasing by $471,000 or 5.3 percent to $8,413,000 in the first nine months of 2010 compared to $8,884,000 in the first nine months of 2009. The decrease in total compensation expenses was due primarily to a reduction in staff levels and changes to some of the Bank’s incentive compensation plans. The effect of Monroe’s deferred compensation plan for the first nine months of 2010 was a $248,000 increase in noninterest expense compared to a $313,000 increase in the same period of 2009.

Total noninterest expense was $5,602,000 for the third quarter of 2010 compared to $5,429,000 for the same period in 2009. Excluding the effect of Monroe’s deferred compensation plan, discussed in the “Use of Non-GAAP Financial Measures” section, total noninterest expense for the third quarter of 2010 was $5,453,000, a $211,000 or 4.0 percent increase from $5,242,000 for the same period in 2009, primarily due to a $166,000 or 59.3 percent increase in FDIC insurance premium expense in the third quarter of 2010 compared to the same period in 2009 due to an increase in Monroe’s insurance premium rate. The effect of Monroe’s deferred compensation plan for the third quarter of 2010 was a $149,000 increase in noninterest expense compared to a $187,000 increase in the same period of 2009.

Income Taxes

Monroe records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major differences between the effective tax rate applied to Monroe’s financial statement income and the federal and state statutory rate of approximately 40 percent are interest on tax-exempt securities, Monroe Bank’s investment in CBAI CDE III, LLC, and the increase in cash surrender value of Monroe Bank’s owned life insurance.

The deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax assets are also recognized for tax attributes such as net operating loss carryforwards and tax credit carryforwards. The net deferred tax asset was $5,382,000 at September 30, 2010, an increase of $371,000 or 7.4 percent compared to $5,011,000 at September 30, 2009. The increase in the net deferred tax asset was primarily due to timing differences in the amount of provision for loan loss that was expensed in 2009 and 2010 compared to the charge-offs experienced. Management estimates charge-offs in future periods will exceed provision for loan loss expense and Monroe’s projected future taxable income will enable Monroe to utilize the net deferred tax asset. In the third quarter of 2010, Monroe recorded an additional deferred tax asset valuation allowance of $403,000 to reduce deferred state tax assets to the amount Management concluded was expected to be utilized in future periods. Monroe adjusts its unrecognized tax benefits as necessary when additional information becomes available. The reassessment of Monroe’s unrecognized tax benefits may have a material impact on its effective tax rate in the period in which it occurs.

Monroe’s effective tax benefit rate was 67.4 percent for the nine months ended September 30, 2010 compared to an effective tax rate of 17.9 percent for the same period in 2009. The magnitude of Monroe’s effective tax benefit rate for the first nine months of 2010 is less meaningful since Monroe experienced a net loss for the period and has multiple sources of tax-exempt income.

Financial Condition for the Nine Months Ended September 30, 2010

Assets and Liabilities

Total assets of Monroe at September 30, 2010 were $838,122,000 an increase of 4.4 percent or $35,671,000 compared to $802,451,000 at December 31, 2009. Loans (including loans held for sale) totaled $547,059,000 at September 30, 2010 compared to $587,365,000 at December 31, 2009, a decrease of 6.9 percent. Deposits increased to $666,201,000 at September 30, 2010 compared to $634,254,000 at December 31, 2009, an increase of $31,947,000 or 5.0 percent, primarily due to a $27,240,000 increase in interest-bearing checking and NOW accounts. Borrowings decreased to $105,667,000 at September 30, 2010 compared to $106,056,000 at December 31, 2009.

Capital

Shareholders’ equity decreased by $255,000 at September 30, 2010 compared to December 31, 2009. This decrease was a result of a year-to-date net loss of $510,000, ESOT shares forfeited of $6,000, and dividends paid of $187,000 offset by option expense of $12,000, unrealized gain on securities in Monroe’s available for sale securities portfolio totaling $422,000 (net of tax) and common stock sold of $14,000.

Monroe and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity’s activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank’s operations. At September 30, 2010 and December 31, 2009, Monroe and the Bank were categorized as well capitalized and met all applicable capital adequacy requirements. Effective April 29, 2010, the Bank entered into a memorandum of understanding (“MOU”) with the Federal Deposit Insurance Corporation (the “FDIC”) and the Indiana Department of Financial Institutions (the “DFI”). The MOU is an informal administrative agreement in which the Bank has agreed to take various actions and comply with certain requirements to facilitate improvement in its financial condition. In accordance with the MOU, the Bank agreed among other things to maintaining a leverage capital ratio (tier 1 capital to average assets) of not less than 8.00 percent and a total risk-based capital ratio of not less than 12.00 percent.

As of September 30, 2010 and December 31, 2009, the actual and required capital amounts and ratios are as follows:

			Required for		To Be Well
	Actual		Adequate Capital(1)		Capitalized(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of September 30, 2010
Total capital(1) (to risk-weighted assets)
Consolidated	$79,800	13.69%	$46,625	8.00%	N/A	N/A
Bank	77,561	13.41	46,265	8.00	$57,831	10.00%
Tier I capital(1) (to risk-weighted assets)
Consolidated	59,373	10.19	23,312	4.00	N/A	N/A
Bank	70,186	12.14	23,132	4.00	34,698	6.00
Tier I capital(1) (to average assets)
Consolidated	59,373	7.01	33,869	4.00	N/A	N/A
Bank	70,186	8.33	33,691	4.00	42,114	5.00

As of December 31, 2009
Total capital(1) (to risk-weighted assets)
Consolidated	$82,066	13.86%	$47,367	8.00%	N/A	N/A
Bank	78,436	13.33	47,063	8.00	$58,828	10.00%
Tier I capital(1) (to risk-weighted assets)
Consolidated	61,568	10.40	23,684	4.00	N/A	N/A
Bank	70,985	12.07	23,531	4.00	35,297	6.00
Tier I capital(1) (to average assets)
Consolidated	61,568	7.47	32,957	4.00	N/A	N/A
Bank	70,985	8.65	32,822	4.00	41,027	5.00

(1)	As defined by regulatory agencies

On July 22, 2010, the Board of Directors of Monroe adopted a resolution requiring Monroe to obtain the written approval of the Federal Reserve Bank of Chicago (the “Federal Reserve”) at least thirty days prior to the declaration or payment of corporate dividends, any increase in debt or issuance of trust preferred obligations, or the redemption of any Company stock. The resolution was adopted at the direction of the Federal Reserve and will remain in effect until the Federal Reserve authorizes its rescission.

Classification of Assets, Allowance for Loan Losses, and Nonperforming Loans

The Bank currently classifies loans internally to assist Management in addressing collection and other risks. The Bank maintains a “watch list” representing credits that require above average attention in order to mitigate the risk of default or loss. Over the periods noted below, the watch list consisted of the following:

	9/30/2010	12/31/2009	9/30/2009

Total Watch List Loans $	$69,457	76,208	79,571
Number of Watch List Customers	76	69	73
Total Watch List $ > 30 Days Past Due	28,640	32,728	21,823
Total Watch List $ Customers Secured by Real Estate	64,571	71,450	73,704
Total Watch List $ Secured by Non Real Estate	3,233	3,103	4,196
Total Watch List $ Unsecured	1,653	1,655	1,671

As of September 30, 2010, 58.8 percent of the Watch List exposure was less than thirty days past due, compared to 56.8 percent as of June 30, 2010 and 72.6 percent as of September 30, 2009. Of the $69,457,000 of loans on the watch list on September 30, 2010, $55,351,000 (79.7 percent) were originated out of the Central Indiana (greater Indianapolis) offices.

The majority of the internally classified loans are secured with real estate which reduces the potential losses on those loans. In addition, Monroe maintains an allowance for loan losses based upon its quarterly analysis of losses inherent in the loan portfolio. The allowance for loan losses was $16,082,000, or 2.98 percent of portfolio loans (excluding loans held for sale) at September 30, 2010 compared to $15,256,000, or 2.61 percent of portfolio loans at December 31, 2009. A portion of classified loans consists of non-accrual loans. Monroe Bank had nonperforming assets (non-accrual loans, restructured loans, OREO and 90-days past due loans still accruing) totaling $40,548,000 or 4.84 percent of total assets at September 30, 2010 compared to $25,424,000 or 3.17 percent of total assets at December 31, 2009.

In the third quarter of 2010, $1,935,000 of new specific reserves were allocated to sixteen of Monroe’s existing loans. The addition of these specific reserves resulted primarily from updated independent appraisals of the real estate securing these loans which had, based on the appraisals, decreased in market value. Management believed an increased allowance for loan losses was prudent given the addition of these specific reserves combined with Monroe’s historical charge-off trends. Thus, a higher provision for loan losses was expensed in the third quarter of 2010 to increase the allowance for loan losses.

During the third quarter of 2010, Monroe Bank had net loan charge-offs totaling $4,611,000 compared to $1,979,000 in the third quarter of 2009. Past due loans (30 days or more) were 5.66 percent of total loans at September 30, 2010 compared to 3.73 percent of total loans at September 30, 2009.

Liquidity

Liquidity refers to the ability of a financial institution to generate sufficient cash to fund current loan demand, meet savings deposit withdrawals and pay operating expenses. The primary sources of liquidity are cash, interest-bearing deposits in other financial institutions, marketable securities, loan repayments, increased deposits and total institutional borrowing capacity.

Cash Requirements

Management believes that Monroe has adequate liquidity and adequate sources for obtaining additional liquidity if needed. Members of Monroe’s internal Asset/Liability Committee (ALCO) regularly discuss projected loan demand and appropriate funding sources to manage Monroe’s gap position and minimize interest rate risk.

Short-term liquidity needs resulting from normal deposit/withdrawal functions are provided by Monroe retaining a portion of cash generated from operations and through utilizing federal funds and repurchase agreements. Long-term liquidity and other liquidity needs are provided by the ability of Monroe to borrow from the Federal Home Loan Bank of Indianapolis (“FHLB”) and to obtain brokered certificates of deposit (“CDs”). FHLB advances were $17,272,000 at September 30, 2010 compared to $17,371,000 at December 31, 2009. At September 30, 2010, Monroe had excess borrowing capacity at the FHLB of $46,231,000 as limited by the FHLB collateral limit. In terms of managing Monroe’s liquidity, Management’s primary focus is on increasing deposits to fund future growth.

Over the past year, Monroe has also utilized alternative funding sources. In July 2005, Monroe began using brokered CDs as an alternate source of funding. As of September 30, 2010, Monroe had $54,345,000 of brokered CDs on its balance sheet, compared to $46,201,000 at December 31, 2009 and $46,201,000 at September 30, 2009.

At the bank holding company level, Monroe primarily uses cash to pay dividends to shareholders and to pay interest on its subordinated debt. Historically, the main source of funding for the holding company has been dividends from the Bank. During the first three quarters of 2010, the Bank paid no dividends to the holding company. Were it not for the FDIC and DFI Memorandum of Understanding, the amount of dividends Monroe Bank could pay to the parent company without prior regulatory approval as of October 1, 2010 was $1,844,000, versus $1,368,000 at January 1, 2010. As discussed in Note 12 to the Consolidated Financial

Statements (page F-19) and under “Description of Monroe — Business” above, Monroe Bank is subject to many regulations and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Effective April 29, 2010, Monroe Bank entered into a memorandum of understanding with the FDIC and DFI and will refrain from paying cash dividends to Monroe without prior regulatory approval. On July 22, 2010, the Board of Directors of Monroe adopted a resolution requiring Monroe to obtain the written approval of the Federal Reserve prior to the declaration or payment of corporate dividends, any increase in debt or issuance of trust preferred obligations, or the redemption of any Company stock. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows on page F-35 may not represent cash immediately available to the holding company.

Sources and Uses of Cash

The following discussion relates to the Consolidated Statements of Cash Flows (page F-35 of the consolidated condensed financial statements). During the nine months ended September 30, 2010, $15,420,000 of cash was provided by operating activities, compared to $11,091,000 provided during the same period in 2009. The increase in the cash provided in this area was primarily a result of the $4,887,000 net increase in interest payable and other liabilities. During the first nine months of 2010, $6,327,000 was provided by investing activities, compared to $31,026,000 being provided in the same period of 2009. The decrease in the cash provided in this category occurred primarily due to the $27,111,000 net decrease in the cash provided in activities related to available for sale and held to maturity securities. During the first nine months of 2010, $33,203,000 of cash was provided by financing activities compared to $698,000 provided during the same period in 2009. The increase in cash provided by financing activities was primarily the result of a $67,262,000 increase in the net change in certificates of deposit offset by a $24,943,000 decrease in the net change in noninterest-bearing, interest-bearing demand and savings deposits.

Overall, net cash and cash equivalents increased $54,950,000 during the nine months ended September 30, 2010 compared to an increase of $42,815,000 in the same period of 2009.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time, due to inflation.

The primary assets and liabilities of Monroe are monetary in nature. Consequently, interest rates generally have a more significant impact on performance than the effects of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services. In a period of rapidly rising interest rates, the liquidity and the maturity structure of Monroe’s assets and liabilities are critical to the maintenance of acceptable performance levels. Monroe constantly monitors the liquidity and maturity structure of its assets and liabilities, and believes active asset/liability management has been an important factor in its ability to record consistent earnings growth through periods of interest rate volatility.

Overview for the Fiscal Year Ended December 31, 2009

The primary issue that affected Monroe in 2009 was the continued weakness of the economy and related stress in residential housing markets. Monroe focused much of its efforts on managing asset quality issues resulting from the effect that economic conditions had on loans made primarily to residential real estate development related projects. The increase in Monroe’s provision for loan losses ($11,850,000 in 2009 compared to $8,880,000 in 2008) was largely a result of asset quality issues related to this market segment.

Management’s efforts focused on developing methodologies to identify potentially weak credits as early as possible, which enabled a proactive and aggressive approach to managing these credits and the development of workout strategies as appropriate. Nonetheless, loans 30 days past due increased from $17,319,000 (2.7 percent of total loans) at December 31, 2008 to $38,843,000 (6.6 percent of total loans) at December 31, 2009. Past due loans increased during this period by $21,524,000 or 124.3 percent. During the same period, non-performing loans (non-accrual loans and troubled debt restructuring) increased from $14,329,000 (2.3 percent of total loans) to $20,603,000 (3.5 percent of total loans) at December 31, 2009. Of the non-performing loans outstanding at December 31, 2009, $20,299,000 or 98.5 percent were secured by real estate (net of any charge-downs previously taken). The increase in past due loans and non-performing loans was driven by loans internally defined as Residential Real Estate Development, Residential Speculative Construction, Unimproved Land and loans secured by 1-4 Family Non-Owner Occupied Residential Properties. Management believes the presence of real estate collateral mitigates the level of expected loss though the level of mitigation is uncertain due to the difficulty ascertaining real estate values at this time. Residential Real Estate Development, Residential Speculative Construction, Unimproved Land and loans secured by 1-4 Family Non-Owner Occupied Residential Properties that were 30 days or more past due at year-end 2009 totaled $13,038,000.

A second area of focus was the growth of noninterest income. Monroe experienced significant noninterest income growth during the year, primarily in gains on sales of available for sale securities, net gains on loan sales and debit card interchange fees. Gains on sales of available for sale securities were $2,146,000 in 2009, compared to $951,000 in 2008, an increase of 125.7 percent primarily due to the quality and increased value of Monroe’s investment portfolio. Net gains on loan sales were $1,364,000 in 2009, compared to $703,000 in 2008, an increase of 94.0 percent largely due to strong residential mortgage refinancing activity. Monroe does not anticipate security gains and net gains on loan sales to continue at the same rate in 2010. Debit card interchange fees were $1,178,000 in 2009, compared to $1,098,000 in 2008, an increase of 7.3 percent primarily due to increased debit card usage.

A third area of Management focus was staff efficiency and cost management. Excluding the effect of the directors’ and executives’ rabbi trust deferred compensation plan and the $1,004,000 increase in FDIC assessment, Monroe reduced all other operating expenses in 2009 by $876,000, or 4.2 percent compared to 2008. The reduction in expenses was largely due to a $729,000 decrease in salaries and employee benefits largely driven by a reduction in the average number of employees from 225 in 2008 to 210 in 2009. A reduction in advertising expenditures also contributed to the decline in operating expense. Advertising expense decreased $188,000, or 26.0 percent in 2009 compared to 2008 due to Monroe’s cost management efforts.

A fourth area of Management focus was pricing discipline and other strategies to offset pressure on Monroe’s net interest margin created by the interest expense for the subordinated debt issuance in July 2009 and the increase in non-accrual loans. To combat this and other adverse factors, Management’s efforts to improve its net interest margin included the development of a loan pricing model, establishing floors on variable rate loan products, increased efforts to attract lower cost checking accounts and increased use of competitively priced brokered certificates of deposit. Despite these and other actions, Monroe’s tax-equivalent net interest margin decreased to 3.15 percent for 2009 compared to 3.30 percent for 2008. The fifteen basis point (100 basis points equals 1 percent) decline was largely a result of the $624,000 of interest expense for the subordinated debt issued in July 2009 and the increase in non-accrual loan balances, which decreased the tax-equivalent net interest margin by approximately eight basis points and three basis points, respectively, in 2009. Non-accrual loans totaled $20,603,000 at year-end 2009 compared to $14,329,000 at year-end 2008, an increase of $6,274,000 or 43.8 percent. The increase in non-accrual loans resulted from slowing economic activity and stresses in the residential housing market.

In addition to the areas of focus discussed above, Management took steps in 2009 to reduce interest rate risk associated with the increasing possibility of rising rates or a yield curve with increasing slope. To this end, Management reduced its liability sensitivity by adding short term assets that shortened the average life of Monroe’s investment portfolio and by adding interest rate floors to many new and renewing loans. The results of these and other actions are discussed in greater detail later in the Interest Rate Sensitivity and Disclosures about Market Risk section on page 68.

Total loans (including loans held for sale) at December 31, 2009 were $587,365,000 which was $45,726,000 or 7.2 percent less than the December 31, 2008 balance of $633,091,000. Conversely, Monroe experienced loan growth rate in 2008 over 2007 of 4.5 percent. The majority ($28,277,000) of the 2009 decline in loan balances took place in loans originated out of Monroe’s Monroe County offices while the remainder ($17,449,000) occurred in loans originated out of Monroe’s offices in Hendricks and Hamilton

Counties. At year-end 2009, Monroe Bank had total loans of $154,519,000 at its Central Indiana locations (Hendricks and Hamilton Counties).

Monroe’s and Monroe Bank’s capital strength continues to exceed regulatory minimums and Monroe Bank is considered “well-capitalized” as defined by its regulatory agencies. At December 31, 2009, Monroe Bank had a Tier 1 risk-based capital ratio of 12.1 percent and a total risk-based capital percentage of 13.3 percent with $19.6 million of excess total capital above the regulatory total risk-based capital ratio of 10.0 percent required to be considered “well-capitalized”.

Monroe took several actions in 2009 to preserve and increase capital. On April 27, 2009, Monroe announced it would preserve capital by reducing its quarterly dividend from $0.13 per share to $0.01 per share and announced its plan to issue Subordinated Debentures. On July 17, 2009, $13,000,000 of Tier 2 capital was raised by Monroe through the issuance of Subordinated Debentures. The Subordinated Debentures were issued as the result of a public offering. The Subordinated Debentures carry an interest rate of 10 percent and will mature on June 30, 2019. Monroe has the right to call the Subordinated Debentures at any time after three years. On July 23, 2009, Monroe’s board of directors voted to provide $10,000,000 of the net proceeds of the offering to Monroe Bank as additional capital with the remaining proceeds to be used by Monroe for general corporate purposes.

Monroe did not participate in the U.S. Treasury’s Troubled Asset Relief Program (TARP) Capital Purchase Program (CPP) based upon the Board’s conclusion that it was not in the best long term interest of Monroe to do so.

Monroe earned $0.317 per basic and $0.317 per diluted common share during 2009 as compared to $0.640 per basic and $0.639 per diluted share for 2008. Return on average shareholders’ equity for 2009 was 3.49 percent, compared to 7.11 percent for the year ended December 31, 2008. Return on average assets for the year ended December 31, 2009 was 0.24 percent, compared to 0.50 percent for the year ended December 31, 2008.

Results of Operations for the Fiscal Year Ended December 31, 2009

	Year Ended December 31,
		$ Change	% Change		$ Change	% Change
		from	from		from	from
Summary of Operations	2009	2008	2008	2008	2007	2007	2007

Net interest income before provision	$23,837	$236	1.00%	$23,601	$562	2.44%	$23,039
Provision for loan losses	11,850	2,970	33.45	8,880	6,845	336.36	2,035
Net interest income after provision	11,987	(2,734)	(18.57)	14,721	(6,283)	(29.91)	21,004
Other income	11,983	1,950	19.44	10,033	(218)	(2.13)	10,251
Other expense	21,930	1,198	5.78	20,732	106	0.51	20,626
Net income	1,975	(2,004)	(50.36)	3,979	(3,827)	(49.03)	7,806
Per Common Share
Basic earnings per share	$0.317	$(0.323)	(50.47)%	$0.640	$(0.600)	(48.39)%	$1.240
Fully diluted earnings per share	0.317	(0.322)	(50.39)	0.639	(0.596)	(48.26)	1.235
Cash dividends per share	0.16	(0.36)	(69.23)	0.52	0.03	6.12	0.49
Ratios Based on Average Balances
Return on assets	0.24%	N/A	(52.00)%	0.50%	N/A	(51.92)%	1.04%
Return on equity	3.49	N/A	(50.91)	7.11	N/A	(51.93)	14.79

Net Income

2009 Compared to 2008

The following discussion relates to the information presented in the preceding table. In 2009, net income decreased $2,004,000 or 50.4 percent from 2008. Management determined the following significant factors affected 2009 net income:

•	Provision for Loan Losses. The provision for loan losses was $11,850,000 in 2009, an increase of $2,970,000 or 33.5 percent over 2008. With the current economic problems, most notably the continued weakness in the housing market, an increase in the provision expense was necessary to insure adequate coverage of probable losses inherent in Monroe Bank’s loan portfolio.

•	Declines in loans, deposits and net interest margin. Loans, excluding loans held for sale, were $584,139,000 at December 31, 2009, a decrease of $45,563,000, or 7.2 percent, over year-end 2008. Total deposits declined $30,925,000, or 4.6 percent, of which $36,641,000 was a decline in interest-bearing deposits. Noninterest-bearing deposits increased $5,716,000 or 6.8 percent. The tax-equivalent net interest margin as a percent of average interest-earning assets decreased to 3.15 percent in 2009 from 3.30 percent in 2008.

•	Federal Deposit Insurance Corporation assessment. Federal Deposit Insurance Corporation assessment expense increased $1,004,000, or 208.7 percent related to the new insurance assessment methodology set forth in the Federal Deposit Insurance Reform Act of 2005 (“FDIC Act”). The FDIC Act allocated credits to Monroe Bank that could be applied toward quarterly FDIC assessments. Monroe Bank’s credits were depleted in the first quarter of 2008 which resulted in the increased expense.

2008 Compared to 2007

The following discussion relates to the information presented in the preceding table. In 2008, net income decreased $3,827,000 or 49.0 percent from 2007. Management determined the following significant factors affected 2008 net income:

•	Provision for Loan Losses. The provision for loan losses was $8,880,000 in 2008, an increase of $6,845,000 or 336.4 percent over 2007. With the current economic problems, most notably the downturn in the housing market, an increase in the provision expense was necessary to insure adequate coverage of probable incurred losses inherent in Monroe Bank’s loan portfolio.

•	Loan and deposit growth and decline in the net interest margin. Loans, excluding loans held for sale, were $629,702,000 at December 31, 2008, an increase of $47,845,000, or 8.2 percent, over year-end 2007. Total deposits grew $45,462,000, or 7.3 percent, with $41,687,000 of growth in interest-bearing deposits. Noninterest-bearing deposits increased $2,775,000 or 3.4 percent. Monroe’s Hendricks and Hamilton County offices accounted for 13.1 percent of the overall loan growth in 2008 while their deposits decreased by $9,186,000 in 2008. The tax-equivalent net interest margin as a percent of average interest-earning assets decreased to 3.30 percent in 2008 from 3.37 percent in 2007.

Net Interest Income

Net interest income is the primary source of Monroe’s earnings. It is a function of net interest margin and the level of average earning assets.

The table below summarizes Monroe’s asset yields, interest expense, and net interest income as a percent of average earning assets for each year of the three-year period ended December 31, 2009. Unless otherwise noted, interest income and expense is shown as a percent of average earning assets on a fully tax-equivalent basis.

			Tax-		Tax-
			equivalent		equivalent	Tax-	Net Interest
	Interest	Interest	Net Interest	Earning	Net Interest	equivalent	Income (not
	Income	Expense	Margin	Assets	Income	Adjustment	Tax-equivalent)

2009	4.79%	1.64%	3.15%	$766,456	$24,132	$295	$23,837
2008	5.86%	2.56%	3.30%	$736,903	$24,318	$717	$23,601
2007	6.99%	3.62%	3.37%	$703,675	$23,735	$696	$23,039

2009 Compared to 2008

The net interest margin decreased to 3.11 percent in 2009 from 3.20 percent in 2008. Adjusting for tax-exempt income and expense, as discussed in the “Non-GAAP Financial Measures” section, the tax-equivalent net interest margin decreased to 3.15 percent in 2009 from 3.30 percent in 2008. The fifteen basis point decline was largely a result of the $624,000 of interest expense for the subordinated debt issued in July 2009 and the increase in non-accrual loan balances, which decreased the tax-equivalent net interest margin by approximately eight basis points and three basis points, respectively, in 2009. The change in tax-equivalent net interest margin in 2008 (3.30 percent) from 2007 (3.37 percent) was a seven basis point decrease.

Overall decreases in rates on interest bearing assets compared to decreases in rates on interest bearing liabilities were not evenly matched. In 2009, the tax-equivalent yield on interest-earning assets decreased 107 basis points while the cost of interest-bearing liabilities decreased 92 basis points, resulting in a fifteen basis point decrease in the net interest margin as a percent of average earning assets. Yields on loans decreased by 76 basis points, yields on securities decreased 196 basis points and yields on interest-bearing deposits and borrowings decreased by 104 basis points.

2008 Compared to 2007

The net interest margin decreased to 3.20 percent in 2008 from 3.27 percent in 2007. Adjusting for tax-exempt income and expense, as discussed in the “Non-GAAP Financial Measures” section, the tax-equivalent net interest margin decreased to 3.30 percent in 2008 from 3.37 percent in 2007. The seven basis point decrease in the tax-equivalent net interest margin in 2008 is similar to the five basis point decrease that took place between 2006 (3.42 percent) and 2007 (3.37 percent). The tax-equivalent net interest margin was affected in 2008 by the increase in loans being placed on non-accrual during the year.

Overall decreases in rates on interest bearing assets compared to decreases in rates on interest bearing liabilities were not evenly matched. In 2008, the tax-equivalent yield on interest-earning assets decreased 113 basis points while the cost of interest-bearing liabilities decreased 106 basis points, resulting in a seven basis point decrease in the net interest margin as a percent of average earning assets. Yields on loans decreased by 132 basis points, yields on securities decreased eight basis points and yields on interest-bearing deposits and borrowings decreased by 122 basis points.

Interest Rate Sensitivity and Disclosures about Market Risk

Monroe’s interest-earning assets are primarily funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. We are subject to interest rate risk to the extent that our interest-bearing liabilities with short and intermediate-term maturities reprice more rapidly, or on a different basis, than our interest-earning assets.

Management uses several techniques to measure interest rate risk. Interest rate risk exposure is measured using an interest rate sensitivity analysis to determine the change in the net economic value (Economic Value of Equity or EVE) of its cash flows from assets and liabilities in the event of hypothetical changes in interest rates. Management also forecasts the net interest income that Monroe’s current balance sheet would yield over the next twelve months assuming the same hypothetical changes in interest rates. A third method used by Monroe to measure interest rate risk is an interest rate sensitivity gap analysis. The gap analysis is utilized to quantify the repricing characteristics of Monroe’s assets and liabilities.

Management believes that its forecast of changes in net interest income under various rate shocks is the more valuable and easiest to interpret interest rate risk measurement technique. Management believes that interested parties will derive a better understanding of how Monroe’s intermediation activities will perform under different rate scenarios from its presentation of projected net interest income under various rate shocks. This should help users of the information form clearer opinions of Monroe’s interest rate sensitivity.

Monroe’s Board of Directors adopted an interest rate risk policy which established a 20 percent maximum increase or decrease in net interest income in the event of a sudden and sustained 2 percent (200 basis point) increase or decrease in interest rates.

Monroe’s interest sensitivity position at September 30, 2010 remained consistent with Monroe’s primary goal of maximizing interest margin while maintaining a relatively low exposure to interest rate risk.

The following charts summarize the results of Management’s forecast of net interest income that would be generated by Monroe’s September 30, 2010 and December 31, 2009 balance sheets under a variety of sudden and sustained interest rate changes (shocks). In both cases, due to current economic conditions, Management feels it is appropriate to perform and analyze upward interest rate shocks ranging from 100 basis points to 400 basis points. In all cases the interest rate shocks reveal how Monroe’s balance sheet as of the shock date can be expected to perform in terms of net interest income. The shocks do not reflect any steps that Management might take to counteract that change.

	Projected Change in Net Interest Income —
	September 30, 2010
	Projected Net Interest	$ Change	% Change in
	Income Over the	in Net Interest	Net Interest
Change in Interest Rate (basis points)	Next Twelve Months	Income	Income
	(In thousands)	(In thousands)

+400	$19,224	$(2,574)	(11.81)%
+300	19,798	(2,000)	(9.18)
+200	20,414	(1,384)	(6.35)
+100	20,895	(903)	(4.14)
0	21,798	—	—
−100	21,815	17	0.08
−200	21,200	(598)	(2.74)

For comparative purposes, the following table summarizes the results of management’s forecast of net interest income that would be generated by the Bank’s December 31, 2009 balance sheet under various rate shocks:

	Projected Change in Net Interest Income —
	December 31, 2009
	Projected Net Interest	$ Change	% Change in
	Income Over the	in Net Interest	Net Interest
Change in Interest Rate (basis points)	Next Twelve Months	Income	Income
	(In thousands)	(In thousands)

+400	$19,907	$(2,658)	(11.78)%
+300	20,610	(1,955)	(8.66)
+200	21,317	(1,248)	(5.53)
+100	21,814	(751)	(3.33)
0	22,565	—	—
−100	22,813	248	1.10
−200	22,303	(262)	(1.16)

Management believes a meaningful and sustained decline in interest rates is unlikely over the next twelve months, while an increase in rates over the next twelve months is certainly possible.

The September 30, 2010 table indicates that the Bank’s interest rate risk profile has become modestly more sensitive to rising rates relative to the December 31, 2009 projections. Monroe’s September 30, 2010 balance sheet is projected to produce 9.18% less net interest income over the next twelve months if subjected to a 300 basis point immediate and sustained interest rate shock. This result is largely driven by Monroe having more liabilities, primarily deposits, which would reprice over the twelve-month horizon than assets. As a result, net interest expense would increase faster than interest income in the event of an upward rate shock.

The results from Monroe’s rate shock analyses continue to indicate the interest rate sensitivities of the Bank’s assets and liabilities are relatively well matched. The estimated changes in net interest income calculated as of September 30, 2010 are within the approved guidelines established by the Board of Directors.

Computations of prospective effects of hypothetical interest rate changes are based on a number of assumptions, including relative levels of market interest rates, loan prepayments and deposit run-off rates, and should not be relied upon as indicative of actual results. These computations do not contemplate actions management may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of computing the estimated net interest income under hypothetical rate shocks. Actual results may differ from that information presented in the table above should market conditions vary from the assumptions used in preparation of the table information. If interest rates remain or decrease below current levels, the proportion of adjustable rate loans in the loan portfolio could decrease in future periods due to refinancing activity. Also, in the event of an interest rate change, prepayment and early withdrawal levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

Interest Rate Sensitivity

	At December 31, 2009
	1 - 90 Days	91 - 365 Days	1 - 5 Years	Over 5 Years	Total

Rate-Sensitive Assets:
Federal funds sold	$14,154	$—	$—	$—	$14,154
Investment securities	33,758	868	66,685	19,939	121,250
Loans	189,589	127,666	252,480	17,630	587,365
Federal Home Loan Bank stock	2,353	—	—	—	2,353
Interest-earning deposits	21,583	—	—	—	21,583

Total rate-sensitive assets	$261,437	$128,534	$319,165	$37,569	$746,705

Rate-Sensitive Liabilities:
Interest-bearing deposits	$313,167	$133,226	$97,418	$410	$544,221
Borrowings	61,942	149	24,200	19,765	106,056

Total rate-sensitive liabilities	$375,109	$133,375	$121,618	$20,175	$650,277

Interest rate sensitivity gap by period	$(113,672)	$(4,841)	$197,547	$17,394	$96,428
Cumulative rate sensitivity gap	(113,672)	(118,513)	79,034	96,428	—
Cumulative rate sensitivity gap ratio (as a percentage of earning assets) at December 31, 2009	(15.22)%	(15.87)%	10.58%	12.91%

Management believes that it has the ability to have many of its administratively set deposit rates lag behind an upward movement in market rates. As a result, Management believes that rising rates would have less of an impact than otherwise would be expected in light of Monroe’s liability sensitivity. However, this result is wholly dependent upon the validity of Management’s assumptions concerning its ability to have the rates paid on certain deposit accounts lag changes in market rates, changes to the slope of the yield curve and customer-driven changes in Monroe’s deposit mix.

Computations of prospective effects of hypothetical interest rate changes are based on a number of assumptions, including relative levels of market interest rates, loan prepayments and deposit run-off rates, and should not be relied upon as indicative of actual results. These computations do not contemplate any actions Management or Bank customers may undertake in response to changes in interest rates.

Certain shortcomings are inherent in the method of computing projected net interest income. Actual results may differ from that information presented in the preceding tables should market conditions vary from the assumptions used in preparation of the table information. If interest rates remain at or decrease below current levels, the proportion of adjustable rate loans in the loan portfolio could decrease in future periods due to refinancing activity. Also, in the event of an interest rate change, prepayment and early withdrawal levels would likely be different from those assumed in the table. Lastly, the ability of many borrowers to repay their adjustable rate debt may decline during a rising interest rate environment.

Liquidity

Liquidity refers to the ability of a financial institution to generate sufficient cash to fund current loan demand, meet savings deposit withdrawals and pay operating expenses. The primary sources of liquidity are cash, interest-bearing deposits in other financial institutions, marketable securities, loan repayments, increased deposits and total institutional borrowing capacity.

Cash Requirements

Management believes that Monroe has adequate liquidity and adequate sources for obtaining additional liquidity if needed. Short-term liquidity needs resulting from normal deposit/withdrawal functions are provided by Monroe retaining a portion of cash generated from operations and through utilizing federal funds and repurchase agreements. Long-term liquidity and other liquidity needs are provided by the ability of Monroe to borrow from the Federal Home Loan Bank of Indianapolis (“FHLB”) and to obtain brokered certificates of deposit. FHLB advances were $17,371,000 at December 31, 2009 compared to $25,523,000 at December 31, 2008. At December 31, 2009, Monroe had excess borrowing capacity at the FHLB of $48,660,000 based on collateral. In terms of managing Monroe’s liquidity, Management’s primary focus is on increasing deposits to fund future growth. Monroe also uses brokered certificates of deposit as a source of longer-term funding. At December 31, 2009, Monroe had $46,201,000 of brokered certificates of deposit on its balance sheet compared to $66,101,000 at December 31, 2008.

In 2006, Monroe formed Monroe Bancorp Capital Trust I (“Capital Trust”). The Capital Trust issued 3,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $3,000,000 in a private placement, and 93 Common Securities with a liquidation amount of $1,000 per Common Security to Monroe for $93,000. The aggregate proceeds of $3,093,000 were used by the Capital Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from Monroe. On March 20, 2007, Monroe formed Monroe Bancorp Statutory Trust II (“Statutory Trust”). The Statutory Trust issued 5,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $5,000,000 in a private placement, and 155 Common Securities with a liquidation amount of $1,000 per Common Security to Monroe for $155,000. The aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from Monroe. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. They bear interest at the annual rate of 6.5225 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus 1.60 percent. Monroe has guaranteed payment of amounts owed by the Statutory Trust to holders of the Capital Securities. Monroe’s internal Asset/Liability Committee (“ALCO”) meets regularly to review projected loan demand and discuss appropriate funding sources to adequately manage Monroe’s gap position and minimize interest rate risk.

The following table shows contractual obligations of Monroe.

		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years

Time Deposits	$279,193	$181,365	$88,216	$9,202	$410
Long-term debt obligations(1)	44,127	162	8,386	7,566	28,013
Capital lease obligations(2)	—	—	—	—	—
Operating lease obligations	497	296	160	41	—
Purchase obligations	1,189	555	634	—	—
Other long-term liabilities reflected on the balance sheet under GAAP(2)	—	—	—	—	—

Total	$325,006	$181,823	$97,317	$17,443	$28,423

(1)	FHLB advances, loans old under repurchase agreements, trust preferred debenture and subordinated debenture

(2)	None

At the bank holding company level, Monroe primarily uses cash to pay dividends to shareholders. Historically, the main source of funding for the holding company is dividends from Monroe Bank. During 2009, 2008 and 2007 Monroe Bank declared dividends to the holding company of $2,266,000, $3,568,000 and $4,769,000, respectively. Were it not for the FDIC and DFI Memorandum of Understanding effective April 29, 2010, the amount of dividends Monroe Bank could pay to the parent company without prior regulatory approval was $1,368,000 as of January 1, 2010, versus $4,317,000 at January 1, 2009. As discussed in Note 12 to the consolidated financial statements on page F-19 and under “Description of Monroe — Business” above, Monroe Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows on page F-6 of Monroe’s consolidated financial statements may not represent cash immediately available to the holding company.

To provide temporary liquidity and as an alternative to borrowing federal funds, Monroe will acquire, from time to time, large-balance certificates of deposit, generally from public entities, for short-term time periods. At December 31, 2009, Monroe had $817,000 of short-term public fund certificates of deposit compared to $28,388,000 of these deposits as of December 31, 2008.

Monroe determined a higher level of liquidity was prudent during 2009 and maintained an average balance of $27,388,000 in Fed Funds sold (funds invested overnight with correspondent banks) during 2009 compared to $8,754,000 during 2008. The average yield on Fed Funds sold for 2009 was 0.14 percent. Monroe maintained an elevated Fed Funds position in 2009 due to uncertainties in Monroe Banking industry but anticipates a positive impact when the position is lowered as financial market conditions stabilize.

Monroe opened two full-service banking centers in Plainfield and Avon (Hendricks County) in December 2007 and January 2008, respectively. The cost (building, furniture, equipment and land) of the Plainfield and Avon banking centers were $2,656,000 and $2,598,000, respectively. Monroe also opened a full-service banking center in Noblesville (Hamilton County) in September 2008 at a cost (building, furniture, equipment and land) of $2,891,000. Monroe did not purchase any additional land in 2009 and does not anticipate buying land in 2010 but may purchase parcels of land for new banking centers in Central Indiana in the future. Monroe anticipates using existing capital resources to purchase any additional parcels of land or build future banking centers, and does not expect the outlays to significantly affect liquidity.

Sources and Uses of Cash

The following discussion relates to the Consolidated Statements of Cash Flows (page F-6). During 2009, $7,756,000 of cash was provided by operating activities, compared to $13,007,000 during the same period in 2008. The decrease in cash provided in 2009 was primarily a result of the net change in interest receivable and other assets. During 2009, $37,722,000 was provided by investing activities, compared to $55,756,000 used in investing activities in 2008. The increase in cash provided in 2009 primarily resulted from net loan reductions. In 2009, $19,068,000 of cash was used in financing activities, primarily from decreases in certificates of deposit offset by increases in noninterest-bearing, interest-bearing demand and savings deposits compared to $40,830,000 provided in 2008, primarily from increases in certificates of deposit and net proceeds from Federal Home Loan Bank advances. Overall, net cash and cash equivalents increased $26,410,000 in 2009 compared to a decrease of $1,919,000 in 2008.

Other Income and Expense

	Year Ended December 31,
		% Change		% Change
	2009	from 2008	2008	from 2007	2007

Other Income
Service charges and fees on deposit accounts	$3,477	(8.40)%	$3,796	3.15%	$3,680
Fiduciary activities	2,313	(3.10)	2,387	6.42	2,243
Commission income	872	(0.23)	874	(3.96)	910
Gains on sales of available for sale securities	2,146	125.66	951	95,000.00	1
Gains (losses) on sales of trading securities	(201)	(1,646.15)	13	(72.92)	48
Unrealized gains (losses) on trading securities	518	(161.45)	(843)	(5,058.82)	17
Net gains on loan sales	1,364	94.03	703	(13.95)	817
Debit card interchange	1,178	7.29	1,098	15.58	950
Net gain (loss) on foreclosed assets	(906)	300.88	(226)	(3,328.57)	7
Other operating income	1,222	(4.53)	1,280	(18.88)	1,578

Total other income	$11,983	19.44	$10,033	(2.13)	$10,251

Other Expense
Salaries and employee benefits	$11,562	(5.93)%	$12,291	1.31%	$12,132
Occupancy and equipment	3,652	8.27	3,373	8.81	3,100
Advertising	536	(25.97)	724	8.55	667
Appreciation (depreciation) in directors’ and executives’ deferred compensation plans	364	151.49	(707)	(364.79)	267
Legal fees	435	(23.14)	566	—	566
Federal Deposit Insurance Corporation assessment	1,485	208.73	481	597.10	69
Other	3,896	(2.70)	4,004	4.68	3,825

Total other expense	$21,930	5.78	$20,732	0.51	$20,626

Other Income

2009 Compared to 2008

Other income increased $1,950,000, or 19.4 percent, to $11,983,000 compared to $10,033,000 in 2008. This increase occurred primarily due to the following reasons:

•	Gains of $2,146,000 were realized from sales of available for sale securities during 2009 compared to $951,000 in 2008. There was $518,000 of unrealized gains in the directors’ and executives’ rabbi trust deferred compensation plan in 2009 compared to $843,000 of unrealized losses in 2008. The rabbi trust is discussed in greater detail on pages 55 and F-21.

•	Net gains on loan sales increased by $661,000, or 94.0 percent during 2009. This increase resulted primarily from strong residential mortgage refinancing activity due to the low interest rate market.

The increases noted above more than offset the increased losses on repossessions and foreclosed assets (included as an offset to Other Income) which totaled $906,000 in 2009 compared to losses of $226,000 in 2008. This decrease to income resulted primarily from declines in market values in the residential housing market and declining general economic conditions during Monroe’s holding period for these assets.

2008 Compared to 2007

Other income decreased $218,000, or 2.1 percent, to $10,033,000 compared to $10,251,000 in 2007. This decrease occurred primarily due to the following reasons:

•	Gains of $951,000 were realized from sales of available for sale securities during 2009 compared to $1,000 in 2008. These gains were offset by unrealized losses of $843,000 in the directors’ and executives’ rabbi trust deferred compensation plan compared to unrealized gains of $17,000 in 2007. The rabbi trust is discussed in greater detail on pages 55 and F-21.

•	Losses on the sale of repossessions and foreclosed assets (included as an offset to Other Income) totaled $226,000 in 2008 compared to gains of $7,000 in 2007. This decrease to income resulted primarily from declines in market values in the residential housing market and declining general economic conditions during Monroe’s holding period for these assets.

•	Official check fee income (included in Other Income) decreased by $142,000, or 65.1 percent during 2008. This decrease resulted from a decline in the reimbursement rate that Monroe received from its official check provider. Due to this decline and other market considerations, Monroe initiated a change of its official check fee process in December 2008.

•	Net gains on loan sales decreased by $114,000, or 14.0 percent during 2008. This decrease resulted from a decline in the residential mortgage activity due to the depressed housing market.

The decreases mentioned above more than offset a $148,000, or 15.6 percent increase in income from debit card fee income due to increased debit card use and a $116,000, or 3.2 percent increase in service charges on deposit accounts primarily due to increased overdraft activity.

Other Expense

2009 Compared to 2008

Other expense increased $1,198,000, or 5.8 percent, to $21,930,000 for 2009 compared to $20,732,000 for 2008. The increase in other expense occurred primarily due to the following reasons:

•	Federal Deposit Insurance Corporation assessment expense increased $1,004,000, or 208.7 percent related to the new insurance assessment methodology set forth in the FDIC Act.

•	Appreciation in the value of the directors’ and executives’ rabbi trust deferred compensation plan was $364,000 in 2009 compared to a decline in value of $707,000 in 2008. The rabbi trust is discussed in greater detail on pages 55 and F-21.

•	Occupancy expense increased $279,000, or 8.3 percent largely due to the full year impact of a new full-service banking center opened in September of 2008 and increased property taxes.

These increases were partially offset by a $729,000, or 5.9 percent decrease in salaries and employee benefits due to a reduction in staff levels and the reduction and elimination of certain incentive plans.

2008 Compared to 2007

Other expense increased $106,000, or 0.5 percent, to $20,732,000 for 2008 compared to $20,626,000 for 2007. The increase in other expense occurred primarily due to the following reasons:

•	Federal Deposit Insurance Corporation assessment expense increased $412,000, or 597.1 percent related to the new insurance assessment methodology set forth in the FDIC Act.

•	Occupancy expense increased $273,000, or 8.8 percent due to the opening of three new full-service banking centers, one in December 2007, the second in January 2008, and the third in September 2008.

•	Salaries and employee benefits increased by $159,000, or 1.3 percent. Benefits expense increased $302,000, or 48.5 percent primarily due to a $299,000 increase in the expense of Monroe’s health insurance plan due to an increase in claims compared to 2007. Salary expense increased by $122,000 (1.4 percent), primarily the result of adding staff for the new Plainfield, Avon and Noblesville full-service banking centers. Commissions and incentives decreased by $257,000, or 15.4 percent because the net income threshold necessary to trigger various bonus payments was not met.

These increases were partially offset by a $707,000 decline in the value of the directors’ and executives’ rabbi trust deferred compensation plan, discussed in greater detail on pages 55 and F-21.

Income Taxes

Monroe records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major differences, detailed in Note 9 on page F-16 of the Notes to the Consolidated Financial Statements, between the effective tax rate applied to Monroe’s financial statement income and the federal and state statutory rate of approximately 40 percent are interest on tax-exempt securities, Monroe Bank’s investment in CBAI CDE III, LLC (a subsidiary entitled to federal tax credits for making tax-favored loans at below market rates), and the increase in cash surrender value of Monroe Bank’s owned life insurance.

The deferred tax assets and liabilities represent decreases or increases in taxes expected to be paid in the future because of future reversals of temporary differences in the bases of assets and liabilities as measured by tax laws and their bases as reported in the financial statements. Deferred tax assets are also recognized for tax attributes such as net operating loss carryforwards and tax credit carryforwards. The net deferred tax asset was $6,019,000 at December 31, 2009, an increase of $1,808,000 or 42.9% compared to $4,211,000 at December 31, 2008. The increase in the net deferred tax asset was primarily due to timing differences in the amount of provision for loan loss that was expensed in 2009 compared to the charge-offs experienced. Management estimates charge-offs in future periods will exceed provision for loan loss expense and Monroe’s projected future taxable income will enable Monroe to utilize the net deferred tax asset. In 2009, Monroe recorded a deferred tax asset valuation allowance of $179,000 to reduce deferred state tax assets to the amount Management concluded was expected to be utilized in future periods. Monroe adjusts its unrecognized tax benefits as necessary when additional information becomes available. The reassessment of Monroe’s unrecognized tax benefits may have a material impact on its effective tax rate in the period in which it occurs.

Monroe’s effective tax rate was 3.2 percent, 1.1 percent, and 26.6 percent in 2009, 2008 and 2007, respectively. The tax rate decreased in 2009 and 2008 because tax-exempt income has become an increasingly larger percentage of total pre-tax income.

Off-Balance Sheet Arrangements

Monroe incurs off-balance sheet risks in the normal course of business in order to meet the financing needs of its customers. These risks derive from commitments to extend credit and standby letters of credit. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. See Note 11 to the Consolidated Financial Statements for additional details on Monroe’s off-balance sheet arrangements.

Financial Condition for the Fiscal Year Ended December 31, 2009

Overview

Total assets decreased to $802,451,000 at December 31, 2009, a 2.1 percent decrease from $819,799,000 at December 31, 2008, with the majority of this decline occurring in the loan portfolio.

Securities

Securities (trading and investment) owned by Monroe decreased to $121,250,000 at December 31, 2009, from $121,530,000 at December 31, 2008, a decrease of $280,000, or 0.2 percent.

Loans

Loans (excluding loans held for resale) decreased to $584,139,000 at December 31, 2009, which was $45,563,000, or 7.2 percent lower than at December 31, 2008. The largest decreases occurred in the commercial construction and land development portfolio which decreased $16,989,000, or 22.3 percent and the commercial line of credit portfolio which decreased $12,029,000, or 24.7 percent. Central Indiana market loans decreased $17,449,000 during 2009, while loans in Monroe Bank’s core market of Monroe County and its surrounding counties decreased by $28,114,000. Commercial real estate loans are the largest segment of the loan portfolio. During 2009, Monroe sold $93,490,000 of fixed- and variable-rate mortgages compared to $44,230,000 in 2008.

Asset Quality and Provision for Loan Losses

The allowance for loan losses is maintained through the provision for loan losses, which is a charge against earnings. The amount provided for loan losses and the determination of the appropriateness of the allowance are based on a continuous review of the loan portfolio, including an internally administered loan “watch list” and an independent loan review provided by an outside accounting firm. The evaluation takes into consideration identified credit problems from individually evaluated loans, as well as historical loss experience, adjusted for relevant qualitative environmental factors, for loans evaluated collectively and Management’s estimation of probable incurred losses in the loan portfolio. Qualitative environmental factors considered during the analysis include: national and local economic trends, trends in delinquencies and charge-offs, trends in volume and terms of loans (including concentrations within industries), recent changes in underwriting standards, experience and depth of lending staff and industry conditions. A complete discussion of this process is contained in the Critical Accounting Policies on pages 79 to 81 and Note 1 of the Notes to Consolidated Financial Statements on pages F-7 to F-9.

Loans on the watch list tend to be more dependent on collateral if the borrower’s repayment capacity is diminished and Monroe Bank devotes additional attention to revaluing the collateral as appropriate in assessing the probability of loss. When a loan is downgraded and placed on the watch list, a new valuation is completed. This valuation is generally an externally prepared appraisal from a licensed appraiser, but in some cases it may be an internal evaluation based on market comparables, tax assessment data, or for income producing properties, internal value estimates based on net operating income with a capitalization rate appropriate for the property type and location.

	12/31/2009	12/31/2008

Total Loans (including loans held for sale) $	$587,365	$633,091
Number of Watch List Customers	69	52
Total Watch List Loans	$76,208	59,172
Total Watch List $ > 30 Days Past Due	32,728	14,751
Total Watch List $ Customers Secured by Real Estate	71,450	55,507
Total Watch List $ Secured by Non R/E	3,103	3,268
Total Watch List $ Unsecured	1,655	397

As of December 31, 2009, 57.1 percent of the watch list exposure was less than thirty days past due, compared to 75.1 percent as of December 31, 2008. Of the $76,208,000 of loans on the watch list on December 31, 2009, $55,303,000 (72.6 percent) were originated out of the Central Indiana (greater Indianapolis) offices.

The chart that follows provides details of watch list loans by collateral type.

	Total Bank		% on		Total $
	Owned	Watch	Watch	Non	> 30 Days
	Balance	List	List	Accrual	Late

Total Loans at 12/31/09	$587,365	$76,208	13.0%	$20,603	$38,843
Participations Sold and Loans in Process	5,572	—	—	—	—

Loans Analyzed Below:	$581,793	$76,208	13.1%	$20,603	$38,843

Secured by Real Estate
Construction & Development
Spec 1-4 Residential Construction	$13,435	$8,414	62.6%	$2,214	$3,234
Pre Sold 1-4 Residential Construction	1,402	861	61.4%	—	738
Land Development Residential	32,312	25,679	79.5%	5,453	5,453

Total 1-4 Residential Construction and Development:	47,149	34,954	74.1%	7,667	9,425

Other CRE Owner Occupied Construction	1,471	—	—	—	—
Other CRE Non-Owner Occupied Construction	10,790	—	—	—	—
Land Development Commercial	1,450	328	22.6%	328	328

Total Commercial Construction and Development:	13,711	328	2.4%	328	328

Total Construction and Development:	60,860	35,282	58.0%	7,995	9,753

1-4 Family
1-4 Family Owner Occupied	77,596	1,744	2.2%	132	1,618
1-4 Family Non-Owner Occupied (Rental & Other)	50,471	3,711	7.4%	602	3,613

Total 1-4 Family:	128,067	5,455	4.3%	734	5,231

Multi Family — Other than Construction	87,288	4,891	5.6%	2,902	4,696

Other CRE Owner Occupied — Other Than Construction	95,591	11,265	11.8%	607	2,349
Other CRE Non-Owner Occupied — Other Than Construction	111,821	11,726	10.5%	6,934	11,985
Other CRE Non-Development Land — Other Than Construction	10,894	2,831	26.0%	1,127	1,208

Total Other CRE Loans — Other Than Construction:	218,306	25,822	11.8%	8,668	15,542

Total Secured by Real Estate:	$494,521	$71,450	14.4%	$20,299	$35,222

Other Secured Loans
Business Assets	$51,627	$3,076	6.0%	$279	$2,798
Consumer Products	10,416	27	0.3%	25	198
Financial Assets	10,702	—	0.0%	—	237

Total Other Secured Loans:	$72,745	$3,103	4.3%	$304	$3,233

Unsecured Loans
Unsecured Loans	$14,527	$1,655	11.4%	$—	$388

As of December 31, 2009, Monroe had little or no exposure to option adjustable rate mortgage products, subprime loans or purchase money loans with teaser rates. In addition, Monroe’s exposure to junior mortgages is generally limited to products secured by Owner Occupied 1-4 Family Residential properties. This exposure consists of $22,446,000 in funded balances with an additional unfunded commitment of $13,185,000 of which $457,000 of the funded balance was on the watch list and $245,000 was greater than thirty days past due as of December 31, 2009.

At December 31, 2009, impaired loans totaled $25,141,000, a significant increase from $16,449,000 at December 31, 2008. An allowance for losses was not deemed necessary for impaired loans totaling $14,610,000 because full repayment of principal and interest was expected, but an allowance of $3,075,000 was recorded for the remaining balance of impaired loans of $10,531,000.

Net loans charged off during 2008 were $7,766,000 or 1.26 percent of average loans compared to $4,362,000 or 0.72 percent of average loans in 2008. At December 31, 2008, non-performing assets (non-accrual loans, restructured loans, 90-day past due loans still accruing and other real estate owned) were $25,424,000, or 3.17 percent of total assets, a $6,644,000 increase from $18,780,000, or 2.29 percent of total assets at December 31, 2008.

At December 31, 2009, the allowance for loan losses was $15,256,000, up from $11,172,000 at year-end 2008. The 2009 provision for loan losses was $11,850,000, a $2,970,000 increase from the $8,880,000 provision taken in 2008. Factors taken into consideration when determining the amount taken to the reserve for loan losses include, but are not limited to: local and national economic conditions, Monroe’s entrance into a new market in Central Indiana, and trends in volume and concentrations within the loan portfolio. Monroe’s ratio of allowance for loan losses to total portfolio loans at year-end 2009 was 2.61 percent, up from 1.77 percent at December 31, 2008. Management believes the reserve is adequate to cover the loss exposure inherent to the loan portfolio. Additional details of the allowance for loan losses are disclosed in Note 5 on pages F-12 to F-13 of the Notes to the Consolidated Financial Statements.

Other Real Estate Owned

Other real estate owned (“OREO”) was $3,768,000 at December 31, 2009, an increase of $511,000, or 15.7 percent compared to $3,257,000 at December 31, 2008. The year-end 2009 OREO balance was comprised of $2,985,000 of commercial and residential real estate development, $323,000 of 1-4 family non-owner occupied residential real estate and $460,000 of commercial real estate. Gains or losses on sales and adjustments of the fair market value of OREO due to subsequent appraisals are included as a gain or loss on foreclosed assets in Other Income.

Deposits

Deposits were $634,254,000 at December 31, 2009, a decrease of $30,925,000, or 4.6 percent compared to $665,179,000 on December 31, 2008. Year-end balances can skew the reduction in deposits, so changes in average December balances will be discussed. Average deposits for December 2009 were $647,640,000 compared to $680,661,000 in December 2008, a decrease of $33,021,000. Average retail and public certificates of deposits ($100,000 and over) were $88,081,000 in December 2009 compared to $127,336,000 in December 2008, a decrease of $39,255,000. Average brokered CDs decreased $19,900,000 from an average of $66,101,000 in December 2008 to an average of $46,201,000 in December 2009. Average NOW and money market deposits were $260,089,000 in December 2009 compared to 229,280,000 in December 2008, an increase of $30,809,000. Monroe introduced the Certificate of Deposit Account Registry Service (“CDARS”) program in September 2008. This program offers customers access to multi-million dollar FDIC insurance on their certificate of deposit balances up to $50 million per customer. This program has been beneficial to customers who have sought alternative ways to insure funds that exceed FDIC maximums. Average CDARS deposits were $7,352,000 in December 2009, a decrease of $10,288,000 from the $17,640,000 average in December 2008. While generating core deposits remains a priority, Management uses the brokered CD market as an alternative source of funding. Interest-bearing deposit accounts remain the largest single source of Monroe’s funds. Complete details of growth by account type are disclosed in Note 7 on page F-14 of the Notes to the Consolidated Financial Statements.

Borrowings

Aside from the core deposit base and large denomination certificates of deposit (including brokered CDs) mentioned previously, the remaining funding sources include short-term and long-term borrowings. Borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements, which mature daily, FHLB advances, a trust preferred debenture, a Subordinated Debenture and loans sold under agreements to repurchase.

At December 31, 2009, repurchase agreements were $61,929,000, compared to $59,404,000 at December 31, 2008. FHLB advances totaled $17,371,000 at December 31, 2009 compared to $25,523,000 at December 31, 2008. Monroe issued trust preferred securities during 2007 and the aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from Monroe. Monroe also issued trust preferred securities during 2006 and the aggregate proceeds of $3,093,000 were used by the Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from Monroe. In 2009, Monroe raised $13,000,000 through the issuance of Subordinated Debentures of which $10,000,000 was provided to Monroe Bank as additional capital with the remaining proceeds to be used by Monroe for general corporate purposes.

Capital

Monroe’s and Bank’s capital strength continues to exceed regulatory minimums and Monroe Bank is considered to be “well-capitalized” as defined by its regulatory agencies. Monroe’s Tier 1 capital-to-average assets ratio (leverage ratio) was 7.5 percent at December 31, 2009 and 7.7 percent at year-end 2008. At December 31, 2009, Monroe had a Tier 1 risk-based capital ratio of 10.4 percent and total risk-based capital percentage of 13.9 percent. Regulatory capital guidelines require a Tier 1 risk-based capital ratio of 4.0 percent and a total risk-based capital ratio of 8.0 percent. Complete details of Monroe’s capital ratios are disclosed in Note 13 on pages F-19 to F-20 of the Notes to the Consolidated Financial Statements.

On July 17, 2009, $13,000,000 of Tier 2 capital was raised through the issuance of Subordinated Debentures. The Subordinated Debentures were issued as the result of a public offering. The Subordinated Debentures carry an interest rate of 10 percent and will mature on June 30, 2019. Monroe has the right to call the Subordinated Debentures at any time after three years. The Subordinated Debentures were issued pursuant to the prospectus filed as part of Monroe’s registration statement under the Securities Act of 1933. On July 23, 2009, Monroe’s board of directors voted to provide $10,000,000 of the net proceeds of the offering to Monroe Bank as additional capital with the remaining proceeds to be used by Monroe for general corporate purposes.

Refer to the Liquidity section (pages 71 to 72) of this Management’s Discussion and Analysis for a discussion of Monroe’s 2009 and planned 2010 building and remodeling projects. Management believes Monroe can maintain its “well-capitalized” rating over a range of reasonable asset growth rates, net income growth rates and dividend payout ratios for the next several years. Management will regularly forecast and evaluate capital adequacy and take action to modify its capital level as required by changing circumstances and opportunities.

Critical Accounting Policies

Generally accepted accounting principles require Management to apply significant judgment to certain accounting, reporting and disclosure matters. Management must use assumptions and estimates to apply those principles where actual measurement is not possible or practical. For a complete discussion of Monroe’s significant accounting policies, see Note 1 to the consolidated financial statements (page F-7) and discussion throughout this Management’s Discussion and Analysis. Following is a discussion of Monroe’s critical accounting policies. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such estimates may have a significant impact on Monroe’s financial statements. Management has reviewed the application of these policies with Monroe’s Audit Committee.

Allowance for Loan Losses:  The allowance for loan losses represents Management’s estimate of probable losses inherent in Monroe’s loan portfolios. In determining the appropriate amount of the allowance for loan losses, Management makes numerous assumptions, estimates and assessments.

Monroe’s strategy for credit risk management includes conservative, centralized credit policies, uniform underwriting criteria for all loans and establishing a customer-level lending limit. The strategy also emphasizes diversification on an industry and customer level, and regular credit quality reviews of loans experiencing deterioration of credit quality.

Importantly, Management’s approach to credit risk management avoided direct exposure to sub-prime residential mortgages in the form of whole loans or investment securities (Monroe’s mortgage backed securities are all agency issued and secured). The sub-prime residential mortgage crisis has contributed to a general weakening of 1-4 family residential lending markets, which in turn creates stress for loan customers involved with residential development. Monroe is actively monitoring its exposure to this market segment as part of its overall credit management strategy.

Monroe’s allowance for loan losses consists of three components: probable losses estimated from individual reviews of specific loans, probable losses estimated from historical loss rates, and probable losses resulting from economic or other deterioration above and beyond what is reflected in the first two components of the allowance.

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on Management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to Monroe. Included in the review of individual loans are those that are impaired. Any allowances for impaired loans are determined by the present value of expected future cash flows discounted at the loan’s effective interest rate or fair value of the underlying collateral. The future cash flows are based on Management’s best estimate and are not guaranteed to equal actual future performance of the loan. Monroe evaluates the collectability of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations.

Homogenous loans, such as consumer installment and residential mortgage loans are risk graded and standard credit scoring systems are used to assess credit risks. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.

Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in Management’s judgment, reflect the impact of any current conditions on loss recognition. Factors that Management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and non-accrual loans), changes in mix, credit score migration comparisons, asset quality trends, risk management and loan administration, changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and Monroe’s internal loan review.

An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Allowances on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

Monroe’s primary market areas for lending are Monroe, Hamilton, Hendricks, Jackson, Lawrence Counties and the surrounding counties in Indiana. When evaluating the adequacy of allowance, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on Monroe’s customers.

Monroe has not substantively changed any aspect of its overall approach to determining the allowance for loan losses but the weight placed on various risk components used in our approach has changed as deemed appropriate with economic conditions and other factors such as recent trends.

Valuation of Securities:   Monroe’s available for sale and trading security portfolio is reported at fair value. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Available for sale and held to maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security’s performance including expected cash flows, the credit worthiness of the issuer and Monroe’s ability to hold the security to maturity. The credit portion of a decline in value that is considered to be other-than temporary is recorded as a loss within other operating income in the consolidated statements of income.

SECURITIES OWNERSHIP OF MONROE’S MANAGEMENT

The following table shows the number of shares of common stock owned by each director and named executive officer of Monroe, and by the directors and all of Monroe’s executive officers as a group. The table shows ownership as of October 14, 2010. There are no 5% or greater beneficial owners of Monroe common stock other than Charles R. Royal, Jr. who is included in the chart below.

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)		Class(2)

Dr. Bradford J. Bomba, Jr.	11,504		*
Mark D. Bradford	99,290	(3)(4)	1.58%
James D. Bremner	29,319	(5)	*
James G. Burkhart	2,000		*
Steven R. Crider	6,242		*
J. Scot Davidson	5,513	(3)(6)	*
Gordon M. Dyott	84,506	(3)(7)	1.35%
Joyce Claflin Harrell	38,881		*
Paul W. Mobley	44,748		*
Charles R. Royal, Jr.	437,204		7.02%
Christopher G. Tietz	53,864	(3)(8)	*
R. Scott Walters	119,898	(3)(7)	1.91%
Directors and executive officers as a group (12 individuals)	932,967		14.45%

*	Represents less than 1% of the outstanding shares of Monroe’s common stock.

(1)	Includes shares for which the named person: (a) has sole voting and investment power; or (b) shares voting and investment power with a spouse. Also includes shares held under Monroe’s Dividend Reinvestment and Common Stock Purchase Plan and shares held as custodian for the director’s or officer’s children.

(2)	Percentage calculated by dividing (x) the number of shares in the “Amount and Nature of Beneficial Ownership” column for such individual by (y) the sum of 6,229,778 (which is the number of shares of Monroe’s common stock outstanding on October 14, 2010) and the number of shares that the individual has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Exchange Act.

(3)	Amount includes shares held in the Monroe ESOP for such individual’s account.

(4)	Amount includes the right to acquire 71,000 shares through stock options exercisable within sixty days of the date of this document.

(5)	Amount includes the right to acquire 5,500 shares through stock options exercisable within sixty days of the date of this document.

(6)	Amount includes the right to acquire 4,000 shares through stock options exercisable within sixty days of the date of this document.

(7)	Amount includes the right to acquire 50,500 shares through stock options exercisable within sixty days of the date of this document.

(8)	Amount includes the right to acquire 45,000 shares through stock options exercisable within sixty days of the date of this document.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS
OF MONROE IN THE MERGER

When considering the recommendation of the Monroe board of directors, you should be aware that some of the employees and directors of Monroe and Monroe Bank have interests that are different from, or in conflict with, your interests. The board of directors was aware of these interests when it approved the Merger Agreement. Except as described below, to the knowledge of Monroe, the officers and directors of Monroe do not have any material interest in the Merger apart from their interests as shareholders of Monroe.

Treatment of Stock Options

The Merger Agreement provides that each option to acquire shares of Monroe common stock outstanding as of the effective date of the Merger will be converted into options to purchase a number of shares of Old National common stock equal to the product (rounded down to the nearest whole share) of the number of shares of Monroe common stock subject to such option and the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the exercise price of the Monroe stock option divided by the exchange ratio. Additionally, following the effective time, each Old National stock option will become fully vested and shall otherwise continue to be governed by the same terms and conditions as were applicable under the related Monroe stock option immediately prior to the effective time.

The officers and directors of Monroe hold options to purchase 262,500 shares of Monroe common stock at an average exercise price of $18.42 per share.

Severance Payments Payable to Certain Employees of Monroe

Old National has agreed that for purposes of determining severance payments payable to certain executives of Monroe in the event any of such executives are entitled to severance benefits following the effective time, the pay rate shall be equal to the greater of their respective rates of pay effective on January 1, 2010, or as of the date of their respective termination, and should any of such executives be entitled to severance benefits after the effective time each such executive shall be entitled to no less than one year of salary at the greater of the rate effective January 1, 2010 or the rate such executive was being paid on the date of their termination. The pay rates of J. Scot Davidson, Gordon M. Dyott, Christopher G. Tietz and R. Scott Walters, as of January 1, 2010, were, respectively, $106,985, $147,750, $145,250 and $123,500.

Severance and Change of Control Agreement

On or before the effective time of the Merger, Old National has agreed to enter into a Severance and Change of Control Agreement with Mark D. Bradford, the current president and chief executive officer of Monroe Bank, pursuant to which Mr. Bradford will be named a Regional President of Old National. Additionally Mr. Bradford will be appointed to the board of directors of Old National Bank following the merger of Monroe Bank with Old National Bank, which is anticipated to occur simultaneous with the closing of the Merger.

Under the Severance and Change of Control Agreement, Old National is generally obligated to pay certain non-change of control severance benefits to Mr. Bradford, generally equal to his weekly rate of pay multiplied by the greater of 52 or two times his years of service, if his employment is terminated without cause, or if Mr. Bradford resigns within 90 days after Old National has taken certain actions that adversely affect him. Mr. Bradford must satisfy the terms of the agreement, including its non-solicitation and non-compete provisions, to receive his severance benefits.

The severance agreement also provides for change of control severance benefits for Mr. Bradford. Old National is required to pay change of control severance benefits, generally equal to a lump sum of two times Mr. Bradford’s annual base salary plus target bonus for the year, if, within two years following a change of control (as defined in the agreement), it terminates Mr. Bradford’s employment for a reason other than “Cause” (as defined in the Agreement) or Mr. Bradford’s disability, or if Mr. Bradford resigns after Old

National has taken certain actions that adversely affect him, or if Mr. Bradford resigns for any reason within one year after a change of control and during the term of his contract.

Retention Bonuses; Compensation

Old National has agreed that Monroe may pay retention bonuses to certain employees upon reaching certain milestones, in amounts to be agreed to by Monroe and Old National. The following executive officers will receive retention bonuses in the following amounts, payable 25% at the closing of the Merger, 25% following the data processing conversion to Old National’s system (anticipated to occur on May 14, 2011), and 50% one year after the closing of the Merger if they remain employed on those payment dates:

Mark D. Bradford	$60,000
R. Scott Walters	$60,000

The following executive officers will be paid retention bonuses payable 25% at the closing of the Merger and 75% following the data processing conversion if they remain employed on those payment dates:

Christopher G. Tietz	$40,000
Gordon M. Dyott	$30,000
J. Scot Davidson	$25,000

Additionally, at the effective time, the compensation of J. Scot Davidson, Gordon M. Dyott, Christopher G. Tietz, and R. Scott Walters will be increased to the levels set forth under “Severance Payments Payable to Certain Employees of Monroe.” Mark D. Bradford will receive initial annual compensation of $225,000.

Indemnification and Insurance of Directors and Officers

Old National has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the Merger existing in favor of current or former directors and officers of Monroe and Monroe Bank as provided in the articles of incorporation or bylaws of Monroe and Monroe Bank and any existing indemnification agreements or arrangements disclosed to Old National shall survive the Merger and continue for a period of six years after the effective time of the Merger to the extent permitted by law.

In addition, Old National has agreed to cause Monroe’s and Monroe Bank’s directors and officers to be covered for a period of three years after the effective time of the Merger by Monroe’s existing directors’ and officers’ liability insurance policy (or a substitute policy obtained by Old National having the same coverages and amounts and terms and conditions that are not less advantageous to such directors and officers) with respect to acts or omissions occurring before the effective time of the Merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General.  The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Monroe common stock with respect to the exchange of Monroe common stock for Old National common stock pursuant to the merger. This discussion assumes that U.S. Holders hold their Monroe common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. This summary is based on the Internal Revenue Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service, regarding the United States federal income tax consequences of the merger. As a result, no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of

Monroe common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Monroe common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Internal Revenue Code, such as holders of Monroe common stock that are partnerships or other pass-through entities (and persons holding their Monroe common stock through a partnership or other pass-through entity), persons who acquired shares of Monroe common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their Monroe common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Monroe common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

•	an estate, the income of which is subject to United Sates federal income taxation regardless of its source.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Monroe common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Old National and Monroe have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The obligations of Old National and Monroe to consummate the Merger are conditioned upon the receipt of an opinion from Krieg DeVault LLP, counsel to Old National, to the effect that the Merger will for federal income tax purposes qualify as a reorganization based upon customary representations made by Old National and Monroe. Old National and Monroe have not requested and do not intend to request any ruling from the Internal Revenue Service. Accordingly, Old National urges each Monroe shareholder to consult their own tax advisors as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws. Assuming the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the material United States federal income tax consequences of the Merger are as follows:

•	no gain or loss will be recognized by Old National, its subsidiaries or Monroe or Monroe Bank by reason of the merger;

•	you will not recognize gain or loss if you exchange your Monroe common stock solely for Old National common stock, except to the extent of any cash received in lieu of a fractional share of Old National common stock;

•	your aggregate tax basis in the Old National common stock that you receive in the Merger (including any fractional share interest you are deemed to receive and exchange for cash), will equal your aggregate tax basis in the Monroe common stock you surrendered, less any basis attributable to fractional share interests in Monroe common stock for which cash is received; and

•	your holding period for the Old National common stock that you receive in the Merger will include your holding period for the shares of Monroe common stock that you surrender in the merger.

Cash Received Instead of a Fractional Share of Old National Common Stock.  A shareholder of Monroe who receives cash instead of a fractional share of Old National common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by Old National of the fractional share. As a result, a Monroe shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The maximum federal income tax rate for capital gains for 2010 is 15% in accordance with the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). Unless Congress acts to extend EGTRRA, it will sunset and the maximum capital gains tax rate for 2011 will be 20%.

Backup Withholding and Information Reporting.  Payments of cash to a holder of Monroe common stock instead of a fractional share of Old National common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. The backup withholding rate will increase to 31% in 2011 if EGTRRA sunsets. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, Monroe urges Monroe shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

Under the Merger Agreement, Monroe shareholders will exchange their shares of Monroe common stock for shares of Old National common stock and cash. Monroe is organized under the laws of the State of Indiana, and the Monroe shareholders are governed by the applicable laws of the State of Indiana, including the IBCL, and Monroe’s articles of incorporation and bylaws. Old National is also an Indiana corporation, and is governed by the laws of the State of Indiana and its articles of incorporation and bylaws. Upon consummation of the Merger, Monroe’s shareholders will become Old National shareholders, and the Articles of Incorporation of Old National (the “Old National Articles”), the Bylaws of Old National (the “Old National Bylaws”), the IBCL, and rules and regulations applying to public companies will govern their rights as Old National shareholders.

The following summary discusses some of the material differences between the current rights of Old National shareholders and Monroe shareholders under the Old National Articles, the Old National Bylaws, the Articles of Incorporation of Monroe (the “Monroe Articles”), and the Bylaws of Monroe (the “Monroe Bylaws”).

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the Old National Articles, the Old National Bylaws, the Monroe Articles and the Monroe Bylaws, as applicable.

Authorized Capital Stock

Old National

Old National currently is authorized to issue up to 150,000,000 shares of common stock, no par value, of which approximately 87,177,000 shares were outstanding as of October 29, 2010. Old National also is authorized to issue up to 2,000,000 shares of preferred stock, no par value. One million shares of preferred stock are designated as Series A Preferred Stock, and 100,000 shares of preferred stock are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series T. Currently, there are no shares of Old National preferred stock outstanding. If any series of preferred stock is issued, the Old National board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred stock.

As of September 30, 2010, options to purchase approximately 6,023,629 shares of Old National common stock were outstanding.

Monroe

Monroe currently is authorized to issue up to 18,000,000 shares of common stock, no par value per share, of which 6,229,778 shares were outstanding as of November 3, 2010.

As of November 3, 2010, options to purchase 5,500 shares of Monroe common stock were outstanding under the 1999 Directors’ Stock Option Plan and options to purchase 257,000 shares of Monroe common stock were outstanding under the 1999 Management Stock Option Plan.

Voting Rights and Cumulative Voting

Old National

Each holder of Old National common stock generally has the right to cast one vote for each share of Old National common stock held of record on all matters submitted to a vote of shareholders of Old National. If Old National issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. Indiana law permits shareholders to cumulate their votes in the election of directors if the corporation’s articles of incorporation so provide. However, the Old National Articles do not grant cumulative voting rights to its shareholders.

Monroe

Each holder of Monroe common stock generally has the right to cast one vote for each share of Monroe common stock held of record on all matters submitted to a vote of shareholders of Monroe. The Monroe Articles do not grant cumulative voting rights to its shareholders.

Dividends

Old National and Monroe may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as Old National’s and Monroe’s respective board of directors may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

Liquidation

In the event of the liquidation, dissolution, and/or winding-up of Old National or Monroe, the holders of shares of Old National and Monroe common stock, as the case may be, are entitled to receive, after the payment of or provision of payment for Old National’s and Monroe’s respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of Old National and Monroe, respectively.

Preferred Stock

In general, the board of directors of Old National is authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. If Old National were to issue preferred stock, such preferred stock may have a priority rank over its common stock with respect to dividend rights, liquidation preferences, or both, and may have full or limited voting rights, and the holders of such preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights such holders may possess. Monroe’s articles of incorporation do not authorize the board of directors of Monroe to issue preferred stock.

Issuance of Additional Shares

Old National

Except in connection with the proposed Merger with Monroe, and as otherwise may be provided herein, Old National has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of Old National common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, or issuance in future underwritten or other public or private offerings.

Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation’s articles of incorporation reserve such a right to the corporation’s shareholders. Under the Old National Articles, no shareholder approval will be required for the issuance of these shares. As a result, Old National’s board of directors may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of Old National’s common shareholders, subject to any restrictions imposed on the issuance of such shares by the New York Stock Exchange.

Monroe

The Monroe Articles provide that shares of Monroe common stock shall be issued or sold in such manner and for such amount as determined by the Monroe board of directors. Monroe has no specific plans for the issuance of additional authorized shares of its common stock.

Number of and Restrictions Upon Directors

Old National

The Old National Bylaws state that the board of directors shall be composed of twelve (12) members. Each director holds office for the term for which he was elected and until his successor shall be elected and qualified, whichever period is longer, or until his death, resignation, or removal. The Old National Bylaws provide that a director shall not qualify to serve as such effective as of the end of the term during which he becomes 72 years of age. The Old National Bylaws further provide that the Board may establish other qualifications for directors in its Corporate Governance Guidelines in effect from time to time.

Monroe

The Monroe Bylaws provide that the board of directors shall be composed of eight (8) members. The Monroe board of directors is divided into three classes, designated as Class 1, Class 2, and Class 3, as nearly equal in number as possible, with the term of office of one class expiring each year. Any additional directorships resulting from an increase in the number of directors will be apportioned among the classes as equally as possible. The Monroe Articles require that at least 70% of the directors reside in Monroe County, Indiana, or in counties contiguous to Monroe County, Indiana and that each director own seventy-five (75) or more unpledged shares of Monroe common stock.

Removal of Directors

Old National

Under Indiana law, directors may be removed in any manner provided in the corporation’s articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. Under the Old National Bylaws, any director or the entire board of directors may be removed, with or without cause, only by (i) the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Old National common stock at a meeting of shareholders called expressly for the purpose of removing one or more directors, or (ii) the affirmative vote of not less than two-thirds (2/3) of the actual number of directors elected and qualified and then in office.

Monroe

Any director may be removed from office at any time without cause by the affirmative vote of at least eighty percent (80%) of the outstanding shares of Monroe capital stock who are entitled to vote on the election of directors at a meeting of shareholders called for that purpose.

Any director may be removed from office with cause (as defined in Monroe’s Articles of Incorporation) by the affirmative vote of the holders of a majority of the outstanding shares of Monroe capital stock who are entitled to vote on election of directors at a meeting of shareholders called for that purpose.

Special Meetings of the Board

Old National

The Old National Bylaws provide that special meetings of the board of directors may be called by, or at the request of, the Chairman of the Board, the CEO of Old National, the President of Old National or not less than a majority of the members of the board of directors.

Monroe

The Monroe Bylaws provide that special meetings of the Monroe board of directors may be called by the Chairman of the Board, the President, or by not less than a majority of the Monroe board of directors.

Classified Board of Directors

Old National

Neither the Old National Articles nor the Old National Bylaws provide for a division of the Old National board of directors into classes.

Monroe

The Monroe Articles provide that Monroe’s board of directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of Monroe’s board of directors.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

Old National

The Old National Bylaws provide that nominations for the election of directors may be made only by the board of directors following the recommendation of the Old National Corporate Governance and Nominating Committee. The Committee will consider candidates for election suggested by shareholders, subject to the suggestions having been made in compliance with certain requirements set forth in the Bylaws.

Additionally, shareholders may submit proposals for business to be considered at Old National’s annual meeting of shareholders, and include those proposals in Old National’s proxy and proxy statement delivered to shareholders, in accordance with the requires of Rule 14a-8 of Regulation 14A promulgated under the Securities Exchange Act of 1934.

Monroe

Nominations for election to the Monroe board of directors may be made by the Monroe board of directors or by any Monroe shareholder of any outstanding class of Monroe capital stock. Nominations, other than those made by or on behalf of the existing management of Monroe, must be made in writing and must be delivered or mailed to the president of Monroe not less than ten (10) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of Directors, and must contain information prescribed by the Bylaws.

Special Meetings of Shareholders

Old National

The Old National Bylaws state that special shareholders’ meetings may be called by the board of directors, the Chairman of the Board, the Chief Executive Officer or the President of Old National, and shall be called by the Chairman of the Board at the written request of a majority of the members of the board of directors or upon delivery to Old National’s Secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Monroe

Special meetings of Monroe shareholders may be called by the Monroe board of directors or the President of Monroe and shall be called at the written request of a majority of the Monroe board of directors, or at the written request of shareholders holding at least twenty-five (25%) percent of outstanding Monroe shares and who are entitled by the Monroe Articles to vote on the business for which the meeting is being called.

Indemnification

Under the IBCL, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

Old National

The Old National Articles and Bylaws provide that every person who is or was a director, officer or employee of Old National or any other corporation for which he is or was serving in any capacity at the request of Old National shall be indemnified by Old National against any and all liability and expense that may be incurred by him resulting from any claim, provided that the person is wholly successful with respect to the claim or acted in good faith in what he reasonably believed to be in or not opposed to the best interests of Old National. Old National will also indemnify each director, officer and employee acting in such capacity in connection with criminal proceedings provided the director, officer or employee had no reasonable cause to believe that his conduct was unlawful. The indemnification by Old National extends to attorney fees, disbursements, judgments, fines, penalties or settlements. Old National may also advance expenses or undertake the defense of a director, officer or employee upon receipt of an undertaking by such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification.

In order for a director, officer or employee to be entitled to indemnification, the person must be wholly successful with respect to such claim or either the board of directors of Old National or independent legal counsel must determine that the director, officer or employee has met the standards of conduct required by the Articles.

Monroe

Monroe’s Articles and Bylaws provide for the indemnification of its directors, officers and employees, and of any person serving at the request of Monroe as a director, officer, employee, partner or trustee of another enterprise, to the fullest extent permitted by the IBCL.

Preemptive Rights

Old National

Although permitted by the IBCL, Old National’s Articles do not provide for preemptive rights to subscribe for any new or additional common stock or other securities of the respective entity.

Monroe

Monroe’s Articles do not provide holders of Monroe common stock with preemptive rights with respect to any shares that may be issued.

Amendment of Articles of Incorporation and Bylaws

Old National

Except as otherwise provided below, amendments to the Old National Articles must be approved by a majority vote of Old National’s board of directors and also by a majority vote of the outstanding shares of Old National’s voting stock. Amendments to the terms of any series of preferred stock that materially alter or change the powers, preferences or special rights of the preferred stock adversely must be approved by the holders of at least two-thirds of the outstanding shares of preferred stock, voting separately as a class. Additionally, the following provisions of the Articles of Old National may not be altered, amended or repealed without the affirmative vote of at least two-thirds (2/3) of the board of directors and the holders of at least 80% of the outstanding shares of Old National common stock, at a shareholders’ meeting called for that purpose:

•	Section 11, which requires the affirmative vote of 80% of the outstanding shares of Old National common stock to approve certain business combinations which are not approved and recommended by the vote of two-thirds of the entire board of directors of Old National;

•	Section 12, which requires that the board of directors, in connection with exercising its business judgment in determining what is in the best interests of Old National and its shareholders when evaluating a business combination, consider factors in addition to the adequacy of the financial consideration, such as social and economic effects of the transaction, the business and financial condition of the acquiring person or entity, and the competence, experience and integrity of the acquiring person’s management; and

•	Section 13, which provides that shareholders who acquire 15% of the outstanding Old National common stock and who seek to acquire additional shares of common stock must offer and pay for such additional shares a consideration that is at least equal to the highest percent over market value paid to acquire Old National common stock then held by such person.

The Old National Bylaws may be amended only by a majority vote of the total number of directors of Old National.

Monroe

In general, Monroe’s Articles may be amended upon the approval of the board of directors and by the vote of the shareholders if more votes are cast in favor of the amendment than votes cast opposing it. The amendment of certain provisions of Monroe’s Articles, however, requires the affirmative vote of at least 80% of the total number of Monroe shares entitled to vote on the matter. These include provisions relating to: the terms, classification, and removal of directors; and shareholder voting rights on certain business combinations involving Monroe which are not recommended by at least 70% of Monroe’s directors or are proposed by a person or group holding 15% or more of Monroe’s common stock and such proposal does not treat all Monroe shareholders equally.

The affirmative vote of a majority of the actual number of Monroe’s Directors elected and qualified is required to make, alter, amend, or repeal Monroe’s By-Laws.

RESTRICTIONS ON UNSOLICITED CHANGES IN CONTROL
(ANTI-TAKEOVER PROTECTIONS)

General

The Old National Articles and the Monroe Articles include several provisions intended to protect the interests of each company and its shareholders from unsolicited changes in control. These provisions authorize the applicable board of directors to respond to such unsolicited offers that would effect a change in control in a manner that, in the Board’s judgment, will best protect the interests of the company and its subsidiaries. Although each board of directors believes that the acquisition restrictions described below are beneficial to its shareholders, the provisions may have the effect of rendering the company less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices, but would not be approved by the company’s board of directors. These acquisition restrictions also will render the removal of management and the incumbent board of directors more difficult. However, each of Old National’s and Monroe’s board of directors has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

Old National’s and Monroe’s Articles and Bylaws

Directors.  Certain provisions in the Old National Bylaws, Monroe Articles, and Monroe Bylaws impede changes in the majority control of the companies’ Boards of Directors. The Monroe Articles and Bylaws provide that the board of directors will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it takes two annual elections to replace a majority of Monroe’s board of directors.

The Old National Bylaws provide that any vacancy occurring in Old National’s board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the directors of the company then in office. The Monroe Bylaws provide that any vacancy on the board of directors caused by an increase in the number of Directors shall be filled by a majority vote of the members of the board of directors, until the next annual or special meeting of the shareholders or, at the discretion of the board of directors, such vacancy may be filled by the vote of the shareholders at a special meeting called for that purpose. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. Any vacancy occurring in the board of directors caused by resignation, death or other incapacity shall be filled by a majority vote of the remaining members of the board of directors, until the next annual meeting of the shareholders, but if the vote of the remaining directors results in a tie, at the discretion of the board of directors, such vacancy may be filled by a vote of shareholders at a special meeting called for such purpose. Finally, the Old National Bylaws and Monroe

Bylaws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the respective board of directors, or, in Old National’s case, the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

The Old National Bylaws provide that any director or the entire board of directors may be removed, with or without cause, only by (i) the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of Old National common stock at a meeting of shareholders called expressly for the purpose of removing one or more directors, or (ii) the affirmative vote of not less than two-thirds (2/3) of the actual number of directors elected and qualified and then in office. The Any director may be removed from office at any time without cause by the affirmative vote of the holders of at least eighty percent (80%) of all of the outstanding shares of capital stock of the Corporation entitled to vote on the election of directors at a meeting of shareholders called for that purpose. Any director may be removed from office with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote on election of directors at a meeting of shareholders called for that purpose.

Any director may be removed from office at any time without cause by the affirmative vote of at least eighty percent (80%) of the outstanding shares of Monroe capital stock who are entitled to vote on the election of directors at a meeting of shareholders called for that purpose. Any director may be removed from office with cause (as defined in Monroe’s Articles of Incorporation) by the affirmative vote of the holders of a majority of the outstanding shares of Monroe capital stock who are entitled to vote on election of directors at a meeting of shareholders called for that purpose.

Restrictions on Call of Special Meetings.  The Old National Bylaws provide that special shareholders’ meetings may be called by the board of directors, the Chairman of the Board, the Chief Executive Officer or the President of Old National, and shall be called by the Chairman of the Board at the written request of a majority of the members of the board of directors or upon delivery to Old National’s Secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The Monroe By-Laws provide that a special meeting of Monroe’s shareholders may be called by the Monroe board of directors or the President, and shall be called upon the written request of a majority of the Monroe board of directors or of shareholders holding at least 25% of Monroe’s outstanding shares who are entitled to vote on the business for which the meeting is being called.

No Cumulative Voting.  The Old National Articles and the Monroe Articles each provide that there shall be no cumulative voting rights in the election of directors.

Authorization of Preferred Stock.  Old National is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors of the company is authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer, or other attempt to gain control of Old National not approved by the board of directors, it might be possible for the board of directors of Old National to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms that the Board may deem to be in the best interests of Old National and its shareholders.

Limitations on 15% Shareholders.  The Old National Articles provide that shareholders who acquire 15% of the outstanding Old National common stock and who seek to acquire additional shares of common stock must offer and pay for such additional shares a consideration that is at least equal to the highest percent over market value paid to acquire Old National common stock then held by such person. Any purchases of shares in violation of this provision are null and void. The Monroe Articles does not provide for any such limitation on shareholders.

Evaluation of Offers.  Both the Old National Articles and Monroe Articles require that the respective board of directors, in connection with exercising its business judgment in determining what is in the best interests of Old National and Monroe and its respective shareholders when evaluating a business combination, consider factors in addition to the adequacy of the financial consideration, such as social and economic effects of the transaction, the business and financial condition of the acquiring person or entity, and the competence, experience and integrity of the acquiring person’s management. By having these standards and provisions in the Old National Articles and Monroe Articles, the Old National and Monroe board of directors may be in a stronger position to oppose such a transaction if the respective Board concludes that the transaction would not be in the best interests, even if the price offered is significantly greater than the then market price of any equity security.

Procedures for Certain Business Combinations.  The Old National Articles require the affirmative vote of 80% of the outstanding shares of Old National common stock to approve certain business combinations which are not approved and recommended by the vote of two-thirds of the entire board of directors of Old National. Monroe’s Articles provide that the affirmative vote of the holders of not less than 80% of the outstanding common stock of Monroe shall be required to approve any merger or consolidation of Monroe with or into any other corporation, but only if such transaction is (i) not recommended by the vote of at least 70% of Monroe’s directors, or (ii) is proposed by an individual or entity who separately or in association with one or more other persons holds at the date the transaction is proposed 15% or more of the then outstanding common stock of Monroe and such proposed transaction does not offer to all shareholders of Monroe consideration for their shares which is at least equal to the highest percent over market value paid by such person for the shares of Monroe held by it at the date of the proposed transaction. All other business combinations not meeting the above prerequisites only require the affirmative vote of a majority of the outstanding common stock of Monroe.

Amendments to Articles and Bylaws.  In general, amendments to the Old National Articles must be approved by a majority vote of Old National’s board of directors, and also by the holders of a majority of Old National’s shares of common stock; provided, however, approval by at least 80% of the outstanding voting shares is required to amend provisions of Old National’s Articles relating to (i) approval of certain business combinations; (ii) exercise of directors’ business judgment in evaluating certain business combinations; and (iii) limitations on further purchases of shares by shareholders who own 15% or more of the company’s outstanding shares. In general, Monroe’s Articles may be amended upon the approval of the board of directors and by the vote of the shareholders if more votes are cast in favor of the amendment than votes cast opposing it. The amendment of certain provisions of Monroe’s Articles, however, requires the affirmative vote of at least 80% of the total number of Monroe shares entitled to vote on the matter. These include provisions relating to: the terms, classification, and removal of directors; and shareholder voting rights on certain business combinations involving Monroe which are not recommended by at least 70% of Monroe’s directors or are proposed by a person or group holding 15% or more of Monroe’s common stock and such proposal does not treat all Monroe shareholders equally.

The Old National Bylaws may be amended only by a majority vote of the total number of directors of Old National. Monroe places the power to make, alter, amend, or repeal these By-Laws with the board of directors by a majority vote of the actual number of Directors elected and qualified.

State and Federal Law

State Law.  Several provisions of the IBCL could affect the acquisition of shares of Old National common stock or Monroe common stock, or otherwise affect the control of Old National or Monroe. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as Old National or Monroe (assuming that either company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed.

In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person makes a tender offer for, or otherwise acquires, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the “Control Share Acquisition Statute”). Under the Control Share Acquisition Statute, if an acquirer purchases those shares at a time when the corporation is subject to the Control Share Acquisition Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof, and by the acquirer), approves in a special or annual meeting the rights of the acquirer to vote the shares that take the acquirer over each level of ownership as stated in the statute, the acquirer cannot vote those shares. An Indiana corporation otherwise subject to the Control Share Acquisition Statute may elect not to be covered by the statute by so providing in its articles of incorporation or by-laws. Both Old National and Monroe have elected to remain subject to this statute because of the desire of the respective companies to discourage non-negotiated hostile takeovers by third parties. However, the Control Share Acquisition Statute does not apply to a plan of affiliation and merger, if the corporation complies with the applicable merger provisions and is a party to the plan of merger. Thus, the provisions of the Control Share Acquisition Statute do not apply to the Merger.

The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the both the Old National Articles and Monroe Articles contain provisions having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply. The Delaware Supreme Court has held that defensive measures in response to a potential takeover must be “reasonable in relation to the threat posed.”

In taking or declining to take any action or in making any recommendation to a corporation’s shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

Because of the foregoing provisions of the IBCL, the Boards of Directors of Old National and Monroe each have flexibility in responding to unsolicited proposals to acquire Old National or Monroe, as the case may be, and accordingly it may be more difficult for an acquirer to gain control of Old National or Monroe in a transaction not approved by the respective Boards of Directors.

Federal Limitations.  Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require approval of the Federal Reserve Board prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND EXPERTS

The consolidated financial statements of Old National incorporated in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus is a part by reference to Old National’s Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of Crowe Horwath LLP as experts in accounting and auditing.

The consolidated financial statements of Monroe as of and for the years ended December 31, 2009 and 2008 included in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus is a part have been audited by BKD, LLP, independent registered public accounting firm, as set forth in their report thereon in reliance upon such report given on the authority of BKD, LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the Old National common stock to be issued in the proposed Merger and certain matters pertaining to the federal income tax consequences of the proposed Merger will be passed upon by Krieg DeVault LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Old National

If the Merger is completed, Monroe shareholders will become shareholders of Old National. To be included in Old National’s proxy statement and voted on at Old National’s regularly scheduled 2011 annual meeting of shareholders, shareholder proposals must be submitted in writing by November 19, 2010, to Old National’s Secretary, P.O. Box 718, Evansville, Indiana 47705-0718, which date is 120 calendar days before the date of the release of Old National’s proxy statement for 2010. If notice of any other shareholder proposal intended to be presented at the 2011 Annual Meeting is not received by Old National on or before February 1, 2011, the proxy solicited by the Old National board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the Old National proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act. If the date of the 2011 annual meeting is changed, the dates set forth above may change.

Pursuant to Old National’s Bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must give Old National written notice not less 120 days before the meeting, and the notice must provide certain other information as described in the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to Old National’s Secretary.

Monroe

If the Merger occurs, there will be no Monroe annual meeting of shareholders for 2011. In that case, shareholder proposals must be submitted to Old National in accordance with the procedures described above.

If the Merger is not completed, Monroe will provide notice of the record date and annual meeting date, as well as the deadline for submitting shareholder proposals for such meeting and to have such proposals included in Monroe’s proxy statement for the 2011 annual meeting of shareholders. Such date will be disclosed in a quarterly report on Form 10-Q or current report on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

Old National and Monroe file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that the companies file at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Old National’s and Monroe’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Shares of Old National common stock are listed on the New York Stock Exchange under the symbol “ONB,” and shares of Monroe common stock are listed on the NASDAQ Global Market under the symbol “MROE.”

Old National has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of Old National being offered in the Merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

The Securities and Exchange Commission allows Old National to “incorporate by reference” the information filed by Old National with the Securities and Exchange Commission, which means that Old National can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

Old National incorporates by reference the documents and information listed below:

(1) Old National’s Annual Report on Form 10-K for the year ended December 31, 2009;

(2) The information described below under the following captions in Old National’s Form 10-K for the fiscal year ended December 31, 2009: (a) the information concerning share ownership of principal shareholders and concerning directors and executive officers of Old National under the caption “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters;” (b) “Executive Compensation;” (c) “Certain Relationships and Related Transactions and Director Independence;” and (d) information concerning directors and executive officers of Old National under the caption “Directors, Executive Officers and Corporate Governance;”

(3) Old National’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010;

(4) Old National’s Current Reports on Form 8-K filed January 13, February 1, February 2, April 26, May 13, July 26, August 13, October 6, 2010, November 1, 2010 and November 3, 2010; and

(5) The description of Old National’s common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on February 7, 2002, including any amendment or report filed with the SEC for the purpose of updating such description.

Old National also incorporates by reference any filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date hereof and the date of Monroe’s special meeting of shareholders at which the Merger is to be presented to a vote.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date.

If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

All information regarding Old National in this proxy statement/prospectus has been provided by Old National, and all information regarding Monroe in this proxy statement/prospectus has been provided by Monroe.

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Monroe Bancorp
Bloomington, Indiana

We have audited the accompanying consolidated balance sheets of Monroe Bancorp as of December 31, 2009, and 2008, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in 2009. Our 2009 audit included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Monroe Bancorp as of December 31, 2009, and 2008, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with accounting principles generally accepted in the Unites States of America.

BKD, LLP

Indianapolis, Indiana
March 15, 2010

Consolidated Balance Sheets

	December 31,
	2009	2008
	(dollar amounts in thousands, except share and per share data)

ASSETS
Cash and due from banks	$14,394	$11,552
Federal funds sold	14,154	8,663
Interest-earning deposits	21,583	3,506

Total cash and cash equivalents	50,131	23,721
Trading securities, at fair value	3,385	2,981
Investment securities Available for sale	110,813	113,495
Held to maturity (fair value of $7,059 and $5,135)	7,052	5,054

Total investment securities	117,865	118,549
Loans	584,139	629,702
Less: Allowance for loan losses	(15,256)	(11,172)

Loans, net of allowance for loan losses	568,883	618,530
Loans held for sale	3,226	3,389
Premises and equipment	19,879	20,750
Federal Home Loan Bank of Indianapolis stock, at cost	2,353	2,312
Other assets	36,729	29,567

Total Assets	$802,451	$819,799

LIABILITIES
Deposits
Noninterest-bearing	$90,033	$84,317
Interest-bearing	544,221	580,862

Total deposits	634,254	665,179
Borrowings	106,056	93,203
Other liabilities	5,939	5,496

Total Liabilities	746,249	763,878
Commitments and Contingent Liabilities
Shareholders’ Equity
Common stock, no-par value Authorized, 18,000,000 shares Issued and outstanding — 6,227,550 shares	137	137
Additional paid-in capital	4,391	4,419
Retained earnings	51,607	50,628
Accumulated other comprehensive income	89	817
Unearned ESOT shares	(22)	(80)

Total Shareholders’ Equity	56,202	55,921

Total Liabilities and Shareholders’ Equity	$802,451	$819,799

See notes to consolidated financial statements.

Consolidated Income Statements

	Year Ended December 31,
	2009	2008	2007
	(Dollar amounts in thousands, except share and per share data)

Interest Income
Loans receivable	$33,602	$37,194	$42,358
Investment securities
Taxable	2,116	3,561	4,051
Tax exempt	562	1,240	1,241
Trading	60	106	117
Federal funds sold	37	177	599
Other interest income	64	184	108

Total interest income	36,441	42,462	48,474

Interest Expense
Deposits	10,496	16,692	21,639
Borrowings	2,108	2,169	3,796

Total interest expense	12,604	18,861	25,435

Net Interest Income	23,837	23,601	23,039
Provision for loan losses	11,850	8,880	2,035

Net Interest Income After Provision for Loan Losses	11,987	14,721	21,004

Other Income
Fiduciary activities	2,313	2,387	2,243
Service charges on deposit accounts	3,477	3,796	3,680
Commission income	872	874	910
Gains on sales of available for sale securities	2,146	951	1
Gains (losses) on sales of trading securities	(201)	13	48
Unrealized gains (losses) on trading securities	518	(843)	17
Net gains on loan sales	1,364	703	817
Debit card interchange	1,178	1,098	950
Bank owned life insurance (BOLI)	641	552	489
Net gain (loss) on foreclosed assets	(906)	(226)	7
Other income	581	728	1,089

Total other income	11,983	10,033	10,251

Other Expenses
Salaries and employee benefits	11,562	12,291	12,132
Net occupancy and equipment expense	3,652	3,373	3,100
Director and committee fees	171	184	195
Appreciation (depreciation) in directors’ and executives’ deferred compensation plans	364	(707)	267
Legal fees	435	566	566
Advertising	536	724	667
Federal Deposit Insurance Corporation assessment	1,485	481	69
Other expense	3,725	3,820	3,630

Total other expenses	21,930	20,732	20,626

Income before income tax	2,040	4,022	10,629
Income tax expense	65	43	2,823

Net Income	$1,975	$3,979	$7,806

Basic Earnings Per Share	$0.317	$0.640	$1.240
Diluted Earnings Per Share	$0.317	$0.639	$1.235
Weighted-Average Shares Outstanding-Basic	6,222,700	6,218,353	6,294,519
Weighted-Average Shares Outstanding-Diluted	6,222,700	6,224,951	6,320,317

See notes to consolidated condensed financial statements.

Consolidated Statements of
Shareholders’ Equity

							Unearned
						Accumulated	Employee
	Common Stock		Additional			Other	Stock
	Shares		Paid in	Comprehensive	Retained	Comprehensive	Ownership
	Outstanding	Amount	Capital	Income	Earnings	Income (Loss)	Trust Shares	Total
	(Dollar amounts in thousands, except share and per share data)

Balances, January 1, 2007	6,515,342	$137	$9,284		$45,136	$(818)	$(234)	$53,505
Comprehensive Income:
Net income				$7,806	7,806			7,806
Other comprehensive income — unrealized gains on securities, net of tax and reclassification adjustment				1,041		1,041		1,041

Comprehensive Income				$8,847

ESOT shares earned			60				96	156
Stock option compensation expense			67					67
Repurchase of stock, at cost	(287,792)		(5,062)					(5,062)
Cash dividend ($0.49 per share)					(3,061)			(3,061)

Balances, December 31, 2007	6,227,550	$137	$4,349		$49,881	$223	$(138)	$54,452
Comprehensive Income:
Net income				$3,979	3,979			3,979
Other comprehensive income — unrealized gain on securities, net of tax and reclassification adjustment				594		594		594

Comprehensive Income				$4,573

ESOT shares earned			11				58	69
Stock option compensation expense			59					59
Cash dividend ($0.52 per share)					(3,232)			(3,232)

Balances, December 31, 2008	6,227,550	$137	$4,419		$50,628	$817	$(80)	$55,921
Comprehensive Income:
Net income				$1,975	1,975			1,975
Other comprehensive income — unrealized gain on securities, net of tax and reclassification adjustment				(728)		(728)		(728)

Comprehensive Income				$1,247

ESOT shares (forfeited) earned			(17)				58	41
Stock options forfeited, net of expense			(11)					(11)
Cash dividend ($0.16 per share)					(996)			(996)

Balances, December 31, 2009	6,227,550	$137	$4,391		$51,607	$89	$(22)	$56,202

See notes to consolidated financial statements.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2009	2008	2007
	(Dollar amounts in thousands except share and per share data)

Operating Activities
Net income	$1,975	$3,979	$7,806
Items not requiring cash:
Provision for loan losses	11,850	8,880	2,035
Depreciation and amortization	1,213	1,178	1,077
Deferred income tax	(1,435)	(1,843)	(152)
Investment securities accretion, net	(17)	(25)	(45)
Available for sale securities gains including redemptions	(2,146)	(951)	(1)
Trading securities (gains) losses including redemptions	201	(13)	(48)
Net change in trading securities	(605)	680	(42)
(Gain)/Loss on disposal of premises and equipment	12	(6)	(65)
Origination of loans held for sale	(93,327)	(44,645)	(58,918)
Proceeds from sale of loans held for sale	94,854	44,933	59,306
Gain on sale of loans held for sale	(1,364)	(703)	(817)
ESOT shares earned	41	69	156
Loss on foreclosed assets	858	146	6
Stock-based compensation expense (forfeiture)	(11)	59	67
Net change in:
Interest receivable and other assets	(4,845)	2,751	(2,598)
Interest payable and other liabilities	502	(1,482)	(128)

Net cash provided by operating activities	7,756	13,007	7,639

Investing Activities
Purchases of securities available for sale	(348,619)	(109,463)	(46,963)
Proceeds from maturities of securities available for sale	255,319	53,814	42,143
Proceeds from sales of securities available for sale	97,047	65,035	249
Purchases of securities held to maturity	(2,000)	(4,050)	—
Proceeds from maturities of securities held to maturity	—	—	647
Net change in loans	35,764	(57,881)	(27,235)
Purchase of premises and equipment	(413)	(2,411)	(5,282)
Proceeds from sale of premises and equipment	—	6	223
Proceeds from foreclosed asset sales	665	1,294	65
Purchase of bank owned life insurance (BOLI)	—	(2,100)	—
Purchase of FHLB stock	(41)	—	—

Net cash provided (used) by investing activities	37,722	(55,756)	(36,153)

Financing Activities
Net change in:
Noninterest-bearing, interest-bearing demand and savings deposits	38,755	(13,377)	(12,102)
Certificates of deposit	(69,680)	58,839	42,492
Borrowings	8,005	(8,650)	(5,657)
Proceeds from Federal Home Loan Bank advances	10,000	43,000	—
Repayments of Federal Home Loan Bank advances	(18,152)	(35,750)	(1,157)
Proceeds from trust preferred debentures	—	—	5,155
Proceeds from subordinated debentures	13,000	—	—
Repurchase of common stock	—	—	(5,062)
Cash dividends paid	(996)	(3,232)	(3,061)

Net cash provided (used) by financing activities	(19,068)	40,830	20,608

Net Change in Cash and Cash Equivalents	26,410	(1,919)	(7,906)
Cash and Cash Equivalents, Beginning of Year	23,721	25,640	33,546

Cash and Cash Equivalents, End of Year	$50,131	$23,721	$25,640

Additional Cash Flows Information
Interest paid	$13,337	$19,094	$24,995
Income tax paid	450	2,700	2,925
Real estate acquired in settlement of loans	2,033	3,856	771

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1:	Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of Monroe Bancorp (“Company”) and its wholly-owned subsidiary, Monroe Bank (“Bank”) and the Bank’s wholly owned subsidiaries, Sycamore Property Investments, LLC (formed in 2009 to manage certain troubled real estate loans and foreclosed properties), HIE Enterprises, LLC and MB Portfolio Management, Inc. (“MB”) and MB’s majority owned subsidiary MB REIT, Inc., conform to accounting principles generally accepted in the United States of America and reporting practices followed by the banking industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a bank holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Department of Financial Institutions, State of Indiana, and the Federal Deposit Insurance Corporation.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Monroe, Hamilton, Hendricks, Jackson and Lawrence Counties in Indiana. The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

Consolidation — The consolidated financial statements include the accounts of the Company, Bank and MB after elimination of all material inter-company transactions.

Cash Equivalents — The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2009 and 2008, cash equivalents consisted of money market accounts with brokers, certificates of deposit and federal funds sold.

One or more of the financial institutions holding the Company’s cash accounts are participating in the FDIC’s Transaction Account Guarantee Program. Under the program, through June 30, 2010, all noninterest-bearing transaction accounts at these institutions are fully guaranteed by the FDIC for the entire amount in the account.

For financial institutions opting out of the FDIC’s Transaction Account Guarantee Program or interest-bearing cash accounts, the FDIC’s insurance limits increased to $250,000, effective October 3, 2008. The increase in federally insured limits is currently set to expire December 31, 2013. At December 31, 2009, the Company’s cash accounts exceeded federally insured limits by approximately $36,996,000.

Trading Activities are engaged in by the Company and consist of investments in various mutual funds held in grantor trusts formed by the Company in connection with a deferred compensation plan. Securities that are held principally for resale in the near term are recorded in the trading assets account at fair value. Gains and losses, both realized and unrealized, are included in other income. Interest and dividends are included in net interest income.

Quoted market prices, when available, are used to determine the fair value of trading instruments. If quoted market prices are not available, then fair values are estimated using pricing models, quoted prices of instruments with similar characteristics, or discounted cash flows.

Investment Securities — Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity or included in the trading account and marketable equity securities not classified as trading are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Notes to Consolidated Financial Statements — (Continued)

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans held for sale are carried at the lower of aggregate cost or market. Market is determined using the aggregate method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income based on the difference between estimated sales proceeds and aggregate cost.

Loans are carried at the principal amount outstanding.  Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in Management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when Management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by Management and is based upon Management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreements. Factors considered by Management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify smaller balance consumer and residential loans for impairment and disclosure.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using primarily the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Comprehensive income consists solely of net income and unrealized gains and losses on securities available for sale, net of tax.

Notes to Consolidated Financial Statements — (Continued)

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

In January 2007, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance on a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Guidance is also provided on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Management has determined the adoption of this guidance did not identify any uncertain tax positions that it believes should be recognized in the Company’s financial statements.

Stock options — At December 31, 2009, the Company had a stock-based employee compensation plan, which is described more fully in Note 16.

Earnings per share have been computed based upon the weighted-average common and common equivalent shares outstanding during each year. Unearned ESOT shares have been excluded from average shares outstanding.

Reclassifications of certain amounts in the 2008 and 2007 consolidated financial statements have been made to conform to the 2009 presentation.

Note 2:	Significant Estimates and Concentrations

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges, which in some cases have resulted in large and unanticipated declines in the fair values of investments and other assets, constraints on liquidity and capital and significant credit quality problems, including severe volatility in the valuation of real estate and other collateral supporting loans.

At December 31, 2009, the Company held $219,309,000 in loans collateralized by commercial real estate including $66,740,000 in the Greater Indianapolis geographic area, and $13,711,000 in loans collateralized by commercial construction and development real estate including $10,966,000 in the Greater Indianapolis geographic area. At December 31, 2009, the Company held $47,149,000 in loans collateralized by residential construction and development real estate including $34,965,000 in the Greater Indianapolis geographic area. Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed.

At December 31, 2009, the Company held $14,783,000 in loans in the hospitality industry, including $7,541,000 in the Greater Indianapolis geographic area. Due to national, state and local economic conditions, values for commercial real estate and, specifically, hotel properties, have declined significantly and the market for these properties is depressed.

The accompanying financial statements have been prepared using values and information currently available to the Company.

Given the volatility of current economic conditions, the values of assets and liabilities recorded in the financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses, capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity.

Note 3:	Restriction on Cash and Due From Banks

Banks are required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2009 was $748,000.

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Note 4:	Investment Securities

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2009
Available for Sale
Federal Agencies	$71,996	$59	$48	$72,007
Corporate Bonds	1,000	—	—	1,000
State and municipal	1,843	2	—	1,845
Mortgage-backed securities	32,831	260	117	32,974
Marketable equity securities	3,013	—	26	2,987

Total available for sale	110,683	321	191	110,813

Held to Maturity
Federal Agencies	1,002	61	—	1,063
State and municipal	6,050	36	90	5,996

Total held to maturity	7,052	97	90	7,059

Total investment securities	$117,735	$418	$281	$117,872

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

December 31, 2008
Available for Sale
Federal Agencies	$28,088	$67	$—	$28,155
Corporate Bonds	2,529	—	126	2,403
State and municipal	32,098	661	3	32,756
Mortgage-backed securities	46,536	694	14	47,216
Marketable equity securities	3,013	—	48	2,965

Total available for sale	112,264	1,422	191	113,495

Held to Maturity
Federal Agencies	1,003	81	—	1,084
State and municipal	4,050	—	—	4,050
Mortgage-backed securities	1	—	—	1

Total held to maturity	5,054	81	—	5,135

Total investment securities	$117,318	$1,503	$191	$118,630

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

The amortized cost and fair value of securities available for sale and held to maturity at December 31, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Within one year	$27,383	$27,386	$980	$998
One to five years	47,456	47,466	2,022	2,101
Five to ten years	—	—	4,050	3,960
Over ten years	—	—	—	—

	74,839	74,852	7,052	7,059
Mortgage-backed securities	32,831	32,974	—	—
Marketable equity securities	3,013	2,987	—	—

Totals	$110,683	$110,813	$7,052	$7,059

Securities with a carrying value of $85,854,000 and $75,882,000 were pledged at December 31, 2009 and 2008 to secure certain deposits and for other purposes as permitted or required by law.

Proceeds from sales of securities available for sale during 2009, 2008 and 2007 were $97,047,000, $65,035,000 and $249,000. Gross gains of $2,137,000 and $948,000 were realized on the 2009 and 2008 sales and there were no gross gains realized in 2007. During 2009, 2008 and 2007, the Bank realized gains of $9,000, $3,000 and $1,000 on redeemed available for sales securities.

There were no sales of held to maturity securities during the three years in the period ended December 31, 2009.

Trading securities, which consist of mutual funds held in a rabbi trust associated with the directors’ and executives’ deferred compensation plans, are recorded at fair value. Unrealized holding gains on trading securities of $518,000 and $17,000 were included in earnings in 2009 and 2007, respectively, and unrealized holding losses of $843,000 were included in earnings in 2008.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2009 and 2008, was $51,162,000 and $22,821,000, which is approximately 43.4 percent and 19.2 percent respectively, of the Company’s available for sale and held to maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, Management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting credit portion of the loss recognized in net income in the period the other-than-temporary impairment is identified.

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

The table on the following page shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2009 and 2008:

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government agencies	$37,649	$(48)	$—	$—	$37,649	$(48)
Mortgage-backed securities	6,566	(117)	—	—	6,566	(117)
State and political subdivisions	3,960	(90)	—	—	3,960	(90)
Marketable equity securities	—	—	2,987	(26)	2,987	(26)

Total temporarily impaired securities	$48,175	$(255)	$2,987	$(26)	$51,162	$(281)

	December 31, 2008
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

U.S. government agencies	$9,055	$—	$—	$—	$9,055	$—
Corporate bonds	1,471	(61)	932	(65)	2,403	(126)
Mortgage-backed securities	7,950	(14)	—	—	7,950	(14)
State and political subdivisions	448	(3)	—	—	448	(3)
Marketable equity securities	—	—	2,965	(48)	2,965	(48)

Total temporarily impaired securities	$18,924	$(78)	$3,897	$(113)	$22,821	$(191)

Note 5:	Loans and Allowance

	December 31,
	2009	2008

Commercial and industrial loans	$79,325	$102,837
Real estate loans	424,930	427,809
Construction loans	62,351	80,917
Agricultural production financing and other loans to farmers	1,557	1,658
Individuals’ loans for household and other personal expenditures	15,722	16,134
Tax-exempt loans	254	347

	584,139	629,702
Allowance for loan losses	(15,256)	(11,172)

Loans, net of allowance for loan losses	$568,883	$618,530

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

	Year Ended December 31,
	2009	2008	2007

Allowance for Loan Losses
Balances, January 1	$11,172	$6,654	$6,144
Provision for losses	11,850	8,880	2,035
Recoveries on loans	326	351	580
Loans charged off	(8,092)	(4,713)	(2,105)

Balances, December 31	$15,256	$11,172	$6,654

Information on impaired loans is summarized below.
Impaired loans with an allowance	$10,531	$9,094	$3,377
Impaired loans for which the discounted cash flows or collateral value exceeds the carrying value of the loan	14,610	7,355	5,143

Total impaired loans	$25,141	$16,449	$8,520

Allowance for impaired loans (included in the Company’s allowance for loan losses)	$3,075	$1,375	$246
Average balance of impaired loans	19,340	12,368	5,315
Interest income recognized on impaired loans	225	182	354
Cash-basis interest included above	171	77	338

Note 1 (Nature of Operations and Summary of Significant Accounting Policies) defines impaired loans. A specific allowance is made for impaired loans when Management believes the discounted cash flows or collateral value does not exceed the carrying value of the loan.

At December 31, 2009 and 2008, accruing loans delinquent 90 days or more totaled $1,053,000 and $1,194,000, respectively. Non-accruing loans at December 31, 2009 and 2008 were $20,603,000 and $14,329,000, respectively.

Note 6:	Premises and Equipment

	December 31,
	2009	2008

Land	$5,485	$5,485
Buildings	17,215	17,176
Equipment	8,496	9,100

Total cost	31,196	31,761
Accumulated depreciation	(11,317)	(11,011)

Net	$19,879	$20,750

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Note 7:	Deposits

	December 31,
	2009	2008

Noninterest-bearing deposits	$90,033	$84,317
NOW and money market deposits	246,577	215,370
Savings deposits	18,451	16,619
Certificates and other time deposits of $100,000 or more	95,159	127,589
Other certificates and time deposits	184,034	221,284

Total deposits	$634,254	$665,179

Certificates and other time deposits maturing in years ending December 31:

2010	$181,365
2011	63,251
2012	24,965
2013	8,871
2014	331
Thereafter	410

$279,193

In 2005, the Bank began using brokered certificates of deposit as a source of funding. The balance of brokered deposits was $46,201,000, or 7.3 percent of total deposits at December 31, 2009 and $66,101,000, or 9.9 percent of total deposits at December 31, 2008.

Note 8:	Borrowings

	December 31,
	2009	2008

Federal Home Loan Bank advances	$17,371	$25,523
Subordinated debentures	21,248	8,248
Securities sold under repurchase agreements	61,929	59,404
Loans sold under repurchase agreements	5,508	28

Total borrowings	$106,056	$93,203

Securities sold under agreements to repurchase (“repurchase agreements”) consist of obligations of the Company to other parties. All obligations mature daily. The obligations are secured by investment securities and such collateral is held by the Company. The maximum amount of outstanding agreements at any month-end during 2009 and 2008 totaled $67,345,000 and $59,404,000 and the daily average of such agreements totaled $59,046,000 and $45,686,000.

At December 31, 2009, two companies had repurchase agreement balances exceeding 10 percent of total equity capital. The balances in these accounts were $11,562,000 and $10,039,000. These obligations mature on a daily basis. The Federal Home Loan Bank advances at rates ranging from 3.59 percent to 5.64 percent are secured by first-mortgage loans and the guaranteed portion of SBA loans totaling $105,293,000. Advances may be subject to restrictions or penalties in the event of prepayment. The repurchase agreements allow the Company, at its option, to call the loans at any time.

On July 24, 2006, the Company formed Monroe Bancorp Capital Trust I (“Capital Trust”). The Capital Trust issued 3,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $3,000,000 in

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

a private placement, and 93 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $93,000. The aggregate proceeds of $3,093,000 were used by the Capital Trust to purchase $3,093,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. It bears interest at the annual rate of 7.1475 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus 1.60 percent. The Company has guaranteed payment of amounts owed by the Capital Trust to holders of the Capital Securities.

On March 20, 2007, the Company formed Monroe Bancorp Statutory Trust II (“Statutory Trust”). The Statutory Trust issued 5,000 shares of Fixed/Floating Rate Capital Securities with a liquidation amount of $5,000,000 in a private placement, and 155 Common Securities with a liquidation amount of $1,000 per Common Security to the Company for $155,000. The aggregate proceeds of $5,155,000 were used by the Statutory Trust to purchase $5,155,000 in Fixed/Floating Rate Junior Subordinated Debentures from the Company. The Debentures and the Common and Capital Securities have a term of 30 years and may be called without a penalty after five years. It bears interest at the annual rate of 6.5225 percent for five years and thereafter bears interest at the rate of the three-month LIBOR plus 1.60 percent. The Company has guaranteed payment of amounts owed by the Statutory Trust to holders of the Capital Securities.

On July 17, 2009, $13,000,000 of Tier 2 capital was raised through the issuance of Subordinated Debentures. The Subordinated Debentures were issued as the result of a public offering. The Subordinated Debentures carry an interest rate of 10 percent and will mature on June 30, 2019. The Company has the right to call the Subordinated Debentures at any time after three years. On July 23, 2009, the Company’s Board of Directors voted to provide $10,000,000 of the net proceeds of the offering to the Bank as additional capital with the remaining proceeds to be used by the Company for general corporate purposes.

Maturities of FHLB advances, securities sold under repurchase agreements and loans sold under repurchase agreements in years ending December 31:

		Loans
	Federal Home	Sold Under
	Loan Bank	Repurchase
	Advances	Agreements

2010	$162	$—
2011	4,169	—
2012	4,191	26
2013	7,127	—
2014	439	—
Thereafter	1,283	5,482

	$17,371	$5,508

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Note 9:	Income Tax

	Year Ended December 31,
	2009	2008	2007

Income Tax Expense
Currently payable	$1,500	$1,886	$2,975
Deferred	(1,435)	(1,843)	(152)

Total income tax expense	$65	$43	$2,823

Reconciliation of Federal Statutory to Actual Tax Expense
Federal statutory income tax at 34%	$693	$1,367	$3,614
Tax-exempt interest	(181)	(460)	(455)
Effect of state income taxes	—	(446)	(62)
Cash surrender value of life insurance	(224)	(194)	(174)
New markets tax credit	(194)	(194)	(173)
Other	(29)	(30)	73

Actual tax expense	$65	$43	$2,823

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

	December 31,
	2009	2008

Assets
Allowance for loan losses	$5,996	$4,391
Deferred loan fees	71	107
Executive management & directors’ deferred compensation plans	1,398	1,253
Net unrealized losses on trading securities	—	209
Nonqualified stock options	43	46
Unrealized gains — mortgage loans held for sale	18	15
Other real estate owned	371	—
Other	50	—

Total assets	7,947	6,021

Liabilities
Depreciation	(1,136)	(1,007)
FHLB stock dividends	(86)	(86)
Change in prepaid expenses	(160)	(138)
Unrealized gains — trading accounts	(326)	—
Unrealized gains — available for sale	(41)	(414)
Other	—	(165)

Total liabilities	(1,749)	(1,810)

Net deferred tax asset before valuation allowance	$6,198	$4,211

Valuation allowance
Beginning balance	—	—
Increase during the period	(179)	—

Ending balance	(179)	—

Net deferred tax asset	$6,019	$4,211

The tax expense applicable to realized securities gains for years ending December 31, 2009, 2008 and 2007 was $656,000, $331,000 and $20,000, respectively.

Note 10:	Other Comprehensive Income (Loss)

	2009
	Before-Tax	Tax	Net-of-Tax
	Amount	Expense	Amount

Unrealized gains on securities
Unrealized holding gains arising during the year	$1,045	$354	$691
Less: reclassification adjustment for gains realized in net income	2,146	727	1,419

Net unrealized gains	$(1,101)	$(373)	$(728)

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

	2008
	Before-Tax	Tax	Net-of-Tax
	Amount	Expense	Amount

Unrealized gains on securities
Unrealized holding gains arising during the year	$1,856	$637	$1,219
Less: reclassification adjustment for gains realized in net income	951	326	625

Net unrealized gains	$905	$311	$594

	2007
	Before-Tax	Tax	Net-of-Tax
	Amount	Expense	Amount

Unrealized gains on securities
Unrealized holding gains arising during the year	$1,585	$543	$1,042
Less: reclassification adjustment for gains realized in net income	1	—	1

Net unrealized gains	$1,584	$543	$1,041

Note 11:	Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Company’s exposure to credit loss, in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit, is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

	2009	2008

Commitments to extend credit	$4,841	$14,397
Unused lines of credit and letters of credit	91,745	106,411

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on Management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.

The Bank leases operating facilities under operating lease arrangements expiring April 30, 2010 through November 1, 2013. Rental expense included in the consolidated statements of income for the years ended December 31, 2009 and 2008 was $328,000 and $330,000.

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Future minimum lease payments under the leases are:

2010	$296
2011	101
2012	59
2013	41
2014	—
Thereafter	—

Total minimum lease payments	$497

The Company and Bank are from time to time subject to other claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of Management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 12:	Dividend and Capital Restrictions

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. Total shareholders’ equity of the Bank at December 31, 2009 was $73,257,000 of which $71,889,000 was restricted from dividend distribution to the Company.

Note 13:	Regulatory Capital

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity’s activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically under-capitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank’s operations. At December 31, 2009 and 2008, the Company and the Bank are categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 2009 that Management believes have changed the Company’s or Bank’s classification.

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

The actual and required capital amounts and ratios are as follows:

			Required for		To Be Well
	Actual		Adequate Capital(1)		Capitalized(1)
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2009
Total capital(1) (to risk-weighted assets)
Consolidated	$82,066	13.86%	$47,367	8.00%	N/A	N/A
Bank	78,436	13.33	47,063	8.00	$58,828	10.00%
Tier I capital(1) (to risk-weighted assets)
Consolidated	61,568	10.40	23,684	4.00	N/A	N/A
Bank	70,985	12.07	23,531	4.00	35,297	6.00
Tier I capital(1) (to average assets)
Consolidated	61,568	7.47	32,957	4.00	N/A	N/A
Bank	70,985	8.65	32,822	4.00	41,027	5.00
As of December 31, 2008
Total capital(1) (to risk-weighted assets)
Consolidated	$71,214	11.34%	$50,224	8.00%	N/A	N/A
Bank	70,498	11.28	49,999	8.00	$62,499	10.00%
Tier I capital(1) (to risk-weighted assets)
Consolidated	63,326	10.09	25,112	4.00	N/A	N/A
Bank	62,644	10.02	25,000	4.00	37,499	6.00
Tier I capital(1) (to average assets)
Consolidated	63,326	7.74	32,734	4.00	N/A	N/A
Bank	62,644	7.69	32,600	4.00	40,750	5.00

Note 14:	Employee Benefit Plans

The Bank maintains an employee stock ownership plan and related trust (“trust”) that covers substantially all full-time employees and invests primarily in Company stock.

The trust has borrowed funds from the Company which were used to acquire a total of 112,077 shares of the Company’s stock (55,000 shares in 2001, 2,077 shares in 2000 and 55,000 shares in 1996). Accordingly, the stock acquired by the trust is reflected as a reduction to shareholders’ equity. As the debt is repaid, shares are released and allocated to participants’ accounts based on their level of compensation during the year. The difference between the cost of shares earned and their fair value is reflected as a change in additional paid-in capital when committed to be released to participant accounts. Dividends paid on allocated shares reduce retained earnings. Dividends paid on unreleased shares are allocated to participants and recorded as compensation expense. Trust expense includes the fair value of shares earned and discretionary cash contributions.

Information about trust shares and expense for 2009, 2008 and 2007 is as follows:

	2009	2008	2007

Shares allocated to participants’ accounts	266,507	262,628	273,300
Shares earned during the year and released for allocation	5,499	5,499	9,200
Unreleased shares	2,102	7,601	13,100
Fair value of unreleased shares	$13	$61	$210
Total trust expense	$42	$75	$167

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

The Company maintains a deferred-compensation plan that enables directors to elect to defer receipt of directors’ fees and certain members of Management to defer compensation. The Company has established rabbi trusts which were funded with an amount equal to the accrued liability under the plan. Those funds, as well as elective deferrals from 1999 forward, are invested in various mutual funds and can be invested in Monroe Bancorp stock, at the participants’ direction. The amount payable under the plan is related to the performance of the funds. The change in fair value of the mutual funds is recognized as trading gain or loss and anoffsetting expense or benefit is recognized as directors’ compensation. The asset and corresponding liability recognized under this plan at December 31, 2009 and 2008 was $3,385,000 and $2,981,000, respectively.

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. For the first six months of 2009, the Company matched employees’ contributions at the rate of 100 percent for the first 3 percent and 50 percent of the next 2 percent of base salary contributed by participants. Beginning on July 1, 2009, the Company began matching employees’ contributions at the rate of 50 percent for the first 5 percent of base salary contributed by participants. The Company’s expense for the plan was $233,000 for 2009, $307,000 for 2008, and $292,000 for 2007.

Note 15:	Related Party Transactions

The Bank has entered into transactions with certain directors, executive officers and significant shareholders of the Company and the Bank and their affiliates or associates (“related parties”). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of Management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, January 1, 2009	$4,685
Change in composition	—
New loans, including renewals	18,203
Payments, etc., including renewals	(18,809)

Balances, December 31, 2009	$4,079

Deposits from related parties held by the Bank at December 31, 2009 and 2008 totaled approximately $15,871,000 and $8,289,000, respectively.

Note 16:	Stock Option Plan

The Company’s incentive stock option plan (“Plan”), which is shareholder approved, permits the grant of share options to certain employees for up to 638,000 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to or greater than the market price of the Company’s stock at the date of grant; those option awards generally vest based on three to four years of continuous service and have ten-year contractual terms. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan). The Company generally issues shares from its authorized shares to satisfy option exercises.

The fair value of each option award is estimated on the date of grant using a binomial option valuation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

	2009	2008	2007

Risk-free interest rates	2.97%	—	5.16%
Dividend yields	1.83%	—	2.93%
Volatility factors of expected market price of common stock	21.88%	—	13.26%
Weighted-average expected life of the options	7 years	—	7 years

A summary of option activity under the Plan as of December 31, 2009, and changes during the year then ended, is presented below:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
Options	Shares	Exercise Price	Term (Years)	Intrinsic Value

Outstanding, beginning of year	371,250	$18.25
Granted	30,000	6.00
Exercised	—	—
Forfeited or expired	(133,250)	(15.30)

Outstanding, end of year	268,000	$18.34	6.2	7

Exercisable, end of year	228,000	$20.03	5.7	—

The weighted-average grant-date fair value of options granted during 2009 and 2007 was $1.37 and $2.93, respectively. There were no stock option grants during 2008. There were no stock options exercised during 2009, 2008 and 2007.

As of December 31, 2009, 2008 and 2007, there was $39,000, $35,000 and $94,000, respectively, of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.9 years.

For the year ended December 31, 2009, the Company recognized $11,000 of stock options forfeited resulting in $5,000 of tax expense. During the years ended December 31, 2008 and 2007, the Company recognized $59,000 and $67,000, respectively, of stock-based compensation expense and $24,000 and $27,000, respectively, of tax benefit related to the stock-based compensation expense.

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Note 17:	Earnings Per Share

Earnings per share (“EPS”) were computed as follows:

		Weighted-	Per Share
	Income	Average Shares	Amount

Year Ended December 31, 2009
Net income	$1,975	6,222,700
Basic earnings per share
Income available to common stockholders			$0.317

Effect of dilutive securities
Stock options	—	—

Diluted earnings per share
Income available to common stockholders and assumed conversions	$1,975	6,222,700	$0.317

Year Ended December 31, 2008
Net income	$3,979	6,218,353
Basic earnings per share
Income available to common stockholders			$0.640

Effect of dilutive securities Stock options	—	6,598

Diluted earnings per share
Income available to common stockholders and assumed conversions	$3,979	6,224,951	$0.639

Year Ended December 31, 2007
Net income	$7,806	6,294,519
Basic earnings per share
Income available to common stockholders			$1.240

Effect of dilutive securities Stock options	—	25,798

Diluted earnings per share
Income available to common stockholders and assumed conversions	$7,806	6,320,317	$1.235

Options to purchase 30,000 shares at $6.00 per share, 5,500 shares at $10.12 per share, 16,500 shares at $12.73 per share, 11,000 shares at $14.73 per share, 25,000 shares of common stock at $16 per share, and 170,000 shares of common stock at $22 per share, and 10,000 shares of common stock at $16.83 were outstanding at December 31, 2009, but were not included in the computation of diluted EPS because the options were antidilutive.

Options to purchase 30,000 shares of common stock at $16 per share, and 210,000 shares of common stock at $22 per share, and 13,000 shares of common stock at $16.83 were outstanding at December 31, 2008, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

Options to purchase 210,000 shares of common stock at $22 per share and 13,000 shares of common stock at $16.83 were outstanding at December 31, 2007, but were not included in the computation of diluted EPS because the options’ exercise price was greater than the average market price of the common shares.

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Note 18:	Disclosures About Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted FASB Accounting Standards Codification (“ASC”) Topic 820. ASC Topic 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC Topic 820 has been applied prospectively as of the beginning of the period.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:  Quoted prices in active markets for identical assets or liabilities,

Level 2:  Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in active markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities,

Level 3:  Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Below is a description of the valuation methodologies used for instruments measured at fair value on a recurring and non-recurring basis and recognized in the accompanying balance sheet, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Trading and Available for Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, mortgage products and exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, certain market information, and quoted prices of securities with similar characteristics or discounted cash flows. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s term and conditions. Level 2 securities include certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy. At this time the Company has no securities classified as Level 3 securities. The Company obtains fair value measurements from an independent pricing service.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value include using the fair value of the collateral for collateral dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Other Real Estate Owned

Other real estate owned are reported at fair value less cost to sell and are measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for other real estate owned included third party appraisals adjusted for cost to sell.

The following table presents the fair value measurements of assets and liabilities recognized in the accompanying balance sheet measured at fair value on a recurring and non-recurring basis and the level within the ASC Topic 820 fair value hierarchy in which the fair value measurements fall:

	Fair Value Measurements Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)

As of December 31, 2009
Fair value measured on a recurring basis
Trading securities	$3,385	$3,385	$—	$—
Available for sale securities
Federal agencies	72,006	33,692	38,314	—
Corporate bonds	1,000	—	1,000	—
State and municipal	1,845	—	1,845	—
Mortgage-backed securities	32,975	6,986	25,989	—
Marketable equity securities	2,987	2,987	—	—

Total	$110,813	$43,665	$67,148	$—

Fair value measured on a non-recurring basis
Impaired loans (collateral dependent), net of specific allowance	$12,287	$—	$—	$12,287
Other real estate owned	3,080	—	—	3,080
As of December 31, 2008
Fair value measured on a recurring basis
Trading securities	$2,981	$2,981	$—	$—
Available for sale securities				—
Federal agencies	28,155	9,055	19,100	—
Corporate bonds	2,403	—	2,403	—
State and municipal	32,756	—	32,756	—
Mortgage-backed securities	47,216	3,946	43,270	—
Marketable equity securities	2,965	2,965		—

Total	$113,495	$15,966	$97,529	$—

Fair value measured on a non-recurring basis
Impaired loans (collateral dependent), net of specific allowance	$9,821	$—	$—	$9,821

The following methods and assumptions were used to estimate the fair value of all other financial instruments not recognized in the accompanying balance sheet:

Cash and Cash Equivalents — The fair value of cash and cash equivalents approximates carrying value.

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Held-to-maturity Securities — The fair value is based on quoted market prices, if available. If a quoted price is not available, fair value is estimated using quoted market prices for similar securities.

Loans — The fair value for loans is estimated using discounted cash flow analyses that use interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable — The fair values of interest receivable/payable approximate carrying values.

FHLB Stock — Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits — The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Borrowings — The fair value of Federal Home Loan Bank advances are estimated using a discounted cash flow calculation, based on current rates for similar debt. Other borrowings consist of federal funds purchased, securities sold under repurchase agreements, a trust preferred subordinated debenture and loans sold under repurchase agreement. The rates at December 31, 2009, approximate market rates, thus the fair value approximates carrying value.

Off-Balance Sheet Commitments — Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair value of such commitments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Company’s financial instruments are as follows:

	2009		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Assets
Cash and cash equivalents	$50,131	$50,131	$23,721	$23,721
Trading account securities	3,385	3,385	2,981	2,981
Investment securities available for sale	110,813	110,813	113,945	113,945
Investment securities held to maturity	7,052	7,059	5,054	5,135
Loans including loans held for sale, net	572,109	574,568	621,919	599,766
Interest receivable	2,402	2,402	3,087	3,087
Stock in FHLB	2,353	2,353	2,312	2,312
Liabilities
Deposits	634,254	613,354	665,179	650,897
Borrowings	106,056	99,511	93,203	92,893
Interest payable	918	918	1,651	1,651
Off-Balance Sheet Commitments	—	—	—	—

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Note 19:	Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2009	2008

Assets
Cash	$2,496	$139
Interest earning deposits	30	30

Cash and cash equivalents	2,526	169
Investment in common stock of subsidiaries	73,505	63,735
Available for sale securities	6	9
Trading securities	3,385	2,981
Other	1,478	320

Total Assets	$80,900	$67,214

Liabilities
Borrowings
Subordinated Debenture	$21,248	$8,248

Total Borrowings	21,248	8,248
Other Liabilities
Deferred compensation	3,385	2,981
Other	65	64

Total Other Liabilities	3,450	3,045

Total Liabilities	24,698	11,293
Shareholders’ Equity	56,202	55,921

Total Liabilities and Shareholders’ Equity	$80,900	$67,214

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Condensed Statements of Income

	Year Ended December 31,
	2009	2008	2007

Income
Dividends from subsidiary	$2,266	$3,568	$4,769
Other income	399	(666)	318

Total income	2,665	2,902	5,087
Expenses	1,619	53	999

Income before income tax and equity in undistributed income of subsidiary	1,046	2,849	4,088
Income tax benefit	(417)	(274)	(257)

Income before equity in undistributed income of subsidiary	1,463	3,123	4,345
Equity in undistributed income of subsidiary	512	856	3,461

Net Income	$1,975	$3,979	$7,806

Condensed Statements of Cash Flows

	Year Ended December 31,
	2009	2008	2007

Operating Activities
Net income	$1,975	$3,979	$7,806
Items not requiring cash:
Equity in undistributed income	(512)	(856)	(3,461)
Other adjustments	(1,169)	(202)	(293)

Net cash provided by operating activities	294	2,921	4,052

Investing Activities
Investment in trust preferred stock	—	—	(155)
Investment in subsidiaries	(10,000)	—	—
Investment in available for sale securities	—	—	(13)
Pay down ESOT loan	58	58	97

Net cash provided by (used in) investing activities	(9,942)	58	(71)

Financing Activities
Dividends paid	(995)	(3,232)	(3,061)
Proceeds from trust preferred debenture	—	—	5,155
Proceeds from subordinated debentures	13,000	—	—
Net change in borrowings	—	—	(800)
Repurchase of common stock	—	—	(5,062)

Net cash provided by (used in) financing activities	12,005	(3,232)	(3,768)

Net Change in Cash	2,357	(253)	213
Cash at Beginning of Year	169	422	209

Cash at End of Year	$2,526	$169	$422

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

Note 20:	Quarterly Results of Operations for the Years Ended December 31, 2009 and 2008 (Unaudited)

						Weighted Average		Net Income
Quarter	Interest	Interest	Net Interest	Provision for		Shares Outstanding		Per Share
Ended	Income	Expense	Income	Loan Losses	Net Income	Basic	Diluted	Basic	Diluted

2009
March	$9,378	$3,436	$5,942	$2,600	$1,107	6,220,637	6,220,637	$0.178	$0.178
June	9,177	3,132	6,045	2,200	776	6,222,012	6,222,012	0.125	0.125
September	9,175	3,091	6,084	2,200	710	6,223,387	6,223,387	0.114	0.114
December	8,711	2,945	5,766	4,850	(618)	6,224,762	6,224,762	(0.099)	(0.099)

	$36,441	$12,604	$23,837	$11,850	$1,975	6,222,700	6,222,700	0.317	0.317

2008
March	$11,483	$5,607	$5,876	$880	$1,593	6,215,650	6,231,278	$0.256	$0.256
June	10,366	4,610	5,756	1,050	1,860	6,218,050	6,228,079	0.299	0.299
September	10,472	4,492	5,980	2,800	735	6,220,450	6,221,187	0.118	0.118
December	10,141	4,152	5,989	4,150	(209)	6,219,262	6,219,262	(0.034)	(0.034)

	$42,462	$18,861	$23,601	$8,880	$3,979	6,218,353	6,224,951	0.640	0.639

During the fourth quarter of 2009 Management augmented the Company’s allowance for loan loss by $4,850,000, which is a significant increase when compared to the three prior quarters of 2009. The increase in the Company’s allowance for loan losses resulted from Management’s regular assessment of asset quality (e.g., level of non-performing assets and loan delinquencies), evaluation of specific credits, economic trends and other factors. Management feels this increase will mitigate future issues with loans that are currently being criticized.

Note 21:	Future Accounting Pronouncements

In April 2009, the FASB issued new accounting guidance on determining fair value when the volume and level of activity for an asset or liability have significantly decreased and identifying transactions that are not orderly. This guidance emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. This new guidance requires a reporting entity to disclose in interim and annual periods the inputs and valuation technique(s) used to measure fair value and a discussion of changes in valuation techniques and related inputs, if any, during the period. This guidance shall be effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively. Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In April 2009, the FASB issued new accounting guidance for recognition and presentation of other-than-temporary impairments. This new guidance amended the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This new guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. An entity shall disclose information for interim and annual periods that enables users of its financial statements to understand the types of available-for-sale and held-to maturity debt and equity securities held, including information about investments in an unrealized loss position for which an

Notes to Consolidated Financial Statements — (Continued)
(table dollar amounts in thousands, except share and per share data)

other-than-temporary impairment has or has not been recognized. In addition, for interim and annual periods, an entity shall disclose information that enables users of financial statements to understand the reasons that a portion of an other-than-temporary impairment of a debt security was not recognized in earnings and the methodology and significant inputs used to calculate the portion of the total other-than-temporary impairment that was recognized in earnings. The new guidance is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In April 2009, the FASB issued new accounting guidance requiring interim disclosures about fair value of financial instruments. This guidance requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements and to require those disclosures in summarized financial information at interim reporting periods. This guidance shall be effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance related to accounting for transfers of financial assets. The Board’s objective in issuing this new guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This guidance must be applied to transfers occurring on or after the effective date. Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued new accounting guidance on consolidation of variable interest entities, which include: 1) the elimination of the exemption for qualifying special purpose entities, 2) a new approach for determining who should consolidate a variable interest entity, and 3) changes to when it is necessary to reassess who should consolidate a variable interest entity. This new guidance is effective as of the beginning of the first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Management has determined the adoption of this guidance did not have a material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued an accounting standard which established the Codification to become the single source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the SEC and its staff. All guidance contained in the Codification carries an equal level of authority. The Codification is not intended to change GAAP, but rather is expected to simplify accounting research by reorganizing current GAAP into approximately 90 accounting topics. The Company adopted this accounting standard in preparing the Consolidated Financial Statements for the period ended September 30, 2009. The adoption of this accounting standard, which was subsequently codified into ASC Topic 105, “Generally Accepted Accounting Principles,” had no impact on retained earnings and will have no impact on the Company’s financial position or results of operations.

MONROE BANCORP AND SUBSIDIARY

Consolidated Condensed Balance Sheets
(Dollars in thousands, except per share data)

	September 30,	December 31,
	2010	2009
	(Unaudited)

Assets
Cash and due from banks	$10,835	$14,394
Federal funds sold	44,024	14,154
Interest-earning deposits	50,222	21,583

Total cash and cash equivalents	105,081	50,131

Interest-bearing time deposits	7,750	—
Trading securities, at fair value	3,644	3,385
Investment securities:
Available for sale	121,798	110,813
Held to maturity (fair value of $5,862 and $7,059)	5,743	7,052

Total investment securities	127,541	117,865

Loans held for sale	7,605	3,226
Loans	539,454	584,139
Allowance for loan losses	(16,082)	(15,256)

Net loans	523,372	568,883
Premises and equipment	19,223	19,879
Federal Home Loan Bank of Indianapolis stock, at cost	2,353	2,353
Other assets	41,553	36,729

Total assets	$838,122	$802,451

Liabilities
Deposits:
Noninterest-bearing	$92,387	$90,033
Interest-bearing	573,814	544,221

Total deposits	666,201	634,254

Borrowings	105,667	106,056
Other liabilities	10,307	5,939

Total liabilities	782,175	746,249

Commitments and Contingent Liabilities

Shareholders’ Equity
Common stock, no-par value
Authorized, 18,000,000 shares
Issued and outstanding — 6,229,778 and 6,227,550 shares, respectively	137	137
Additional paid-in capital	4,411	4,391
Retained earnings	50,910	51,607
Accumulated other comprehensive income	511	89
Unearned ESOT shares	(22)	(22)

Total shareholders’ equity	55,947	56,202

Total liabilities and shareholders’ equity	$838,122	$802,451

See notes to consolidated condensed financial statements.

MONROE BANCORP AND SUBSIDIARY

Consolidated Condensed Statements of Operations
(Unaudited)

(Dollars in thousands, except per share data)

	Nine Months Ended
	September 30,
	2010	2009

Interest Income
Loans, including fees	$22,393	$25,539
Trading securities	179	47
Investment securities
Taxable	1,830	1,558
Tax exempt	59	525
Federal funds sold	32	28
Other interest income	152	33

Total interest income	24,645	27,730

Interest Expense
Deposits	5,491	8,294
Short-term borrowings	67	62
Other borrowings	2,031	1,303

Total interest expense	7,589	9,659

Net interest income	17,056	18,071
Provision for loan losses	10,900	7,000

Net interest income after provision for loan losses	6,156	11,071

Noninterest Income
Fiduciary activities	1,870	1,693
Service charges on deposit accounts	2,229	2,603
Commission income	713	626
Gains on sales of available for sale securities	640	1,656
Losses on sales of trading securities	(3)	(201)
Unrealized gains on trading securities	72	467
Net gains on loans sales	960	1,106
Debit card interchange fees	1,003	872
Bank owned life insurance (BOLI)	1,005	477
Net loss on foreclosed assets	(308)	(874)
Other operating income	570	436

Total other income	8,751	8,861

Noninterest Expenses
Salaries and employee benefits	8,413	8,884
Net occupancy and equipment expense	2,517	2,757
Advertising	299	427
Legal fees	619	352
Appreciation in directors’ and executives’ deferred compensation plans	239	303
Federal Deposit Insurance Corporation premiums	1,132	1,214
Loan and collection expenses	415	122
Automated teller machine (ATM) operating expenses	360	323
Other operating expenses	2,479	2,393

Total other expenses	16,473	16,775

Income (loss) before income tax	(1,566)	3,157
Income tax expense (benefit)	(1,056)	565

Net income (loss)	$(510)	$2,592

Basic earnings (loss) per share	$(0.082)	$0.417
Diluted earnings (loss) per share	$(0.082)	$0.417
Dividends declared and paid per share	$0.03	$0.15

See notes to consolidated condensed financial statements.

MONROE BANCORP AND SUBSIDIARY

Consolidated Condensed Statements of Operations
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	September 30,
	2010	2009

Interest Income
Loans, including fees	$7,353	$8,535
Trading securities	8	11
Investment securities
Taxable	656	519
Tax exempt	15	89
Federal funds sold	13	11
Other interest income	54	10

Total interest income	8,099	9,175

Interest Expense
Deposits	1,661	2,430
Short-term borrowings	23	21
Other borrowings	674	640

Total interest expense	2,358	3,091

Net interest income	5,741	6,084
Provision for loan losses	3,200	2,200

Net interest income after provision for loan losses	2,541	3,884

Noninterest Income
Fiduciary activities	645	637
Service charges on deposit accounts	704	905
Commission income	229	225
Gains on sales of available for sale securities	347	264
Losses on sales of trading securities	—	(201)
Unrealized gains on trading securities	141	377
Net gains on loans sales	426	361
Debit card interchange fees	344	297
Bank owned life insurance (BOLI)	164	163
Net loss on foreclosed assets	(37)	(761)
Other operating income	286	146

Total other income	3,249	2,413

Noninterest Expenses
Salaries and employee benefits	2,731	2,849
Net occupancy and equipment expense	794	899
Advertising	76	138
Legal fees	265	115
Appreciation in directors’ and executives’ deferred compensation plans	146	184
Federal Deposit Insurance Corporation premiums	446	280
Loan and collection expenses	132	55
Automated teller machine (ATM) operating expenses	128	114
Other operating expenses	884	795

Total other expenses	5,602	5,429

Income before income tax	188	868
Income tax expense (benefit)	(51)	158

Net income	$239	$710

Basic earnings per share	$0.038	$0.114
Diluted earnings per share	$0.038	$0.114
Dividends declared and paid per share	$0.01	$0.01

See notes to consolidated condensed financial statements.

MONROE BANCORP AND SUBSIDIARY

Consolidated Condensed Statement of Shareholders’ Equity
For the Nine Months Ended
September 30, 2010
(Unaudited)
(Dollars in thousands)

							Unearned
						Accumulated	Employee
	Common Stock		Additional			Other	Stock
	Shares		Paid in	Comprehensive	Retained	Comprehensive	Ownership
	Outstanding	Amount	Capital	Income (Loss)	Earnings	Income	Trust Shares	Total

Balances January 1, 2010	6,227,550	$137	$4,391		$51,607	$89	$(22)	$56,202
Comprehensive Loss:
Net loss for the period				$(510)	(510)			(510)
Other comprehensive income — Unrealized gain on securities, net of tax and reclassification adjustment				422		422		422

Comprehensive Loss				$(88)

ESOT shares forfeited			(6)					(6)
Stock option compensation expense			12					12
Common stock issued	2,228		14					14
Cash dividend ($0.03 per share)					(187)			(187)

Balances September 30, 2010	6,229,778	$137	$4,411		$50,910	$511	$(22)	$55,947

See notes to consolidated condensed financial statements.

MONROE BANCORP AND SUBSIDIARY

Consolidated Condensed Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2010	2009

Operating Activities

Net income (loss)	$(510)	$2,592

Adjustments to reconcile net income to net cash provided by operating activities:

Provision for loan losses	10,900	7,000

Depreciation and amortization	823	914

Deferred income tax	(893)	(634)

Investment securities amortization (accretion), net	(72)	(12)

Available for sale securities gains including redemptions	(640)	(1,656)

Trading securities losses including redemptions	3	201

Net change in trading securities	(190)	(532)

Loss on disposal of premises and equipment	31	9

Origination of loans held for sale	(57,582)	(76,549)

Proceeds from sale of loans held for sale	54,163	77,319

Gain on sale of loans held for sale	(960)	(1,106)

ESOT shares forfeited	(6)	(11)

Loss on foreclosed assets	308	874

Stock-based compensation expense (forfeiture)	12	(11)

Net change in:

Interest receivable and other assets	1,665	(788)

Interest payable and other liabilities	8,368	3,481

Net cash provided by operating activities	15,420	11,091

Investing Activities

Net change in interest-bearing time deposits	(7,750)	—

Purchase of securities available for sale	(274,929)	(274,210)

Proceeds from paydowns and maturities of securities available for sale	188,041	223,546

Proceeds from paydowns and maturities of securities held to maturity	1,308	—

Proceeds from sales of securities available for sale	73,193	65,388

Net change in loans	25,082	16,967

Purchase of premises and equipment	(198)	(812)

Proceeds from sale of foreclosed assets	1,580	188

Purchase of FHLB stock	—	(41)

Net cash provided by investing activities	6,327	31,026

Financing Activities

Net change in:

Noninterest-bearing, interest-bearing demand and savings deposits	16,042	40,985

Certificates of deposit	15,905	(51,357)

Borrowings	1,528	7,096

Proceeds from Federal Home Loan Bank advances	4,000	10,000

Repayments of Federal Home Loan Bank advances	(4,099)	(18,093)

Proceeds from subordinated debentures	—	13,000

Proceeds from sale of common stock	14	—

Cash dividends paid	(187)	(933)

Net cash provided by financing activities	33,203	698

Net Change in Cash and Cash Equivalents	54,950	42,815

Cash and Cash Equivalents, Beginning of Period	50,131	23,721

Cash and Cash Equivalents, End of Period	$105,081	$66,536

Supplemental cash flow disclosures

Interest paid	$7,466	$9,845

Income tax paid	657	450

See notes to consolidated condensed financial statements.

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

Note 1:	Basis of Presentation

The consolidated condensed financial statements include the accounts of Monroe Bancorp (the “Company”) and its wholly-owned subsidiary, Monroe Bank, a state-chartered bank (the “Bank”) and the Bank’s wholly-owned subsidiaries, Sycamore Property Investments, LLC, HIE Enterprises, LLC, MB Portfolio Management, Inc. (“MB”), the Bank’s majority-owned subsidiary, CBAI CDE III, LLC, and MB’s majority-owned subsidiary MB REIT, Inc. A summary of significant accounting policies is set forth in Note 1 of Notes to Financial Statements included in the December 31, 2009, Annual Report to Shareholders. All significant intercompany accounts and transactions have been eliminated in consolidation.

The interim consolidated condensed financial statements have been prepared in accordance with instructions to Form 10-Q, and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

The interim consolidated condensed financial statements at September 30, 2010, and for the three and nine months ended September 30, 2010 and 2009, have not been audited by independent accountants, but reflect, in the opinion of Management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such periods.

The consolidated condensed balance sheet of the Company as of December 31, 2009 has been derived from the audited consolidated balance sheet of the Company as of that date. Certain information and note disclosures normally included in the Company’s annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission.

The results of operations for the period are not necessarily indicative of the results to be expected for the year.

Note 2:	Earnings Per Share

The number of shares used to compute basic and diluted earnings (loss) per share was as follows:

	Nine Months Ended
	September 30, 2010	September 30, 2009

Net income (loss) (in thousands)	$(510)	$2,592

Weighted average shares outstanding	6,228,659	6,227,550
Average unearned ESOT shares	(1,313)	(5,538)

Shares used to compute basic earnings (loss) per share	6,227,346	6,222,012
Effect of dilutive securities- stock options	—	—

Shares used to compute diluted earnings (loss) per share	6,227,346	6,222,012

Earnings (loss) per share, basic	$(0.082)	$0.417
Earnings (loss) per share, diluted	$(0.082)	$0.417

Options to purchase 30,000 shares at $6.00 per share, 5,500 shares at $10.12 per share, 16,500 shares at $12.73 per share, 5,500 shares at $14.73 per share, 25,000 shares of common stock at $16.00 per share, 10,000 shares of common stock at $16.83, and 170,000 shares of common stock at $22.00 per share were outstanding at September 30, 2010 and options to purchase 5,500 shares at $10.12 per share, 22,000 shares at $12.05 per share, 16,500 shares at $12.73 per share, 11,000 shares at $14.73 per share, 30,000 shares of

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

common stock at $16.00 per share, 13,000 shares of common stock at $16.83, and 210,000 shares of common stock at $22.00 per share were outstanding at September 30, 2009, but were not included in the computation of diluted earnings per share for the nine months ended September 30, 2010 and 2009, respectively because the options were antidilutive.

	Three Months Ended
	September 30, 2010	September 30, 2009
Net income (in thousands)	$239	$710

Weighted average shares outstanding	6,229,724	6,227,550
Average unearned ESOT shares	(788)	(4,163)

Shares used to compute basic earnings per share	6,228,936	6,223,387
Effect of dilutive securities- stock options	—	—

Shares used to compute diluted earnings per share	6,228,936	6,223,387

Earnings per share, basic	$0.038	$0.114
Earnings per share, diluted	$0.038	$0.114

Options to purchase 30,000 shares at $6.00 per share, 5,500 shares at $10.12 per share, 16,500 shares at $12.73 per share, 5,500 shares at $14.73 per share, 25,000 shares of common stock at $16.00 per share, 10,000 shares of common stock at $16.83, and 170,000 shares of common stock at $22.00 per share were outstanding at September 30, 2010 and options to purchase 5,500 shares at $10.12 per share, 22,000 shares at $12.05 per share, 16,500 shares at $12.73 per share, 11,000 shares at $14.73 per share, 30,000 shares of common stock at $16.00 per share, 13,000 shares of common stock at $16.83, and 210,000 shares of common stock at $22.00 per share were outstanding at September 30, 2009, but were not included in the computation of diluted earnings per share for the three months ended September 30, 2010 and 2009, respectively because the options were antidilutive.

Note 3:	Investment Securities

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
As of September 30, 2010
Available for Sale
Federal agencies	$58,722	$188	$—	$58,910
Corporate bonds	967	5	7	965
Residential mortgage-backed securities (agencies)	58,317	550	32	58,835
Marketable equity securities	3,013	75	—	3,088

Total available for sale	121,019	818	39	121,798

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Held to Maturity
Federal agencies	1,001	43	—	1,044
State and municipal	4,742	76	—	4,818

Total held to maturity	5,743	119	—	5,862

Total investment securities	$126,762	$937	$39	$127,660

As of December 31, 2009
Available for Sale
Federal agencies	$71,996	$59	$48	$72,007
Corporate bonds	1,000	—	—	1,000
State and municipal	1,843	2	—	1,845
Residential mortgage-backed securities (agencies)	32,831	260	117	32,974
Marketable equity securities	3,013	—	26	2,987

Total available for sale	110,683	321	191	110,813

Held to Maturity
Federal agencies	1,002	61	—	1,063
State and municipal	6,050	36	90	5,996

Total held to maturity	7,052	97	90	7,059

Total investment securities	$117,735	$418	$281	$117,872

The amortized cost and fair value of securities available for sale and held to maturity at September 30, 2010, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
Within one year	$—	$—	$2,021	$2,071
One to five years	55,222	55,403	—	—
Five to ten years	4,467	4,472	3,722	3,791
Over ten years	—	—	—	—

	59,689	59,875	5,743	5,862
Residential mortgage-backed securities (agencies)	58,317	58,835	—	—
Marketable equity securities	3,013	3,088	—	—

Totals	$121,019	$121,798	$5,743	$5,862

Securities with a carrying value of $75,333,000 and $85,854,000 were pledged at September 30, 2010 and December 31, 2009, respectively, to secure certain deposits and for other purposes as permitted or required by law.

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

Proceeds from sales of securities available for sale were $73,193,000 and $65,388,000 for the nine months ended September 30, 2010 and September 30, 2009, respectively. Gross gains of $612,000 and $1,648,000 were realized on sales and $28,000 and $8,000 were realized on redeemed available for sale securities in the nine months ended September 30, 2010 and September 30, 2009, respectively. Proceeds from sales of securities available for sale were $32,826,000 and $12,637,000 for the three months ended September 30, 2010 and September 30, 2009, respectively. Gross gains of $332,000 and $263,000 were realized on sales in the three months ended September 30, 2010 and September 30, 2009, respectively. The Bank realized gains of $15,000 and $1,000 on redeemed available for sale securities in the three months ended September 30, 2010 and September 30, 2009, respectively.

There were no sales of held to maturity securities during the nine months ended September 30, 2010 or September 30, 2009.

Trading securities, which consist of mutual funds held in a rabbi trust associated with the directors’ and executives’ deferred compensation plans, are recorded at fair value. Unrealized holding gains on trading securities of $72,000 were included in earnings in the nine months ended September 30, 2010 while unrealized holding gains on trading securities of $467,000 were included in earnings in the nine months ended September 30, 2009. Unrealized holding gains on trading securities of $141,000 were included in earnings in the three months ended September 30, 2010 while unrealized holding gains on trading securities of $377,000 were included in earnings in the three months ended September 30, 2009.

Certain investments in debt and marketable equity securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at September 30, 2010 and December 31, 2009 was $17,424,000 and $51,162,000, which is approximately 13.7 percent and 43.4 percent respectively, of the Company’s available for sale and held to maturity investment portfolio.

Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table shows our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2010 and December 31, 2009:

	September 30, 2010
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Corporate bonds	$492	$(7)	$—	$—	$492	$(7)
Residential mortgage-backed securities (agencies)	16,932	(32)	—	—	16,932	(32)

Total temporarily impaired securities	$17,424	$(39)	$—	$—	$17,424	$(39)

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

	December 31, 2009
	Less than 12 Months		12 Months or More		Total
		Unrealized		Unrealized		Unrealized
Description of Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
Federal agencies	$37,649	$(48)	$—	$—	$37,649	$(48)
Residential mortgage-backed securities (agencies)	6,566	(117)	—	—	6,566	(117)
State and political subdivisions	3,960	(90)	—	—	3,960	(90)
Marketable equity securities	—	—	2,987	(26)	2,987	(26)

Total temporarily impaired securities	$48,175	$(255)	$2,987	$(26)	$51,162	$(281)

The unrealized losses on the Company’s investments in direct obligations of U.S. government agencies, corporate bonds, mortgage-backed securities and municipal securities were primarily caused by changes in interest rates. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at September 30, 2010.

Note 4:	Loans and Allowance

	September 30,	December 31,
	2010	2009

Commercial and industrial loans	$80,669	$81,102
Real estate loans	388,690	424,964
Construction loans	56,118	62,351
Installment loans	13,977	15,722

	539,454	584,139
Allowance for loan losses	(16,082)	(15,256)

Loans, net of allowance for loan losses	$523,372	$568,883

	Nine Months Ended
	September 30,
	2010	2009

Allowance for Loan Losses
Balances, January 1	$15,256	$11,172
Provision for losses	10,900	7,000
Recoveries on loans	503	225
Loans charged off	(10,577)	(5,216)

Balances, September 30	$16,082	$13,181

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

Information on impaired loans is summarized below.

	September 30,	December 31,
	2010	2009

Impaired loans with an allowance	$25,671	$10,531
Impaired loans for which the discounted cash flows or collateral value exceeds the carrying value of the loan	8,313	14,610

Total impaired loans	$33,984	$25,141

Allowance for impaired loans (included in the Company’s allowance for loan losses)	$4,427	$3,075

At September 30, 2010 and December 31, 2009, accruing loans delinquent 90 days or more totaled $1,559,000 and $1,053,000, respectively. Non-accruing loans at September 30, 2010 and December 31, 2009 were $25,518,000 and $20,603,000, respectively.

Note 5:	Fair Value Measurements

The Company recognizes fair values in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820. ASC Topic 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1:	Quoted prices in active markets for identical assets or liabilities,

Level 2:	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities,

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Below is a description of the valuation methodologies used for instruments measured at fair value on a recurring and non-recurring basis and recognized in the accompanying balance sheets, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Trading and Available for Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid exchange traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, certain market information, and quoted prices of securities with similar characteristics or discounted cash flows. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s term and conditions. Level 2 securities include federal agencies, residential mortgage-backed securities (agencies) and municipal securities. In certain cases where Level 1 or Level 2

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

inputs are not available, securities are classified within Level 3 of the hierarchy. At this time the Company has no securities classified as Level 3 securities. The Company obtains fair value measurements from an independent pricing service.

Impaired Loans (Collateral Dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value include using the fair value of the collateral for collateral dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

Other Real Estate Owned

Other real estate owned are reported at fair value less cost to sell and are measured using Level 3 inputs within the fair value hierarchy. Level 3 inputs for other real estate owned included third party appraisals adjusted for cost to sell.

The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring and non-recurring basis and the level within the ASC Topic 820 fair value hierarchy in which the fair value measurements fall:

		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
As of September 30, 2010
Fair value measured on a recurring basis
Trading securities	$3,644	$3,644	$—	$—
Available for sale securities
Federal agencies	58,910	—	58,910	—
Corporate bonds	965	—	965	—
Residential mortgage-backed securities (agencies)	58,835	—	58,835	—
Marketable equity securities	3,088	3,088	—	—

Total	$121,798	$3,088	$118,710	$—

Fair value measured on a non-recurring basis
Impaired loans (collateral dependent), net of specific allowance	$23,244	$—	$—	$23,244
Other real estate owned	310	—	—	310
As of December 31, 2009
Fair value measured on a recurring basis

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Fair Value	(Level 1)	(Level 2)	(Level 3)
Trading securities	$3,385	$3,385	$—	$—
Available for sale securities
Federal agencies	72,007	—	72,007	—
Corporate bonds	1,000	—	1,000	—
State and municipal	1,845	—	1,845	—
Residential mortgage-backed securities (agencies)	32,974	—	32,974	—
Marketable equity securities	2,987	2,987	—	—

Total	$110,813	$2,987	$107,826	$—

Fair value measured on a non-recurring basis
Impaired loans (collateral dependent), net of specific allowance	$12,287	$—	$—	$12,287
Other real estate owned	3,080	—	—	3,080

The following methods and assumptions were used to estimate the fair value of all other financial instruments not recognized in the accompanying balance sheets:

Cash, Cash Equivalents and Interest-Bearing Time Deposits — The fair value of cash, cash equivalents and interest-bearing time deposits approximates carrying value.

Held-to-maturity Securities — The fair value is based on quoted market prices, if available. If a quoted price is not available, fair value is estimated using quoted market prices for similar securities.

Loans — The fair value for loans is estimated using discounted cash flow analyses that use interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable — The fair values of interest receivable/payable approximate carrying values.

FHLB Stock — Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Deposits — The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Borrowings — The fair value of Federal Home Loan Bank advances and other long-term debt are estimated using a discounted cash flow calculation, based on current rates for similar debt. For short-term borrowings, carrying value approximates fair value.

Off-Balance Sheet Commitments — Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

term nature. The fair value of such commitments is based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Company’s financial instruments are as follows:

	September 30, 2010
	Carrying	Fair
	Amount	Value

Assets
Cash and cash equivalents	$105,081	$105,081
Interest-bearing time deposits	7,750	7,750
Trading account securities	3,644	3,644
Investment securities available for sale	121,798	121,798
Investment securities held to maturity	5,743	5,862
Loans including loans held for sale, net	530,977	543,261
Interest receivable	2,172	2,172
Stock in FHLB	2,353	2,353
Liabilities
Deposits	666,201	673,264
Borrowings	105,667	104,606
Interest payable	1,042	1,042
Off-Balance Sheet Commitments	—	—

	December 31, 2009
	Carrying	Fair
	Amount	Value

Assets
Cash and cash equivalents	$50,131	$50,131
Trading account securities	3,385	3,385
Investment securities available for sale	110,813	110,813
Investment securities held to maturity	7,052	7,059
Loans including loans held for sale, net	572,109	574,568
Stock in FHLB	2,353	2,353
Interest receivable	2,402	2,402
Liabilities
Deposits	634,254	613,354
Borrowings	106,056	99,511
Interest payable	918	918
Off-Balance Sheet Commitments	—	—

Note 6:	Other Comprehensive Income (Loss)

	Nine Months Ended
	September 30
	2010	2009

Net unrealized gain on securities available-for-sale	$1,289	$1,151

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

	Nine Months Ended
	September 30
	2010	2009

Less: reclassification adjustment for gains included in income	640	1,656

Other comprehensive income (loss), before tax effect	649	(505)
Tax benefit (expense)	(227)	168

Other comprehensive income (loss)	$422	$(337)

	Three Months Ended
	September 30
	2010	2009

Net unrealized gain on securities available-for-sale	$545	$492
Less: reclassification adjustment for gains included in income	347	264

Other comprehensive income, before tax effect	198	228
Tax expense	(69)	(80)

Other comprehensive income	$129	$148

Note 7:	Borrowings

On July 17, 2009, $13 million of Tier 2 capital was raised by the Company through the issuance of Subordinated Debentures. The Subordinated Debentures were issued as the result of a public offering. The Subordinated Debentures carry an interest rate of 10 percent and will mature on June 30, 2019. The Company has the right to call the Subordinated Debentures at any time after three years. The Subordinated Debentures were issued pursuant to the prospectus filed as part of the Company’s registration statement under the Securities Act of 1933. On July 23, 2009, the Company’s Board of Directors voted to provide $10 million of the net proceeds of the offering to the Bank, as additional capital, with the remaining proceeds to be used by the Company for general corporate purposes.

Note 8:	Reclassifications

Reclassifications of certain amounts in the 2009 consolidated condensed financial statements have been made to conform to the 2010 presentation.

Note 9:	Contingencies

The Company and Bank are from time to time subject to other claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

Note 10:	New Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, “Improving Disclosures About Fair Value Measurements,” which added disclosure requirements about transfers in and out of Levels 1 and 2, clarified existing fair value disclosure requirements about the appropriate level of disaggregation, and clarified that a description of valuation techniques and inputs used to measure fair value

MONROE BANCORP AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements — (Continued)
September 30, 2010 (Unaudited)
(Table dollar amounts in thousands)

was required for recurring and nonrecurring Level 2 and 3 fair value measurements. Management has determined the adoption of these provisions of this ASU only affected the disclosure requirements for fair value measurements and as a result did not have a material effect on the Company’s financial position or results of operations. This ASU also requires that Level 3 activity about purchases, sales, issuances, and settlements be presented on a gross basis rather than as a net number as currently permitted. This provision of the ASU is effective for the Company’s reporting period ending March 31, 2011. Management has determined the adoption of this guidance will not have a material effect on the Company’s financial position or results of operations.

In July 2010, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses which added disclosure requirements about an entity’s allowance for loan losses and the credit quality of its financing receivables. The required disclosures include a roll forward of the allowance for credit losses on a portfolio segment basis and information about modified, impaired, non-accrual and past due loan and credit quality indicators. ASU 2010-20 will be effective for the Company’s reporting period ending December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Management has determined the adoption of this guidance will not have a material effect on the Company’s financial position or results of operations.

Note 11:	Pending Merger

On October 5, 2010, the Company and Old National Bancorp (“Old National”) entered into a definitive agreement (the “Merger Agreement”) pursuant to which the Company will be merged with and into Old National and at the same time as or as soon as practicable after such merger, the Company’s bank subsidiary, Monroe Bank, will be merged into Old National’s bank subsidiary, Old National Bank.

Under the terms of the Merger Agreement, holders of the Company’s common stock will receive 1.275 shares of Old National common stock for each share of the Company common stock held by them. The exchange ratio will adjust if the price of Old National common stock (calculated near the closing date) exceeds $10.98 per share. In such event, the Company’s shareholders will receive $14.00 of Old National common stock for each share of Company common stock held by them. The exchange ratio is subject to other adjustments under certain circumstances if delinquent loans (as defined in the Merger Agreement) of the Company exceed specified amounts as of the tenth day prior to the closing of the merger or if, as of the end of the month prior to the closing, the consolidated shareholders’ equity of the Company, as adjusted pursuant to the Merger Agreement, falls below the consolidated shareholders’ equity of the Company as of June 30, 2010.

Based upon the closing price of $10.47 per share of Old National common stock the day before the transaction was announced, the transaction is valued at approximately $83.5 million. The transaction value will change due to fluctuations in the price of Old National common stock.

The merger is expected to close on January 1, 2011 or early in the first quarter of 2011, and is subject to approval by federal and state regulatory authorities and the Company’s shareholders and the satisfaction of the closing conditions set forth in the Merger Agreement.

Annex A
Execution Copy
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of the 5th day of October, 2010, by and between OLD NATIONAL BANCORP, an Indiana corporation (“ONB”), and MONROE BANCORP, an Indiana corporation (“Monroe”).
W I T N E S S E T H:
     WHEREAS, ONB is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Evansville, Vanderburgh County, Indiana; and
     WHEREAS, Monroe is an Indiana corporation registered as a bank holding company under the BHC Act, with its principal office located in Bloomington, Monroe County, Indiana; and
     WHEREAS, ONB and Monroe seek to affiliate through a corporate reorganization whereby Monroe will merge with and into ONB, and thereafter, Monroe Bank, an Indiana chartered commercial bank, will be merged with and into Old National Bank, a national banking association and wholly-owned subsidiary of ONB; and
     WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and
     WHEREAS, the members of the Board of Directors of Monroe have each agreed to execute and deliver to ONB a voting agreement substantially in the form attached hereto as Exhibit A.
     NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of Monroe with and into ONB, and the mode of carrying such merger into effect as follows:
ARTICLE I.
THE MERGER
     1.01 The Merger. (a) General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), Monroe shall merge with and into and under the Articles of Incorporation of ONB (the “Merger”). ONB shall survive the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended.
     (b) Name, Officers and Directors. The name of the Surviving Corporation shall be “Old National Bancorp.” Its principal office shall be located at One Main Street, Evansville, Vanderburgh County, Indiana. The officers of ONB serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of ONB at the Effective Time until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.
     (c) Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of ONB in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.
     (d) Effect of the Merger. At the Effective Time, the title to all assets, real estate and other property owned by Monroe shall vest in Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of Monroe shall be assumed by Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.
     (e) Integration. At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to Articles of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(i), and a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger.
     1.02 Reservation of Right to Revise Structure. At ONB’s election, the Merger may alternatively be structured so that (a) Monroe is merged with and into any other direct or indirect wholly-owned subsidiary of ONB or (b) any direct or indirect wholly-owned subsidiary of ONB is merged with and into Monroe; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment of the holders of common stock, no par value, of Monroe (“Monroe Common Stock”) or options to purchase Monroe Common Stock (“Monroe Stock Options”), (y) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

     1.03 Tax Free Reorganization. ONB and Monroe intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.
     1.04 Absence of Control. Subject to any specific provisions of the Agreement, it is the intent of the parties to this Agreement that neither ONB nor Monroe by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.
     1.05 Bank Merger. The parties will cooperate and use reasonable best efforts to effect the merger of Monroe Bank with and into Old National Bank (the “Bank Merger”) at a time to be determined at or following the Merger. At the effective time of the Bank Merger, the separate corporate existence of Monroe Bank will terminate. Old National Bank will be the surviving bank and will continue its corporate existence under applicable law. The articles of association Old National Bank, as then in effect, will be the articles of association of the surviving bank, and the By-Laws of Old National Bank, as then in effect, will be the By-Laws of the surviving bank.
     1.06 No Dissenters’ Rights. Shareholders of Monroe are not entitled to any dissenters’ rights under Chapter 44 of the Indiana Business Corporation Law, as amended, since Monroe Common Stock is quoted and traded on Nasdaq. Monroe shall take no action which would result in the loss of such listing prior to the Effective Time.
ARTICLE II.
MANNER AND BASIS OF EXCHANGE OF STOCK
     2.01 Consideration. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Monroe Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of Monroe and (ii) shares held directly or indirectly by ONB, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive in accordance with this Article, 1.275 shares of common stock (the “Exchange Ratio”) (as adjusted in accordance with the terms of this Agreement), without par value, of ONB (“ONB Common Stock”) (the “Merger Consideration”).
     (b) Stock Options. At the Effective Time, each outstanding option to purchase Monroe common stock (a “Monroe Stock Option”) without any action on the part of any holder thereof, shall be converted automatically into an option to purchase a number of shares of common stock of ONB (each, an “ONB Stock Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Monroe common stock subject to such Monroe Stock Option and (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such Monroe Stock Option divided by (2) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each ONB Stock Option will become fully vested, and shall otherwise continue to be governed by the same terms and conditions as were applicable under the related Monroe Stock Option immediately prior to the Effective Time. As soon as practicable after the Effective Time, ONB shall file an appropriate registration statement with respect to the shares of ONB Common Stock subject to ONB Stock Options and shall use its reasonable best efforts to maintain the effectiveness of the registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.
     2.02 Adjustments to Exchange Ratio. At the Effective Time, the Exchange Ratio shall be adjusted, if applicable, as follows (which Exchange Ratio, as adjusted as provided below and in Sections 2.05 and 8.01(g), shall become the “Exchange Ratio” for purposes of this Agreement):
     (a) Increase in Value of ONB Common Stock. If the average of the per-share closing prices of a share of ONB Common Stock as quoted on the New York Stock Exchange (“NYSE”) during the ten trading days preceding the fifth calendar day preceding the Effective Time (“Average ONB Closing Price”) exceeds $10.98 per share (“Threshold Price Per Share”), then the Exchange Ratio shall be adjusted such that each share of Monroe Common Stock shall be converted into the number of shares of ONB common stock resulting from the following formula: $14.00 divided by the Average ONB Closing Price.
     (b) Shareholders’ Equity. If as of the end of the month prior to the Effective Time, the Monroe Consolidated Shareholders’ Equity (as defined in Section 7.01(m) hereof) is less than $55.64 million, the Exchange Ratio (calculated after any adjustment pursuant to Section 2.02(a) above) shall be decreased to a quotient determined by dividing the Adjusted Purchase Price by the total number of shares of Monroe Common Stock outstanding at the Effective Time, and further dividing that number by the Average ONB Closing Price.
     As used in this Section 2.02(b), the following terms shall have the meanings indicated below:
     “Adjusted Purchase Price” shall be equal to (x) the Purchase Price less (y) the difference between $55.64 million and the Monroe Consolidated Shareholders’ Equity as of the end of the month prior to the Effective Time multiplied by 150%.
     “Purchase Price” shall be equal to the Exchange Ratio in effect at the time of adjustment multiplied by the Average ONB Closing Price multiplied by the total number of shares of Monroe Common Stock outstanding as of the Effective Time.
     (c) Delinquent Loans. If the aggregate amount of Monroe Delinquent Loans as of the tenth (10th) day prior to the Effective Time (the “Computation Date”) is $59.72 million or greater, the Exchange Ratio shall be decreased by the percentage identified on Exhibit 2.02(c). The adjustment to the Exchange Ratio under this Section 2.02(c) shall be made following any adjustments to the Exchange Ratio pursuant to Sections 2.02(a), Section 2.02(b), 2.05 and 8.01(g) hereof. “Monroe Delinquent Loans” shall mean the total of (i) all loans with principal or interest that are 30 to 89 days past due, (ii) all loans with principal or interest that are at least 90 days past due and still accruing, (iii) all loans with principal or interest that are nonaccruing, (iv) restructured and impaired loans, (v) other real estate owned, (vi) net charge offs from the date of this Agreement through the last day of the month immediately preceding the Closing Date (as defined in Article IX of this Agreement), and (vii) write-downs of other real estate owned from the date of this Agreement through the last day of the month immediately preceding the Closing Date.
     2.03 Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of ONB Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, ONB shall pay to each holder of Monroe Common Stock who otherwise would be entitled to a fractional share of ONB Common Stock an amount in cash (without interest) determined by multiplying such fraction by the by the Average ONB Closing Price.
     2.04 Exchange Procedures. (a) At and after the Effective Time, each certificate representing shares of Monroe Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.
     (b) At or prior to the Effective Time, ONB shall reserve a sufficient number of shares of ONB Common Stock to be issued as part of the Merger Consideration. As promptly as practicable after the Effective Time, but in no event more than five business days thereafter, ONB shall mail to each holder of Monroe Common Stock a letter of transmittal providing instructions as to the transmittal to ONB of certificates representing shares of Monroe Common Stock and the issuance of shares of ONB Common Stock in exchange therefor pursuant to the terms of this Agreement.
     (c) ONB shall cause a certificate representing that number of whole shares of ONB Common Stock that each holder of Monroe Common Stock has the right to receive pursuant to Section 2.01 and a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, to be delivered to such shareholder upon delivery to ONB of certificates representing such shares of Monroe Common Stock (“Old Certificates”) (or bond or other indemnity satisfactory to ONB if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance satisfactory to ONB. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.
     (d) No dividends or other distributions on ONB Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Monroe Common Stock converted in the Merger into the right to receive shares of such ONB Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.04. After becoming so entitled in accordance with this Section 2.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of ONB Common Stock such holder had the right to receive upon surrender of the Old Certificate.

     (e) The stock transfer books of Monroe shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Monroe of any shares of Monroe Common Stock. If, after the Effective Time, Old Certificates are presented to ONB, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.04.
     (f) ONB shall be entitled to rely upon Monroe’s stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities (each, a “Person”) entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, ONB shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.
     (g) If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and, if required by ONB, the posting by such Person of a bond or other indemnity satisfactory to ONB as indemnity against any claim that may be made against it with respect to such Old Certificate, ONB will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.
     (h) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Monroe Common Stock that are held as treasury stock of Monroe or owned by ONB (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of Monroe or other consideration shall be exchanged therefor.
     (i) Notwithstanding the foregoing, no party hereto shall be liable to any former holder of Monroe Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     2.05 Anti-Dilution Adjustments. If ONB changes (or establish a record date for changing) the number of shares of ONB Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding ONB Common Stock, and the record date therefor shall be prior to the Effective Time, (a) the Exchange Ratio shall be adjusted so the shareholders of Monroe at the Effective Time shall receive, in the aggregate, such number of shares of ONB Common Stock representing the same percentage of outstanding shares of ONB Common Stock as would have been represented by the number of shares of ONB Common Stock the shareholders of Monroe would have received if any of the foregoing actions had not occurred and (b) the Threshold Price Per Share of ONB common stock in Section 2.02(a) hereof shall also be adjusted to give effect to the stock dividend, stock split or other recapitalization causing the Exchange Ratio to be adjusted. No adjustment shall be made under this Section 2.05 solely as a result of ONB issuing additional shares of ONB Common Stock provided it receives fair market value consideration for such shares or such shares are issued in connection with the ONB Plans (as hereinafter defined).
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF MONROE
     On or prior to the date hereof, Monroe has delivered to ONB a schedule (the “Monroe Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.
     For the purpose of this Agreement, and in relation to Monroe, a “Material Adverse Effect” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of Monroe and its Subsidiaries (as such term is defined below) taken as a whole, or (ii) would materially impair the ability of Monroe to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of ONB, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Monroe and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that in no event shall a change in the trading price of the shares of Monroe Common Stock, by itself, be considered to constitute a Material Adverse Effect on Monroe and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect); and provided, further, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a “Material Adverse Effect”, a “Material Adverse Effect” shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against Monroe or Monroe Bank following the date of this Agreement.
     For the purpose of this Agreement, and in relation to Monroe and its Subsidiaries, “knowledge” means those facts that are known or should have been known after due inquiry by the directors and executive officers of Monroe and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to Monroe, its “Subsidiaries” shall mean any entity which is required to be consolidated with Monroe for financial reporting purposes pursuant to United States generally accepted accounting principles (“GAAP”).

     Accordingly, Monroe hereby represents and warrants to ONB as follows, except as set forth in its Disclosure Schedule:
     3.01 Organization and Authority. (a) Monroe is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. Monroe has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Monroe has previously provided ONB with a complete list of its Subsidiaries. Except for its Subsidiaries, Monroe owns no voting stock or equity securities of any corporation, partnership, association or other entity.
     (b) Monroe Bank is a bank chartered and existing under the laws of the State of Indiana. Monroe Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the Monroe Disclosure Schedule, Monroe Bank owns no voting stock or equity securities of any corporation, partnership, association or other entity.
     (c) Each of Monroe’s Subsidiaries other than Monroe Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
     3.02 Authorization. (a) Monroe has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.02(e) and (f) hereof. As of the date hereof, Monroe is not aware of any reason why the approvals set forth in Section 7.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(e). This Agreement and its execution and delivery by Monroe have been duly authorized and approved by the Board of Directors of Monroe and, assuming due execution and delivery by ONB, constitutes a valid and binding obligation of Monroe, subject to the fulfillment of the conditions precedent set forth in Section 7.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.
     (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of Monroe or the charter documents of any of Monroe’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Monroe or any of its Subsidiaries is a party or by which Monroe or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than ONB) or any other adverse interest, upon any right, property or asset of Monroe or any of its Subsidiaries which would be material to Monroe; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Monroe or any of its Subsidiaries is bound or with respect to which Monroe or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.
     (c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Monroe.
     3.03 Capitalization. (a) The authorized capital stock of Monroe as of the date hereof consists, and at the Effective Time will consist, of 18,000,000 shares of Monroe Common Stock, 6,229,778 shares of which shares are issued and outstanding as of the date hereof. Additionally, options to purchase 5,500 shares of Monroe Common Stock are outstanding under the 1999 Directors’ Stock Option Plan (the “Director Option Plan”), and 257,000 options to purchase shares of Monroe Common Stock are outstanding under the 1999 Management Stock Option Plan (the “Management Option Plan”). Such issued and outstanding shares of Monroe Common Stock have been duly and validly authorized by all necessary corporate action of Monroe, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Monroe shareholder. Except as set forth in the Monroe Disclosure Schedule, Monroe has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Monroe Common Stock. Each share of Monroe Common Stock is entitled to one vote per share. A description of the Monroe Common Stock is contained in the Articles of Incorporation of Monroe.
     (b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Monroe are owned by Monroe free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.
     (c) Except as set forth in the Monroe Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Monroe Common Stock or any of Monroe’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Monroe or its Subsidiaries, by which Monroe is or may become bound. Monroe does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Monroe Common Stock. To the knowledge of Monroe, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of Monroe or its Subsidiaries.

     (d) Except as disclosed in its public filings with the Securities and Exchange Commission (“SEC”), Monroe has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) 5% or more of the outstanding shares of Monroe Common Stock.
     3.04 Organizational Documents. The Articles of Incorporation and By-Laws of Monroe and any similar governing documents for each of Monroe’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to ONB.
     3.05 Compliance with Law. (a) None of Monroe or any of its Subsidiaries is currently in violation of, and since January 1, 2007, none has been in violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the “Law”), except where such violation would not have a Material Adverse Effect. Monroe and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to ONB at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.
     (b) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Monroe has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Monroe who have outstanding loans from Monroe or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.
     (c) All of the existing offices and branches of Monroe Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. Monroe Bank has no approved but unopened offices or branches.
     3.06 Accuracy of Statements Made and Materials Provided to ONB. No representation, warranty or other statement made, or any information provided, by Monroe in this Agreement or, in the Monroe Disclosure Schedule (and any update thereto) or provided by Monroe to ONB and in the course of ONB’s due diligence investigation, and no written information which has been or shall be supplied by Monroe with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to Monroe’s or ONB’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by Monroe with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by ONB specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.
     3.07 Litigation and Pending Proceedings. Except as disclosed in its SEC Reports as of the date of this Agreement or set forth in the Monroe Disclosure Schedule:
     (a) Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on Monroe, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against Monroe or any of its Subsidiaries or, to the knowledge of Monroe or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against Monroe or any of its Subsidiaries. Monroe does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against Monroe or any of its Subsidiaries.
     (b) Neither Monroe nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Monroe, under governmental investigation with respect to, any actual or alleged material violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any material pending or, to the knowledge of Monroe, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.
     3.08 Financial Statements and Reports. (a) Monroe has delivered to ONB copies of the following financial statements and reports of Monroe and its Subsidiaries, including the notes thereto (collectively, the “Monroe Financial Statements”):
     (i) Consolidated Balance Sheets and the related Consolidated Statements of Earnings and Consolidated Statements of Changes in Shareholders’ Equity of Monroe as of and for the fiscal years ended December 31, 2009, 2008 and 2007, and as of and for the six months ended June 30, 2010;
     (ii) Consolidated Statements of Cash Flows of Monroe for the fiscal years ended December 31, 2009, 2008 and 2007, and as of and for the six months ended June 30, 2010; and
     (iii) Call Reports (“Call Reports”) for Monroe Bank as of the close of business on December 31, 2009, 2008 and 2007, and for the six months ended June 30, 2010.
     (b) The Monroe Financial Statements present fairly in all material respects the consolidated financial position of Monroe as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of Monroe and its Subsidiaries. The Monroe Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.
     (c) Since June 30, 2010 on a consolidated basis Monroe and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.
               3.09 Material Contracts. (a) Except for contracts reflected as exhibits to its reports and other documents required to be filed under the 1934 Act and the Securities Act of 1933 (the “1933 Act”) (collectively, the “SEC Reports”), including Monroe’s Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, or as set forth in the Monroe Disclosure Schedule, as of the date of this Agreement, neither Monroe nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any contract relating to the borrowing of money by Monroe or any of its Subsidiaries or the guarantee by Monroe or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any contract containing covenants that limit the ability of Monroe or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, Monroe or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a “sole source” basis with another party to such contract with respect to the subject matter of such contract, (iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to Monroe or any of its Subsidiaries, (iv) any other contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act) that has not been filed as an exhibit to or incorporated by reference in Monroe’s SEC Reports filed prior to the date of this Agreement, (v) any lease of real or personal property providing for annual lease payments by or to Monroe or its Subsidiaries in excess of $100,000 per annum other than financing leases entered into in the ordinary course of business in which Monroe or any of its Subsidiaries is the lessor, or (vi) any contract that involves expenditures or receipts of Monroe or any of its Subsidiaries in excess of $100,000 per year not entered into in the ordinary course of business consistent with past practice. The contracts of the type described in the preceding sentence, whether or not in effect as of the date of this Agreement, shall be deemed “Material Contracts” hereunder. With respect to each of Monroe’s Material Contracts (i) that is reflected as an exhibit to any SEC Report, (ii) would be required under Items 601(b)(4) and 601(b)(10) of Regulation S-K under the 1933 Act to be filed as an exhibit to any of its SEC Reports or (iii) that is disclosed in the Monroe Disclosure Schedule, or would be required to be so disclosed if in effect on the date of this Agreement: (A) each such Material Contract is in full force and effect; (B) neither Monroe nor any of its Subsidiaries is in material default thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (C) neither Monroe nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (D) no other party to any such Material Contract is, to

Monroe’s knowledge, in material default in any material respect. True copies of all Material Contracts, including all amendments and supplements thereto, that are not filed as exhibits to SEC Reports are attached to the Monroe Disclosure Schedule.
     (b) Neither Monroe nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for Monroe’s own account or for the account of one or more of its Subsidiaries or their respective customers.
     3.10 Absence of Undisclosed Liabilities. Except as provided in the Monroe Financial Statements or in the Monroe Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of Monroe’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of Monroe or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $75,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate of the amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of Monroe or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect.
     3.11 Title to Properties. Except as described in this Section 3.11 or the Monroe Disclosure Schedule:
     (a) Monroe or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the Monroe Financial Statements as of June 30, 2010; good and marketable title to all personal property reflected in the Monroe Financial Statements as of June 30, 2010, other than personal property disposed of in the ordinary course of business since June 30, 2010; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Monroe or any of its Subsidiaries purports to own or which Monroe or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since June 30, 2010. All of such properties and assets are owned by Monroe or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Monroe Disclosure Schedule; (ii) as specifically noted in reasonable detail in the Monroe Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to Monroe on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to the knowledge of Monroe, leased by Monroe or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. To Monroe’s knowledge, all real property, machinery, equipment, furniture and fixtures owned or leased by Monroe or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.
     (b) With respect to all real property presently or formerly owned, leased or used by Monroe or any of its Subsidiaries, Monroe, its Subsidiaries and to Monroe’s knowledge each of the prior owners, have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). There are no pending or, to the knowledge of Monroe, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Monroe or any of its Subsidiaries with respect to the Environmental Laws, and to Monroe’s knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of Monroe or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To Monroe’s knowledge, neither Monroe nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To Monroe’s knowledge, neither Monroe nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.
     3.12 Loans and Investments. (a) Monroe has provided ONB with a list of each loan by Monroe Bank that has been classified by regulatory examiners or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of August 31, 2010. The most recent loan watch list of Monroe Bank and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has also been provided by Monroe to ONB.
     (b) All loans reflected in the Monroe Financial Statements as of June 30, 2010, and which have been made, extended, renewed, restructured, approved, amended or acquired since June 30, 2010: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming Monroe Bank or a Subsidiary as the secured party or mortgagee (unless by written agreement to the contrary).
     (c) The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Monroe Financial Statements are, in the judgment of management of Monroe, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.
     (d) Except as set forth in the Monroe Disclosure Schedule, none of the investments reflected in the Monroe Financial Statements as of and for the period ended June 30, 2010, and none of the investments made by any Subsidiary of Monroe since June 30, 2010 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither Monroe nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities.
     (e) Except as set forth in the Monroe Disclosure Schedule, and except for customer deposits, ordinary trade payables, and Federal Home Loan Bank borrowings, neither Monroe nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.
     3.13 No Shareholder Rights Plan. Monroe has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Monroe or which reasonably could be considered an anti-takeover mechanism.

     3.14 Employee Benefit Plans. (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by any member of a controlled group of corporations under Code Section 414(b) of which Monroe is or was a member, and any trade or business (whether or not incorporated) which is or was under common control with Monroe under Code Section 414(c), and all other entities which together with Monroe are or were prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an “ERISA Affiliate”), whether written or oral, in which Monroe or any ERISA Affiliate participates as a participating employer, or to which Monroe or any ERISA Affiliate contributes, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of Monroe or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2004 (individually, “Monroe Plan” and collectively, “Monroe Plans”), represents and warrants, except as set forth in the Monroe Disclosure Schedule:
     (i) All such Monroe Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor (“Department”) Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.
     (ii) All Monroe Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such Plan has received a determination letter from the Internal Revenue Service upon which Monroe may rely regarding the tax qualified status under the Code.
     (iii) All Monroe Plans that provide for payments of “nonqualified deferred compensation” (as defined in Code Section 409A(d)(1)) have been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2007, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.
     (iv) All options to purchase shares of Monroe Common Stock were granted with a per share exercise price that was not less than the “fair market value” of Monroe Common Stock on the date of such grant, as determined in accordance with the terms of the applicable Monroe Plan (the “Monroe Stock Options”). All Monroe Stock Options have been properly accounted for in accordance with GAAP, and no change is expected in respect of any prior financial statements relating to expenses for stock-based compensation. There is no pending audit, investigation or inquiry by any governmental agency or authority or by Monroe (directly or indirectly) with respect to Monroe’s stock option granting practices or other equity compensation practices. The grant date of each

Monroe Stock Option is on or after the date on which such grant was authorized by the Board of Directors of Monroe or the compensation committee thereof.
     (v) Except for the Monroe Employee Stock Ownership Plan (the “Monroe ESOP”), no Monroe Plan (or its related trust) holds any stock or other securities of Monroe.
     (vi) Neither Monroe, an ERISA Affiliate nor any fiduciary as defined in ERISA Section 3(21)(A) of a Monroe Plan has engaged in any transaction that may subject Monroe, any ERISA Affiliate or any Monroe Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.
     (vii) All obligations required to be performed by Monroe or any ERISA Affiliate under any provision of any Monroe Plan have been performed by it in all material respects and, to Monroe’s knowledge, neither Monroe nor any ERISA Affiliate is in default under or in violation of any provision of any Monroe Plan.
     (viii) All required reports and descriptions for the Monroe Plans have been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code with respect to all Monroe Plans have been proper as to form and timely given.
     (ix) No event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any Monroe Plan.
     (x) There are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any Monroe Plan.
     (xi) There are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against Monroe or any ERISA Affiliate in connection with any Monroe Plan or the assets of any Monroe Plan.
     (xii) Any Monroe Plan may be amended and terminated at any time without any Material Adverse Effect and these rights have always been maintained by Monroe and its ERISA Affiliates.
     (b) Monroe has provided or made available to ONB true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:
     (i) Pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all summary plan descriptions thereof (including any modifications thereto);

     (ii) All employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining, agreements, arrangements or understandings;
     (iii) All executive and other incentive compensation plans, programs and agreements;
     (iv) All group insurance, medical and prescription drug arrangements, policies or plans;
     (v) All other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Monroe for its current or former directors, officers or employees;
     (vi) All reports filed with the Internal Revenue Service or the Department within the preceding three years by Monroe or any ERISA Affiliate with respect to any Monroe Plan;
     (vii) All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs; and
     (viii) Valuations or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates.
     (c) Except as set forth on the Monroe Disclosure Schedule, no current or former director, officer or employee of Monroe or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with Monroe or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by Monroe or an ERISA Affiliate.
     (d) With respect to all group health plans as defined in ERISA Section 607(1), sponsored or maintained by Monroe or any ERISA Affiliate, no director, officer, employee or agent of Monroe or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Monroe or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by Monroe or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.
     (e) Except as otherwise set forth in Monroe’s SEC Reports as of the date of this Agreement or provided in the Monroe Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon Monroe or any ERISA Affiliate and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.
     (f) Except as otherwise provided in the Monroe Disclosure Schedule, no Voluntary Employees’ Beneficiary Association (“VEBA”), as defined in Code Section 501(c)(9), is sponsored or maintained by Monroe or any ERISA Affiliate.
     (g) Except as otherwise provided in the Monroe Disclosure Schedule or as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.
     (h) Except as may be disclosed in the Monroe Disclosure Schedule, Monroe and all ERISA Affiliates are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.
     (i) All of the Monroe Plans have been funded in accordance with the minimum funding requirements of ERISA Section 302 and Code Section 412, and effective January 1, 2008, ERISA Section 303 and Code Section 430 to the extent applicable, and no funding requirement has been waived, nor does Monroe or any ERISA Affiliate has any liability or potential liability as a result of the underfunding of, or termination of any such plan by Monroe or any ERISA Affiliate.
     (j) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), Monroe, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual,” as such terms are defined in Code Section 280G.
     (k) Neither Monroe nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way Monroe Plans.
     3.15 Obligations to Employees. All material obligations and liabilities of and all payments by Monroe or any ERISA Affiliate and all Monroe Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Monroe or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) Monroe Plans; (c) employment, salary continuation, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the Monroe Financial Statements and the books, statements and records of Monroe.
     3.16 Taxes, Returns and Reports. Except as set forth in the Monroe Disclosure Schedule, each of Monroe and its Subsidiaries has since January 1, 2006 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Monroe has established, and shall establish in the Subsequent Monroe Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the Monroe Financial Statements adequate to cover all of Monroe’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither Monroe nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Monroe Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of Monroe or its Subsidiaries. To the knowledge of Monroe, neither Monroe nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of Monroe or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.
     3.17 Deposit Insurance. The deposits of Monroe Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and Monroe or Monroe Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.
     3.18 Insurance. Monroe has provided ONB with a list and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Monroe or any of its Subsidiaries on the date hereof or with respect to which Monroe or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.
     3.19 Books and Records. The books and records of Monroe are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Monroe on a consolidated basis set forth in the Monroe Financial Statements.

     3.20 Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of Monroe’s attorneys, accountants and investment bankers, all of which shall be paid by Monroe at or prior to the Effective Time, and except as set forth in the Monroe Disclosure Schedule, no agent, broker or other Person acting on behalf of Monroe or under any authority of Monroe is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.
     3.21 Interim Events. Except as otherwise permitted hereunder, since June 30, 2010, or as set forth in the Disclosure Schedule, neither Monroe nor any of its Subsidiaries has:
     (a) experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on Monroe;
     (b) Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $100,000 individually or in the aggregate;
     (c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(a)(iii) hereof;
     (d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;
     (e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of Monroe or a Subsidiary;
     (f) Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;
     (g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;
     (h) Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;
     (i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

     (j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Monroe Bank of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;
     (k) Except as set forth in the Monroe Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;
     (l) Entered into any transaction, contract or commitment other than in the ordinary course of business;
     (m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or
     (n) Conducted its business in any manner other than substantially as it was being conducted as of June 30, 2010.
     3.22 Monroe Securities and Exchange Commission Filings. Monroe has filed all SEC Reports required to be filed by it. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the filings, and no such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. Monroe has made available to ONB copies of all comment letters received by Monroe from the SEC since January 1, 2006, relating to the SEC Reports, together with all written responses of Monroe thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by Monroe, and to the knowledge of Monroe, none of the SEC Reports is the subject of any ongoing review by the SEC.
     3.23 Insider Transactions. Except as set forth in the Monroe Disclosure Schedule, since December 31, 2006, no officer or director of Monroe or any of its Subsidiaries or member of the “immediate family” or “related interests” (as such terms are defined in Regulation O) of any such officer or director has currently, or has had during such time period, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by Monroe or any Subsidiary or in any liability, obligation or indebtedness of Monroe or any Subsidiary, except for deposits of Monroe Bank.
     3.24 Indemnification Agreements. (a) Other than as set forth in the Monroe Disclosure Schedule, neither Monroe nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of Monroe or the charter documents of a Subsidiary.

     (b) Since January 1, 2006, no claims have been made against or filed with Monroe or any of its Subsidiaries nor have, to the knowledge of Monroe, any claims been threatened against Monroe or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Monroe or any of its Subsidiaries.
     3.25 Shareholder Approval. The affirmative vote of the holders of a majority of the Monroe Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.
     3.26 Intellectual Property. (a) Monroe and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by Monroe or its Subsidiaries in their respective businesses as currently conducted. Neither Monroe nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.
     (b) Monroe and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2007. There is no claim asserted, or to the knowledge of Monroe threatened, against Monroe and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.
     (c) To the knowledge of Monroe, no third party has infringed, misappropriated or otherwise violated Monroe or its Subsidiaries’ Intellectual Property rights since January 1, 2006. There are no claims asserted or threatened by Monroe or its Subsidiaries, nor has Monroe or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.
     (d) Monroe and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.
     (e) For purposes of this Agreement, “Intellectual Property” shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.
     3.27 Community Reinvestment Act. Monroe Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

     3.28 Bank Secrecy Act. Neither Monroe nor Monroe Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
     3.29 Agreements with Regulatory Agencies. Except as set forth in the Monroe Disclosure Schedule, neither Monroe nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2007, a recipient of any supervisory letter from, or since January 1, 2007, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory agency or other governmental entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their subsidiaries, whether or not set forth in the Monroe Disclosure Schedule (a “Monroe Regulatory Agreement”), nor has Monroe or any of its Subsidiaries been advised since January 1, 2007, by any regulatory agency or other governmental entity that it is considering issuing, initiating, ordering, or requesting any such Monroe Regulatory Agreement. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of Monroe or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to Monroe or any of its Subsidiaries.
     3.30 Internal Controls. (a) None of Monroe or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Monroe and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
     (b) Monroe (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Monroe including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Monroe by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Monroe’s outside auditors and the audit committee of Monroe’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Monroe’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Monroe’s internal controls over financial reporting. These disclosures were made in writing by management to Monroe’s auditors and audit committee and a copy has previously been made available to ONB. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
     (c) Since December 31, 2009, (i) through the date hereof, neither Monroe nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Monroe or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Monroe or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Monroe or any of its Subsidiaries, whether or not employed by Monroe or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Monroe or any of its officers, directors, employees or agents to the Board of Directors of Monroe or any committee thereof or to any director or officer of Monroe.
     3.31 Fiduciary Accounts. Monroe and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Monroe nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to Monroe’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
     3.32 Opinion of Financial Advisor. The Board of Directors of Monroe, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), that the Exchange Ratio is fair to the shareholders of Monroe from a financial point of view.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF ONB
     On or prior to the date hereof, ONB has delivered to Monroe a schedule (the “ONB Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI.

     For the purpose of this Agreement, and in relation to ONB and its Subsidiaries (as such term is defined below), a “Material Adverse Effect on ONB” means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value or business of ONB and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of ONB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on ONB shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of ONB and its Subsidiaries, (d) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, and (e) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of ONB Common Stock, by itself, be considered to constitute a Material Adverse Effect on ONB and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).
     For the purpose of this Agreement, and in relation to ONB, “knowledge” means those facts that are known or should have been known after due inquiry by the directors and executive officers of ONB and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to ONB, its “Subsidiaries” shall mean any entity which is required to be consolidated with ONB for financial reporting purposes pursuant to GAAP.
     Accordingly, ONB represents and warrants to Monroe as follows, except as set forth in the ONB Disclosure Schedule:
     4.01 Organization and Authority. (a) ONB is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. ONB has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. ONB has previously provided Monroe with a complete list of its Subsidiaries. Except for its Subsidiaries, ONB owns no voting stock or equity securities of any corporation, partnership, association or other entity.
     (b) Old National Bank is a national bank chartered and existing under the laws of the United States. Old National Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the list previously provided to Monroe, Old National Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

     (c) Each of ONB’s Subsidiaries other than Old National Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.
     4.02 Authorization. (a) ONB has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(e) and (f) hereof. As of the date hereof, ONB is not aware of any reason why the approvals set forth in Section 7.01(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(e). This Agreement and its execution and delivery by ONB have been duly authorized and approved by the Board of Directors of ONB and, assuming due execution and delivery by Monroe, constitutes a valid and binding obligation of ONB, subject to the fulfillment of the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.
     (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of ONB or the charter documents of any of ONB’s Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which ONB or any of its Subsidiaries is a party or by which ONB or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than Monroe) or any other adverse interest, upon any right, property or asset of ONB or any of its Subsidiaries which would be material to ONB; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which ONB or any of its Subsidiaries is bound or with respect to which ONB or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.
     (c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by ONB.

     4.03 Capitalization. (a) The authorized capital stock of ONB consists of (i) One Hundred Fifty Million (150,000,000) shares of ONB Common Stock, of which, as of December 31, 2009, approximately Eighty-Seven Million One Hundred Eighty-Two Thousand (87,182,000) shares were issued and outstanding, and (ii) Two Million (2,000,000) shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of ONB Common Stock have been duly and validly authorized by all necessary corporate action of ONB, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former ONB shareholder. Except as set forth in the ONB Disclosure Schedule, ONB has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of ONB Common Stock. Each share of ONB Common Stock is entitled to one vote per share. A description of the ONB Common Stock is contained in the Articles of Incorporation of ONB.
     (b) Subject to 12 U.S.C. § 55, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of ONB are owned by ONB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.
     (c) Except as set forth in the ONB Disclosure Schedule or as disclosed in its SEC Reports, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of ONB Common Stock or any of ONB’s Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of ONB or its Subsidiaries, by which ONB is or may become bound. ONB does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of ONB Common Stock. To the knowledge of ONB, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of ONB or its Subsidiaries.
     (d) Except as disclosed in its SEC Reports, ONB has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the 1934 Act) 5% or more of its outstanding shares of common stock.
     4.04 Organizational Documents. The Articles of Incorporation and By-Laws of ONB and the charter documents for each of ONB’s Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to Monroe.
     4.05 Compliance with Law. (a) None of ONB or any of its Subsidiaries is currently in violation of, and since January 1, 2007, none has been in violation of, of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such violation would not have a Material Adverse Effect on ONB. ONB and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on ONB.
     (b) Set forth on the ONB Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of ONB or its Subsidiaries which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, ONB or its Subsidiaries, and all documents relating thereto have been made available to Monroe, including, without limitation, all correspondence, written communications and written commitments related thereto. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of ONB or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to ONB or any of its Subsidiaries.
     (c) Since the enactment of the Sarbanes-Oxley Act, ONB has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
     (d) All of the existing offices and branches of Old National Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect on ONB. Old National Bank has no approved but unopened offices or branches.
     4.06 Accuracy of Statements Made and Materials Provided to Monroe. No representation, warranty or other statement made, or any information provided, by ONB in this Agreement or, in the ONB Disclosure Schedule (and any update thereto), or provided by ONB to Monroe in the course of Monroe’s due diligence investigation and no written information which has been or shall be supplied by ONB with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to ONB’s or Monroe’s shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by ONB with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by Monroe specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.
     4.07 Litigation and Pending Proceedings. Except as set forth in the ONB Disclosure Schedule:
     (a) Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on ONB, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against ONB or any of its Subsidiaries or, to the knowledge of ONB or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against ONB or any of its Subsidiaries. ONB does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against ONB or any of its Subsidiaries.
     (b) Neither ONB nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of ONB, under governmental investigation with respect to, any actual or alleged material violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any material pending or, to the knowledge of ONB, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.
     4.08 Financial Statements and Reports. (a) ONB has delivered to Monroe copies of the following financial statements and reports of ONB and its Subsidiaries, including the notes thereto (collectively, the “ONB Financial Statements”):
     (i) Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders’ Equity of ONB as of and for the fiscal years ended December 31, 2009, 2008 and 2007, and as of and for the six months ended June 30, 2010;
     (ii) Consolidated Statements of Cash Flows of ONB for the fiscal years ended December 31, 2009, 2008 and 2007, and as of and for the six months ended June 30, 2010;
     (iii) Call Reports (“Call Reports”) for Old National Bank as of the close of business on December 31, 2009, 2008 and 2006, and for the six months ended June 30, 2010;
     (b) The ONB Financial Statements present fairly the consolidated financial position of ONB as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of ONB and its Subsidiaries. The ONB Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants’ notes or reports with respect to such financial statements.
     (c) Since June 30, 2010 on a consolidated basis ONB and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.
     4.09 Absence of Undisclosed Liabilities. Except as provided in the ONB Financial Statements or in the ONB Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of ONB’s Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries’ business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of ONB or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $1,000,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, except where the aggregate amount due under such obligations, agreements, contracts, commitments, liabilities, leases or licenses would not have a Material Adverse Effect, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of ONB or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect.
     4.10 Title to Properties. (a) Except as described in this Section 4.10 or the ONB Disclosure Schedule, ONB or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the ONB Financial Statements as of June 30, 2010; good and marketable title to all personal property reflected in the ONB Financial Statements as of June 30, 2010, other than personal property disposed of in the ordinary course of business since June 30, 2010; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which ONB or any of its Subsidiaries purports to own or which ONB or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since June 30, 2010. All of such properties and assets are owned by ONB or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the ONB Disclosure Schedule; (ii) as specifically noted in reasonable detail in the ONB Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to ONB on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to ONB’s knowledge, leased by ONB or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by ONB or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.
     (b) With respect to all real property presently or formerly owned, leased or used by ONB or any of its Subsidiaries, to ONB’s knowledge, ONB, its Subsidiaries and each of the prior owners, have conducted their respective business in compliance with the Environmental Laws. There are no pending or, to the knowledge of ONB, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against ONB or any of its Subsidiaries with respect to the Environmental Laws, and to ONB’s knowledge there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances are required for the conduct of the business of ONB or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To ONB’s knowledge, neither ONB nor any of its Subsidiaries is the owner, or has been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To ONB’s knowledge, neither ONB nor any of its Subsidiaries has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.
     4.11 Adequacy of Reserves. The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the ONB Financial Statements are, in the judgment of management of ONB, adequate in all material respects under the requirements of GAAP to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.
     4.12 Employee Benefit Plans. With respect to the employee benefit plans, as defined in Section 3(3) of the ERISA, sponsored or otherwise maintained by ONB or any of its Subsidiaries which are intended to be tax-qualified under Section 401(a) of the Code (collectively, “ONB Plans”), all such ONB Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.
     4.13 Taxes, Returns and Reports. Except as set forth in the ONB Disclosure Schedule, each of ONB and its Subsidiaries has since January 1, 2006 (a) duly and timely filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). ONB has established, and shall establish in the Subsequent ONB Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the ONB Financial Statements adequate to cover all of ONB’s and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither ONB nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent ONB Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of ONB or its Subsidiaries, except as set forth on the ONB Disclosure Schedule. Except as set forth on the ONB Disclosure Schedule, to the knowledge of ONB, neither ONB nor any of its

Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth on the ONB Disclosure Schedule, no federal, state or local tax returns of ONB or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.
     4.14 Deposit Insurance. The deposits of Old National Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and ONB or Old National Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.
     4.15 Insurance. ONB has provided Monroe with a list and, if requested, a true, accurate and complete copy thereof, of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by ONB or any of its Subsidiaries on the date hereof or with respect to which ONB or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.
     4.16 Books and Records. The books and records of ONB are, in all material respects, complete, correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of ONB on a consolidated basis set forth in the ONB Financial Statements.
     4.17 Broker’s, Finder’s or Other Fees. Except for reasonable fees and expenses of ONB’s attorneys, accountants and investment bankers, all of which shall be paid by ONB at or prior to the Effective Time, and except as set forth in the ONB Disclosure Schedule, no agent, broker or other Person acting on behalf of ONB or under any authority of ONB is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.
     4.18 ONB Securities and Exchange Commission Filings. ONB has filed all SEC Reports required to be filed by it. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. ONB has made available to Monroe copies of all comment letters received by ONB from the SEC since January 1, 2006, relating to the SEC Reports, together with all written responses of ONB thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by ONB, and to the knowledge of ONB, none of the SEC Reports is the subject of any ongoing review by the SEC.
     4.19 Community Reinvestment Act. Old National Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

     4.20 Bank Secrecy Act. Neither ONB nor Old National Bank has been advised of any supervisory criticisms regarding their compliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
ARTICLE V.
COVENANTS OF MONROE
     Monroe covenants and agrees with ONB and covenants and agrees to cause its Subsidiaries to act as follows (and ONB covenants and agrees with Monroe as follows):
     5.01 Shareholder Approval. Monroe shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Monroe at the earliest possible reasonable date. Subject to Section 5.06 hereof, the Board of Directors of Monroe shall recommend to Monroe’s shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from Monroe’s shareholders.
     5.02 Other Approvals. (a) Monroe shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist ONB in procuring upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.
     (b) Monroe will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Monroe Disclosure Schedule and to which Monroe and ONB agree are material.
     (c) Any materials or information provided by Monroe to ONB for use by ONB in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.
     5.03 Conduct of Business. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Monroe will not, and will cause its Subsidiaries to not, without the prior written consent of ONB:
     (i) make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

     (ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 3.03 hereof;
     (iii) distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) each of the Subsidiaries may pay cash dividends to Monroe in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Monroe (including payments on Monroe’s subordinated debt obligations) and to provide funds for Monroe’s dividends to its shareholders in accordance with this Agreement, and (B) Monroe may pay to its shareholders its usual and customary cash dividend of no greater than $.01 per share for any quarterly period, provided that no dividend may be paid for the quarterly period in which the Merger is scheduled to be consummated or consummated if, during such period, Monroe shareholders will become entitled to receive dividends on their shares of ONB Common Stock received pursuant to this Agreement;
     (iv) redeem any of its outstanding shares of common stock;
     (v) merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other Person or enter into any other similar transaction not in the ordinary course of business;
     (vi) purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio and then only to the extent that such securities have a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services for corporate bonds;
     (vii) make, renew or otherwise modify any Loan, loan commitment, letter of credit or other extension of credit (individually, a “Loan” and collectively, “Loans”) to any Person if the Loan is an existing credit on the books of Monroe or any Subsidiary and classified as “Substandard,” “Doubtful” or “Loss” or such Loan is in an amount in excess of $250,000 and classified as “special mention” without the approval of ONB, or make, renew or otherwise modify any Loan or Loans if immediately after making a Loan or Loans, such Person would be directly indebted to Monroe or any Subsidiary in an aggregate amount in excess of $1,000,000 or, without approval of ONB, shall not make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $417,000 (except for any such Loan or Loans secured by an owner-occupied 1-4 single-family residence which Monroe Bank originates, underwrites in accordance with the secondary market standards and holds for sale into the secondary market, in which case such dollar threshold shall be $750,000) or in any event if such Loan does not conform with Monroe Bank’s Credit Policy Manual and exceeds 120 days to maturity if, in the case of any of the foregoing types of Loan or Loans, ONB shall object thereto within five (5) business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within five (5) business days after receipt of notice of such proposed Loan from Monroe or any Subsidiary shall be deemed as the approval of ONB to make such Loan or Loans;
     (viii) except as provided in the Disclosure Schedule and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $100,000 individually or $250,000 in the aggregate;
     (ix) make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Monroe or any Subsidiary to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by Monroe or any Subsidiary of government deposits and pledges or liens in connection with Federal Home Loan Bank (“FHLB”) borrowings;
     (x) except as contemplated by this Agreement, promote to a new position or increase the rate of compensation, or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Monroe or any Subsidiary, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Monroe or any Subsidiary;
     (xi) except as contemplated by this Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Monroe or any Subsidiary; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;
     (xii) amend, modify or restate Monroe’s or any of its Subsidiaries organizational documents from those in effect on the date of this Agreement and as delivered to ONB;
     (xiii) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or the assets (other than in the ordinary course consistent with past practice) of Monroe or any of its subsidiaries, or enter into any agreement or commitment relative to the foregoing;
     (xiv) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;
     (xv) issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of Monroe or any of its Subsidiaries;
     (xvi) except for obligations disclosed within this Agreement or the Monroe Disclosure Schedule, FHLB advances, Federal Funds purchased by Monroe Bank, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the Monroe Financial Statements or the Subsequent Monroe Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $100,000;
     (xvii) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, other than as disclosed in the Monroe Disclosure Schedule;
     (xviii) pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the Monroe Disclosure Schedule;
     (xix) change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax laws requirements, changes in GAAP or regulatory accounting principles or as required by Monroe’s independent auditors or its regulatory authorities;
     (xx) change in any material respects its underwriting, operating, investment or risk management or other similar policies of Monroe or any of its Subsidiaries except as required by applicable law or policies imposed by any regulatory authority or governmental entity;
     (xxi) make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes; or
     (xxii) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(vii) hereof and legal, accounting and fees related to the Merger) requiring payments by Monroe or any of its Subsidiaries which exceed $100,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.
     (b) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of Monroe and its Subsidiaries shall: (i) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (iii) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; (v) timely file all SEC Reports; and (vi) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on Monroe.
     5.04 Insurance. Monroe and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by Monroe or its Subsidiaries as of the date of this Agreement.
     5.05 Accruals for Loan Loss Reserve and Expenses. (a) Prior to the Effective Time, Monroe shall and shall cause its Subsidiaries to make, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as Monroe and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.
     (b) Monroe recognizes that ONB may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP), from and after the date hereof Monroe shall consult and cooperate in good faith with ONB with respect to conforming the loan and accounting policies and practices of Monroe to those policies and practices of ONB for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from ONB to Monroe, based upon such consultation and subject to the conditions in Section 5.05(d).
     (c) Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP), Monroe shall consult and cooperate in good faith with ONB with respect to determining, as reasonably specified in a written notice from ONB to Monroe, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of Monroe’s expenses of the Merger.
     (d) Subject to applicable law (including without limitation the rules and regulations of the SEC, applicable banking laws and regulations and GAAP), Monroe shall consult and cooperate in good faith to (i) make such conforming entries to conform the loan and accounting policies and practices of Monroe to the policies and practices of ONB as contemplated in Section 5.05(b) above and (ii) recognize Monroe’s expenses of the Merger for financial accounting and/or income tax reporting purposes at such times as are reasonably requested in writing by ONB as contemplated in Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after ONB acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Monroe that ONB will at the Effective Time deliver to Monroe the certificate contemplated in Section 7.02(g).
     (e) Monroe’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken on account of Section 5.05(d).
     5.06 Acquisition Proposals. (a) Monroe will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Howe Barnes) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal (as defined below). During the period from the date of this Agreement through the Effective Time, Monroe shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which Monroe or any of its Subsidiaries is a party (other than any involving ONB).
     (b) Except as permitted in this Section 5.06, Monroe shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Howe Barnes) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by Monroe’s shareholders, if Monroe receives a bona fide Acquisition Proposal that the Monroe Board of Directors determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) that was not solicited after the date hereof and did not otherwise result from a breach of Monroe’s obligations under this Section 5.06, Monroe may furnish, or cause to be furnished, non-public information with respect to Monroe and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to ONB prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the Monroe Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to Monroe’s shareholders under applicable law and (B) prior to taking such action, Monroe has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal that contains a standstill agreement on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06 by any representative (including Howe Barnes) of Monroe or its Subsidiaries shall be a breach of this Section 5.06 by Monroe.
     (c) Neither the Monroe Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to ONB or propose to withdraw or modify in a manner adverse to ONB (or take any action inconsistent with) the recommendation by such Monroe Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an “Adverse Recommendation Change”), or (ii) cause or permit Monroe or Monroe Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Acquisition Agreement”) constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)). Notwithstanding the foregoing, at any time prior to the special meeting of Monroe’s shareholders to approve the Merger, the Monroe Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change, provided, that the Monroe Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of Monroe under applicable Law, and provided, further, that the Monroe Board of Directors may not effect such an Adverse Recommendation Change unless (A) the Monroe Board shall have first provided prior written notice to ONB (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five business day period) and (ii) ONB does not make, within five business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Monroe Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the Monroe Board’s fiduciary duties to the shareholders of Monroe under applicable law. Monroe agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, Monroe and its officers, directors and representatives shall negotiate in good faith with ONB and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by ONB.
     (d) In addition to the obligations of Monroe set forth in paragraphs (a), (b) and (c) of this Section 5.06, Monroe shall as promptly as possible, and in any event within two business days after Monroe first obtains knowledge of the receipt thereof, advise ONB orally and in writing of (i) any Acquisition Proposal or any request for information that Monroe reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry Monroe reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such

Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to Monroe any offer, material change, modification or development to a previously made offer, letter of intent or any other material development, Monroe (or its outside counsel) shall (A) advise and confer with ONB (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide ONB with true, correct and complete copies of any document or communication related thereto.
     (e) Nothing contained in this Section 5.06 shall prohibit Monroe from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or from making any other disclosure to its shareholders or in any other regulatory filing if, in the good faith judgment of the Monroe Board of Directors, after consultation with its outside counsel, failure to so disclose would be reasonably likely to result in a breach of their or Monroe’s obligations under applicable law.
     (f) For purposes of this Agreement, “Acquisition Proposal” shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of Monroe and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of Monroe or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of Monroe or any of its Subsidiaries; (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Monroe, Monroe Bank or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of Monroe, Monroe Bank, or any of Monroe’s other Subsidiaries or of any resulting parent company of Monroe or Monroe Bank; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that could reasonably be expected to dilute materially the benefits to ONB of the transactions contemplated hereby, other than the transactions contemplated hereby. For purposes of this Section 5.06, a “Person” shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.
     (g) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal (but changing the references to “20% or more” in the definition of “Acquisition Proposal” to “50% or more”) that the Monroe Board determines in good faith (after having received the advice of its financial advisors), to be (i) more favorable to the shareholders of Monroe from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by ONB in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.
     5.07 Press Releases. Unless prior notice and comment is not possible or practicable as the result of applicable law or any listing or exchange rule, neither Monroe nor ONB will issue any press or news releases or make any other public announcements or disclosures relating to the Merger without providing a final copy of such press or news release to the other party and providing such party with a reasonable opportunity to comment on such press or news release.
     5.08 Material Changes to Disclosure Schedules. Monroe shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the Monroe Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Monroe Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Monroe contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the Monroe Disclosure Schedule unless ONB shall have first consented in writing with respect thereto.
     5.09 Access; Information. (a) ONB and Monroe, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. ONB and Monroe, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of Monroe or ONB or either of their Subsidiaries. Upon request, Monroe and ONB will furnish the other party or its representatives or agents, their attorneys’ responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by ONB or Monroe which has been or is developed by the other party, its auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by the other party of any claim of attorney-client privilege), and will permit ONB or Monroe or their representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Monroe or ONB, as applicable, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to ONB or Monroe or its representatives or agents, as applicable. No investigation by ONB or Monroe shall affect the representations and warranties made by Monroe or ONB herein. Any confidential information or trade secrets received by ONB, Monroe or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by ONB or Monroe, as applicable, or at ONB’s or Monroe’s request, returned to ONB or Monroe, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof. Additionally, any confidential information or trade secrets received by ONB or Monroe, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.09 hereof). This Section 5.09 will not require the disclosure of any information to ONB or Monroe which would be prohibited by law. The ability of ONB or Monroe to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 5.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, ONB and Monroe (and each employee, representative or agent of ONB and Monroe) may disclose to any and all Persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. § 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to ONB or Monroe relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and ONB and Monroe shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (a) the date of the public announcement of discussions relating to any of the transactions contemplated hereby, (b) the date of the public announcement of any of the transactions contemplated hereby or (c) the date of the execution of an agreement, with or without conditions, to enter into any of the transactions contemplated hereby.
     (b) Beginning on the date of this Agreement, the President of ONB, or his designees, shall be entitled to receive notice of and to attend all regular and special meetings of the Board of Directors and all committees of Monroe and any of its Subsidiaries, including, without limitation, the loan committee, investment committee, the executive committee, the Personnel committee, and any other committee of Monroe or its Subsidiaries, except that any such Persons shall be excluded from the portion of any meeting where this Agreement, the transactions contemplated by this Agreement, or an Acquisition Proposal are being discussed.
     5.10 Financial Statements. As soon as reasonably available after the date of this Agreement, Monroe will deliver to ONB any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of Monroe prepared for its internal use, Monroe Bank’s Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, “Subsequent Monroe Financial Statements”). The Subsequent Monroe Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year end adjustments). The Subsequent Monroe Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect. As soon as internally available after the date of this Agreement, ONB will deliver to Monroe any additional audited consolidated financial statements which have been prepared on its behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of ONB (collectively, “Subsequent ONB Financial Statements”). The Subsequent ONB Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year end adjustments). The Subsequent ONB Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.
     5.11 Environmental. (a) If requested by ONB, Monroe will cooperate with an environmental consulting firm designated by ONB in connection with the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by Monroe or any of its Subsidiaries as of the date of this Agreement, and any real property acquired or leased by Monroe or any of its Subsidiaries after the date of this Agreement. ONB shall be responsible for the costs of the phase ones and, if any phase twos are determined to be advisable by the environmental consulting firm, Monroe and ONB shall each be responsible for 50% of the costs of the phase twos.
     (b) If the environmental consultant’s good faith estimate, based upon the results of the environmental studies and other diligence conducted by the environmental consultant, of the dollar amount, if any, that Monroe and its Subsidiaries would be required to expend under applicable Environmental Laws for clean-up, remediation and penalties relating to pollutants, contaminants, wastes, toxic substances, petroleum, petroleum products and any other materials regulated under the Environmental Laws with respect to Monroe or its Subsidiaries owned or leased real properties or any adjoining properties, is in excess of $1.5 million, then ONB shall have the right to terminate this Agreement pursuant to Section 8.01(c)(iv), which termination shall be ONB’s sole remedy in such event.
     5.12 Governmental Reports and Shareholder Information. Promptly upon its becoming available, Monroe shall furnish to ONB one (1) copy of each financial statement, report, notice, or proxy statement sent by Monroe to any Governmental Authority or to Monroe’s shareholders generally and of each SEC Report filed by Monroe, and of any order issued by any Governmental Authority in any proceeding to which Monroe is a party. For purposes of this Agreement, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

     5.13 Adverse Actions. Monroe shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.
     5.14 Employee Benefits. Except as contemplated by Section 6.03(j) hereof, neither the terms of Section 6.03 hereof nor the provision of any employee benefits by ONB or any of its Subsidiaries to employees of Monroe or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Monroe or any of its Subsidiaries; or (b) prohibit or restrict ONB or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.
     5.15 Termination of Thrift Plan. Prior to the Effective Time:
     (a) Monroe, by resolution of its directors, shall terminate the Monroe Bancorp Thrift Plan (the “Thrift Plan”) as of the day before the Effective Time. The account balances of the Thrift Plan participants, including any alternate payees or beneficiaries of deceased participants, including any accrued but unpaid contributions, as determined by the Thrift Plan administrator, shall thereafter be distributed or otherwise transferred in accordance with the applicable plan termination provisions of the Thrift Plan, as soon as administratively feasible following the plan termination date.
     (b) Monroe shall continue to make all non-discretionary employer contributions which it is required to make to the Thrift Plan, including elective deferral contributions of those Thrift Plan participants who are employed by Monroe or its Subsidiaries. In addition, Monroe shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to Monroe as described in ERISA Sec. 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Thrift Plan.
     5.16 Transition of Monroe ESOP.
     (a) Monroe shall continue to make employer contributions to the Monroe Bancorp Employee Stock Ownership Plan (the “Monroe ESOP”) for each plan year quarter ending on or before the Effective Time, provided such contributions are comparable in amount, on a prorated basis, to past employer contributions to the Monroe ESOP. In the event the amount of such contributions is insufficient to enable the Monroe ESOP trustee to pay principal and interest on any Exempt Loan (as defined in the Monroe ESOP) as they are due, Monroe shall either (i) direct the Monroe ESOP trustee to sell a sufficient number of unallocated shares of Employer Securities held by the trustee and to apply the proceeds of such sale in satisfaction of such principal and interest then due, or (ii) make a supplemental contribution to the Monroe ESOP sufficient in amount to enable the Monroe ESOP trustee to pay such principal and interest.

     (b) In addition, Monroe shall take, or cause to be taken, all actions necessary to cause the fiduciaries of the Monroe ESOP to take all of the following actions:
(i)	Retain the services of a qualified, independent fiduciary for purposes of implementing the responsibilities set forth in sub-sections (b)(ii)—(b)(v) of this Section 5.16.

(ii)	Implement a written confidential pass through voting procedure pursuant to which the participants under the Monroe ESOP and their beneficiaries shall direct the trustee under the Monroe ESOP to vote the shares of Monroe Common Stock allocated to their Monroe ESOP accounts with respect to the Merger.

(iii)	Provide the Monroe ESOP participants and their beneficiaries with a written notice regarding the existence of and provisions for such confidential pass through voting procedures, as well as the same written materials to be provided to the shareholders of Monroe in connection with the Merger.

(iv)	Obtain a written opinion, if required by the independent fiduciary, from a qualified, independent financial advisor to the effect that the shares of ONB common stock to be received by the Monroe ESOP in the Merger in exchange for the shares of Monroe Common Stock will constitute “adequate consideration” as defined in Section 3(18) of ERISA, and that the Merger, including the disposition of the Monroe ESOP in connection therewith, is fair to the Monroe ESOP and its participants from a financial point of view. The identity of the financial advisor and the contents of its written opinion referred to in the preceding sentence must be acceptable in form and content to ONB and its counsel.

(v)	Take any and all additional actions necessary to satisfy the requirements of ERISA applicable to the Monroe ESOP fiduciaries in connection with the Merger.
     (c) As soon as administratively feasible after the Effective Time, the Monroe ESOP shall be merged with and into the ONB ESOP.
     5.17 Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans.
     (a) All fully insured welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or “cafeteria,” plans currently sponsored by Monroe shall continue as separate plans after the Effective Time, until such time as ONB determines, in its sole discretion, that it will terminate any or all of such plans.
     (b) As of the Effective Time Monroe shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to ONB and to provide ONB all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist ONB in the administration of such plans.

     (c) From the date of this Agreement through the Effective Time Monroe shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under Monroe’s fully insured welfare benefit plans; and (ii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from compensation.
     (d) As of the date of any future termination of the Monroe cafeteria plan, the balances in the health and dependent care flexible spending accounts thereunder shall be transferred to the ONB cafeteria plan. Benefit and compensation deferral elections in effect at that time shall be continued under the ONB cafeteria plan, subject to subsequent changes as provided in the ONB plan. All benefit payments related to the transferred balances shall be made in accordance with the ONB cafeteria plan.
     5.18 Continuation of Non-Qualified Deferred Compensation Plans. From the date of this Agreement through the Effective Time, Monroe and its Subsidiaries shall continue to allow participants under (i) the Monroe Bancorp Directors’ 2005 Deferred Compensation Plan, (ii) the Monroe Bancorp Directors’ Deferred Compensation Plan (as Amended and Restated Effective January 1, 1999), (iii) the Monroe Bancorp Executives’ 2005 Deferred Compensation Plan and (iv) the Monroe Bancorp Executives’ Deferred Compensation Plan (as Amended and Restated Effective January 1, 1999) (collectively the “Monroe Non-Qualified Deferred Compensation Plans”) to elect to defer the receipt of compensation pursuant to the provisions of such plans. From and after the Effective Time, no further deferrals shall be permitted under the Monroe Non-Qualified Deferred Compensation Plans. Prior to the Effective Time, Monroe shall provide ONB all financial, enrollment, investment, deferral election and other information related to the Monroe Non-Qualified Deferred Compensation Plans and any related grantor (or rabbi) trusts to assist ONB in the subsequent administration of such plans and trusts.
     5.19 Prohibition Against Further Stock Option Grants. From and after the date of this Agreement Monroe shall not award any additional grants or awards of any kind under either the 1999 Directors’ Stock Option Plan of Monroe Bancorp or the 1999 Management Stock Option Plan of Monroe Bancorp (collectively the “Monroe Stock Option Plans”).
     5.20 Dividend Reinvestment Plan. Monroe shall terminate the Monroe Bancorp Dividend Reinvestment and Common Stock Purchase Plan effective no later than the Effective Time.
     5.21 Short-Swing Trading Exception. Monroe’s Board of Directors shall adopt such resolutions as are necessary to cause any shares of Monroe Common Stock owned by executive officers and directors of Monroe and canceled in the Merger to qualify for the exemptions provided in Rule 16b-3(d) under the 1934 Act.
     5.22 Subordinated Debentures. Upon the Effective Time, ONB shall assume all of the obligations of Monroe under the Indenture dated July 17, 2009 (the “2009 Indenture”) between Monroe and Wells Fargo Bank, National Association, as Trustee, relating to the $13,000,000 in principal amount of 10.0% Redeemable Subordinated Debentures due 2019, as required by Article V of the 2009 Indenture. In connection therewith, ONB shall execute and deliver any supplemental indenture, and the parties hereto shall provide any opinions of counsel to the trustee thereof, required to make such assumption effective.

     5.23 Trust Preferred Securities. Upon the Effective Time, ONB shall assume the due and punctual performance and observance of the covenants and conditions to be performed by Monroe under (a) the Indenture dated July 24, 2006 (the “2006 Indenture”) between Monroe and Wells Fargo Bank, National Association, as Trustee, relating to Junior Subordinated Debt Securities due October 7, 2036 (the “2036 Debt Securities”), and (b) the Indenture dated March 20, 2007 (the “2007 Indenture”) between Monroe and U.S. Bank National Association, as Trustee, relating to Junior Subordinated Debt Securities due June 15, 2037 (the “2037 Debt Securities,” and together with the 2036 Debt Securities, the “Debt Securities”), and the due and punctual payments of the principal of and premium, if any, and interest on the Debt Securities, as required by Article XI of each of the 2006 Indenture and 2007 Indenture. In connection therewith, ONB shall execute and deliver any supplemental indentures, and the parties hereto shall provide any opinions of counsel to the applicable trustees thereof, required to make such assumptions effective.
     5.24 Monroe Bank. Prior to the Effective Time, Monroe shall, and cause Monroe Bank to, cooperate with ONB and take such action as reasonably necessary to (i) reconstitute the directors and officers of Monroe Bank as of the Effective Time to be the same as the directors and officers of Old National Bank at the Effective Time; and (ii) if requested by ONB, amend the Articles of Incorporation and By-Laws of Monroe Bank as of the Effective Time.
     5.25 Written Opinion of Financial Advisor. Monroe shall receive within ten (10) days of this Agreement the written fairness opinion of Howe Barnes that the Exchange Ratio is fair to the shareholders of Monroe from a financial point of view.
ARTICLE VI.
COVENANTS OF ONB
     ONB covenants and agrees with Monroe as follows:
     6.01 Approvals. ONB shall have primary responsibility of the preparation, filing and costs of all bank regulatory applications require for consummation of the Merger, and shall file such applications as promptly as practicable and in the most expeditious manner practicable, and in any event, within thirty (30) days after the execution of this Agreement. ONB shall provide to Monroe’s counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. ONB shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to ONB, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.
     6.02 SEC Registration. (a) ONB shall file with the SEC as promptly as practicable and in the most expeditious manner practicable a Registration Statement on an appropriate form under the 1933 Act covering the shares of ONB Common Stock to be issued pursuant to this Agreement and shall use its best reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement.” The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to ONB and Monroe, prepared for use in connection with the meeting of shareholders of Monroe referred to in Section 5.01 hereof, all in accordance with the rules and regulations of the SEC. ONB shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of ONB Common Stock.
     (b) Any materials or information provided by ONB for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.
     (c) ONB will use reasonable best efforts to list for trading on NYSE (subject to official notice of issuance) prior to the Effective Time, the shares of ONB Common Stock to be issued in the Merger.
     6.03 Employee Benefit Plans.
     (a) ONB shall make available to the officers and employees of Monroe or any Subsidiary who continue as employees of Monroe or any Subsidiary after the Effective Time (“Continuing Employees”), substantially the same employee benefits, including severance benefits, on substantially the same terms and conditions as ONB offers to similarly situated officers and employees. Continuing Employees will receive credit for prior service with Monroe or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of ONB and its Subsidiaries. To the extent that ONB determines, in its sole discretion, that Monroe’s employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in ONB’s employee benefit plans as soon as reasonably practicable after termination, and shall not be subject to any waiting periods or additional pre-existing condition limitations under the health and dental plans of ONB or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of Monroe. To the extent that the initial period of coverage for Continuing Employees under any such ONB employee benefit plans is not a full 12-month period of coverage, Continuing Employees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding Monroe plan during the balance of such 12-month period of coverage.
     (b) As of the Effective Time, subject to applicable law and the requirements of the Old National Bancorp Employee Stock Ownership and Savings Plan (“ONB KSOP”), ONB shall amend as necessary the ONB KSOP so that, (i) from and after the Effective Time, Continuing Employees will accrue benefits pursuant to the ONB KSOP, and (ii) Continuing Employees participating in the ONB KSOP shall receive credit for eligibility and vesting purposes, for the service of such employees with Monroe and its Subsidiaries or their predecessors prior to the Effective Time, as if such service were with ONB or its Subsidiaries.

     (c) In accordance with Section 6.03(a) hereof, after the Effective Time, ONB shall continue to maintain all fully insured employee welfare benefit, and cafeteria, plans currently in effect at the Effective Time, until such time as ONB determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan’s claim submission procedures and deadlines.
     (d) If the Effective Time is on or before December 31, 2010: (i) Monroe’s vacation policy shall terminate as of December 31, 2010; (ii) all Continuing Employees shall be subject to ONB’s vacation policy as of January 1, 2011; and (iii) in determining the vacation benefits to which each Continuing Employee is entitled under ONB’s vacation policy, credit shall be given thereunder for prior service years as described in Section 6.03(a) above. If the Effective Time is after December 31, 2010: (iv) Monroe’s vacation policy shall terminate as of the last day of the calendar month in which occurs the Effective Time; (v) all Continuing Employees shall be subject to ONB’s vacation policy as of the first day of the calendar month next following the Effective Time (the “Vacation Determination Date”); (vi) as of the Vacation Determination Date, and solely for the calendar year in which occurs the Vacation Determination Date, each Continuing Employee shall be entitled under ONB’s vacation policy to vacation benefits equal to the sum of (A) the pro-rata portion, both accrued and unused, as of the Vacation Determination Date of the annual amount of vacation benefits to which such Continuing Employee is entitled for such calendar year under Monroe’s vacation policy, in effect as of the Effective Time, and (B) the pro-rata portion as of the Vacation Determination Date of the annual amount of vacation benefits to which such Continuing Employee is entitled for the remainder of such calendar year under ONB’s vacation policy in effect for such calendar year; (vii) for each calendar year subsequent to the calendar year in which occurs the Vacation Determination Date, each Continuing Employee shall be entitled under ONB’s vacation policy to vacation benefits as determined thereunder; and (viii) in computing the vacation benefits to which a Continuing Employee is entitled under ONB’s vacation policy for purposes of clauses (vi) and (vii) of this sub-section, credit shall be given thereunder for prior service years as described in Section 6.03(a) above.
     (e) After the Effective Time, mileage for Continuing Employees’ business-related travel shall be reimbursed according to ONB’s reimbursement policy for mileage, consistent with the applicable provisions of the Code.
     (f) After the Effective Time, Monroe’s sick time policy shall terminate and all Continuing Employees shall be subject to ONB’s sick time policy. Notwithstanding the foregoing, all accrued and unpaid sick time of employees of Monroe and its Subsidiaries at the Effective Time, up to but not beyond one hundred and sixty (160) hours per Continuing Employee, shall be carried over to ONB’s sick time policy.
     (g) At the Effective Time, ONB shall assume all obligations under the Monroe Non-Qualified Deferred Compensation Plans in existence at the Effective Time. After the Effective Time, ONB shall continue to maintain and administer, in accordance with the provisions thereof, the Monroe Non-Qualified Deferred Compensation Plans until such time as all benefits accrued thereunder have been paid or distributed to the participants or beneficiaries of such plans in accordance with the benefit payment provisions thereof.

     (h) After the Effective Time, ONB shall continue to maintain and administer, in accordance with the provisions thereof, the Monroe Stock Option Plans until such time as all options granted or awarded thereunder as of the Effective Time have been exercised or lapse, whichever occurs first.
     (i) Until the Effective Time, Monroe or a Subsidiary of Monroe, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA (“COBRA”) for eligible employees who incur a qualifying event before the Effective Time. ONB or an ONB Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of Monroe or a Subsidiary of Monroe who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of Monroe or a Subsidiary of Monroe who incurs a qualifying event before the Effective Time.
     (j) ONB shall, on or before the Effective Time, enter into a Severance and Change of Control Agreement with Mark D. Bradford in the form of Exhibit 6.03(j) hereof.
     (k) Notwithstanding any contrary provision of ONB’s Severance Pay Plan (the “Severance Policy”), for purposes of calculating the severance benefits payable under the Severance Policy: (i) each Monroe Employee shall be given full credit for prior years of employment with Monroe or a Subsidiary of Monroe; (ii) the pay rate for Gordon M. Dyott, Christopher G. Tietz, R. Scott Walters, and J. Scot Davidson (each a “Monroe Executive”), should any of them be entitled to severance benefits thereunder after the Effective Time, shall be equal to the greater of their respective rates of pay effective on January 1, 2010, or as of the date of their respective termination; and (iii) each Monroe Executive, should any of them be entitled to severance benefits thereunder after the Effective Time, shall receive severance of no less than one year of salary at the greater of the rate effective on January 1, 2010, or the rate effective as of the date of their respective termination.
     (l) At the Effective Time, the compensation for the Monroe Executives and the senior management of Monroe Bank listed in the Monroe Disclosure Schedule will be increased to no less than the levels of such compensation as set forth in the Monroe Disclosure Schedule.
     (m) ONB shall authorize the payment of and pay retention bonuses upon reaching certain milestones to selected employees of Monroe identified by ONB and Monroe, in amounts to be agreed to by Monroe and ONB; provided, however, that the aggregate cost of the retention bonuses shall not exceed the amount set forth on the ONB Disclosure Schedule.
     6.04 Adverse Actions. ONB shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.02(b), (b) any of the conditions to the Merger set forth in Article VII not being satisfied, (c) a material violation of any provision of this Agreement or (d) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

     6.05 D&O Insurance. ONB shall cause the individuals serving as officers and directors of Monroe and Monroe Bank immediately before the Effective Time to be covered for a period of three (3) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Monroe (provided that ONB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time; provided, further, that in no event shall ONB be required to expend pursuant to this Section 6.05 more than an amount per year equal to 150% of the annual premiums paid by Monroe as of the Effective Time for such insurance; provided, however, that if the cost exceeds such limit, ONB shall use its reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.
     6.06 Short-Swing Trading Exemption. Prior to the Closing Date, the Board of Directors of ONB shall adopt such resolutions as necessary to cause any shares of ONB Common Stock to be received by executive officers and directors of Monroe as part of the Merger Consideration to qualify for the exemptions provided in Rule 16b-3(d) under the 1934 Act.
     6.07 Material Changes to ONB Disclosure Schedules. ONB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the ONB Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the ONB Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of ONB contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the ONB Disclosure Schedule unless Monroe shall have first consented in writing with respect thereto.
     6.08 Governmental Report and Shareholder Information. Promptly upon its becoming publicly available, ONB shall furnish to Monroe one (1) copy of each financial statement, report, notice, or proxy statement sent by ONB to any Governmental Authority or to ONB’s shareholders generally and of each SEC Report filed by ONB with the SEC or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which ONB is a party.
ARTICLE VII.
CONDITIONS PRECEDENT TO THE MERGER
     7.01 ONB. The obligation of ONB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by ONB:
     (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Monroe contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of Monroe, except for Section 3.03(a) hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of Monroe, has had or would result in a Material Adverse Effect on Monroe.
     (b) Covenants. Each of the covenants and agreements of Monroe shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.
     (c) Deliveries at Closing. ONB shall have received from Monroe at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to ONB, set forth in Section 10.02(b) hereof.
     (d) Registration Statement Effective. ONB shall have registered its shares of ONB Common Stock to be issued to shareholders of Monroe in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.
     (e) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (“Regulatory Approvals”) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of ONB reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on Monroe or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that ONB would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
     (f) Shareholder Approval. The shareholders of Monroe shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.
     (g) Officers’ Certificate. Monroe shall have delivered to ONB a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of Monroe contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of Monroe have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Monroe has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.
     (h) Tax Opinion. The Board of Directors of ONB shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to ONB, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of Monroe, except with respect to cash received by the shareholders of Monroe for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.
     (i) 280G Opinion. ONB shall have received a letter of tax advice, in a form satisfactory to ONB and at its expense, from Monroe’s outside, independent certified public accountants to the effect that any amounts that are paid by Monroe before the Effective Time, or required under Monroe’s Plans or this Agreement to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of Monroe, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.
     (j) Material Proceedings. None of ONB, Monroe, or either of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.
     (k) Listing. The shares of ONB Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (l) Delinquent Loans. As of the Computation Date, Monroe shall not hold Monroe Delinquent Loans in an amount in excess of $76.72 million.
     (m) Monroe Consolidated Shareholders’ Equity. As of the end of the month prior to the Effective Time, the Monroe Consolidated Shareholders’ Equity (as such term is defined below), shall not be less than $50.64 million. “Monroe Consolidated Shareholders’ Equity” shall be the consolidated shareholders’ equity of Monroe as of the Computation Date, determined in accordance with GAAP, to which shall be added the following amounts (which amounts shall also be calculated in accordance with GAAP): (i) any accruals, reserves or charges taken by Monroe as a result of the anticipated termination of the Kirchman Bankway License Agreement dated January 1, 2004, as amended thereafter, between Monroe Bank and the Fidelity National Information Services, Inc. (successor to Kirchman Corporation) as of the Effective Time, (ii) any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Agreement, (iii) any accruals, reserves or charges taken by Monroe at the request of ONB pursuant to Section 5.05 hereof, and (iv) $1,000,000, representing the estimated built-in gains on Monroe Bank’s parking lots located at 302 E. Kirkwood Avenue and 1120 S. Lincoln in Bloomington, Indiana.

     7.02 Monroe. The obligation of Monroe to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Monroe:
     (a) Representations and Warranties at Effective Time. Each of the representations and warranties of ONB contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of ONB shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of ONB, has had or would result in a Material Adverse Effect on ONB.
     (b) Covenants. Each of the covenants and agreements of ONB shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.
     (c) Deliveries at Closing. Monroe shall have received from ONB at the Closing the items and documents, in form and content reasonably satisfactory to Monroe, listed in Section 10.02(a) hereof.
     (d) Registration Statement Effective. ONB shall have registered its shares of ONB Common Stock to be issued to shareholders of Monroe in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ONB. The Registration Statement with respect thereto shall have been declared effective by the ONB and no stop order shall have been issued or threatened.
     (e) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.
     (f) Shareholder Approvals. The shareholders of Monroe shall have approved and adopted this Agreement as required by applicable law and such entity’s Articles of Incorporation.
     (g) Officers’ Certificate. ONB shall have delivered to Monroe a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of ONB contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of ONB have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) ONB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

     (h) Tax Opinion. The Board of Directors of Monroe shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to Monroe, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of Monroe, except with respect to cash received by the shareholders of Monroe for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.
     (i) Listing. The shares of ONB Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (j) Material Proceedings. None of ONB, Monroe, or any Subsidiary of ONB or Monroe, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.
ARTICLE VIII.
TERMINATION OF MERGER
     8.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:
     (a) by the mutual written consent of ONB and Monroe;
     (b) by either of Monroe or ONB by written notice to the other:
     (i) if the Agreement and the Merger are not approved by the requisite vote of the shareholders of Monroe at the meeting of shareholders of Monroe contemplated in Section 5.01;
     (ii) if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable; or

     (iii) if the consummation of the Merger shall not have occurred on or before April 30, 2011 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(iii) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;
     (c) by written notice from ONB to Monroe, if:
     (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;
     (ii) Monroe breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by Monroe within 20 business days after Monroe’s receipt of written notice of such breach from ONB;
     (iii) there has been a Material Adverse Effect on Monroe on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or
     (iv) ONB elects to exercise its right to terminate pursuant to Section 5.11.
     (d) by written notice from Monroe to ONB if:
     (i) any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;
     (ii) ONB breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by ONB within 20 business days after ONB’s receipt of written notice of such breach from Monroe; or
     (iii) there has been a Material Adverse Effect on ONB on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement.
     (e) by written notice of ONB to Monroe:
     (i) if the Monroe Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus;

     (ii) in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;
     (iii) if the Monroe Board shall approve any Acquisition Proposal or publicly recommend that the holders of Monroe Common Stock accept or approve any Acquisition Proposal; or
     (iv) if Monroe shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal.
     (f) by written notice by ONB to Monroe if a quorum could not be convened at the meeting of shareholders of Monroe contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date.
     (g) by written notice by Monroe to ONB if, and only if both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:
(1)	The ONB Market Value on the Determination Date is less than $8.38; and

(2)	the number obtained by dividing the ONB Market Value by the Initial ONB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;
subject, however, to the following three sentences. If Monroe elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to ONB. During the five business day period commencing with its receipt of such notice, ONB shall have the option to increase the Merger Consideration to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial ONB Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the ONB Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial ONB Market Value by the ONB Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five business day period, ONB delivers written notice to Monroe that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies Monroe of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:
     “Determination Date” shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).”

     “Final Index Price” means the average of the daily closing value of the Index for the five consecutive trading days immediately preceding the Determination Date.”
     “Index” means the Nasdaq Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the Nasdaq Bank Index.
     “Index Ratio” means the Final Index Price divided by the Initial Index Price.
     “Initial ONB Market Value” means $10.47, adjusted as indicated in the last sentence of this Section 8.01(g).
     “Initial Index Price” means the closing value of the Index on the date of this Agreement.
     “ONB Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of ONB Common Stock as reported on the NYSE for the ten consecutive trading days immediately preceding such specified date.
     If ONB or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(g).
     8.02 Effect of Termination. (a) Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of ONB or Monroe and each of their respective directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in this Section 8.02 and Section 11.11, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02(a), except for the fees payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.
     (b) Monroe shall pay to ONB an amount in cash equal to $3,000,000 (the “Termination Fee”) if:
     (i) this Agreement is terminated by ONB pursuant to Section 8.01(e); or

     (ii) this Agreement is terminated by either party pursuant to Section 8.01(b)(i) as a result of the failure of Monroe’s shareholders to approve the Agreement and the Merger by the requisite vote or by ONB pursuant to Section 8.01(f) and, in each case, prior to the date that is twelve months after such termination Monroe or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated (regardless of whether such Acquisition Proposal is made or consummated before or after termination of this Agreement); or
     (iii) this Agreement is terminated by either Monroe or ONB pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve months after such termination, Monroe or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.
     (c) Any fee due under Section 8.02(b) shall be paid by Monroe by wire transfer of same day funds:
     (i) in the case of Section 8.02(b)(i), concurrently with such termination; and
     (ii) in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date Monroe enters into such Acquisition Agreement or consummates such Acquisition Proposal.
     (d) In the event that Monroe owes the Termination Fee and/or fees and expenses to ONB pursuant Sections 8.02(b), then the payment of such amounts shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages. Monroe acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, ONB would not have entered into this Agreement. Accordingly, if Monroe fails promptly to pay the amounts due pursuant to this Section 8.02, and, in order to obtain such payment, ONB commences a suit that results in a judgment against Monroe for the amounts set forth in this Section 8.02, Monroe shall pay to ONB its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the national prime rate in effect on the date such payment was required to be made.
ARTICLE IX.
EFFECTIVE TIME OF THE MERGER
     Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time (the “Closing Date”) specified in the Articles of Merger of ONB and Monroe as filed with the Indiana Secretary of State (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the last business day of the month following (a) the fulfillment of all conditions precedent to the Merger set forth in Article VII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger; provided, however, if the requirements of clauses (a) and (b) of the preceding sentence have been satisfied as of December 31, 2010, then the Effective Time will occur on December 31, 2010.
ARTICLE X.
CLOSING
     10.01 Closing Date and Place. So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place at the Effective Time at a location to be reasonably determined by ONB.
     10.02 Deliveries. (a) At the Closing, ONB will deliver to Monroe the following:
          (i) the officers’ certificate contemplated by Section 7.02(g) hereof;
          (ii) copies of all approvals by government regulatory agencies necessary to consummate the Merger;
          (iii) copies of the resolutions adopted by the Board of Directors of ONB certified by the Secretary of ONB relative to the approval of this Agreement and the Merger;
          (iv) the tax opinion required by Section 7.01(h) hereof; and
          (v) such other documents as Monroe or its legal counsel may reasonably request.
     (b) At the Closing, Monroe will deliver to ONB the following:
          (i) the officers’ certificate contemplated by Section 7.01(g) hereof;
          (ii) copies of the resolutions adopted by the Board of Directors and shareholders of Monroe certified by the Secretary of Monroe relative to the approval of this Agreement and the Merger;
          (iii) the opinion required by Section 7.01(i) hereof;
          (iv) the tax opinion required by Section 7.02(h) hereof;
          (v) a certification of the Monroe Delinquent Loans by an officer of Monroe;
          (vi) a certification of the Monroe Consolidated Shareholders Equity as of the end of the month prior to the Effective Time from Monroe’s outside, independent certified public accountants; and
          (vii) other documents as ONB or its legal counsel may reasonably request.

ARTICLE XI.
MISCELLANEOUS
     11.01 Effective Agreement. This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, except for Sections 1.01(b) and 11.08 hereof, other than the right of Monroe, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.
     11.02 Waiver; Amendment. (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.
     (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.
     11.03 Notices. All notices, requests and other communications hereunder will be in writing (which will include telecopier communication) and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

If to ONB:	with a copy to (which will not constitute notice):

Old National Bancorp	Krieg DeVault LLP
One Main Street	One Indiana Square
Evansville, Indiana 47708	Suite 2800
ATTN: Jeffrey L. Knight, Executive	Indianapolis, Indiana 46204
Vice President, Corporate Secretary	ATTN: Michael J. Messaglia
and Chief Legal Counsel	Fax: (317) 636-1507
Fax: (812) 468-0399

If to Monroe:	with a copy to (which will not constitute notice):

Monroe Bancorp	Barnes & Thornburg LLP
210 East Kirkwood Avenue	11 South Meridian Street
Bloomington, Indiana 47408	Indianapolis IN 46204
ATTN: Mark D. Bradford, President	ATTN: Claudia V. Swhier
and Chief Executive Officer	Fax: (317) 231-7433
Fax: (812) 331-3521
or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.
     11.04 Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.
     11.05 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.
     11.06 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.
     11.07 Governing Law; Enforcement; Specific Performance; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.
     11.08 Indemnification. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Monroe and its Subsidiaries as provided in its charters or by-laws and any existing indemnification agreements or arrangements of Monroe described in the Monroe Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time.
     (b) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Monroe (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Monroe or its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.
     (c) ONB shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Article. The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other Person named herein and his or her heirs and representatives.
     11.09 Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated August 9, 2010, by and between Monroe and ONB (the “Confidentiality Agreement”). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.
     11.10 Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter ONB, Monroe and all the respective directors, officers and employees of ONB and Monroe will have no further liability with respect thereto. The covenants contained in Section 8.02 shall survive termination of this Agreement. The covenants contained in Sections 1.01(b) and 11.08 shall survive the Effective Time.
     11.11 Expenses. Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.
     11.12 Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when Old National Bank, in Evansville, Indiana, is open for the transaction of business.
     11.13 Disclosure Schedules. The mere inclusion of an item in a party’s Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party’s Disclosure Schedule, any information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section of this Agreement in such party’s Disclosure Schedule unless it is reasonably apparent the disclosed information relates to another Section or Sections of this Agreement notwithstanding the absence of a specific cross-reference.
[Signature Page Follows]

     IN WITNESS WHEREOF, ONB and Monroe have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

OLD NATIONAL BANCORP
By:	/s/ Robert G. Jones
Robert G. Jones, President and
Chief Executive Officer

MONROE BANCORP
By:	/s/ Mark D. Bradford
Mark D. Bradford, President and
Chief Executive Officer

ARTICLE I. THE MERGER	A-1
1.01 The Merger	A-1
1.02 Reservation of Right to Revise Structure	A-2
1.03 Tax Free Reorganization	A-3
1.04 Absence of Control	A-3
1.05 Bank Merger	A-3
1.06 No Dissenters’ Rights	A-3

ARTICLE II. MANNER AND BASIS OF EXCHANGE OF STOCK	A-3
2.01 Consideration	A-3
2.02 Adjustments to Exchange Ratio	A-4
2.03 Fractional Shares	A-5
2.04 Exchange Procedures	A-5
2.05 Anti-Dilution Adjustments	A-6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF MONROE	A-7
3.01 Organization and Authority	A-8
3.02 Authorization	A-8
3.03 Capitalization	A-9
3.04 Organizational Documents	A-10
3.05 Compliance with Law	A-10
3.06 Accuracy of Statements Made and Materials Provided to ONB	A-10
3.07 Litigation and Pending Proceedings	A-11
3.08 Financial Statements and Reports	A-11
3.09 Material Contracts	A-12
3.10 Absence of Undisclosed Liabilities	A-13
3.11 Title to Properties	A-13
3.12 Loans and Investments	A-15
3.13 No Shareholder Rights Plan	A-15
3.14 Employee Benefit Plans	A-16
3.15 Obligations to Employees	A-19
3.16 Taxes, Returns and Reports	A-20
3.17 Deposit Insurance	A-20

i

3.18 Insurance	A-20
3.19 Books and Records	A-20
3.20 Broker’s, Finder’s or Other Fees	A-21
3.21 Interim Events	A-21
3.22 Monroe Securities and Exchange Commission Filings	A-22
3.23 Insider Transactions	A-22
3.24 Indemnification Agreements	A-22
3.25 Shareholder Approval	A-23
3.26 Intellectual Property	A-23
3.27 Community Reinvestment Act	A-23
3.28 Bank Secrecy Act	A-24
3.29 Agreements with Regulatory Agencies	A-24
3.30 Internal Controls	A-24
3.31 Fiduciary Accounts	A-25
3.32 Opinion of Financial Advisor	A-25

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF ONB	A-25
4.01 Organization and Authority	A-26
4.02 Authorization	A-27
4.03 Capitalization	A-28
4.04 Organizational Documents	A-28
4.05 Compliance with Law	A-28
4.06 Accuracy of Statements Made and Materials Provided to Monroe	A-29
4.07 Litigation and Pending Proceedings	A-29
4.08 Financial Statements and Reports	A-30
4.09 Absence of Undisclosed Liabilities	A-30
4.10 Title to Properties	A-31
4.11 Adequacy of Reserves	A-32
4.12 Employee Benefit Plans	A-32
4.13 Taxes, Returns and Reports	A-32
4.14 Deposit Insurance	A-33
4.15 Insurance	A-33
4.16 Books and Records	A-33
4.17 Broker’s, Finder’s or Other Fees	A-33
4.18 ONB Securities and Exchange Commission Filings	A-33
4.19 Community Reinvestment Act	A-33
4.20 Bank Secrecy Act	A-34

ARTICLE V. COVENANTS OF MONROE	A-34
5.01 Shareholder Approval	A-34
5.02 Other Approvals	A-34
5.03 Conduct of Business	A-34
5.04 Insurance	A-38
5.05 Accruals for Loan Loss Reserve and Expenses	A-38
5.06 Acquisition Proposals	A-39
5.07 Press Releases	A-42
5.08 Material Changes to Disclosure Schedules	A-42
5.09 Access; Information	A-42
5.10 Financial Statements	A-43
5.11 Environmental	A-44
5.12 Governmental Reports and Shareholder Information	A-44
5.13 Adverse Actions	A-45
5.14 Employee Benefits	A-45
5.15 Termination of Thrift Plan	A-45
5.16 Transition of Monroe ESOP	A-45
5.17 Disposition of Fully Insured Welfare Benefit and Sec. 125 Plans	A-46
5.18 Continuation of Non-Qualified Deferred Compensation Plans	A-47
5.19 Prohibition Against Further Stock Option Grants	A-47
5.20 Dividend Reinvestment Plan	A-47
5.21 Short-Swing Trading Exception	A-47
5.22 Subordinated Debentures	A-47
5.23 Trust Preferred Securities	A-48
5.24 Monroe Bank	A-48
5.25 Written Opinion of Financial Advisor	A-48

ARTICLE VI. COVENANTS OF ONB	A-48
6.01 Approvals	A-48
6.02 SEC Registration	A-48
6.03 Employee Benefit Plans	A-49
6.04 Adverse Actions	A-51
6.05 D&O Insurance	A-52
6.06 Short-Swing Trading Exemption	A-52
6.07 Material Changes to ONB Disclosure Schedules	A-52
6.08 Governmental Report and Shareholder Information	A-52

ARTICLE VII. CONDITIONS PRECEDENT TO THE MERGER	A-52
7.01 ONB	A-52
7.02 Monroe	A-55

ARTICLE VIII. TERMINATION OF MERGER	A-56
8.01 Termination	A-56
8.02 Effect of Termination	A-59

ARTICLE IX. EFFECTIVE TIME OF THE MERGER	A-60

ARTICLE X. CLOSING	A-61
10.01 Closing Date and Place	A-61
10.02 Deliveries	A-61

ARTICLE XI. MISCELLANEOUS	A-62
11.01 Effective Agreement	A-62
11.02 Waiver; Amendment	A-62
11.03 Notices	A-62
11.04 Headings	A-63
11.05 Severability	A-63
11.06 Counterparts; Facsimile	A-63
11.07 Governing Law; Enforcement; Specific Performance; Jury Trial	A-63
11.08 Indemnification	A-64
11.09 Entire Agreement	A-64
11.10 Survival of Representations, Warranties or Covenants	A-65
11.11 Expenses	A-65
11.12 Certain References	A-65
11.13 Disclosure Schedules	A-65

Index of Exhibits

Exhibit A	Voting Agreement

Exhibit 1.01(e)(i)	Articles of Merger

Exhibit 1.01(e)(ii)	Plan of Merger

Exhibit 2.02(c)	Exchange Ratio Adjustment Schedule

Exhibit 6.03(j)	ONB Severance and Change of Control Agreement with Mark D. Bradford

Annex B
October 5, 2010
Board of Directors
Monroe Bancorp
210 East Kirkwood Avenue
Bloomington, IN 47408
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock of Monroe Bancorp (“Monroe”) of the Merger Consideration (as defined below) to be received by the holders of the outstanding shares of common stock of Monroe in the merger with Old National Bancorp (“Old National”) (the “Merger”) pursuant to the Agreement and Plan of Merger by and between Monroe and Old National (the “Merger Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.
Pursuant to the Merger Agreement, each share of Monroe common stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held as treasury stock of Monroe and (ii) shares held directly or indirectly by Old National, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) shall become and be converted into the right to receive 1.275 shares of common stock of Old National (the “Exchange Ratio”) (the “Merger Consideration”). The Merger Consideration is subject to adjustment if the average of the per share closing prices of a share of Old National common stock during the ten trading days preceding the fifth calendar day preceding the effective time of the Merger exceeds $10.98 per share (“Old National’s Average Price”), in which case the Exchange Ratio will be reduced by such an amount that Monroe common stock shareholders receive $14.00 per share in Old National common stock. The Merger Consideration also is subject to adjustment if as of the end of the month prior to the effective time of the Merger, the Monroe Consolidated Shareholders’ Equity is less than $55.64 million, in which case the Exchange Ratio (calculated after any adjustment pursuant to the preceding sentence) shall be decreased to a quotient determined by dividing the Adjusted Purchase Price by the total number of shares of Monroe common stock outstanding at the effective time, and further dividing that number by the Average ONB Closing Price. The Merger Consideration is subject to further adjustment if the aggregate amount of Monroe Delinquent Loans as of the tenth day prior to the effective time of the Merger is $59.72 million or greater, in which case the Exchange Ratio shall be decreased, following any adjustments set forth above, by the percentages identified in the Merger Agreement. The terms

Board of Directors
Monroe Bancorp
October 5, 2010

of the Merger are more fully set forth in the Merger Agreement. Using Old National’s Average Price as of October 4, 2010 of $10.46, the consideration would equal $13.34 per share.
For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:
1.	Participated in discussions with representatives of Old National and Monroe concerning Old National’s and Monroe’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

2.	Reviewed the terms of the draft Merger Agreement dated October 5, 2010;

3.	Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Old National and Monroe, including those included in their respective annual reports for the past three years and their respective quarterly reports for the past two years as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

4.	Reviewed certain financial forecasts and projections of Old National and Monroe, with their respective management teams, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger;

5.	Reviewed reported market prices and historical trading activity of Old National and Monroe common stock;

6.	Reviewed certain aspects of the financial performance of Old National and Monroe and compared such financial performance of Old National and Monroe, together with stock market data relating to Old National common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities;

7.	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

8.	Participated in certain discussions and negotiations among representatives of Old National and Monroe and their financial and legal advisors;

9.	Reviewed the potential pro forma impact of the Merger; and

10.	Reviewed such other information and performed such other studies and analyses as we considered relevant.

Board of Directors
Monroe Bancorp
October 5, 2010

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Old National, Monroe, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Old National and Monroe at June 30, 2010 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Old National or Monroe, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Old National or Monroe and were not furnished with any such evaluation or appraisal. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.
Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Monroe and will receive a fee for our services; a portion of which is payable upon delivery of this opinion and a portion of which is contingent upon successful completion of the Merger.
Howe Barnes’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to the holders of the outstanding shares of common stock of Monroe in the Merger and does not address Monroe’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Monroe, and our opinion does not constitute a recommendation to any Director of Monroe as to how such Director should vote with respect to the Merger Agreement. In rendering this opinion, we express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of Monroe, or any class of such persons relative to the consideration to be received by the holders of the common stock of Monroe in the Merger or with respect to the fairness of any such compensation.
During the two years preceding the date of the opinion Howe Barnes has had a material relationship with Monroe in which compensation was received. In July 2009, Howe Barnes served as sole underwriter on Monroe’s offering of redeemable subordinated debentures. Howe Barnes received compensation of $377,525 upon consummation of this transaction. As a market maker in securities, Howe Barnes may also actively trade the equity securities of Monroe and Old National for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Board of Directors
Monroe Bancorp
October 5, 2010

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment. This letter is addressed and directed to the Board of Directors of Monroe in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. The opinion herein expressed is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent. This opinion was approved by the fairness opinion committee of Howe Barnes.
Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of Monroe common stock.
Sincerely,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Old National Bancorp (“Old National”) is an Indiana corporation. Old National’s officers and directors are and will be indemnified under Indiana law, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of Old National against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. Old National’s Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful, or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Old National’s Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. Old National’s Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not Old National would have the power to indemnify such person against such expense, liability or loss under the IBCL. Old National currently maintains officer and director liability insurance.

Old National’s Bylaws contain indemnification provisions to substantially the same effect as in the Amended Restated Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Old National pursuant to the foregoing provisions, Old National has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

The following exhibits are filed with this Registration Statement:

2	Agreement and Plan of Merger between Old National Bancorp and Monroe Bancorp and (included as Annex A to this proxy statement/prospectus).*
3.1	Amended and Restated Articles of Incorporation of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National’s Annual Report on Form 10-K for the year-ended December 31, 2008).

3.2	Amended and Restated Bylaws of Old National Bancorp (incorporated by reference to Exhibit 3.1 of Old National’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2009).
5	Opinion of Krieg DeVault LLP regarding legality of the securities being registered.*
8	Opinion of Krieg DeVault LLP regarding tax matters.*
21	Subsidiaries of Old National Bancorp (incorporated by reference to Exhibit 21 of Old National’s Annual Report on Form 10-K for the year-ended December 31, 2009).
23.1	Consent of Crowe Horwath LLP.
23.2	Consent of BKD, LLP.
23.3	Consent of Krieg DeVault LLP (included in Exhibits 5 and 8).*
23.4	Consent of Howe Barnes Hoefer & Arnett, Inc.*
24	Powers of Attorney.*
99.1	Form of Monroe Bancorp proxy card.
99.2	Form of Monroe Bancorp shareholder letter.
99.3	Confidential Voting Instruction Letter.

*	Previously filed.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(b) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Evansville, Indiana, on the 9th day of November, 2010.

Old National Bancorp

By:	/s/ Robert G. Jones
Robert G. Jones
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated as of the 9th day of November, 2010.

By: /s/ Joseph D. Barnette, Jr.* Joseph D. Barnette, Jr., Director	By: /s/ Robert G. Jones* Robert G. Jones, Director, President and Chief Executive Officer (Principal Executive Officer)

By: /s/ Marjorie Z. Soyugenc* Marjorie Z. Soyugenc, Director

By: /s/ Larry E. Dunigan* Larry E. Dunigan, Chairman of the Board of Directors	By: /s/ Kelly N. Stanley* Kelly N. Stanley, Director

By: /s/ Arthur H. McElwee, Jr.* Arthur H. McElwee, Jr., Director	By: /s/ Linda E. White* Linda E. White, Director

By: /s/ Niel C. Ellerbrook* Niel C. Ellerbrook, Director	By: /s/ Christopher A. Wolking* Christopher A. Wolking, Senor Executive Vice President Financial Officer (Principal Financial Officer)

By: /s/ Andrew E. Goebel* Andrew E. Goebel, Director	By: /s/ Joan M. Kissel* Joan M. Kissel, Senior Vice President and Corporate Controller (Principal Accounting Officer)

By: /s/ Phelps L. Lambert* Phelps L. Lambert, Director

*By: /s/ Jeffrey L. Knight Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Number	Description

23.1	Consent of Crowe Horwath LLP.
23.2	Consent of BKD, LLP.
99.1	Form of Monroe Bancorp proxy card.
99.2	Form of Monroe Bancorp shareholder letter.
99.3	Confidential Voting Instruction Letter.